                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-80227

                              [BROADCAST.COM LOGO]

                                                                   June 16, 1999

Dear broadcast.com Stockholder:

    I am pleased to forward you this proxy statement/prospectus for a special meeting of the stockholders of broadcast.com to be held on July 20, 1999, at 8:00 a.m. local time, at
2909 Taylor Street, Dallas, Texas.

    At the special meeting, you will be asked to vote upon the proposed merger of broadcast.com with Yahoo! Inc. Yahoo! expects to issue approximately 33.9 million shares of its common stock in connection with the merger. The merger is described more fully in this proxy statement/prospectus.

    The merger must be approved by the holders of a majority of the outstanding shares of common stock of broadcast.com entitled to vote at the special meeting. Please carefully read this proxy statement/prospectus in its entirety and vote your shares as you desire. IN PARTICULAR, YOU SHOULD REVIEW THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 6.

    Please use this opportunity to take part in the affairs of broadcast.com by voting on the approval of the merger. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

                                        Sincerely,

                                               [/S/ TODD R. WAGNER]

                                        /s/ TODD R. WAGNER
                                        Todd R. Wagner
                                        CHIEF EXECUTIVE OFFICER

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION AND THE SECURITIES BEING OFFERED BY YAHOO! OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This proxy statement/prospectus is dated June 16, 1999 and was first mailed to stockholders on or about June 18, 1999.

                               BROADCAST.COM INC.
                               2914 TAYLOR STREET
                              DALLAS, TEXAS 75226
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 20, 1999
                             ---------------------

To the Stockholders of broadcast.com:

    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of broadcast.com, a Delaware corporation, will be held at 8:00 a.m., local time, on July 20, 1999, at 2909 Taylor Street, Dallas, Texas for the following purposes:

        1. To consider and vote upon a proposal to approve the merger of a wholly-owned subsidiary of Yahoo! with and into broadcast.com whereby, among other things, each outstanding share of broadcast.com common stock will be converted into the right to receive 0.7722 shares of Yahoo! common stock, as more fully described in this proxy statement/prospectus. In addition, each outstanding option to purchase shares of broadcast.com common stock will be assumed by Yahoo! and converted into an option to purchase shares of Yahoo! common stock, as more fully described in this proxy statement/prospectus; and

        2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

    BROADCAST.COM'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF BROADCAST.COM AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE MERGER.

    Each of the foregoing items of business is more fully described in this proxy statement/prospectus, which we urge you to read carefully.

    Stockholders of record at the close of business on May 24, 1999, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Approval of the merger will require the affirmative vote of the holders of broadcast.com common stock representing a majority of the outstanding shares of broadcast.com common stock entitled to vote.

    TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE MERGER. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

    PLEASE DO NOT SEND ANY BROADCAST.COM STOCK CERTIFICATES IN YOUR PROXY ENVELOPE.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ BELINDA J. JOHNSON

                                             [/S/ BELINDA J. JOHNSON]

                                        Belinda J. Johnson
                                        SECRETARY

Dallas, Texas
June 16, 1999

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................          1
SUMMARY....................................................................................................          2
  The Companies............................................................................................          2
  The Merger...............................................................................................          2
  Stockholder Approval.....................................................................................          2
  Voting Agreement.........................................................................................          2
  Noncompetition Agreements................................................................................          2
  Voting Shares Held by Your Broker in Street Name.........................................................          3
  Changing Your Vote.......................................................................................          3
  Completion of the Merger.................................................................................          3
  Exchanging Your Stock Certificates.......................................................................          3
  Broadcast.com's Reasons for the Merger; Recommendation of broadcast.com's Board..........................          3
  Opinion of Financial Advisor to broadcast.com............................................................          3
  Interests of Certain Persons in the Merger...............................................................          3
  Conditions to the Merger.................................................................................          4
  Termination of the Merger Agreement......................................................................          4
  Termination Fee and Expenses.............................................................................          4
  No Solicitation..........................................................................................          4
  Yahoo! Stock Option......................................................................................          5
  Governmental and Regulatory Matters......................................................................          5
  Federal Income Tax Consequences..........................................................................          5
  Anticipated Accounting Treatment.........................................................................          5
  No Appraisal Rights......................................................................................          5
  Forward-Looking Statements May Prove Inaccurate..........................................................          5
  Who Can Help Answer Your Questions.......................................................................          5
RISK FACTORS...............................................................................................          6
  Risks Related to the Merger..............................................................................          6
  Risks Related to broadcast.com's Business................................................................          7
  Risks Related to Yahoo! and broadcast.com as a Combined Company..........................................         10
  Investment Risks.........................................................................................         25
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE............................................................         26
TRADEMARKS.................................................................................................         26
YAHOO! SELECTED SUPPLEMENTARY CONSOLIDATED FINANCIAL DATA..................................................         27
BROADCAST.COM SELECTED SUPPLEMENTARY CONSOLIDATED FINANCIAL DATA...........................................         29
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.......................................................         31
COMPARATIVE PER SHARE DATA.................................................................................         33
MARKET PRICE AND DIVIDEND INFORMATION......................................................................         34
  Recent Share Prices......................................................................................         34
  Dividend Information.....................................................................................         35
  Number of Stockholders...................................................................................         35
THE SPECIAL MEETING........................................................................................         36
  Date, Time and Place of the Special Meeting..............................................................         36
  Matters to Be Considered at the Special Meeting..........................................................         36
  Record Date for Voting on the Merger; Stockholders Entitled to Vote......................................         36
  Voting and Revocation of Proxies.........................................................................         36
  Stockholder Vote Is Required to Approve the Merger.......................................................         36
  Board Recommendation.....................................................................................         37
THE MERGER.................................................................................................         38

                                                                                                               PAGE
                                                                                                             ---------
  General..................................................................................................         38
  Background of the Merger.................................................................................         38
  Reasons for the Merger...................................................................................         40
  Opinion of Financial Advisor to broadcast.com............................................................         43
  Interests of Certain Persons in the Merger...............................................................         50
  Governmental and Regulatory Matters......................................................................         51
  Federal Income Tax Considerations........................................................................         51
  Anticipated Accounting Treatment.........................................................................         52
  No Appraisal Rights......................................................................................         53
  Delisting and Deregistration of broadcast.com Common Stock...............................................         53
  Listing of Yahoo! Common Stock to Be Issued in the Merger................................................         53
  Restriction on Resales of Yahoo! Common Stock............................................................         53
THE MERGER AGREEMENT.......................................................................................         54
  The Merger...............................................................................................         54
  The Effective Time.......................................................................................         54
  Directors and Officers of broadcast.com After the Merger.................................................         54
  Conversion of Shares in the Merger.......................................................................         54
  Broadcast.com's Stock Option and Stock Purchase Plans....................................................         54
  The Exchange Agent.......................................................................................         55
  Procedures for Exchanging Stock Certificates.............................................................         55
  Distributions with Respect to Unexchanged Shares.........................................................         55
  No Fractional Shares.....................................................................................         55
  Representations and Warranties...........................................................................         55
  Conduct of Business of broadcast.com Pending the Merger..................................................         56
  Conduct of Business of Yahoo! Pending the Merger.........................................................         57
  No Solicitation..........................................................................................         58
  Director and Officer Indemnification.....................................................................         59
  Yahoo! Stock Option......................................................................................         59
  Conditions to the Merger.................................................................................         60
  Termination..............................................................................................         61
  Termination Fee and Expenses.............................................................................         62
  Amendment; Waiver........................................................................................         63
VOTING, AFFILIATE AND NONCOMPETITION AGREEMENTS............................................................         64
  Voting Agreement.........................................................................................         64
  Broadcast.com Affiliate Agreements.......................................................................         64
  Yahoo! Affiliate Agreements..............................................................................         65
  Noncompetition Agreements................................................................................         65
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................................................         66
DESCRIPTION OF YAHOO! COMMON STOCK.........................................................................         76
COMPARISON OF RIGHTS OF HOLDERS OF BROADCAST.COM COMMON STOCK AND YAHOO! COMMON STOCK......................         77
  Classes of Common Stock of broadcast.com and Yahoo!......................................................         77
  Classified Board of Directors............................................................................         77
  Number of Directors......................................................................................         77
  Removal of Directors.....................................................................................         77
  Filling Vacancies on the Board of Directors..............................................................         78
  Limits on Stockholder Action by Written Consent..........................................................         78
  Ability to Call Special Meetings.........................................................................         78
  Advance Notice Provisions for Stockholder Nominations and Proposals......................................         78
  Preferred Stock..........................................................................................         80

                                                                                                               PAGE
                                                                                                             ---------
  Amendment of Certificate of Incorporation................................................................         80
  Amendment of Bylaws......................................................................................         80
  State Anti-Takeover Statutes.............................................................................         81
  Limitation of Liability of Directors.....................................................................         81
  Indemnification of Directors and Officers................................................................         81
  Stockholder Rights Plan..................................................................................         82
INFORMATION REGARDING YAHOO!...............................................................................         83
INFORMATION REGARDING BROADCAST.COM........................................................................         84
BUSINESS OF BROADCAST.COM..................................................................................         84
  Introduction.............................................................................................         84
  Industry Background......................................................................................         84
  The broadcast.com Solution...............................................................................         85
  Strategy.................................................................................................         87
  Programming..............................................................................................         88
  Business Services........................................................................................         93
  Sales and Marketing......................................................................................         94
  Strategic Relationships..................................................................................         97
  Network..................................................................................................         98
  Competition..............................................................................................         98
  Governmental Regulation..................................................................................        100
  Intellectual Property....................................................................................        101
  Employees................................................................................................        102
  Properties...............................................................................................        102
  Legal Proceedings........................................................................................        102
BROADCAST.COM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......        104
  Overview.................................................................................................        104
  Results of Operations....................................................................................        106
  Liquidity and Capital Resources..........................................................................        110
  Year 2000 Computer Systems and Software Products Readiness...............................................        111
  Net Operating Loss Carryforwards.........................................................................        112
BROADCAST.COM SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............................        113
DESCRIPTION OF BROADCAST.COM CAPITAL STOCK.................................................................        115
FUTURE STOCKHOLDER PROPOSALS...............................................................................        116
EXPERTS....................................................................................................        116
LEGAL MATTERS..............................................................................................        116
WHERE YOU CAN FIND MORE INFORMATION........................................................................        116

INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1

Appendix A -- Agreement and Plan of Merger dated as of March 31, 1999, by and among Yahoo! Inc., Alamo
             Acquisition Corp. and broadcast.com inc.......................................................        A-1

Appendix B -- Opinion of Morgan Stanley & Co. Incorporated.................................................        B-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:      WHY ARE THE TWO COMPANIES PROPOSING THE MERGER? HOW WILL I BENEFIT?

    A: This merger will combine two of the largest and most popular services on the Internet. Following the merger, you will have a stake in one of the world's leading global branded Web networks. Overall, both Yahoo! and broadcast.com believe that the merger will provide added value to all of their respective stockholders. However, both Yahoo! and broadcast.com note that their goals in the merger are subject to the risks discussed in this proxy statement/prospectus in the section labeled "Risk Factors."

Q:      PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.
    A: In the merger, you will receive 0.7722 shares of Yahoo! common stock for each share of broadcast.com common stock that you own. For example, if you own 100 shares of broadcast.com common stock, you will receive 77 shares of Yahoo! common stock in exchange for your shares.

    Yahoo! will not issue fractional shares of common stock. You will receive cash based on the average closing sale price of Yahoo! common stock for the five most recent trading days ending on the trading day immediately prior to the effective time of the merger instead of any fractional share.

    The number of shares of Yahoo! common stock to be issued for each share of broadcast.com common stock is fixed and will not be adjusted based upon changes in the value of Yahoo! common stock. As a result, the value of the Yahoo! common stock you receive in the merger will not be determined at the time you vote on the merger and will go up or down as the market price of Yahoo! common stock goes up or down. The following table reflects the value of the Yahoo! common stock that you will receive, per share of broadcast.com common stock, for various market prices of Yahoo! common stock. The values shown are purely hypothetical, and the actual market price and the corresponding value of the Yahoo! common stock that you may receive in the merger may be more or less than the range of values shown in the table.

  MARKET
 PRICE OF      MERGER VALUE PER
  YAHOO!           SHARE OF
  COMMON     BROADCAST.COM COMMON
   STOCK             STOCK
-----------  ---------------------
  $180.00          $  139.00
   170.00             131.27
   160.00             123.55
   150.00             115.83
   140.00             108.11
   130.00             100.39
   120.00              92.66

    On June 16, 1999, the closing sale price per share of Yahoo! common stock on The Nasdaq National Market was $141.625. Neither party will be permitted to terminate the merger agreement based solely on changes in the value of Yahoo! common stock prior to the closing of the transaction. It is presently anticipated by the parties that there will be no more than a few days between the date of the special meeting to approve the merger and the closing of the transaction itself.

                                    SUMMARY

    The following summary highlights information which is provided in greater detail elsewhere in this document. Even though we have highlighted what we feel is the most important information for you, Yahoo! and broadcast.com encourage you to read this document in its entirety for a complete understanding of the transaction.

THE COMPANIES (PAGES 83 AND 84)

YAHOO! INC.
3420 Central Expressway
Santa Clara, California 95051
Attention: Investor Relations
(408) 731-3300

Yahoo! is a global internet media company that offers a branded network of comprehensive information, communication and shopping services to millions of users daily. As the first online navigational guide to the Web, www.yahoo.com is a leading guide in terms of traffic, advertising and household and business user reach, and is one of the most recognized brands associated with the Internet.

BROADCAST.COM INC.
2914 Taylor Street
Dallas, Texas 75226
Attention: Investor Relations
(214) 748-6600

Broadcast.com is the leading aggregator and broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" hundreds of live and on-demand audio and video programs over the Internet or intranets. The broadcast.com Web sites offer a large and comprehensive selection of programming, including sports, talk and music radio, television, business events, full-length CDs, news, video, commentary and full-length audiobooks, serving an average of over 1.1 million unique users per day. Broadcast.com broadcasts on the Internet 24 hours a day, seven days a week, and its programming includes 410 radio stations and networks, 50 television stations and cable networks, and game broadcasts and other programming for over 450 college and professional sports teams. Broadcast.com also provides Internet and intranet broadcasting services to businesses and other organizations, including turnkey production of live and archived press conferences, earnings conference calls, investor conferences, trade shows, stockholder meetings, product introductions, training sessions, distance learning telecourses and media events.

THE MERGER (PAGE 38)

Broadcast.com and Yahoo! have entered into a merger agreement which sets forth the terms and conditions of the proposed merger of broadcast.com and Yahoo!. The merger agreement provides that if the merger is approved, broadcast.com will merge with a subsidiary of Yahoo! and become a wholly-owned subsidiary of Yahoo!. As a stockholder of broadcast.com, you will become a stockholder of Yahoo! following the merger.

STOCKHOLDER APPROVAL (PAGE 36)

The holders of a majority of the outstanding shares of broadcast.com common stock must approve the merger. You are entitled to cast one vote per share of broadcast.com common stock you held at the close of business on May 24, 1999. On such date, 37,040,155 shares of broadcast.com common stock were outstanding and entitled to vote.

VOTING AGREEMENT (PAGE 64)

Broadcast.com stockholders owning approximately 45.0% of broadcast.com outstanding common stock have agreed to vote all of their shares of broadcast.com common stock for approval of the merger.

NONCOMPETITION AGREEMENTS (PAGE 65)

    Both Todd R. Wagner, the Chief Executive Officer of broadcast.com, and Mark Cuban, the Chairman and President of broadcast.com, have entered into noncompetition agreements with Yahoo! in which they agreed not to compete with Yahoo! in a business engaged in aggregating, broadcasting or distributing audio and video programming over the Internet for three years following the merger or one year following termination of their employment with broadcast.com, whichever is earlier.

VOTING SHARES HELD BY YOUR BROKER IN STREET NAME (PAGE 36)

Your broker will vote your shares only if you provide instructions on how to vote. If you do not instruct your broker on how to vote, your shares will not be voted at the special meeting and it will have the same effect as voting against approval of the merger.

CHANGING YOUR VOTE (PAGE 36)

If you want to change your vote, just send a later-dated, signed proxy card to the Secretary of broadcast.com before the special meeting or attend the special meeting in person and vote. You may also revoke your proxy by sending written notice to the Secretary of broadcast.com before the special meeting.

COMPLETION OF THE MERGER (PAGE 54)

Assuming approval of the merger and the satisfaction or waiver of all other conditions of the merger agreement, we anticipate that the merger will occur on the date of the special meeting, and in any event will occur within a few days following such meeting.

EXCHANGING YOUR STOCK CERTIFICATES (PAGE 55)

Do not send in your stock certificates now. After the merger is completed, we will send you written instructions for exchanging your broadcast.com stock certificates for Yahoo! stock certificates.

BROADCAST.COM'S REASONS FOR THE MERGER; RECOMMENDATION OF BROADCAST.COM'S BOARD (PAGE 41)

Broadcast.com's board of directors has determined that the terms of the merger are fair to, and in the best interests of, broadcast.com and its stockholders. In reaching its decision, broadcast.com's board of directors identified several potential benefits of the merger, the most important of which included:

- Broadcast.com's stockholders will have the opportunity to participate in the potential for growth of the combined company after the merger;

- Combining with Yahoo! will increase the business services, advertising and e-commerce relationships and opportunities available to broadcast.com;

- Yahoo!'s existing international infrastructure should facilitate broadcast.com's expansion in Europe, Asia and Central and South America; and

- The exchange ratio in the merger represented a premium of approximately 39.5% over the average closing price for broadcast.com common stock over the 30 day trading period ending on March 31, 1999.

BROADCAST.COM'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

OPINION OF FINANCIAL ADVISOR TO BROADCAST.COM (PAGE 43 AND APPENDIX B)

In deciding to approve the merger, broadcast.com's board of directors considered the opinion of Morgan Stanley & Co. Incorporated, its financial advisor, that, as of the date Yahoo! and broadcast.com signed the merger agreement, the exchange ratio was fair, from a financial point of view, to the holders of broadcast.com common stock. Such opinion was provided for the information and assistance of broadcast.com's board of directors in connection with the merger and does not constitute a recommendation as to how any holder of shares of broadcast.com common stock should vote with respect to the merger. The full text of the written opinion of Morgan Stanley, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. You are urged to read such opinion in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
(PAGE 50)

In considering the broadcast.com board of directors' recommendation that you vote to approve the merger, you should note that certain officers and directors of broadcast.com have interests in the merger that are different from, or in addition to, your interests. These interests relate to accelerated vesting of stock options and indemnification rights. As a result, directors and officers may be more likely to vote to approve the merger than broadcast.com's stockholders generally.

CONDITIONS TO THE MERGER (PAGE 60)

Yahoo! and broadcast.com will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived, some of which include:

- the representations and warranties of the respective parties made in the merger agreement remain accurate;

- the parties perform their respective covenants and obligations in the merger agreement;

-  the broadcast.com stockholders approve the merger;

- there are no restraining orders, injunctions or administrative actions or proceedings preventing completion of the merger;

-  the waiting periods under the federal antitrust laws expire;

- the parties each receive a written opinion from their respective tax counsel regarding the merger; and

- Yahoo! receives letters from PricewaterhouseCoopers LLP as to the appropriateness of pooling of interests accounting for the merger.

TERMINATION OF THE MERGER AGREEMENT (PAGE 61)

The boards of directors of both companies may mutually agree to terminate the merger agreement at any time without completing the merger. Either company may terminate the merger agreement if:

-  the merger is not completed by October 31, 1999;

-  a governmental authority or legal action permanently prohibits the merger;

-  the broadcast.com stockholders do not approve the merger; or

- the other company breaches any representations or warranties, or any of the representations or warranties become inaccurate, in either case such that the other company is unable to satisfy certain conditions to the completion of the merger, and the breach or inaccuracy is not cured.

In addition, Yahoo! may terminate the merger agreement if any of the following triggering events occur:

- broadcast.com's board of directors withdraws or amends in an adverse manner to Yahoo! its recommendation of the merger;

- broadcast.com's board of directors fails to affirm its recommendation of the merger following the public announcement of a third-party acquisition proposal within fifteen days of a request by Yahoo! to make such affirmation;

- broadcast.com's board of directors approves or publicly recommends any other acquisition proposal by a third party, or broadcast.com enters into any agreement accepting another acquisition proposal;

- a tender or exchange offer for broadcast.com common stock is commenced and broadcast.com sends to its stockholders a statement that broadcast.com recommends acceptance of the tender or exchange offer; or

- broadcast.com intentionally breaches its obligations under the "no solicitation" section of the merger agreement.

TERMINATION FEE AND EXPENSES (PAGE 62)

If Yahoo! terminates the merger agreement because any of the above triggering events has occurred, broadcast.com will be required to pay Yahoo! a termination fee of $135 million. In addition, if either Yahoo! or broadcast.com terminates the merger agreement because the required broadcast.com stockholder vote is not obtained, broadcast.com may be required to pay Yahoo! all of the expenses incurred by Yahoo! in connection with the merger. Broadcast.com may also be required to pay the $135 million termination fee if broadcast.com stockholders fail to approve the merger and broadcast.com enters into an acquisition transaction with another party within 270 days of termination.

NO SOLICITATION (PAGE 58)

Broadcast.com has generally agreed not to initiate or engage in discussions with another party regarding a business combination with that party while the merger is pending.

YAHOO! STOCK OPTION (PAGE 59)

In connection with the execution of the merger agreement, broadcast.com granted Yahoo! a stock option to purchase up to 7,333,300 shares of broadcast.com common stock at a price of $130.02 per share. This number represents approximately 19.9% of broadcast.com's outstanding shares at the time the merger agreement was signed. The stock option is not currently exercisable. However, if the merger agreement is terminated because the required approval of broadcast.com stockholders is not obtained or if a "triggering event" occurs, Yahoo! may be able to exercise the stock option. The events qualifying as a "triggering event" are described on page 59.

Yahoo! required broadcast.com to grant the stock option as a condition to entering into the merger agreement. The stock option, the termination fee and the non-solicitation provisions of the merger agreement may discourage third parties who are interested in acquiring a significant stake in broadcast.com and are intended by Yahoo! to increase the likelihood that the merger will be completed.

GOVERNMENTAL AND REGULATORY MATTERS (PAGE 51)

U.S. antitrust laws prohibit Yahoo! and broadcast.com from completing the merger until they have furnished information to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and a required waiting period has ended. Both Yahoo! and broadcast.com have furnished the required information and the waiting period ended on May 12, 1999.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 51)

Yahoo! and broadcast.com expect that the merger will qualify as a tax-free reorganization for federal income tax purposes. If the merger qualifies as a tax-free reorganization, broadcast.com stockholders will not recognize any gain or loss for federal income tax purposes upon the exchange of their broadcast.com common stock for Yahoo! common stock, except with respect to any cash received in lieu of a fractional share of Yahoo! common stock.

ANTICIPATED ACCOUNTING TREATMENT (PAGE 52)

Yahoo! and broadcast.com expect that the merger will be accounted for as a pooling of interests, which means that Yahoo! and broadcast.com will be treated as if they had always been combined for accounting and financial reporting purposes. The availability of this accounting treatment is a condition to the merger.

NO APPRAISAL RIGHTS (PAGE 53)

Under Delaware law, you do not have any right to an appraisal of the value of your broadcast.com common stock in connection with the merger.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 26)

Each of Yahoo! and broadcast.com has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Words such as "believes," "expects," "anticipates" or similar expressions indicate forward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should refer to "Risk Factors" on page 6.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have questions about the merger, you should contact:
    broadcast.com inc.
    2914 Taylor Street
    Dallas, Texas 75226
    Attention: Investor Relations
    Telephone: (214) 748-6660

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                                  RISK FACTORS

    YOU SHOULD CONSIDER THESE RISK FACTORS IN EVALUATING WHETHER TO APPROVE THE MERGER AND THEREBY BECOME HOLDERS OF YAHOO! COMMON STOCK. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THE BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF EITHER OR BOTH OF YAHOO! AND BROADCAST.COM MAY BE SERIOUSLY HARMED. IN SUCH CASE, THE TRADING PRICE OF YAHOO! COMMON STOCK MAY DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO THE MERGER

EXPECTED BENEFITS OF THE MERGER MAY NOT BE REALIZED.

    If we are not able to effectively integrate our technology, operations and personnel in a timely and efficient manner, then the benefits of the merger will not be realized. In particular, if the integration is not successful:

-  our operating results may be adversely affected;

-  we may lose key personnel; and

-  we may not be able to retain broadcast.com's content providers.

    In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could have a material adverse impact on the combined company.

THE MERGER COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

    If the benefits of the merger do not exceed the costs associated with the merger, including the dilution to Yahoo!'s stockholders resulting from the issuance of shares in connection with the merger, Yahoo!'s financial results, including earnings per share, could be adversely affected. Specifically, Yahoo! expects to incur a one-time charge of approximately $22 million for merger related expenses during the third quarter of 1999.

YOU WILL RECEIVE 0.7722 OF A SHARE OF YAHOO! COMMON STOCK DESPITE CHANGES IN MARKET VALUE OF BROADCAST.COM COMMON STOCK OR YAHOO! COMMON STOCK.

    Each share of broadcast.com common stock will be exchanged for 0.7722 of a share of Yahoo! common stock upon completion of the merger. This exchange ratio will not be adjusted for changes in the market price of either broadcast.com common stock or Yahoo! common stock, and neither party is permitted to terminate the merger agreement solely because of changes in the market price of Yahoo! common stock. Consequently, the specific dollar value of Yahoo! common stock to be received by you will depend on the market value of Yahoo! at the time of completion of the merger and may decrease from the date that you submit your proxy. You are urged to obtain recent market quotations for Yahoo! common stock and broadcast.com common stock. We cannot predict or give any assurances as to the market price of Yahoo! common stock at any time before or after the merger.

THE MARKET PRICE OF YAHOO! COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

    The market price of Yahoo! common stock may decline as a result of the merger if:

-  the integration of Yahoo! and broadcast.com is unsuccessful;

- we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial analysts or investors; or

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
- the effect of the merger on our financial results is not consistent with the expectations of financial analysts or investors.

FAILURE OF THE MERGER TO QUALIFY AS A POOLING OF INTERESTS WOULD NEGATIVELY AFFECT COMBINED FINANCIAL RESULTS.

    The failure of this merger to qualify for pooling of interests accounting treatment for financial reporting purposes for any reason would materially and adversely affect Yahoo!'s reported earnings and, likely, the price of Yahoo!'s common stock.

    The availability of pooling of interests accounting treatment for this merger depends upon circumstances and events occurring after the effective time of the merger. For example, there must not be any significant changes in the business of the combined company, including significant dispositions of assets, for a period of two years following the effective time. Further, affiliates of Yahoo! and broadcast.com must not sell any shares of either Yahoo! or broadcast.com capital stock except certain limited amounts until the day that Yahoo! publicly announces financial results covering at least 30 days of combined operations of Yahoo! and broadcast.com after the merger. If the effective time of the merger occurs prior to September 1, 1999, we expect that such combined financial results would be published in October 1999. If affiliates of Yahoo! or broadcast.com sell shares of Yahoo! common stock in excess of the limited exception prior to that time despite a contractual obligation not to do so, the merger may not qualify for accounting as a pooling of interests for financial reporting purposes.

RISKS RELATED TO BROADCAST.COM'S BUSINESS

    Assuming the merger is consummated, broadcast.com will constitute a meaningful part of the combined company's business. As a result, it is important for stockholders to consider the following ongoing risks related to broadcast.com's business when considering their vote on the merger.

BROADCAST.COM IS DEPENDENT ON THIRD-PARTY CONTENT PROVIDERS.

    Broadcast.com's future success depends upon its ability to aggregate compelling content and deliver that content on the Web. Broadcast.com typically does not create content. Rather, it relies on third parties including major sports organizations, radio and television stations, record labels, cable networks, businesses, colleges and universities, film producers and distributors and other organizations for the compelling and entertaining content available on the broadcast.com sites. Broadcast.com's ability to maintain and build relationships with third-party content providers will be critical to the combined company's success and also exposes it to the following risks.

    MANY OF BROADCAST.COM'S CONTENT AGREEMENTS EXTEND FOR A PERIOD OF LESS THAN TWO YEARS AND THERE CAN BE NO GUARANTEE THAT THEY WILL BE RENEWED UPON THEIR EXPIRATION ON FAVORABLE TERMS OR AT ALL. Broadcast.com's inability to secure licenses from content providers, performance rights societies or other copyright holders or the termination of a significant number of content provider agreements would decrease the availability of content and likely result in decreased traffic on broadcast.com's Web sites. As a result, broadcast.com would receive decreased advertising revenue, which would adversely affect its business. Also, as competition for compelling content increases, broadcast.com's content providers may increase the prices at which they offer their content to broadcast.com upon the expiration of these contracts. Either of these events would negatively affect broadcast.com's business.

    THE ROYALTY RATES FOR CERTAIN MUSIC LICENSES HAVE NOT BEEN SET AND MAY BE SET AT RATES THAT ARE HIGHER THAN ANTICIPATED. In order to have the right to broadcast music on the Web, broadcast.com is currently required to license and pay royalties on the copyrighted musical compositions and also on the copyrighted recordings of the music to be broadcast. Broadcast.com has license agreements in place with ASCAP and BMI, the two largest music societies that license the copyrights in the compositions, to license the musical composition copyrights on reasonable terms. The Recording

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    Industry Association of America is representing the five major record labels and numerous smaller record labels in inter-industry negotiations to set the royalties to be paid by Webcasters, like broadcast.com, for the license to perform most music recordings. If these negotiations are not successful, the rates will be determined through arbitration under the aegis of the Librarian of Congress. The royalty and other terms for the sound recordings performance license has not been determined and it is therefore unclear how it will affect broadcast.com's business. If ASCAP, BMI or the Librarian sets high royalty rates, offers to renew existing agreements only at higher rates, provides other terms which make it difficult to support broadcast.com's current business model or if broadcast.com is unsuccessful in negotiating licenses with other performance rights societies or licensing agencies, the combined company's overall business could be adversely affected.

    CONTENT AGREEMENTS ARE OFTEN NOT EXCLUSIVE AND OTHER COMPANIES ARE OFTEN ABLE TO OFFER SIMILAR CONTENT. In some cases, broadcast.com has not been able to enter into exclusive licenses to the content it licenses from third parties for distribution on the Internet. Accordingly, other Webcasters may often be able to offer similar content. Likewise, most sports and entertainment content available from broadcast.com is also available on other media like radio or television. These media are currently, and for the forseeable future will be, much more widely adopted for listening or viewing such content than the Web. To the extent other companies are able to broadcast content that is similar to or the same as broadcast.com, the number of users on the broadcast.com Web sites may not grow at all or at a slower rate than anticipated and therefore broadcast.com will generate less advertising revenue than expected.

BROADCAST.COM IS DEPENDENT ON THE DEVELOPMENT, ACCEPTANCE AND AVAILABILITY OF STREAMING MEDIA TECHNOLOGY.

    Broadcast.com relies on two leading providers of streaming media products, RealNetworks and Microsoft, for licenses to the software it uses to encode and broadcast its content and for distribution of the player software needed by users to receive streaming content from the Web. There can be no assurance that these providers will continue licensing the software on reasonable terms or at all to broadcast.com. In addition, users are currently able to download copies of RealNetworks' RealPlayer and Microsoft's Windows Media Player software free of charge from those companies' Web sites. These and other providers of streaming media products may begin charging users for copies of their player software or otherwise change their business model in a manner which prevents the widespread acceptance of these products. In order for broadcast.com to be successful, there must be a large and growing base of users of these streaming media products. In addition, competitors of RealNetworks and Microsoft may introduce and promote products which obtain a substantial share of the market for streaming media software. In such event, broadcast.com may need to acquire licenses from such companies, as to which there can be no assurance that they may be available on reasonable terms or at all. Broadcast.com has limited or no control over the availability or acceptance of streaming media software, and to the extent that any of these circumstances occur, broadcast.com's business could be materially adversely affected.

    Broadcast.com's success also depends on users having access to the necessary hardware, software and bandwidth to receive high quality streaming media. Congestion over the Internet and packet loss may interrupt audio and video streams, resulting in unsatisfying user experiences. In order to receive streamed media adequately, users generally must have multimedia PCs with certain microprocessor requirements and at least 28.8 kbps Internet access and streaming media software. Users typically electronically download such software and install it on their PCs. Such installation may require technical expertise that some users do not possess. Furthermore, in order for users to receive streaming media over corporate intranets, information systems managers may need to reconfigure such intranets. Because of bandwidth constraints on corporate intranets, some information systems managers block reception of streamed media. Widespread adoption of streaming media technology depends on overcoming these obstacles, improving audio and video quality and educating customers and users in the use of streaming media technology. If streaming media technology fails to overcome these obstacles, broadcast.com's business could be adversely affected.

BROADCAST.COM'S BUSINESS IS DEPENDENT ON BUSINESS SERVICES REVENUES.

    Broadcast.com expects to derive a substantial amount of its revenues by providing services to businesses to enable them to stream content over the Internet and corporate intranets. The demand and market acceptance for these business services solutions is uncertain. Broadcast.com's ability to establish and maintain a leadership position in Internet and intranet broadcasting for businesses and in the distribution of other live and on-demand events will depend on, among other things:

-  market acceptance of its current and future business service offerings;

-  the reliability of its networks and services; and

- the extent to which end users are able to receive broadcasts at adequate bit rates to provide for high quality services, none of which can be assured.

    Broadcast.com operates in a market that is at a very early stage of development, is rapidly evolving and is characterized by an increasing number of competitors. Broadcast.com expects its competitors, which include other Internet companies providing broadcast services, companies offering teleconferencing or videoconferencing solutions, software companies, Internet service providers or networking companies, to become more formidable in the future. Demand and market acceptance for recently introduced services by broadcast.com are subject to a high level of uncertainty and risk. Sales of business services may require an extended sales effort in certain cases. Because the market for business services is new and evolving, it is difficult to predict the size of this market and its growth rate, if any. In addition, it is uncertain whether businesses and other organizations will utilize the Internet to any significant degree as a means of broadcasting business conferences and other events. There can be no assurance that the market for broadcast.com's business services will continue to develop or be sustainable. If the market fails to develop, develops more slowly than expected or becomes more competitive than is currently expected, or if broadcast.com's sites do not achieve or sustain market acceptance, the portion of the combined company's business related to such activities could be adversely affected.

BROADCAST.COM MAY NOT BE ABLE TO SUCCESSFULLY SCALE ITS OPERATIONS.

    Broadcast.com's success depends on its ability to attract large numbers of additional users and broadcast audio and video programming to these users simultaneously. In addition, streaming media content requires more bandwidth than most data transmissions. As a result, to the extent that demand for broadcast.com's content increases, there will be a need to expand its infrastructure, including the capacity of its hardware servers, its available bandwidth and the sophistication of its licensed software. It may also result in the demand by a greater number of users to transition to the use of high bandwidth Internet access devices such as cable modems and xDSL devices. This expansion will be expensive and complex, and will require additional technical expertise. As the demand for bandwidth increases, rates for such bandwidth may increase. If broadcast.com is unable to accommodate this growth, its business could be adversely affected.

    From the commencement of operations, broadcast.com has deployed unicasting technology (one user per company originated stream) to broadcast audio and video programming to users over the Internet. Recently, it began to deploy another broadcast technology, multicasting (multiple users per company originated stream). Broadcast.com believes that unicasting will continue to be used to distribute archived and on-demand programming and that multicasting or a similar broadcasting technology will be used for live and other events where a larger audience for the content is expected.

    To increase its unicast capacity, the successful expansion of broadcast.com's network infrastructure through the acquisition and deployment of additional network equipment and bandwidth will be necessary. There can be no assurance that broadcast.com will be successful in such expansion or that such expansion can be accomplished at prices that support broadcast.com's business model.

    Broadcast.com also must successfully deploy multicasting or a similar broadcasting technology that can deliver streaming media content to many users simultaneously through one-to-many Internet connections. Broadcast.com will be required to test, deploy and successfully scale its multicast network infrastructure to serve mass audiences. There can be no assurance that it will be successful in doing so, that multicasting will be able to support a substantial audience or that an alternative technology will not emerge that offers superior broadcasting technology as compared to multicasting. In the event that multicasting technology is not successfully deployed in a timely manner or such an alternative technology emerges, broadcast.com would likely be required to expend significant resources to deploy a technology other than multicasting, which could adversely affect its results of operations. If broadcast.com fails to scale its broadcasts to large audiences of simultaneous users, such failure could adversely affect its business.

RISKS RELATED TO YAHOO! AND BROADCAST.COM AS A COMBINED COMPANY

    The following risk factors assume that the merger is successfully completed and describe the risks of the ongoing operations relating to the combined company.

THE COMBINED COMPANY WILL HAVE A LIMITED OPERATING HISTORY AND MAY NOT BE ABLE TO IMPLEMENT ITS GROWTH STRATEGY.

    Yahoo! was incorporated in March 1995 and did not begin generating advertising revenues until August 1995. Broadcast.com was incorporated in May 1995 and has not achieved profitability on a quarterly or annual basis to date. Therefore, Yahoo! and broadcast.com have limited operating histories, and their prospects are subject to the risks, expenses and uncertainties frequently encountered by young companies that operate exclusively in the new and rapidly evolving markets for Internet products and services. Successfully achieving the combined company's growth plan depends on the combined company's ability to:

-  continue to develop and extend the Yahoo! brand;

-  develop new media properties;

-  maintain and increase the levels of traffic;

-  develop or acquire competitive services or products;

-  effectively generate revenues through sponsored services and placements;

-  effectively integrate businesses or technologies;

- successfully develop personalized Web-based services, such as email services; and

-  continue to identify, attract, retain and motivate qualified personnel.

    Furthermore, the growth of the combined company depends on factors outside its control, including:

- adoption by the market of the Web, and more specifically, the combined company as an effective advertising medium; and

- relative price stability for Web-based advertising, despite competition and other factors that could reduce market prices for advertising.

    The combined company may not be successful in implementing its growth plan.

THE COMBINED COMPANY ANTICIPATES INCREASED OPERATING EXPENSES AND MAY EXPERIENCE LOSSES.

    Because of Yahoo!'s and broadcast.com's limited operating histories and the uncertain nature of the rapidly changing markets they serve, the prediction of future results of operations is difficult or impossible. In addition, period-to-period comparisons of operating results are not likely to be meaningful. You should not rely on the results for any period as an indication of future performance. In particular, although Yahoo! experienced strong revenue growth during 1998 and the first quarter of 1999, Yahoo! does not believe that this level of revenue growth will be sustained in future periods. Yahoo! currently expects that the combined company's operating expenses will continue to increase significantly as Yahoo! expands its sales and marketing operations, continues to develop and extend the Yahoo! and broadcast.com brands, funds greater levels of product development, develops and commercializes additional media properties, and acquires complementary businesses and technologies. As a result, the combined company may experience significant losses on a quarterly and annual basis.

QUARTERLY OPERATING RESULTS WILL FLUCTUATE BECAUSE OF A NUMBER OF FACTORS, INCLUDING THE RELIANCE ON SHORT-TERM ADVERTISING CONTRACTS.

    Operating results of the combined company may fluctuate significantly in the future as a result of a variety of factors, many of which are outside its control. These factors include:

-  the level of usage of the Internet;

-  demand for Internet advertising;

-  the addition or loss of advertisers;

-  the level of user traffic on the properties of the combined company;

- the mix of types of advertising the combined company sells (targeted advertising generally has higher rates);

- the amount and timing of capital expenditures and other costs relating to the expansion of the combined company's operations;

- the introduction of new products or services by the combined company or its competitors;

-  pricing changes for Internet-based advertising;

- the timing of initial set-up, engineering or development fees that may be paid in connection with larger advertising and distribution arrangements;

- technical difficulties with respect to the use of the combined company's online properties;

-  costs incurred with respect to acquisitions; and

- negative general economic conditions and their resulting effects on media spending.

    The combined company may from time to time make certain pricing, service or marketing decisions that may adversely affect its profitability in a given quarterly or annual period.

    Yahoo! and broadcast.com derive the majority of their combined revenues from the sale of advertisements under short-term contracts, which are difficult to forecast accurately. Their expense levels are based in part on expectations of future revenue and, to a large extent, are fixed. The combined company may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall. Accordingly, the cancellation or deferral of advertising or sponsorship contracts could have a material adverse effect on the combined company's financial results. The combined company's operating expenses are likely to increase significantly over the near term. To the extent that the combined company's expenses increase but its revenues do not, its business, operating results, and financial condition may be materially and adversely affected.

    The advertising revenue of Yahoo! and broadcast.com is also subject to seasonal fluctuations. Historically, advertisers spend less in the first and third calendar quarters and user traffic on Yahoo!'s online media properties has historically been lower during the summer and during year-end vacation and holiday periods.

THE RATE STRUCTURE OF SOME ADVERTISING CONTRACTS CREATES EXPOSURE TO POTENTIALLY SIGNIFICANT FINANCIAL RISKS.

    A key element of Yahoo!'s strategy is to generate advertising revenues through sponsored services and placements by third parties in its online media properties in addition to banner advertising. The combined company typically receives sponsorship fees as well as a portion of transaction revenues received by the sponsor from users originated through the placement in return for minimum levels of user impressions to be provided by the combined company. These arrangements expose the combined company to potentially significant financial risks, including the following:

- if the combined company fails to deliver required minimum levels of user impressions or "click throughs," the combined company's fee may be adjusted downwards;

-  the sponsors may not renew the agreements or renew at lower rates; and

- the arrangements may not generate anticipated levels of shared transaction revenue, or sponsors may default on the payment commitments in such agreements as has occurred in the past.

    As a result of these financial risks, the combined company may not achieve significant revenue from these sponsorship arrangements. In addition, because of the limited experience with these arrangements, the combined company is unable to determine what effect these arrangements will have on gross margins and results of operations. Transaction-based fees have not to date represented a significant portion of Yahoo!'s net revenues. If and to the extent such revenues become a significant portion of the combined company's results, there could be greater variations in its quarterly operating results.

THE COMBINED COMPANY IS IN A HIGHLY COMPETITIVE INDUSTRY AND SOME OF ITS COMPETITORS MAY BE MORE SUCCESSFUL IN ATTRACTING AND RETAINING CUSTOMERS.

    The market for Internet products and services is highly competitive. There are no substantial barriers to entry in these markets, and the combined company expects that competition will continue to intensify. Negative competitive developments could have a material adverse effect on the combined company's business and the trading price of Yahoo!'s stock.

    The combined company will compete with many other providers of online navigation, information, entertainment, business and community services. As it expands the scope of its Internet offerings, Yahoo! will compete directly with a greater number of Internet sites, media companies and companies providing business services across a wide range of different online services, including:

- vertical markets where competitors may have advantages in expertise, brand recognition and other factors;

- metasearch services and software applications that allow a user to search the databases of several directories and catalogs simultaneously;

- database vendors that offer information search and retrieval capabilities with their core database products;

- Web-based email and instant messaging services either on a stand alone basis or integrated into other products and media properties;

-  online merchant hosting services; and

-  online broadcasting of business events.

    Companies that offer competitive products or services addressing Web navigation, information and community services include:

-  America Online, Inc. (NetFind);

-  CNET, Inc. (Snap.com);

-  Compaq/Digital Equipment Corporation (AltaVista);

-  Excite@Home (including WebCrawler);

-  Infoseek Corporation (including GO Network);

-  Inktomi Corporation;

-  Lycos, Inc. (including HotBot and Tripod);

-  Microsoft Corporation (msn.com); and

-  Netscape Communications Corporation (Netcenter).

    A large number of these Web sites and online services as well as high-traffic e-commerce merchants such as Amazon.com, Inc. also offer or are expected to offer informational and community features that may be competitive with the services that Yahoo! offers. In order to effectively compete, Yahoo! may need to expend significant internal engineering resources or acquire other technologies and companies to provide such capabilities. Any of these efforts could be dilutive to Yahoo!'s stockholders.

MARKET CONSOLIDATION IS CREATING MORE FORMIDABLE COMPETITORS.

    In the recent past, there have been a number of significant acquisitions and strategic plans announced among and between certain of Yahoo!'s competitors, including:

-  The Walt Disney Company acquiring a significant interest in Infoseek;

-  AOL acquiring Netscape;

- @Home Networks, a provider of high speed internet access serving the cable television infrastructure and the largest shareholder of which is AT&T, acquiring Excite;

- NBC announcing that it intends to merge its Internet holdings with XOOM.com, Inc. and Snap.com, a subsidiary of CNET; and

- Compaq taking control of AltaVista through its acquisition of Digital Equipment Corporation.

    The effect of these completed and pending acquisitions and strategic plans on Yahoo! cannot be predicted with certainty, but all of these competitors are aligned with companies that are significantly larger or more well established than Yahoo!. In particular, many of them are television broadcasters having substantial marketing resources and capabilities to assist Yahoo!'s competitors. As a result, each of them will have access to significantly greater financial, marketing and, in certain cases, technical resources than Yahoo!.

RECENT ALLIANCES MAY MAKE IT MORE DIFFICULT TO ACCESS YAHOO!'S PRODUCTS AND MEDIA PROPERTIES.

    The recent acquisitions and alliances discussed above will result in greater competition as more users of the Internet consolidate on fewer services that incorporate search and retrieval features. In addition, providers of software and other Internet products and services are incorporating search and retrieval features into their offerings. For example, Web browsers offered by Netscape and Microsoft increasingly incorporate prominent search buttons that direct search traffic to competing services. These features could make it more difficult for Internet users to find and use our products and services. Netscape has an agreement with Excite under which Excite is the most prominent navigational service within the Netcenter Web site. In the future, Netscape, Microsoft and other browser suppliers may also more tightly integrate products and services similar to Yahoo! into their browsers or their browsers' pre-set home pages. Another example is the recently announced arrangement that will result in Compaq including prominent links to AltaVista with many of the computers which it sells. Any of these companies could take actions that would make it more difficult for consumers to find and use Yahoo! services. Microsoft recently announced that it will feature and promote Internet search services provided by AltaVista and signed a long term partnership with LookSmart to provide directory services in the Microsoft Network and other Microsoft online properties. Such search services may be tightly integrated into future versions of the Microsoft operating system, the Internet Explorer browser, and other software applications, and Microsoft may promote such services within the Microsoft Network or through other Microsoft affiliated end-user services such as MSNBC or WebTV Networks. Each of these situations creates a potential competitive advantage over the combined company because their Internet navigational offerings may be more conveniently accessed by users.

INCREASED COMPETITION MAY EXERT DOWNWARD PRICING PRESSURE ON ADVERTISING CONTRACTS.

    Yahoo! competes with online services, other Web site operators and advertising networks, as well as traditional offline media such as television, radio and print for a share of advertisers' total advertising budgets. Yahoo! believes that the number of companies selling Web-based advertising and the available inventory of advertising space has recently increased substantially. Accordingly, the combined company may face increased pricing pressure for the sale of advertisements, which could reduce its advertising revenues. In addition, the combined company's sales may be adversely affected to the extent that its competitors offer superior advertising services that better target users or provide better reporting of advertising results.

THE COMBINED COMPANY WILL DEPEND ON CONTINUED GROWTH IN THE USE OF WEB ADVERTISING TO SUPPORT ITS REVENUE MODEL.

    Web-based advertising is relatively new, and it is difficult to predict the extent of further growth, if any, in Web advertising expenditures. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including the lack of acceptable security technologies, potentially inadequate development of the necessary infrastructure, or the lack of timely development and commercialization of performance improvements.

THE MARKET FOR THE COMBINED COMPANY'S PRODUCTS IS NEW, AND THE GROWTH IN MARKET ACCEPTANCE FOR THESE PRODUCTS IS UNCERTAIN.

    The markets for Yahoo!'s and broadcast.com's products and media properties have only recently begun to develop, are rapidly evolving, and are increasingly competitive. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. If the market develops more slowly than expected or becomes saturated with competitors, or if the combined company's products and media properties do not sustain market acceptance, the combined company's business, operating results, and financial condition will be materially and adversely affected.

THE INTERNET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES, AND THE COMBINED COMPANY MUST ADAPT QUICKLY TO THESE CHANGES TO COMPETE EFFECTIVELY.

    The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. For example, to the extent that higher bandwidth Internet access becomes more widely available, the combined company may be required to make significant changes to the design and content of its products and media properties. Failure to effectively adapt to these or any other technological developments could adversely affect the combined company's business, operating results, and financial condition.

THE COMBINED COMPANY MUST DEVELOP AND MAINTAIN A "BRAND IDENTITY" FOR ITS PRODUCTS IN ORDER TO ATTRACT AND EXPAND ITS USER AND ADVERTISER BASE.

    Yahoo! believes that establishing and maintaining the Yahoo! and broadcast.com brands is an important aspect of its efforts to attract and expand its user and advertiser base. Yahoo! also believes that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. Promotion and enhancement of the Yahoo! and broadcast.com brands will depend largely on the combined company's success in providing high-quality products and services. In order to attract and retain Internet users and to promote and maintain the Yahoo! and broadcast.com brands, the combined company may find it necessary to increase expenditures devoted to creating and maintaining brand loyalty. In the event of any breach or alleged breach of security or privacy involving its services, or if any third party undertakes illegal or harmful actions utilizing its community, communications or commerce services, the combined company could suffer substantial adverse publicity and impairment of its brands and reputation. If any of these events occur, the combined company's business, operating results, and financial condition will be materially and adversely affected.

THE COMBINED COMPANY'S ABILITY TO UTILIZE THE WEB AS AN ADVERTISING MEDIUM DEPENDS ON EFFECTIVELY REACHING AN AUDIENCE THAT IS ATTRACTIVE TO ADVERTISERS AND CONTINUING TO ENHANCE DELIVERY AND MEASUREMENT SYSTEMS.

    Most of the combined company's advertising customers have limited experience with the Web as an advertising medium. The ability to generate significant advertising revenues will depend upon:

- the development of a large base of users of its services possessing demographic characteristics attractive to advertisers; and

- the ability to continue to develop and update effective advertising delivery and measurement systems.

    No standards have yet been widely accepted for the measurement of the effectiveness of Web-based advertising. Advertisers may determine that banner advertising, which will comprise the majority of the combined company's revenues, is not an effective advertising medium. The combined company may not be able to effectively transition to any other forms of Web-based advertising, should such other forms prove more popular. Certain advertising filter software programs are available that limit or remove banner advertising from Web pages viewed by an Internet user. Such software, if generally adopted by users, may have a materially adverse effect upon the viability of advertising on the Internet. The combined company's advertising customers may not accept the internal and third-party measurements of impressions received by advertisements on Yahoo! online media properties and such measurements may contain errors. Yahoo! relies primarily on its internal advertising sales force for domestic advertising sales, which involves additional risks and uncertainties, including risks associated with the recruitment, retention, management, training, and motivation of sales personnel. As a result of these factors, the combined company may not be able to sustain or increase current advertising sales levels. Failure to do so will have a material adverse effect on the combined company's business, operating results, and financial position.

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THE SUCCESSFUL OPERATION OF THE COMBINED COMPANY'S BUSINESS DEPENDS UPON THE
SUPPLY OF CRITICAL ELEMENTS FROM OTHER COMPANIES.

    The combined company will depend substantially upon third parties for several critical elements of its business including technology and infrastructure, content development, and distribution activities.

    TECHNOLOGY AND INFRASTRUCTURE. Inktomi provides text-based Web search results to complement Yahoo!'s directory and navigational guide. Yahoo! depends substantially upon ongoing maintenance and technical support from Inktomi to ensure accurate and rapid presentation of such search results to customers. If Inktomi were to prematurely terminate its agreement with Yahoo! or fail to renew it, Yahoo! would have to make substantial expenditures to develop or license replacement technology. This also could result in lower levels of use of Yahoo!'s navigational services. Yahoo! relies on a private third-party provider, Frontier GlobalCenter, Inc., for its principal Internet connections. Email and other service Internet connections are provided to Yahoo! by GTE. Any disruption in the Internet access provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could have a material adverse effect on the combined company's business, operating results, and financial condition. Yahoo! licenses technology and related databases from third parties for certain elements of Yahoo! properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information, chat services, street mapping and telephone listings, streaming capabilities and other services. Yahoo! has experienced and expects to continue to experience interruptions and delays in service and availability for such elements, including recent interruptions in its stock quote services. Furthermore, Yahoo! is dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment to deliver its products and services. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact the combined company's relationship with users and adversely affect its brand and its business, and could expose it to liabilities to third parties.

    CONTENT DEVELOPMENT. A key element of Yahoo!'s strategy involves the implementation of Yahoo!-branded media properties targeted for interest areas, demographic groups, and geographic areas. In these efforts, Yahoo! relies on content development and localization efforts of third parties, such as SOFTBANK in Japan and Korea. Yahoo! cannot guarantee that its current or future third-party affiliates will effectively implement these properties, or that their efforts will result in significant revenue to the combined company. Any failure of these parties to develop and maintain high-quality and successful media properties also could hurt the Yahoo! and broadcast.com brands. Certain of these arrangements also require Yahoo! to integrate third parties' content with its services, which can require significant programming and design efforts. In addition, Yahoo! and broadcast.com have granted exclusive rights to certain third parties, and may in the future grant additional exclusive rights. These exclusive rights may have the effect of preventing the combined company from accepting particular advertising, sponsorship or content arrangements during the term of exclusivity.

    DISTRIBUTION RELATIONSHIPS. In order to create traffic for its online properties and make them more attractive to advertisers and consumers, Yahoo! has certain distribution agreements and informal relationships with leading Web browser providers such as Microsoft and Netscape, operators of online networks and leading Web sites, and computer manufacturers, such as Toshiba, Hewlett-Packard and Gateway. These distribution arrangements typically are not exclusive, and may be terminated upon little or no notice. In addition, the combined company may be required to establish relationships with providers of broadband services. Even if sufficient distribution opportunities are available to the combined company in the U.S. or abroad, third parties that provide distribution assess fees or otherwise impose additional conditions on the listing of Yahoo! or our other online properties. Any failure to cost-effectively obtain distribution could have a material adverse effect on the combined company's business, results of operations, and financial condition.

    Yahoo! recently announced a co-branding and distribution arrangement with AT&T under which Yahoo! will provide a Web-based online service in conjunction with dial-up Internet access provided by AT&T WorldNet Service. The acquisition of Excite by @Home Networks, whose largest stockholder is AT&T, could adversely affect Yahoo!'s relationship with AT&T.

TO BE SUCCESSFUL IN THE CONTINUALLY EVOLVING MARKET FOR ONLINE SERVICES, THE COMBINED COMPANY MUST CONTINUE TO ENHANCE ITS PROPERTIES AND DEVELOP NEW ONES.

    To remain competitive, the combined company must continue to enhance and improve the functionality, features, and content of the Yahoo! main site, as well as its other media properties. The combined company may not be able to successfully maintain competitive user response times or implement new features and functions, which will involve the development of increasingly complex technologies. Personalized information services, such as Yahoo!'s Web-based email services, message boards, stock portfolios and Yahoo! Clubs community features, require significantly greater expenses than Yahoo!'s general services. Yahoo! cannot guarantee that these additional expenses will be offset by additional revenues from personalized services.

    The combined company's future success also depends in part upon the timely processing of Web site listings submitted by users and Web content providers, which have increased substantially in recent periods. Yahoo! has, from time to time, experienced significant delays in the processing of submissions. Further delays could have a material adverse effect on the combined company's goodwill among users and Web content providers, and on its business.

    A key element of Yahoo!'s business strategy is the development and introduction of new Yahoo!-branded online properties targeted for specific interest areas, user groups with particular demographic characteristics, and geographic areas. The combined company may not be successful in developing, introducing, and marketing such products or media properties and such properties may not achieve market acceptance, enhance its brand name recognition, or increase user traffic. Furthermore, enhancements of or improvements to Yahoo! or new media properties may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and user support and a decrease in the value of its brand name. If the combined company fails to effectively develop and introduce new properties, or those properties fail to achieve market acceptance, the combined company's business, results of operations, and financial condition could be adversely affected.

YAHOO!'S EQUITY INVESTMENTS IN OTHER COMPANIES MAY NOT YIELD ANY RETURNS.

    Yahoo! has made equity investments in affiliated companies that are involved in the commercialization of Yahoo!-branded online properties, such as Yahoo! Japan and Yahoo! Korea. These affiliated companies typically are in an early stage of development and may be expected to incur substantial losses. Yahoo!'s investments in such companies may not result in any return. As a result, Yahoo! has recorded and expects to continue to record a share of the losses in such affiliates attributable to its ownership. Yahoo! has also made equity investments in non-affiliated companies involved in the development of technologies or services that are complementary or related to Yahoo!'s business. Yahoo! intends to continue to make significant additional investments in the future. Losses resulting from such investments could have a material adverse effect on the combined company's operating results.

YAHOO! MUST MANAGE ITS RECENT GROWTH AND THE INTEGRATION OF RECENTLY ACQUIRED COMPANIES SUCCESSFULLY IN ORDER TO ACHIEVE DESIRED RESULTS.

    Yahoo!'s recent growth has placed a significant strain on its managerial, operational, and financial resources. To manage its growth, Yahoo! must continue to implement and improve its operational and financial systems and to expand, train, and manage its employee base. Any inability to manage growth effectively could have a material adverse effect on the combined company's business, operating results, and financial condition.

    The process of managing advertising within large, high traffic Web sites such as Yahoo! is an increasingly important and complex task. Yahoo! relies on both internal and licensed third-party advertising inventory management and analysis systems. To the extent that any extended failure of its advertising management system results in incorrect advertising insertions, Yahoo! may be exposed to "make good" obligations, which, by displacing advertising inventory, could defer advertising revenues. Failure of Yahoo!'s advertising management systems to effectively scale to higher levels of use or to effectively track and provide accurate and timely reports on advertising results also could negatively affect its relationships with advertisers.

    As part of their business strategies, Yahoo! and broadcast.com have completed several acquisitions, including Yahoo!'s recent acquisitions of GeoCities, Encompass, Inc. ("Encompass") and Online Anywhere ("Online Anywhere") and broadcast.com's recent acquisition of Net Roadshow, and Yahoo! expects to enter into additional business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including:

- the difficulty of assimilating the operations and personnel of the acquired companies;

- the potential disruption of its ongoing business and distraction of management;

- the difficulty of incorporating acquired technology or content and rights into its products and media properties;

- the negative impact on reported earnings if any of these transactions which are expected to qualify for pooling of interests accounting treatment for financial reporting purposes fail to so qualify;

- the correct assessment of the relative percentages of in-process research and development expense which can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

- the failure to successfully develop an acquired in-process technology resulting in the impairment of amounts currently capitalized as intangible assets;

-  unanticipated expenses related to technology integration;

-  the maintenance of uniform standards, controls, procedures and policies;

- the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

-  the potential unknown liabilities associated with acquired businesses.

    The combined company may not be successful in addressing these risks or any other problems encountered in connection with such acquisitions.

THE COMBINED COMPANY WILL CONTINUE TO EXPAND INTO INTERNATIONAL MARKETS IN WHICH IT HAS LIMITED EXPERIENCE.

    A key part of Yahoo!'s strategy is to develop Yahoo!-branded online properties in international markets. Yahoo! has developed and operates, through joint ventures with SOFTBANK and related entities, versions of Yahoo! localized for Japan, Germany, France, the United Kingdom, and Korea. It also operates localized or mirror versions of Yahoo! through wholly-owned subsidiaries in Australia, Denmark, Italy, Norway, Sweden, and Singapore and offers Yahoo! guides in Spanish and Mandarin Chinese. The combined company or its partners may not be able to successfully market and operate its products and services in foreign markets.

    To date, Yahoo! has only limited experience in developing localized versions of its products and marketing and operating its products and services internationally. It relies on the efforts and abilities of its foreign business partners in such activities. Yahoo! also believes that in light of substantial anticipated competition, it will need to move quickly into international markets in order to effectively obtain market share. For example, in a number of international markets, Yahoo! faces substantial competition from ISPs, some of which have a dominant market share in their territories, that offer or may offer their own navigational services. Yahoo! expects to continue to experience higher costs as a percentage of revenues in connection with international online properties. International markets Yahoo! has selected may not develop at a rate that supports its level of investment. In particular, international markets may be slower in adoption of the Internet as an advertising and commerce medium.

    In addition to uncertainty about Yahoo!'s ability to continue to generate revenues from its foreign operations and expand its international presence, there are certain risks inherent in doing business on an international level, including:

-  unexpected changes in regulatory requirements;

-  trade barriers;

- difficulties in staffing and managing foreign operations including, as a result of distance, language and cultural differences;

-  longer payment cycles;

-  currency exchange rate fluctuations;

-  problems in collecting accounts receivable;

-  political instability;

-  export restrictions;

-  seasonal reductions in business activity; and

-  potentially adverse tax consequences.

    One or more of these factors could have a material adverse effect on the combined company's future international operations and, consequently, on its business, operating results, and financial condition.

THE COMBINED COMPANY'S OPERATIONS COULD BE SIGNIFICANTLY HINDERED BY THE OCCURRENCE OF A NATURAL DISASTER OR OTHER CATASTROPHIC EVENT.

    The combined company's operations will be susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. In addition, substantially all of Yahoo!'s network infrastructure is located in Northern California, an area susceptible to earthquakes. Neither Yahoo! nor broadcast.com has multiple site capacity in the event of any catastrophic event. Despite implementation of network security measures, the combined company's servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with its computer systems. Yahoo! does not carry sufficient business interruption insurance to compensate it for losses that may occur as a result of any of these events. Such events could have a material adverse effect on the combined company's business, operating results, and financial condition.

THE COMBINED COMPANY'S INTELLECTUAL PROPERTY RIGHTS ARE COSTLY AND DIFFICULT TO PROTECT.

    The combined company regards its copyrights, trademarks, trade dress, trade secrets, and similar intellectual property as critical to its success. It relies upon trademark and copyright law, trade secret protection and confidentiality or license agreements with its employees, customers, partners and others to protect its proprietary rights. For example, Yahoo! has obtained the registration for certain of its trademarks, including "Yahoo!" and "Yahooligans!". Effective trademark, copyright, and trade secret protection may not be available in every country in which its products and media properties are distributed or made available through the Internet, and while Yahoo! attempts to ensure that the quality of its brand is maintained by its licensees, its licensees may take actions that could materially and adversely affect the value of its proprietary rights or the reputation of its products and media properties. Yahoo! is aware that third parties have, from time to time, copied significant portions of Yahoo! directory listings for use in competitive Internet navigational tools and services. Protection of the distinctive elements of Yahoo! may not be available under copyright law. Yahoo! cannot guarantee that the steps it has taken to protect its proprietary rights will be adequate.

THE COMBINED COMPANY MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH ARE COSTLY TO DEFEND AND COULD LIMIT ITS ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE.

    Many parties are actively developing search, indexing, e-commerce and other Web-related technologies. Yahoo! believes that these parties will continue to take steps to protect these technologies, including seeking patent protection. As a result, Yahoo! believes that disputes regarding the ownership of these technologies are likely to arise in the future. For example, Yahoo! is aware that a number of patents have been issued in the areas of:

-  electronic commerce;

-  online auctions;

- Web-based information indexing and retrieval, including patents recently issued to one of its direct competitors;

-  online direct marketing;

-  fantasy sports;

-  common Web graphics formats; and

-  mapping technologies.

    Yahoo! anticipates that additional third-party patents will be issued in the future. From time to time, parties assert patent infringement claims against Yahoo! in the form of letters, lawsuits and other forms of communications.

    In addition to patent claims, third parties may assert claims against the combined company alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights or alleging unfair competition. In the event that Yahoo! determines that licensing patents or other proprietary rights is appropriate, Yahoo! cannot guarantee that it will be able to license such proprietary rights on reasonable terms or at all. The combined company may incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims. In the event that there is a determination that the combined company has infringed third-party proprietary rights, it could incur substantial monetary liability and be prevented from using the rights in the future.

    Yahoo! is aware of lawsuits filed against two of its competitors regarding the presentment of advertisements in response to search requests on "keywords" that may be trademarks of third parties. It is not clear what, if any, impact an adverse ruling in these recently filed lawsuits would have on the combined company. In addition, lawsuits have been filed against broadcast.com alleging patent infringement relating to broadcast.com's use of streaming media products. See "Information Regarding Broadcast.com--Business of Broadcast.com--Legal Proceedings."

THE COMBINED COMPANY WILL DEPEND ON KEY PERSONNEL WHO MAY NOT CONTINUE TO WORK FOR IT.

    Yahoo! is substantially dependent on the continued services of its key personnel, including its two founders, its chief executive officer, chief financial officer, chief operating officer, chief technical officer, its vice presidents in charge of business development, sales and production and its senior engineers. Each of these individuals has acquired specialized knowledge and skills with respect to Yahoo! and its operations. As a result, if any of these individuals were to leave Yahoo!, the combined company could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. Yahoo! expects that it will need to hire additional personnel in all areas. The competition for qualified personnel is intense, particularly in the San Francisco Bay Area, where Yahoo!'s corporate headquarters is located. At times, Yahoo! has experienced difficulties in hiring personnel with the right training or experience, particularly in technical areas. Yahoo! does not maintain key person life insurance for any of its personnel. If the combined company does not succeed in attracting new personnel, or retaining and motivating existing personnel, its business will be adversely affected.

GEOCITIES WAS RECENTLY ACQUIRED BY YAHOO! AND HAS AN UNPROVEN BUSINESS MODEL THAT IS HIGHLY DEPENDENT ON THE CONTINUED SUPPORT OF ITS MEMBERS AND ADVERTISERS.

    On May 28, 1999, Yahoo! completed its acquisition of GeoCities, one of the world's largest Web-based communities. GeoCities' business model, which is a meaningful part of the combined company's business model, depends upon its ability to leverage its community platform and to generate multiple revenue streams. The potential profitability of this business model is unproven, and, to be successful, the combined company must, among other things, develop and market solutions that achieve broad market acceptance by its members, Internet advertisers, commerce vendors and Internet users. GeoCities is substantially dependent upon its member-generated content, the grass-roots promotional efforts of its members, the acceptance by its members of advertising and other promotional programs of third parties and GeoCities and the voluntary involvement of its community leaders and liaisons to attract Web users to its site and to reduce the demands on company personnel. This model has existed for only a limited period of time, and, as a result, is relatively unproven. There can be no assurance that the combined company's member-generated content or the promotional efforts of its members will continue to attract users to GeoCities' Web site or that they will attract advertising revenue from third parties in sufficient amounts to make the business commercially viable. There can also be no assurance that GeoCities' community leaders and liaisons will continue to devote their time voluntarily to improving the community. If a substantial number of homesteaders became dissatisfied with the combined company's services or its focus on the commercialization of those services, the combined company's business, results of operations and financial condition would be adversely affected.

    The GeoCities business model relies on volunteers such as its community leaders and liaisons to provide assistance to homesteaders and other users of the GeoCities Web site. Yahoo! is aware of a published report that several volunteers at AOL have asked the U.S. Department of Labor to investigate whether AOL's use of voluntary labor violates the Federal Fair Labor Standards Act. The same report states that the Labor Department has not begun an investigation into the matter, but acknowledges that it has received information from several of AOL's volunteers. Yahoo! is also aware of a report that two former AOL volunteers have filed a class action lawsuit alleging that AOL violated the Fair Labor Standards Act by not paying its volunteers a minimum wage for work performed by volunteers. Although Yahoo! is not aware of any similar requests by any of its or GeoCities' volunteers, and although neither Yahoo! nor GeoCities has been named a defendant in any similar class action lawsuits brought on behalf of its community members, no assurances can be given that such requests will not be made or that such lawsuits will not be filed in the future. Yahoo! does not believe that any of its or GeoCities' practices in connection with the use of volunteers in its business is in violation of any labor laws; however, to the extent that the Department of Labor makes an adverse determination in the AOL matter or to the extent the plaintiffs in the class action lawsuit prevail, it could materially and adversely affect the combined company's business and financial results.

THE COMBINED COMPANY WILL BE SUBJECT TO U.S. AND FOREIGN GOVERNMENT REGULATION OF THE INTERNET, THE IMPACT OF WHICH IS DIFFICULT TO PREDICT.

    There are currently few laws or regulations directly applicable to the Internet. The application of existing laws and regulations to the combined company relating to issues such as user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement can be unclear. In addition, the combined company will also be subject to new laws and regulations directly applicable to its activities. Any existing or new legislation applicable to the combined company could expose it to substantial liability, including significant expenses necessary to comply with such laws and regulations, and dampen the growth in use of the Web.

    Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Web. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on the combined company's international operations. In addition, several telecommunications carriers, including America's Carriers' Telecommunications Association, are seeking to have telecommunications over the Web regulated by the FCC in the same manner as other telecommunications services. Many areas with high Web use have begun to experience interruptions in phone service, and local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs and to impose access fees. A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. If any such proposals are adopted, it could substantially impair the growth of the Internet and adversely affect the combined company.

    Several recently passed federal laws could have an impact on the combined company's business. The Digital Millenium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Web sites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Yahoo! is currently reviewing this legislation, and cannot currently predict the effect, if any, that they will have on its business. They may impose significant additional costs on the combined company's business or subject it to additional liabilities.

    Yahoo! posts policies concerning the use and disclosure of user data. In addition, the combined company will be required to comply, to a certain extent, with a consent order issued by the FTC to GeoCities, which imposes certain obligations and restrictions with respect to information collected from users. Any failure of the combined company to comply with its posted privacy policies or the consent order could adversely affect the combined company's business, results of operations and financial condition. Due to the global nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute Yahoo! for violations of their laws. Yahoo! might unintentionally violate such laws. Such laws may be modified, or new laws enacted, in the future. Any such developments could have a material adverse effect on the combined company's business, results of operations, and financial condition.

THE COMBINED COMPANY MAY BE SUBJECT TO LEGAL LIABILITY FOR ITS ONLINE SERVICES.

    Yahoo! hosts a wide variety of services that enable individuals to exchange information, generate content, conduct business and engage in various online activities, including services relating to online auctions and homesteading. The law relating to the liability of providers of these online services for activities of their users is currently unsettled. Claims could be made against the combined company for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that the combined company provides links to or that may be posted online or generated by its users or with respect to auctioned materials. These types of claims have been brought, and sometimes successfully pressed, against online service providers in the past. In addition, Yahoo! is aware that governmental agencies are currently investigating the conduct of online auctions.

    Yahoo! also periodically enters into arrangements to offer third-party products, services, or content under the Yahoo! brand or via distribution on Yahoo! properties, including stock quotes and trading information. Likewise, broadcast.com licenses third-party content for distribution over the Internet. The combined company may be subject to claims concerning these products, services or content by virtue of its involvement in marketing, branding, broadcasting or providing access to them, even in cases where it does not itself host, operate, provide, or provide access to these products, services or content. While agreements with these parties often provide that Yahoo! or broadcast.com will be indemnified against such liabilities, such indemnification may not be adequate.

    It is also possible that, if any information provided directly by Yahoo! contains errors or is otherwise negligently provided to users, third parties could make claims against the combined company. For example, Yahoo! offers Web-based email services, which expose Yahoo! to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email, or interruptions or delays in email service. Investigating and defending any of these types of claims is expensive, even to the extent that the claims do not result in liability.

E-COMMERCE ACTIVITIES MAY EXPOSE THE COMBINED COMPANY TO UNCERTAIN LEGAL RISKS AND POTENTIAL LIABILITIES.

    As part of its business, Yahoo! enters into agreements with sponsors, content providers, service providers, and merchants under which it is entitled to receive a share of revenue from the purchase of goods and services by users of its online properties. In addition, Yahoo! provides hosting and other services to online merchants. These types of arrangements may expose the combined company to additional legal risks and uncertainties, including potential liabilities relating to the products and services offered by such third parties.

    Yahoo! recently began offering a Yahoo!-branded VISA credit card, which includes a "rewards" program entitling card users to receive points that may be redeemed for merchandise, such as books or music. This arrangement exposes Yahoo! to risks and expenses relating to compliance with consumer protection laws, loss of customer data, disputes over redemption procedures and rules, products liability, sales taxation and liabilities associated with any failure in performance by participating merchants.

    Although Yahoo! maintains liability insurance, insurance may not cover these claims or may not be adequate. Even to the extent these types of claims do not result in material liability, investigating and defending the claims is expensive.

THE YEAR 2000 PROBLEM COULD CAUSE THE COMBINED COMPANY'S SOFTWARE PRODUCTS AND THOSE OF ITS SUPPLIERS TO MALFUNCTION, WHICH WOULD PREVENT OR LIMIT ACCESS TO ITS ONLINE PROPERTIES AND COULD BE COSTLY TO REMEDY.

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish twenty-first century dates from twentieth century dates. To function properly, these date-code fields must distinguish twenty-first century dates from twentieth century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

    HOW YAHOO! IS AFFECTED. Yahoo! is dependent on the operation of numerous systems that may be adversely affected by the Year 2000 problem, including:

-  Yahoo!'s and broadcast.com's internal systems; and

- equipment, software and content supplied to Yahoo! and broadcast.com by third-party vendors that may not be Year 2000 compliant, including outside providers of Web-hosting services on which Yahoo! and broadcast.com are currently dependent.

    In addition, Yahoo!'s future business depends on the successful operation of the Internet following the commencement of the year 2000. If the Internet is inaccessible for an appreciable period of time, or if customers and users are unable to access Yahoo!'s site, Yahoo!'s business and revenues could be materially adversely affected. Yahoo! is also subject to external forces that might generally affect industry and commerce, such as telecommunications, utility or transportation company Year 2000 compliance failures, related service interruptions and the economic impact that such failures have on Yahoo! customers and advertisers.

    YEAR 2000 COMPLIANCE ASSESSMENT PLANS. Unlike other businesses, Yahoo! does not have an installed base of legacy systems dating back many years. Nonetheless, in order to reduce the risks of the Year 2000 compliance problem, Yahoo! has undertaken a two-phase process of analyzing the impact of the Year 2000 problem. First, Yahoo! has completed an informal assessment of its primary internal systems and, based on such assessment and our knowledge of the specific software and systems, Yahoo! currently believes that its systems are Year 2000 compliant in all material respects or can readily be brought into compliance with the application of corrective software modifications. In many cases, we expect these modifications to be provided by the vendors of the computer and software products we have installed. Yahoo! has not incurred material costs to date in this informal phase of the assessment process, and currently does not believe that the cost of additional actions will have a material effect on its results of operations or financial condition.

    Second, Yahoo! is in the process of performing a formal assessment of both its internal systems and the vendor-supplied items and services it employs to determine how the Year 2000 problem will affect all aspects of Yahoo!'s operations. Yahoo! expects to complete this second phase of its assessment by mid-1999. The formal process involves assessment of the following Yahoo! systems:

-  hardware systems, including servers and systems used for data storage;

- software systems, including applications, development tools and proprietary code;

-  infrastructure systems, including routers, hubs and networks;

- facility systems, including general building functions, security, HVAC and related operations; and

-  the systems of our business partners, including content providers and ISPs.

    Yahoo! is conducting its formal assessment of Year 2000 compliance by gathering information on each aspect of Yahoo!'s systems, reviewing each component or application for date usage, and examining date representations. As to Yahoo!'s systems, the preliminary results of this formal assessment are consistent with the results of Yahoo!'s informal assessment. With respect to vendor-supplied items and services, Yahoo! is conducting an extensive review of product compliance information on such items and services available online, in vendor literature and through trade group information resources, contacting its vendors for compliance information, and maintaining documentation of assessments that have been performed by such vendors or outside sources.

    Each department of Yahoo! is involved in this formal assessment process. Once complete, the formal assessment will lead to the creation of a formal remediation and contingency plan for achieving Year 2000 compliance. Yahoo! does not anticipate, however, undertaking a formal assessment of the Year 2000 compliance of the Internet or its underlying telecommunications infrastructure, and will therefore be unable to predict the impact of Year 2000 issues that might affect the broader Internet business community, including Yahoo!.

    RESULTS OF COMPLIANCE EFFORTS TO DATE. Based on the completed informal assessment and progress on the formal assessment, Yahoo! currently believes that its internal systems are or can readily be made Year 2000 compliant in all material respects. However, it is possible that these current internal systems contain undetected errors or defects with Year 2000 date functions. In addition, although the combined company does not anticipate problems, vendor-supplied items and services could contain undetected errors or defects which, if not corrected, could result in serious unanticipated negative consequences, including significant downtime for one or more Yahoo! media properties.

    COSTS OF YEAR 2000 COMPLIANCE COULD BE SIGNIFICANT. Although Yahoo! is not aware of any material operational issues or costs associated with preparing its internal systems for the year 2000, and although Yahoo! has not incurred material costs to date with respect to the Year 2000 compliance of these internal systems, the occurrence of any of the following events could materially and adversely affect Yahoo!'s business, results of operations and financial condition:

- errors and defects are detected after the formal assessment process is complete;

- third-party equipment, software or content fails to operate properly with regard to the Year 2000;

- Web advertisers expend significant resources to correct their current systems for Year 2000 compliance, resulting in reduced funds available for Web advertising or sponsorship of Web services; or

- material costs arise in connection with preparing broadcast.com's internal systems for the Year 2000 problem.

    In addition, see "Broadcast.com's Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness" for a discussion of broadcast.com's readiness for the Year 2000.

INVESTMENT RISKS

YAHOO!'S STOCK PRICE HAS HISTORICALLY BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.

    The trading price of Yahoo! common stock has been and may continue to be subject to wide fluctuations. During 1998 and the first quarter of 1999, the closing sale prices of Yahoo! common stock on the Nasdaq Stock Market ranged from $14.52 to $219.125. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by Yahoo! or its competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of Yahoo!'s stock, regardless of its operating performance.

AFTER THE MERGER, MANAGEMENT AND ONE LARGE STOCKHOLDER WILL BENEFICIALLY OWN APPROXIMATELY 47% OF YAHOO!'S COMMON STOCK; THEIR INTERESTS COULD CONFLICT WITH YOURS; SIGNIFICANT SALES OF STOCK HELD BY THEM COULD HAVE A NEGATIVE EFFECT ON YAHOO!'S STOCK PRICE.

    Following the merger, Yahoo!'s directors and executive officers, and SOFTBANK will beneficially own approximately 47% of Yahoo!'s outstanding common stock. As a result of their ownership, the directors and executive officers of Yahoo! and SOFTBANK collectively are able to exert significant influence on all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Yahoo!. In addition, sales of significant amounts of shares held by Yahoo!'s directors and executive officers and SOFTBANK, or the prospect of these sales, could adversely affect the market price of Yahoo! common stock.

ANTI-TAKEOVER PROVISIONS COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE YAHOO!.

    Yahoo!'s board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Yahoo! without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Yahoo! has no present plans to issue shares of preferred stock. Further, certain provisions of its charter documents, including provisions eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of Yahoo!, which could have an adverse effect on the market price of the stock. In addition, Yahoo!'s charter documents do not permit cumulative voting, which may make it more difficult for a third party to gain control of Yahoo!'s board of directors.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This document, including information incorporated by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. Although each of Yahoo! and broadcast.com believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to be correct. Important language regarding factors that could cause actual results to differ materially from such expectations is disclosed herein including, without limitation, in the section entitled "Risk Factors" beginning on page 6. All forward-looking statements attributable to Yahoo! or broadcast.com are expressly qualified in their entirety by such language. Neither Yahoo! nor broadcast.com undertakes any obligation to update any forward-looking statements.

                                   TRADEMARKS

    This document contains trademarks of Yahoo! and broadcast.com and may contain trademarks of others.

                                     YAHOO!
               SELECTED SUPPLEMENTARY CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data should be read in conjunction with Yahoo!'s supplementary consolidated financial statements and related notes thereto and Yahoo!'s "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are incorporated by reference in this document and reflect the acquisitions of GeoCities, Encompass, and Online Anywhere completed on May 28, May 26 and May 28, 1999, respectively. The consolidated statement of operations data for each of the three years ended December 31, 1998, and the consolidated balance sheet data at December 31, 1998 and 1997, are derived from the supplementary consolidated financial statements of Yahoo! which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are incorporated by reference in this document. The consolidated statement of operations data for the year ended December 31, 1995, and the consolidated balance sheet data at December 31, 1996 and 1995, are derived from the consolidated financial statements of Yahoo! and GeoCities which are not included or incorporated by reference in this document. The consolidated statement of operations data for the three months ended March 31, 1999 and 1998, and the consolidated balance sheet data at March 31, 1999 are derived from the unaudited supplementary consolidated financial statements incorporated by reference in this document. In the opinion of management, these statements have been prepared on the same basis as the audited supplementary consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these periods. Historical results are not necessarily indicative of the results to be expected in the future.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,              YEAR ENDED DECEMBER 31,
                                                              ------------------  --------------------------------------
                                                                1999      1998      1998        1997     1996     1995
                                                              --------  --------  --------    --------  -------  -------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net revenues................................................  $ 94,266  $ 32,863  $223,078    $ 75,129  $21,804  $ 1,666
Cost of revenues............................................    14,879     5,890    36,578      14,708    5,510      384
                                                              --------  --------  --------    --------  -------  -------
  Gross profit..............................................    79,387    26,973   186,500      60,421   16,294    1,282
                                                              --------  --------  --------    --------  -------  -------
Operating expenses:
  Sales and marketing.......................................    38,232    19,075   111,214      52,083   16,932    1,052
  Product development.......................................    12,434     5,722    28,717      14,140    6,175      412
  General and administrative................................     6,802     3,451    20,777      11,118    7,086    1,386
  Amortization of intangibles...............................     3,203        --     2,628          --       --       --
  Other non-recurring costs.................................     9,775        --    19,700      25,095       --       --
                                                              --------  --------  --------    --------  -------  -------
    Total operating expenses................................    70,446    28,248   183,036     102,436   30,193    2,850
                                                              --------  --------  --------    --------  -------  -------
Income (loss) from operations...............................     8,941    (1,275)    3,464     (42,015) (13,899)  (1,568)
Investment income, net......................................     7,535     1,681    17,081       4,713    3,926       70
Minority interests in operations of consolidated
  subsidiaries..............................................      (325)      243        68         727      540       --
                                                              --------  --------  --------    --------  -------  -------
Income (loss) before income taxes...........................    16,151       649    20,613     (36,575)  (9,433)  (1,498)
Provision for income taxes..................................    10,508     1,071    17,827          --       --       --
                                                              --------  --------  --------    --------  -------  -------
Net income (loss)...........................................     5,643      (422)    2,786     (36,575) $(9,433)  (1,498)
Accretion of mandatorily redeemable convertible preferred
  stock.....................................................        --       598     1,396         832      105       --
                                                              --------  --------  --------    --------  -------  -------
Net income (loss) applicable to common stockholders.........  $  5,643  $ (1,020) $  1,390    $(37,407) $(9,538) $(1,498)
                                                              --------  --------  --------    --------  -------  -------
                                                              --------  --------  --------    --------  -------  -------
Net income (loss) per share--basic(1).......................  $   0.03  $  (0.01) $   0.01    $  (0.21) $ (0.06) $ (0.01)
                                                              --------  --------  --------    --------  -------  -------
                                                              --------  --------  --------    --------  -------  -------
Net income (loss) per share--diluted(1).....................  $   0.02  $  (0.01) $   0.01    $  (0.21) $ (0.06) $ (0.01)
                                                              --------  --------  --------    --------  -------  -------
                                                              --------  --------  --------    --------  -------  -------
Shares used in per share calculation--basic(1)..............   224,045   174,924   194,790     177,110  159,071  112,467
                                                              --------  --------  --------    --------  -------  -------
                                                              --------  --------  --------    --------  -------  -------
Shares used in per share calculation--diluted(1)............   264,860   174,924   238,287     177,110  159,071  112,467
                                                              --------  --------  --------    --------  -------  -------
                                                              --------  --------  --------    --------  -------  -------

                                                                                                 DECEMBER 31,
                                                       MARCH 31,                   ----------------------------------------
                                                          1999                       1998       1997       1996      1995
                                                    ----------------               ---------  ---------  ---------  -------
                                                     (IN THOUSANDS)
                                                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.....................................     $  511,265                  $ 522,955  $  98,529  $  96,980  $ 6,168
Working capital...................................        441,683                    471,221    113,710     91,148    5,485
Total assets......................................        853,843                    735,198    175,016    117,653    7,594
Mandatory redeemable convertible preferred
  stock...........................................             --                         --     33,137      2,168       --
Total stockholders' equity........................        727,597                    635,373    111,686    102,765    5,935

------------------------

(1) Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income
    (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). For 1998, common equivalent shares primarily related to shares issuable upon the exercise of stock options and approximated 43.5 million shares. Common equivalent shares in 1997, 1996 and the three months ended March 31, 1998 were excluded from the computation as their effect was anti-dilutive. For the three months ended March 31, 1999, common equivalent shares approximated 40.8 million and were primarily related to shares issuable upon the exercise of stock options.

                                 BROADCAST.COM
               SELECTED SUPPLEMENTARY CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data should be read in conjunction with broadcast.com's consolidated financial statements and related notes thereto and broadcast.com's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The consolidated statement of operations data for each of the three years ended December 31, 1998, and the consolidated balance sheet data at December 31, 1998 and 1997, are derived from the consolidated financial statements of broadcast.com which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this document. The consolidated statement of operations data for the period from Inception (May 19, 1995) to December 31, 1995, and the consolidated balance sheet data at December 31, 1996 and 1995, are derived from audited consolidated financial statements of broadcast.com not included in this document. The consolidated statement of operations data for the three months ended March 31, 1999 and 1998, and the consolidated balance sheet data at March 31, 1999 are derived from the unaudited consolidated financial statements of broadcast.com included elsewhere in this document. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these periods. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                                 PERIOD
                                                                                                                  FROM
                                                                                                                 INCEPTION
                                                                                                                  (MAY
                                                                                                                   19,
                                                              THREE MONTHS ENDED                                  1995)
                                                                  MARCH 31,          YEAR ENDED DECEMBER 31,       TO
                                                              ------------------  -----------------------------  DECEMBER
                                                                1999      1998      1998        1997     1996    31, 1995
                                                              --------  --------  --------    --------  -------  -------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Business services.........................................  $ 7,124   $  2,798  $ 15,851    $  5,368  $   958  $--
  Advertising...............................................    3,164      1,725     8,419       3,811    1,091  --
                                                              --------  --------  --------    --------  -------  -------
    Total revenues..........................................   10,288      4,523    24,270       9,179    2,049  --
Operating expenses:
  Productions costs.........................................    1,537      1,280     4,664       3,005    1,301  --
  Operating and development.................................    5,384      2,699    15,211       5,510    1,621  --
  Sales and marketing.......................................    4,012      1,904    11,920       4,208      768  21
  General and administration................................    2,010        857     4,752       1,934      841  217
  Depreciation and amortization.............................    1,318        663     3,374       1,419      562  30
  Other non-recurring expenses..............................      462         --     1,534          --       --  --
                                                              --------  --------  --------    --------  -------  -------
    Total operating expenses................................   14,723      7,403    41,455      16,076    5,093  268
                                                              --------  --------  --------    --------  -------  -------
    Net operating loss......................................   (4,435 )   (2,880)  (17,185)     (6,897)  (3,044) (268   )
Interest and other income...................................      589        275     1,925         213       76  --
Interest expense............................................       (1 )      (33)     (200)        (74)      (4) --
                                                              --------  --------  --------    --------  -------  -------
    Loss before income taxes provision......................   (3,847 )   (2,638)  (15,460)     (6,758)  (2,972) (268   )
Provision for income taxes..................................       --         --        --          43       25  --
                                                              --------  --------  --------    --------  -------  -------
    Net loss................................................  $(3,847 ) $ (2,638) $(15,460)   $ (6,801) $(2,997) $(268  )
                                                              --------  --------  --------    --------  -------  -------
                                                              --------  --------  --------    --------  -------  -------
Basic and diluted net loss per share(2).....................  $ (0.11 ) $  (0.09) $  (0.47)   $  (0.28) $ (0.15) $(0.02 )
                                                              --------  --------  --------    --------  -------  -------
                                                              --------  --------  --------    --------  -------  -------
Shares used in the net loss per share calculations(2).......   36,392 (1)   29,847   32,811(1)   24,196  19,754  12,040
                                                              --------  --------  --------    --------  -------  -------
                                                              --------  --------  --------    --------  -------  -------

                                                  MARCH                           DECEMBER 31,
                                                   31,               --------------------------------------
                                                   1999                1998        1997     1996     1995
                                                 --------            --------    --------  -------  -------
                                                   (IN
                                                 THOUSANDS)                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents......................  $46,260             $ 49,828    $ 21,350  $ 4,583  $   142
Working capital (deficit)......................  49,104                50,582      23,004    4,392      (75)
Total assets...................................  68,622                62,593      29,685    8,287      676
Total stockholders' equity (deficit)...........  61,527                58,411      26,905    7,602     (214)

------------------------

(1) This information is based on the number of weighted average shares of common stock outstanding for the year ended December 31, 1998. It excludes (1) approximately 7,509,000 shares of common stock issuable upon the exercise of stock options under broadcast.com's 1998 Stock Option Plan, broadcast.com's 1996 Stock Option Plan and broadcast.com's 1996 Non-Employee Directors Stock Option Plan, with a weighted average exercise price of $11.77 per share; (2) approximately 1,212,000 shares of common stock reserved for future issuance under broadcast.com's 1998 Stock Option Plan, broadcast.com's 1996 Stock Option Plan and broadcast.com's 1996 Non-Employee Directors Stock Option Plan; (3) 436,192 shares of common stock issuable upon the exercise of certain warrants, with a weighted average exercise price of $4.36 per share, of which warrants to purchase 318,472 shares of common stock held by Yahoo! will expire unexercised upon consummation of the proposed merger, and (4) 500,000 shares of common stock reserved for future issuance under broadcast.com's 1998 Employee Stock Purchase Plan. See "Description of Capital Stock" and Notes 8 and 9 of notes to consolidated financial statements. At March 31, 1999, the number of weighted average shares of common stock outstanding does not include approximately 6.9 million and 312,000 shares of common stock issuable upon the exercise of stock options and warrants, respectively.

(2) Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income
    (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares are excluded from the calculation if their effect is anti-dilutive (see Note 2 of notes to the broadcast.com consolidated financial statements included herein).

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The selected unaudited pro forma combined financial data give effect to the proposed merger of Yahoo! and broadcast.com on a pooling of interests basis. The Yahoo! and broadcast.com unaudited pro forma combined financial data are based on the audited historical supplementary consolidated financial statements and the notes thereto of Yahoo! and the audited historical consolidated financial statements of broadcast.com, which are incorporated by reference or included elsewhere in this document. The Yahoo! and broadcast.com unaudited pro forma combined balance sheet data assume that the merger of Yahoo! and broadcast.com took place on March 31, 1999, December 31, 1998, 1997 and 1996, and combines the Yahoo! historical supplementary consolidated balance sheet with broadcast.com's historical consolidated balance sheet as of each respective date. The Yahoo! and broadcast.com unaudited pro forma combined statements of operations data assume that the merger of Yahoo! and broadcast.com took place as of the beginning of the periods presented and combine Yahoo!'s historical supplementary consolidated statements of operations data with broadcast.com's historical consolidated statements of operations data for the years ended December 31, 1998, 1997 and 1996, and for the three months ended March 31, 1999 and 1998. This presentation is consistent with the periods expected to be combined after the date of the closing of the merger.

    During May 1999, Yahoo! completed the acquisitions of GeoCities, Encompass and Online Anywhere. These acquisitions, accounted for as poolings of interests, are reflected in the Yahoo! historical supplementary consolidated financial statements, incorporated by reference herein, as if the acquired entities were wholly-owned subsidiaries of Yahoo! since inception.

    The unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The unaudited pro forma combined financial data as of March 31, 1999 and for each of the three years in the period ended December 31, 1998, and for the three months ended March 31, 1999 and 1998, are derived from the unaudited pro forma condensed combined financial statements included elsewhere herein and should be read in conjunction with those statements and notes thereto. See "Unaudited Pro Forma Condensed Combined Financial Statements."

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                                                   YAHOO! AND BROADCAST.COM
                                             --------------------------------------------------------------------
                                               THREE MONTHS ENDED MARCH 31,         YEAR ENDED DECEMBER 31,
                                             --------------------------------  ----------------------------------
                                                  1999             1998           1998        1997        1996
                                             ---------------  ---------------  ----------  ----------  ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PRO FORMA COMBINED STATEMENTS OF OPERATIONS
  DATA:
  Net revenues.............................    $   104,354      $    37,351    $  245,569  $   84,108  $   23,793
  Gross profit.............................         83,591           27,131       188,978      63,619      16,506
  Total operating expenses.................         79,085           36,445       217,099     112,531      33,449
  Net income (loss) applicable to common
    stockholders...........................    $     1,796      $    (8,915)   $  (28,751) $  (44,208) $  (12,535)
  Net income (loss) per
    share -- basic.........................    $      0.01      $     (0.05)   $    (0.13) $    (0.23) $    (0.07)
  Net income (loss) per
    share -- diluted.......................    $      0.01      $     (0.05)   $    (0.13) $    (0.23) $    (0.07)
  Shares used in per share calculation --
    basic..................................        252,024          197,849       220,004     195,794     174,325
  Shares used in per share calculation --
    diluted................................        297,463          197,849       220,004     195,794     174,325

                                                                                   MARCH 31,
                                                                                     1999
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
PRO FORMA COMBINED BALANCE SHEET
  DATA:
  Cash, cash equivalents, and short-term and long-term investments in
    marketable debt securities.................................................   $   655,093
  Working capital..............................................................       400,787
  Total assets.................................................................       867,506
  Stockholders' equity.........................................................       644,165

                           COMPARATIVE PER SHARE DATA

    The following tables reflect (a) the supplementary historical net income
(loss) and book value per share of Yahoo! stock and the historical net loss and book value per share of broadcast.com common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of Yahoo! with broadcast.com on a "pooling of interests" basis and (b) the equivalent historical net loss and book value per share attributable to 0.7722 of a share of Yahoo! common stock which will be received for each share of broadcast.com common stock. The information presented in the following tables should be read in conjunction with the unaudited pro forma condensed combined financial statements included in this document, the supplementary historical consolidated financial statements and related notes of Yahoo! and the historical consolidated financial statements of broadcast.com which are incorporated by reference or included elsewhere in this document.

                                                                           THREE MONTHS        FISCAL YEAR ENDED DECEMBER 31,
                                                                         ENDED MARCH 31,
                                                                     ------------------------  -------------------------------
                       YAHOO! PER SHARE DATA                            1999         1998        1998       1997       1996
-------------------------------------------------------------------  -----------  -----------  ---------  ---------  ---------
YAHOO! SUPPLEMENTARY HISTORICAL PER COMMON SHARE:
  Net income (loss) per common share -- basic (2)..................   $    0.03    $   (0.01)  $    0.01  $   (0.21) $   (0.06)
  Net income (loss) per common share -- diluted (2)................   $    0.02    $   (0.01)  $    0.01  $   (0.21) $   (0.06)
  Book value per share (1).........................................   $    3.22

                                                                           THREE MONTHS        FISCAL YEAR ENDED DECEMBER 31,
                                                                         ENDED MARCH 31,
                                                                     ------------------------  -------------------------------
                   BROADCAST.COM PER SHARE DATA                         1999         1998        1998       1997       1996
-------------------------------------------------------------------  -----------  -----------  ---------  ---------  ---------
BROADCAST.COM HISTORICAL PER COMMON SHARE:
  Net loss per common share -- basic and diluted (2)...............   $   (0.11)   $   (0.09)  $   (0.47) $   (0.28) $   (0.15)
  Book value per share (1).........................................   $    1.67

                                                                           THREE MONTHS        FISCAL YEAR ENDED DECEMBER 31,
                                                                         ENDED MARCH 31,
                     YAHOO! AND BROADCAST.COM                        ------------------------  -------------------------------
                 PRO FORMA COMBINED PER SHARE DATA                      1999         1998        1998       1997       1996
-------------------------------------------------------------------  -----------  -----------  ---------  ---------  ---------
PRO FORMA COMBINED PER COMMON SHARE:
  Net income (loss) per Yahoo! share -- basic......................   $    0.01    $   (0.05)  $   (0.13) $   (0.23) $   (0.07)
  Net income (loss) per Yahoo! share -- diluted....................   $    0.01    $   (0.05)  $   (0.13) $   (0.23) $   (0.07)
  Net income (loss) per equivalent broadcast.com share -- basic
    (3)............................................................   $    0.01    $   (0.03)  $   (0.10) $   (0.17) $   (0.05)
  Net income (loss) per equivalent
    broadcast.com share -- diluted (3).............................   $    0.00    $   (0.03)  $   (0.10) $   (0.17) $   (0.05)
  Book value per Yahoo! share (1)..................................   $    2.54
  Book value per equivalent broadcast.com share (3)................   $    1.96

--------------------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at March 31, 1999. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Yahoo! common stock outstanding as of March 31, 1999 assuming the merger had occurred as of that date.

(2) Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income
    (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computations if their effect is antidilutive.

(3) The equivalent pro forma combined per broadcast.com share is calculated by dividing the pro forma combined share amounts by the exchange ratio of
    0.7722 shares of Yahoo! common stock for each share of broadcast.com common stock.

                     MARKET PRICE AND DIVIDEND INFORMATION

    Yahoo!'s common stock is traded on The Nasdaq National Market under the symbol "YHOO." The following table sets forth the range of high and low intra-day sales prices reported on The Nasdaq National Market for Yahoo! common stock for the periods indicated, adjusted to reflect the 2-for-1 stock split that occurred in February 1999, the 2-for-1 stock split that occurred in August 1998 and the 3-for-2 stock split that occurred in September 1997.

                                                                           HIGH        LOW
                                                                        ----------  ----------
FISCAL 1997
  First Quarter.......................................................  $    6.231  $    2.793
  Second Quarter......................................................       6.563       4.125
  Third Quarter.......................................................      14.500       5.582
  Fourth Quarter......................................................      17.750       8.532

FISCAL 1998
  First Quarter.......................................................  $   23.563  $   14.407
  Second Quarter......................................................      39.938      22.719
  Third Quarter.......................................................      67.313      29.500
  Fourth Quarter......................................................     143.000      48.750

FISCAL 1999
  First Quarter.......................................................  $  222.500  $  119.844
  Second Quarter (through June 16, 1999)..............................     244.000     117.625

    Broadcast.com's common stock has traded on The Nasdaq National Market under the symbol "BCST" since July 1998. The following table sets forth the range of high and low intra-day sales prices reported on The Nasdaq National Market for broadcast.com common stock for the periods indicated, adjusted to reflect the 2-for-1 stock split that occurred in February 1999.

                                                                           HIGH        LOW
                                                                        ----------  ----------
FISCAL 1998
  Third Quarter (beginning July 17, 1998).............................  $   37.000  $   16.375
  Fourth Quarter......................................................      51.875      16.407

FISCAL 1999
  First Quarter.......................................................  $  144.750  $   38.500
  Second Quarter (through June 16, 1999)..............................     177.250      89.250

RECENT SHARE PRICES

    The following table sets forth the closing sales prices per share of Yahoo! common stock on The Nasdaq National Market and the closing sales prices per share of the broadcast.com common stock on The Nasdaq National Market on (1) March 31, 1999, the last full trading date prior to the public announcement of the merger, and (2) June 16, 1999, the latest practicable trading day before the printing of this proxy statement/prospectus. The equivalent broadcast.com per share price as of any given date, including the dates indicated, is determined by multiplying the price of one share of Yahoo! common stock as of such date by 0.7722, the exchange ratio set forth in the merger agreement, and represents what the market value of one share of broadcast.com's common stock would have been if the merger had been consummated on or prior to such day.

                                                  YAHOO!                       EQUIVALENT
                                                  COMMON     BROADCAST.COM  BROADCAST.COM PER
                                                   STOCK     COMMON STOCK      SHARE PRICE
                                                -----------  -------------  -----------------
March 31, 1999................................  $  168.3750   $  118.1875     $    130.0191
June 16, 1999.................................  $  141.6250   $  108.5000     $    109.3628

    No assurance can be given as to the market prices of Yahoo! common stock or broadcast.com common stock at any time before the closing of the merger or as to the market price of Yahoo! common stock at any time thereafter. The exchange ratio is fixed and will not be adjusted to compensate broadcast.com stockholders for decreases in the market price of Yahoo! common stock which could occur before the merger becomes effective. If the market price of Yahoo! common stock decreases or increases prior to the effective time of the merger, the market value of the Yahoo! common stock to be received in the merger in exchange for broadcast.com common stock will correspondingly decrease or increase. STOCKHOLDERS OF BROADCAST.COM ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS OF BROADCAST.COM COMMON STOCK AND YAHOO! COMMON STOCK.

DIVIDEND INFORMATION

    Neither Yahoo! nor broadcast.com has ever paid any cash dividends on their stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

NUMBER OF STOCKHOLDERS

    As of May 24, 1999, there were 200 stockholders of record who held shares of broadcast.com common stock.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    The special meeting will be held on July 20, 1999, at 8:00 a.m., local time, at 2909 Taylor Street, Dallas, Texas.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, stockholders of broadcast.com will be asked to approve the merger and to transact such other business as may properly come before the special meeting or any postponements or adjournments thereof.

RECORD DATE FOR VOTING ON THE MERGER; STOCKHOLDERS ENTITLED TO VOTE

    Only stockholders of record of broadcast.com common stock at the close of business on May 24, 1999 are entitled to notice of and to vote at the special meeting. As of the close of business on that record date, there were 37,040,155 shares of broadcast.com common stock outstanding and entitled to vote, held of record by 200 stockholders. Each broadcast.com stockholder is entitled to one vote for each share of broadcast.com common stock held as of the record date.

VOTING AND REVOCATION OF PROXIES

    The proxy accompanying this document is solicited on behalf of broadcast.com's board of directors. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to broadcast.com. All properly executed proxies received by broadcast.com prior to the special meeting that are not revoked will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger. Broadcast.com's board of directors does not presently intend to bring any other business before the special meeting and, so far as is known as of the date of this document, no other matters are to be brought before the special meeting. As to any other business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A broadcast.com stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by (1) delivering to the Secretary of broadcast.com a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (2) signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting or (3) attending the special meeting and voting in person.

STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER

    Approval of the merger by broadcast.com's stockholders is required by the Delaware General Corporation Law. Such approval requires the affirmative vote of the holders of a majority of the shares of broadcast.com common stock outstanding and entitled to vote at the special meeting. Abstentions and broker non-votes are not affirmative votes and will thus have the same effect as votes against approval of the merger. IN ADDITION, THE REQUIRED VOTE OF THE STOCKHOLDERS OF BROADCAST.COM IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF BROADCAST.COM COMMON STOCK RATHER THAN UPON THE SHARES ACTUALLY VOTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING. THEREFORE, IF THE HOLDERS OF ANY SUCH SHARES FAIL TO EITHER SUBMIT A PROXY OR VOTE IN PERSON AT THE SPECIAL MEETING, SUCH FAILURE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER. See "Voting, Affiliate and Noncompetition Agreements--Voting Agreement."

    As of the record date and the date of this proxy statement/prospectus, Yahoo! owned 159,236 shares of broadcast.com common stock which represents approximately 0.4% of the outstanding shares of broadcast.com common stock entitled to vote on the merger as of the record date. Yahoo! intends to vote all of such shares in favor of the merger. Yahoo! also holds a warrant to purchase 318,472 shares of broadcast.com common stock at an exercise price of $4.71 per share, which, if exercised, would represent approximately 0.9% of the outstanding shares of broadcast.com on the record date. Such warrant will expire upon consummation of the merger.

    In addition, on the same day that the merger agreement was signed, three stockholders of broadcast.com who collectively own approximately 45.0% of broadcast.com's outstanding common stock entered into a voting agreement with Yahoo!, granting Yahoo! a proxy to vote all of their shares of broadcast.com stock for approval of the merger.

BOARD RECOMMENDATION

    BROADCAST.COM'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, BROADCAST.COM AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT THE HOLDERS OF BROADCAST.COM CAPITAL STOCK VOTE FOR APPROVAL OF THE MERGER.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF BROADCAST.COM. ACCORDINGLY, BROADCAST.COM'S STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. A transmittal form with instructions for the surrender of broadcast.com stock certificates will be mailed to you as soon as practicable after completion of the merger. For more information regarding the procedures for exchanging your broadcast.com stock certificates for Yahoo! stock certificates, please see the section entitled "The Merger Agreement--Procedures for Exchanging Stock Certificates" on page 55 of this proxy statement/ prospectus.

                                   THE MERGER

GENERAL

    This section of the document describes certain aspects of the proposed merger that we consider to be important. This discussion of the merger in this document and the description of the principal terms of the merger agreement are only summaries of the material features of the proposed merger. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this document as Appendix A. You are encouraged to read the merger agreement and the other appendices to this document in their entirety.

BACKGROUND OF THE MERGER

    Broadcast.com and Yahoo! have been familiar with each other for several years and have done business together from time to time. For example, in December 1997, broadcast.com and Yahoo! entered into transactions whereby Yahoo! maintained a co-branded Web site linking to sports-related broadcast.com content. In addition, Yahoo! has been an investor in broadcast.com since December 1997.

    On January 26, 1999, John J. Healy, Director, Corporate Development of Yahoo!, contacted Jack A. Riggs, Chief Financial Officer of broadcast.com, to set up a mutually convenient time to contact Todd R. Wagner, Chief Executive Officer of broadcast.com, and Mark Cuban, Chairman and President of broadcast.com, to discuss potential ways in which Yahoo! and broadcast.com could continue to work together in the future.

    On February 17, 1999, Mr. Healy and Jeffrey Mallett, President and Chief Operating Officer of Yahoo!, spoke with Messrs. Wagner and Cuban to discuss the merits of a possible strategic transaction between Yahoo! and broadcast.com, including among other things, a possible business combination.

    On February 24, 1999, Mr. Mallett, Mr. Healy, Timothy K. Koogle, Chairman and Chief Executive Officer of Yahoo!, and other Yahoo! representatives met with Messrs. Wagner and Cuban to discuss the business of Yahoo! and broadcast.com, the potential synergies between the companies and a possible business combination between the companies. Mr. Mallett also requested certain financial and business information from broadcast.com, which broadcast.com subsequently provided.

    On February 24, 1999, broadcast.com engaged Morgan Stanley & Co. Incorporated to provide it with strategic investment banking services.

    On March 5, 1999, Messrs. Mallett and Healy met with Messrs. Wagner and Cuban and other broadcast.com representatives to discuss the financial and business information previously provided, including certain performance data relating to broadcast.com's Web sites.

    On March 6, 1999, Mr. Wagner spoke with each of Joseph W. Autem and Steven
D. Leeke, non-employee members of broadcast.com's board of directors, concerning the recent discussions with Yahoo!. From this date through the execution of the definitive merger agreement on March 31, 1999, Mr. Wagner discussed the progress of the Yahoo! negotiations with broadcast.com's non-employee directors on a regular basis.

    On March 8, 1999, Messrs. Wagner and Cuban spoke with representatives of Morgan Stanley regarding the status of discussions with Yahoo!. At such meeting, Morgan Stanley was asked to perform financial diligence and prepare valuation information in connection with a potential combination of Yahoo! and broadcast.com.

    On the morning of March 19, 1999, Messrs. Wagner and Cuban met with representatives of Morgan Stanley to discuss the results of Morgan Stanley's financial diligence. From this date through the execution of the definitive merger agreement on March 31, 1999, members of broadcast.com's management discussed the possible business combination with Morgan Stanley on a regular basis. Later that day, Messrs. Koogle, Mallett and Healy, Jerry Yang, co-founder of Yahoo! and a member of Yahoo!'s board of directors, and Gary Valenzuela, Chief Financial Officer of Yahoo!, met with Messrs. Wagner and Cuban and informed them that Yahoo! was preliminarily interested in a possible acquisition of broadcast.com. The representatives of Yahoo! indicated that, if the parties were to proceed with the negotiation of a transaction, it was Yahoo!'s desire to sign a definitive agreement and announce the transaction by April 1, 1999. While preliminary terms of the proposed acquisition were discussed, no agreement was reached on an exchange ratio or other principal terms. At the conclusion of this meeting, Messrs. Wagner and Cuban, in their individual capacities, and broadcast.com each entered into an agreement with Yahoo! pursuant to which each agreed to terminate any continuing discussions with third parties regarding a sale of broadcast.com and not to solicit or initiate any discussions with any third party regarding such a sale for a specified period of time.

    On March 21, 1999, Mr. Wagner contacted each of Messrs. Autem and Leeke to brief them on the status of the negotiations relating to the proposed merger. Each of Messrs. Autem and Leeke authorized management to proceed with negotiating a definitive merger agreement based on the proposed terms and with conducting an in-depth due diligence investigation of Yahoo!.

    From March 22 through March 31, 1999, Yahoo! and broadcast.com, together with their respective legal, financial and accounting advisors, conducted due diligence reviews and negotiated the terms of the definitive merger agreement and the other agreements related to the merger, including the following:

-  termination rights under the merger agreement;

-  the conditions upon which any breakup fee would be payable; and

-  the representations, warranties and covenants to be made.

    Also during this period, there was discussion of whether the merger agreement would contain a contingent stock option and a subsequent discussion of the stock option's terms and conditions.

    On March 24, 1999, Messrs. Mallett and Healy met with Mr. Wagner to review the progress of the due diligence reviews and to further discuss merger terms. They also reviewed additional Web site performance information and more detailed financial and business information on broadcast.com.

    On March 29, 1999, broadcast.com's board of directors held a meeting at which senior management and legal and financial advisors of broadcast.com discussed the following with the directors:

-  the status of the negotiations of the proposed transaction;

-  the results of due diligence;

-  the benefits and potential risks of the transaction with Yahoo!; and

-  the principal terms of the merger agreement and related documents.

    At the meeting, broadcast.com's legal advisors discussed the board's fiduciary duties in considering a strategic business combination and strategic alternatives and further discussed the terms of the merger agreement and related documents. Broadcast.com's financial advisors reviewed the strategic rationale for, and financial analyses relating to, the proposed merger.

    On March 30, 1999, broadcast.com's board of directors met again to further discuss the proposed merger and the merger agreement. Broadcast.com's legal advisors responded to questions raised by members of broadcast.com's board of directors regarding the terms of the merger agreement and related documents. Broadcast.com's financial advisors further reviewed the strategic rationale for, and financial analyses relating to, the proposed merger.

    On March 31, 1999, broadcast.com's board of directors met with senior management and broadcast.com's legal and financial advisors at a special telephonic meeting to discuss the status of final negotiations with Yahoo! and the directors' comments on the draft of the merger agreement. Morgan Stanley presented its final analysis of various information to serve as the basis for evaluating the exchange ratio and orally informed broadcast.com's board of directors of its opinion, subsequently confirmed in writing, that the exchange ratio was fair, from a financial point of view, to broadcast.com's stockholders. Morgan Stanley also responded to questions raised by members of broadcast.com's board of directors regarding its analysis and opinion. Following this presentation, the board engaged in a full discussion of the terms of the proposed merger and the analysis and opinion of Morgan Stanley. Broadcast.com's board of directors concluded that the merger agreement was fair to broadcast.com's stockholders and that the proposed merger was in the best interests of broadcast.com and its stockholders. Accordingly, broadcast.com's board of directors unanimously approved the merger and the merger agreement and related documents and authorized management to proceed with the execution of the merger documents.

    On March 31, 1999, Yahoo!'s board of directors met with senior management and in-house legal counsel at a special meeting of the board to review the status of the negotiations with broadcast.com, the terms of the draft merger agreement and Yahoo!'s due diligence review of broadcast.com. At this meeting, Yahoo!'s management reviewed the financial terms and the other terms of the merger with the board. Following these presentations, the board engaged in a full discussion of the terms of the proposed transaction and its advisability. At the conclusion of this meeting, Yahoo!'s board of directors approved the merger and the terms of the merger agreement and authorized management to proceed with the execution of the transaction documents.

    During the evening of March 31, 1999, Yahoo! and broadcast.com entered into the merger agreement; certain stockholders of broadcast.com entered into the voting agreement with Yahoo!; and each of the members of Yahoo!'s and broadcast.com's boards of directors and certain officers of Yahoo! and broadcast.com entered into affiliate agreements with Yahoo! and broadcast.com, respectively.

    The merger was jointly announced by Yahoo! and broadcast.com on the morning of April 1, 1999.

REASONS FOR THE MERGER

YAHOO!'S REASONS FOR THE MERGER

    Yahoo!'s board of directors and management believe that the merger will benefit Yahoo! and its stockholders for the following reasons:

- EXTENSION OF YAHOO! BUSINESS MODEL TO AUDIO/VIDEO ENVIRONMENT. The merger of Yahoo! and broadcast.com will permit Yahoo! to extend its present text-oriented business model to the audio/ video environment. Yahoo! believes that this will result in a unique enhancement of users' experience on Yahoo! Finance, Yahoo! News, Yahoo! Sports and other similar Yahoo! services and will serve as a key differentiator between services offered by Yahoo! and those of its competitors. As bandwidth on the Web grows, users worldwide expect richer media and content. This acquisition will accelerate the wide array of content and services available for Yahoo's users by immediately expanding its offerings in streamed video and audio.

- ENTRY INTO BUSINESS SERVICES MARKETPLACE. It is anticipated that the proposed merger will provide Yahoo! with a powerful entry into the business services marketplace. The broadcast.com Business Services Group provides turnkey Internet broadcasting services for hundreds of corporations and organizations. Broadcast.com delivers live and on-demand audio and video solutions for a variety of corporate communications applications, including seminars, product launches, keynote addresses, distance learning, annual shareholder meetings and quarterly earnings calls. Yahoo! believes that the addition of this capability will in the future be a key component of its overall product offering.

- MERGER COMPLEMENTS YAHOO!'S FUSION MARKETING ONLINE STRATEGY. The acquisition of broadcast.com complements Yahoo!'s Fusion Marketing Online strategy of providing a comprehensive suite of marketing services to its advertisers, merchants and business partners worldwide. Broadcast.com's Business Services Group will provide a new service for Yahoo!'s business, content and merchant partners by offering a full turnkey audio and visual programming service. Yahoo! believes that this service will provide additional revenue opportunities from advertisers and merchants today and from expanded business services in the future.

- PROVEN MANAGEMENT TEAM. It is anticipated that the current senior executive officers of broadcast.com will join Yahoo! following consummation of the merger in management positions. This group of executive officers has a proven record in establishing and building a successful business and retaining and supporting teams of talented employees. For the first time, Yahoo! anticipates that it will be forming an independent business unit within Yahoo!. Todd Wagner, Chief Executive Officer of broadcast.com, and Mark Cuban, Chairman of the Board and President of broadcast.com, will co-manage the group as vice presidents of Yahoo! Broadcast Services. Given the intense competition for qualified personnel in the Internet industry, the ability to add key managers such as Messrs. Wagner and Cuban to the Yahoo! employee base was viewed by Yahoo! as a large benefit of the transaction.

BROADCAST.COM'S REASONS FOR THE MERGER

    Broadcast.com's board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, broadcast.com and its stockholders. Accordingly, broadcast.com's board of directors has approved the merger agreement and the consummation of the merger and recommends that you vote FOR approval of the merger agreement and the merger.

    In reaching its decision, broadcast.com's board of directors identified several potential benefits of the merger, the most important of which included:

- Broadcast.com's stockholders will have the opportunity to participate in the potential for growth of the combined company after the merger;

- Combining with Yahoo! will increase the business services, advertising and e-commerce relationships and opportunities available to broadcast.com and also give broadcast.com the opportunity to expand its audience;

- Yahoo!'s existing international infrastructure should facilitate broadcast.com's expansion in Europe, Asia and Central and South America;

- The exchange ratio in the merger represented a premium of approximately 39.5% over the average closing price for broadcast.com common stock over the 30 day trading period ending on March 31, 1999; and

- By combining with Yahoo!, broadcast.com's stockholders will be afforded substantially increased trading liquidity for their investment.

    Broadcast.com's board of directors consulted with broadcast.com's senior management, as well as its legal counsel, independent accountants and financial advisers, in reaching its decision to approve the merger. Among the factors considered by broadcast.com's board in its deliberations were the following:

- historical information concerning Yahoo!'s and broadcast.com's respective financial performance, results of operations, assets, liabilities, operations, technology, brand development, management and competitive position, including public reports covering the most recent fiscal year and fiscal quarter for each company filed with the Commission;

- broadcast.com's management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Yahoo! and broadcast.com after giving effect to the merger;

- current market conditions and historical trading information with respect to Yahoo! and broadcast.com common stock;

-  comparable merger transactions in the Internet market;

- the terms and conditions of the merger agreement, including the expected tax-free treatment to broadcast.com's stockholders;

- the analysis prepared by Morgan Stanley and presented to broadcast.com's board of directors and the oral opinion of Morgan Stanley, subsequently confirmed in writing, that the exchange ratio was fair, from a financial point of view, to broadcast.com's stockholders, as described more fully in the text of the entire opinion attached as Appendix B to this document;

- Yahoo!'s track record, which clearly demonstrated an ability to compete effectively in the Internet market; and

- the ability of broadcast.com's board of directors to enter into discussions with another party in response to an unsolicited superior offer to the merger if broadcast.com's board of directors believed in good faith, after consultation with its legal counsel, that such action was required in order to comply with its fiduciary obligations.

    Broadcast.com's board of directors also identified and considered a variety of potential negative factors in its deliberations concerning the merger, including, but not limited to:

- the risk to broadcast.com's stockholders that the value to be received in the merger could decline significantly due to the fixed exchange ratio;

- the loss of control over the future operations of broadcast.com following the merger;

- the impact of the loss of broadcast.com's status as an independent company on broadcast.com's stockholders, employees, Web site visitors, business services clients, advertisers and sponsors;

- the risk that the potential benefits sought in the merger might not be fully realized;

- the possibility that the merger might not be consummated and the potential adverse effects of the public announcement of the merger on:

    -  broadcast.com's sales and operating results;

    -  broadcast.com's ability to attract and retain key employees;

    -  the progress of certain strategic initiatives; and

    -  broadcast.com's overall competitive position;

- the risk that, despite the efforts of Yahoo! and broadcast.com, key technical, sales and management personnel might not remain employees of Yahoo! or broadcast.com following the closing of the merger; and

- the transaction costs expected to be incurred in connection with the merger and the other risks described under "Risk Factors--Risks Related to the Merger" beginning on page 6.

    After due consideration, broadcast.com's board of directors concluded that the risks associated with the proposed merger were outweighed by the potential benefits of the merger.

    Broadcast.com's board of directors does not intend the foregoing discussion of information and factors to be exhaustive but believes the discussion to include all of the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, broadcast.com's board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the specific factors considered. However, after taking into consideration all of the factors set forth above, broadcast.com's board of directors concluded that the merger agreement and merger were fair to, and in the best interests of, broadcast.com and its stockholders and that broadcast.com should proceed with the merger.

OPINION OF FINANCIAL ADVISOR TO BROADCAST.COM

    Pursuant to a letter agreement dated as of February 24, 1999 (the "Engagement Letter"), Morgan Stanley was engaged to provide financial advisory services and a financial fairness opinion in connection with the merger. Morgan Stanley was selected by the broadcast.com board of directors to act as broadcast.com's financial advisor based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business and affairs of broadcast.com. At the meeting of the board of directors of broadcast.com on March 31, 1999, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of March 31, 1999, and based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of broadcast.com common stock.

    THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED MARCH 31, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. BROADCAST.COM STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE BROADCAST.COM BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES OF BROADCAST.COM COMMON STOCK AS OF THE DATE OF THE OPINION, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF BROADCAST.COM COMMON STOCK AS TO HOW TO VOTE AT THE BROADCAST.COM SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In connection with rendering its opinion, Morgan Stanley, among other things:

- reviewed certain publicly available financial statements and other information of broadcast.com, Yahoo! and GeoCities, respectively;

- reviewed certain internal financial statements and other financial and operating data concerning broadcast.com, Yahoo! and GeoCities prepared by the managements of broadcast.com and Yahoo!, respectively;

- discussed the past and current operations and financial condition and the prospects of broadcast.com, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of broadcast.com;

- discussed the past and current operations and financial condition and the prospects of Yahoo! and GeoCities, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Yahoo!;

- reviewed the pro forma impact of the merger on the revenues and the earnings per share of Yahoo! and the revenues and the earnings of Yahoo! pro forma for the merger with GeoCities;

- reviewed the reported prices and trading activity for the broadcast.com common stock and the Yahoo! common stock;

- compared the financial performance of broadcast.com and Yahoo! and the prices and trading activity of the broadcast.com common stock and the Yahoo! common stock with that of certain other comparable publicly-traded companies and their securities;

- reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

- reviewed and discussed with the senior managements of broadcast.com and Yahoo! their strategic rationales for the merger;

- participated in discussions and negotiations among representatives of broadcast.com and Yahoo! and their financial and legal advisors;

-  reviewed the GeoCities agreement;

-  reviewed the draft merger agreement and certain related agreements; and

- performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data, including forecasts, and discussions relating to the strategic, financial and operational benefits, including synergies, anticipated from the merger provided by broadcast.com and Yahoo!, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of broadcast.com, Yahoo! and GeoCities. Morgan Stanley relied upon the following:

- the assessment by the managements of broadcast.com and Yahoo! of their ability to retain key employees of broadcast.com, Yahoo! and GeoCities;

- without independent verification, the assessment by the managements of broadcast.com and Yahoo! of the strategic and other benefits expected to result from the merger;

- without independent verification, the assessment by the managements of broadcast.com and Yahoo! of broadcast.com's, Yahoo!'s and GeoCities' technologies and products;

- the timing and risks associated with the integration of broadcast.com, Yahoo! and GeoCities; and

- the validity of, and risks associated with, broadcast.com's, Yahoo!'s and GeoCities' existing and future products and technologies.

    Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities or technology of broadcast.com, Yahoo! or GeoCities, nor was it furnished with any such appraisals. In addition, Morgan Stanley assumed that the merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, and will be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of 11:31 a.m. PST on March 31, 1999.

    The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated March 31, 1999. Morgan Stanley presented certain analyses at a meeting of broadcast.com's board of directors on March 29, 1999 based on closing prices as of March 26, 1999 and presented certain updated analyses at a meeting of broadcast.com's board of directors on March 31, 1999 based on the inter-day prices on

March 31, 1999. For the purposes of its opinion, Morgan Stanley relied on certain of the analyses based on the March 26, 1999 closing prices as well as the updated analyses based on the inter-day prices as of 11:31 a.m. PST on March 31, 1999.

    These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Since Yahoo! was still in the process of consummating its merger with GeoCities, and the merger of Yahoo! and broadcast.com was not dependent on the completion of the merger of Yahoo! and GeoCities, Morgan Stanley analyzed the merger of broadcast.com with Yahoo! under two different scenarios: assuming that the merger with GeoCities was completed, or "Yahoo! Pro Forma"; and assuming that the merger with GeoCities was not completed, or "Yahoo! Standalone." In addition, prior to the announcement of the merger, broadcast.com common stock rose by $33.19 to $118.19 over the period from March 22, 1999 to March 31, 1999 from $85.00 on March 19, 1999, as a result of published rumors about a potential Yahoo! and broadcast.com merger. In its analysis of the merger, Morgan Stanley examined certain valuation parameters as of the closing price of broadcast.com common stock on March 19, 1999 of $85.00 (the "Unaffected Price").

    COMPARATIVE STOCK PRICE PERFORMANCE. Morgan Stanley reviewed the recent stock price performance of broadcast.com and Yahoo! and compared such performance with that of GeoCities and a comparables stock index which included the following companies:

-  @Home Corporation

-  CNET, Inc.

-  eBay Inc.

-  Infoseek Corporation

-  Lycos, Inc.

    Morgan Stanley observed that over the period from July 17, 1998, the date of the broadcast.com initial public offering, to March 26, 1999, the market price of broadcast.com common stock increased 1,128% (from the IPO price of $9 per share) and 252% (from the closing price on July 17, 1998), compared with an increase of 671% for Yahoo! common stock over the period from March 26, 1998 to March 26, 1999, an increase of 198% (from the closing price on August 11, 1998) for GeoCities common stock over the period from August 11, 1998, the GeoCities IPO date, to March 26, 1999, and an increase of 509% for the comparables index over the period from March 26, 1998 to March 26, 1999.

    PEER GROUP COMPARISON. Morgan Stanley compared certain financial information of broadcast.com and Yahoo! with publicly available information for two groups of companies:

INTERNET PORTAL COMPANIES:                              INTERNET E-COMMERCE COMPANIES:
------------------------------------------------------  ------------------------------------------------------

-  America Online, Inc.                                 -  Microsoft Corporation

-  @Home Corporation                                    -  Amazon.com, Inc.

-  Excite, Inc.                                         -  eBay Inc.

-  @Home/Excite, pro forma for the merger               -  Intuit Inc.

-  Infoseek Corporation                                 -  Verisign, Inc.

-  Lycos, Inc.

-  CNET, Inc.

    For this analysis Morgan Stanley examined a range of estimates based on securities research analysts. The following table presents, as of March 26, 1999, the median for the Internet portal companies and Internet e-commerce companies of each of estimated aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to projected calendar year 1999 revenue multiples, aggregate value to projected calendar year 2000 revenue multiples and aggregate value to projected calendar year 2000 revenue multiples divided by long term growth rates, compared to the values indicated for broadcast.com, broadcast.com based on the Unaffected Price, Yahoo! Standalone and Yahoo! Pro Forma estimates on March 31, 1999.

                                                                     AGGREGATE VALUE TO PROJECTED      AGGREGATE VALUE
                                                                            CALENDAR YEAR            PROJECTED CALENDAR
                                                                   --------------------------------   2000 REVENUE LONG
                                                                    1999 REVENUE     2000 REVENUE        TERM GROWTH
                                                                   ---------------  ---------------  -------------------
Internet Portal Companies
  Low............................................................          25.1x            16.1x              0.33x
  Median.........................................................          39.0             24.5               0.49
  High...........................................................          73.0             34.1               0.68

Internet E-Commerce Companies
  Low............................................................           5.9              4.4               0.09
  Median.........................................................          22.6             13.8               0.32
  High...........................................................         153.4            105.8               2.12

broadcast.com....................................................         125.8             70.8               1.18

broadcast.com (Unaffected Price).................................          91.0             51.2               0.85

Yahoo! Standalone................................................         114.0             84.4               1.26

Yahoo! Pro Forma.................................................         111.5             73.0               1.09

    No company utilized in the peer group comparison analysis as a comparison is identical to broadcast.com or Yahoo!. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of broadcast.com or Yahoo!, such as the impact of competition on the business of broadcast.com, Yahoo! or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of broadcast.com, Yahoo! or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Morgan Stanley reviewed four Internet-related transactions which consisted of:

-  the acquisition of Netscape Communications Corporation by America Online,
   Inc.;

-  the acquisition of Excite, Inc. by @Home Corporation;

-  the acquisition of GeoCities by Yahoo!; and

-  the acquisition of Moviefone, Inc. by America Online, Inc.

    Morgan Stanley compared the publicly available statistics for the transactions listed above to the relevant financial statistics for broadcast.com based on the value of broadcast.com implied by the exchange ratio and the inter-day price for broadcast.com common stock and Yahoo! common stock on March 31, 1999. The following table presents the implied values of calendar 1999 projected revenues and calendar 2000 projected revenues, as well as the one trading day, average 20 trading days, average 30 trading days and the average 60 trading days implied exchange ratio premium for the Internet-related transactions, compared to the respective revenue multiples and exchange ratio premium implied by the merger on March 31, 1999 and March 19, 1999.

                                                          IMPLIED AGGREGATE VALUE
                                                           (BASED ON OFFER PRICE)
                                                              TO CALENDAR YEAR
                                                                 ESTIMATED                 EXCHANGE RATIO PREMIUM
                                                          ------------------------  -------------------------------------
                                                EQUITY       1999         2000                     20 DAY       30 DAY
SELECTED PRECEDENT TRANSACTIONS                  VALUE     REVENUES     REVENUES    1 DAY PRIOR    AVERAGE      AVERAGE
---------------------------------------------  ---------  -----------  -----------  -----------  -----------  -----------
Netscape/America Online......................  $   4,443        5.2x         4.0x         -4.2%        15.1%        13.6%

Excite/@Home.................................      6,667       27.6x        21.1x         57.4%        64.8%        50.9%

GeoCities/Yahoo!.............................      4,351       88.4x        46.2x         51.5%        90.2%        97.7%

Moviefone Inc./America Online................        385        N.A.         N.A.         10.4%        42.0%        42.8%

Median of Internet Transactions..............                  27.6x        21.1x         31.0%        53.4%        46.8%

broadcast.com................................      5,786      145.6x        81.9x         17.8%        33.3%        37.1%

broadcast.com (Unaffected Price).............      5,786      145.6x        81.9x         54.4%        44.6%        52.8%


                                                 60 DAY
SELECTED PRECEDENT TRANSACTIONS                  AVERAGE
---------------------------------------------  -----------
Netscape/America Online......................         8.5%
Excite/@Home.................................        29.8%
GeoCities/Yahoo!.............................        80.1%
Moviefone Inc./America Online................        38.1%
Median of Internet Transactions..............        33.9%
broadcast.com................................        53.7%
broadcast.com (Unaffected Price).............        66.3%

    No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of broadcast.com or Yahoo!, such as the impact of competition on broadcast.com, Yahoo! or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of broadcast.com, Yahoo! or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

    RELATIVE CONTRIBUTION ANALYSIS. Morgan Stanley analyzed the pro forma contribution of broadcast.com and Yahoo! Pro Forma to the combined company assuming consummation of the merger and based on estimates from securities research analysts for both companies. The analysis showed, among other things, that in terms of last 12 months' historical revenue, calendar year 1999 projected revenue, calendar year 2000 projected revenue, last 12 months' historical gross profit, calendar year 1999 gross profit, calendar year 2000 gross profit, calendar year 1999 operating income, calendar year 2000 operating income, calendar year 1999 net income and calendar year 2000 net income, broadcast.com would contribute an average and median of 7.8% and 8.8%, respectively, to the combined company in a combination with Yahoo! Pro Forma. These figures, adjusted to reflect each company's respective capital structures, were compared to the pro forma fully-diluted ownership of the combined company by broadcast.com shareholders of 10.9% implied by the merger with Yahoo! Pro Forma.

    EXCHANGE RATIO ANALYSIS. Morgan Stanley reviewed the ratios of the closing prices of broadcast.com common stock divided by the corresponding prices of Yahoo! common stock over various periods during the twelve month periods ending March 30, 1999 and March 19, 1999 and computed the premia represented by the exchange ratio over the averages of these daily ratios over various periods. The following table presents the range of implied exchange ratios over the periods covered and the implied exchange ratios as of March 30, 1999 and March 19, 1999, compared to the exchange ratio of the merger.

                                                                                       PERCENTAGE PREMIUM REPRESENTED BY
                                                                                         EXCHANGE RATIO IN MERGER OVER
                                                  AVERAGE EXCHANGE RATIO FROM              HISTORICAL EXCHANGE RATIO
                                             --------------------------------------  --------------------------------------
                                               MARCH 19, 1999                          MARCH 19, 1999
PRIOR TRADING PERIOD                         (UNAFFECTED PRICE)    MARCH 30, 1999    (UNAFFECTED PRICE)    MARCH 30, 1999
-------------------------------------------  -------------------  -----------------  -------------------  -----------------
1 Trading Day..............................           0.500               0.658                 54%                 17%
5 Trading Days.............................           0.509               0.657                 52%                 18%
10 Trading Days............................           0.516               0.622                 50%                 24%
20 Trading Days............................           0.534               0.580                 45%                 33%
30 Trading Days............................           0.505               0.563                 53%                 37%
60 Trading Days............................           0.464               0.502                 66%                 54%
90 Trading Days............................           0.417               0.445                 85%                 73%

    DISCOUNTED EQUITY VALUE. Morgan Stanley performed an analysis of the present value per share of broadcast.com on a standalone basis based on broadcast.com's future trading price. Morgan Stanley observed that, on March 31, 1999, and based on a range of revenue estimates for the calendar year 2001 and 2002, based on securities research analysts estimates, illustrative multiples of revenue ranging from 30.0 times to 72.2 times, compared to an average forward revenue multiple of 41.0 from August 19, 1998 to March 19, 1999, and illustrative discount rates of 20.0% to 25.0%, the present value per share of broadcast.com common stock on a standalone basis ranged from $51.87 to $142.24. Morgan Stanley noted that broadcast.com common stock closed at $85.00 on March 19, 1999 and had an inter-day price of $116.00 on March 31, 1999.

    Morgan Stanley compared the results of the broadcast.com standalone analysis to an analysis of the present value per share of the implied value of broadcast.com based on Yahoo! Pro Forma's and Yahoo! Standalone's future trading prices assuming consummation of the merger and based on a range of revenue estimates from securities research analysts for both companies for calendar year 2001 and 2002 prior to any synergies resulting from the merger, and multiples of revenue ranging from 50.0 times to 90.0 times, compared to an average forward revenue multiple of 62.7 from August 19, 1998 to March 26, 1999. Based on this analysis, Morgan Stanley estimated on March 31, 1999, a present value per equivalent share of broadcast.com common stock ranging from $100.95 to $228.33 and $87.31 to $197.16 based on Yahoo! Pro Forma and Yahoo! Standalone revenue estimates, respectively.

    Morgan Stanley also performed an analysis of the present value per share of Yahoo! Standalone and Yahoo! Pro Forma on a standalone basis. Morgan Stanley observed that, based on revenue estimates from securities research analysts for the calendar year 2001 and 2002, illustrative multiples of revenue ranging from
50.0 times to 90.0 times and illustrative discount rates ranging from 15.0% to 20.0%, the present value per share of Yahoo! Pro Forma common stock on a standalone basis on March 31, 1999, ranged from $132.58 to $300.99 and the present value per share of Yahoo! Standalone common stock on a standalone basis ranged from $112.69 to $255.42. Morgan Stanley observed that the price of Yahoo! common stock on March 31, 1999 was $173.00.

    PRO FORMA MERGER ANALYSIS. Morgan Stanley analyzed the pro forma impact of the merger on Yahoo! Pro Forma's projected earnings per share for the calendar years 1999 and 2000. Such analysis was based on earnings projections by securities research analysts for both companies. Based on this analysis, Morgan Stanley observed that, assuming that the merger was treated as a pooling transaction, the merger would result in earnings per share dilution on March 31, 1999, for Yahoo! Pro Forma shareholders of 19.6% and 6.8% and earnings per share dilution for Yahoo! Standalone shareholders of 20.7% and 7.1% for calendar years 1999 and 2000, respectively, before taking into account any one-time charges or synergies. According to this analysis, the revenue synergies required for the combined entity to realize no earnings dilution in calendar year 2000 are $18.3 million and $16.5 million for Yahoo! Pro Forma and Yahoo! Standalone, respectively.

    In connection with the review of the merger by the broadcast.com board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of broadcast.com or Yahoo!.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of broadcast.com or Yahoo!. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of broadcast.com common stock and were conducted in connection with the delivery of the Morgan Stanley opinion to the board of directors of broadcast.com. The analyses do not purport to be appraisals or to reflect the prices at which broadcast.com common stock or Yahoo! common stock might actually trade. The exchange ratio pursuant to the merger agreement and other terms of the merger agreement were determined through arm's-length negotiations between broadcast.com and Yahoo! and were approved by the broadcast.com board of directors. Morgan Stanley provided advice to broadcast.com during such negotiations; however, Morgan Stanley did not recommend any specific consideration to broadcast.com or that any specific consideration constituted the only appropriate consideration for the merger. In arriving at its opinion, Morgan Stanley was authorized to solicit the interest of one additional party with respect to the acquisition of broadcast.com or any of its assets. Morgan Stanley did not negotiate with any party, other than Yahoo!. In addition, as described above, Morgan Stanley's opinion and presentation to the broadcast.com board of directors was one of many factors taken into consideration by broadcast.com's board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the broadcast.com board of directors with respect to the value of broadcast.com or of whether the broadcast.com board of directors would have been willing to agree to a different consideration.

    The broadcast.com board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of broadcast.com, Yahoo! or GeoCities.

    Pursuant to an engagement letter dated February 24, 1999, Morgan Stanley provided financial advisory services and a financial opinion in connection with the merger, and broadcast.com agreed to pay Morgan Stanley a customary fee in connection therewith. Broadcast.com has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, broadcast.com has agreed to indemnify Morgan Stanley and its affiliates, their respective directions, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory services for broadcast.com and have received fees for the rendering of these services.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of broadcast.com's board of directors with respect to the merger, you should be aware that members of broadcast.com's board of directors and management have interests in the merger that are in addition to, and that may be different from, your interests as a holder of broadcast.com common stock generally. Broadcast.com's board of directors was aware of these interests and considered the following matters, among others, in approving the merger.

STOCK OPTIONS ACCELERATED UPON MERGER

    Pursuant to the merger agreement, Yahoo! will assume each outstanding option under the broadcast.com 1998 Stock Option Plan and the broadcast.com 1996 Stock Option Plan. Options granted under these plans will not accelerate upon consummation of the merger.

    Under the pre-existing terms of the broadcast.com 1996 Non-Employee Directors Stock Option Plan, the consummation of the merger will cause each outstanding option under the plan to accelerate, allowing each holder of an outstanding option to exercise such option immediately prior to the effective time of the merger. The two non-employee members of broadcast.com's board of directors, Steven D. Leeke and Joseph W. Autem, hold outstanding options under this plan.

EMPLOYEE STOCK PURCHASE PLAN

    Pursuant to the terms of the merger agreement and in accordance with the provisions of the broadcast.com 1998 Employee Stock Purchase Plan, broadcast.com will shorten the offering period such that all outstanding purchase rights under the plan will be exercised prior to the effective time of the merger and each participant in the plan will be issued shares of broadcast.com common stock at the effective time pursuant to the terms of the plan. Each share of broadcast.com common stock so issued will, by virtue of the merger, be converted into the right to receive 0.7722 shares of Yahoo! common stock.

SEVERANCE ARRANGEMENTS

    Broadcast.com is party to employment agreements with each of Todd R. Wagner, Chief Executive Officer of broadcast.com, and Mark Cuban, Chairman and President of broadcast.com, which provide for severance payments if either of their employment terminates within six months following the consummation of a merger. Messrs. Wagner and Cuban have each agreed to terminate their employment agreements and their rights to severance payments upon the closing of this merger.

INDEMNIFICATION ARRANGEMENTS

    Under the merger agreement, Yahoo! has agreed that, from and after the effective time of the merger, Yahoo! will cause broadcast.com to fulfill and honor in all respects the obligations of broadcast.com under (1) any indemnification agreements that exist between broadcast.com and its officers and directors at the effective time of the merger and (2) any indemnification provisions under broadcast.com's certificate of incorporation or bylaws that are in effect on the date of the merger agreement. The merger agreement also provides that the certificate of incorporation and bylaws of broadcast.com following the effective time will contain provisions regarding exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in broadcast.com's certificate of incorporation and bylaws on the date of the merger agreement. In addition, the merger agreement provides that, for a period of at least six years after the effective time of the merger, such exculpation and indemnification provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of broadcast.com, unless such modification is required by law. Yahoo! has also agreed to cause broadcast.com to use commercially reasonable efforts to maintain directors' and officers' liability insurance for a period of three years after the effective time of the merger.

GOVERNMENTAL AND REGULATORY MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules of the Federal Trade Commission promulgated thereunder, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Yahoo! and broadcast.com each filed notification and report forms with the FTC and the Department of Justice on April 12, 1999. The specified waiting period ended on May 12, 1999.

    At any time before or after the consummation of the merger, the FTC, the Department of Justice or any state could take such action under applicable antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of particular assets or businesses of Yahoo! or broadcast.com. Private parties may also initiate legal actions under the antitrust laws under certain circumstances.

FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of the material federal income tax considerations of the merger that are generally applicable to holders of broadcast.com common stock. Venture Law Group, a Professional Corporation, counsel to Yahoo!, and Gibson Dunn & Crutcher LLP, counsel to broadcast.com, are of the opinion that the following discussion accurately describes such material federal income tax consequences.

    This discussion does not deal with all income tax considerations that may be relevant to particular broadcast.com stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, banks, insurance companies or tax-exempt entities, stockholders who hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions are in connection with the merger), including transactions in which shares of broadcast.com common stock were or are acquired or in which shares of Yahoo! common stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed in this proxy statement/ prospectus. The discussion is based on federal income tax law in effect as of the date of this proxy statement/prospectus, which could change at any time, possibly with retroactive effect. ACCORDINGLY, BROADCAST.COM STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER AND APPLICABLE TAX RETURN REPORTING REQUIREMENTS.

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
    It is a condition to the closing of the merger that Yahoo! and broadcast.com each receive an opinion from their respective counsel that the merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986. If the merger qualifies as a reorganization, the following federal income tax consequences will result:

- No gain or loss will be recognized by holders of broadcast.com common stock solely upon their receipt of Yahoo! common stock in the merger, except as described below with respect to cash received in lieu of a fractional share of Yahoo! common stock;

- The aggregate tax basis of the Yahoo! common stock received in the merger by a broadcast.com stockholder, including any fractional share not actually received, will be the same as the aggregate tax basis of the broadcast.com common stock surrendered in exchange for such Yahoo! common stock;

- The holding period of the Yahoo! common stock received in the merger by a broadcast.com stockholder will include the period during which the stockholder held the broadcast.com common stock surrendered in exchange for such Yahoo! common stock, so long as the broadcast.com common stock is held as a capital asset at the time of the merger;

- Cash payments received by holders of broadcast.com common stock in lieu of a fractional share of Yahoo! common stock will be treated as if the fractional share of Yahoo! common stock had been issued in the merger and then repurchased by Yahoo!; a broadcast.com stockholder receiving such cash will generally recognize gain or loss upon such payment, equal to the difference between such stockholder's basis in the fractional share and the amount of cash received; and

- None of Yahoo!, the merger subsidiary or broadcast.com will recognize gain or loss solely as a result of the merger.

    The opinions of counsel that the merger will qualify as a reorganization will be subject to the limitations and qualifications referred to in this document. In addition, the opinions will (1) rely upon the truth and accuracy of representations and covenants set forth in the merger agreement and in certificates to be delivered to counsel prior to the effective time by Yahoo!, the merger subsidiary and broadcast.com and (2) assume that the merger will be consummated in accordance with the terms of the merger agreement. The parties are not requesting a ruling from the Internal Revenue Service in connection with the merger. The opinions of counsel referred to above do not bind the IRS or prevent the IRS from adopting a contrary position. Yahoo! and broadcast.com undertake to recirculate these proxy materials and resolicit proxies in the event that the parties waive the condition to closing of the merger of receipt of an opinion from their respective counsel that the merger will be a reorganization for federal income tax purposes.

    A successful IRS challenge to the "reorganization" status of the merger would result in a broadcast.com stockholder recognizing gain or loss with respect to each share of broadcast.com common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the Yahoo! common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Yahoo! common stock so received would equal its fair market value and his holding period for such stock would begin the day after the merger.

ANTICIPATED ACCOUNTING TREATMENT

    The merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the merger is conditioned upon receipt by Yahoo! and broadcast.com of letters from their independent accountants, PricewaterhouseCoopers LLP, regarding that firm's concurrence with Yahoo! management's and broadcast.com management's conclusions as to the appropriateness of pooling of interests accounting

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
for the merger under Accounting Principles Board Opinion No. 16, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and the rules and regulations of the Commission.

NO APPRAISAL RIGHTS

    Delaware law provides appraisal rights to stockholders of Delaware corporations in certain situations. However, such appraisal rights are not available to stockholders of a corporation, such as broadcast.com:

- whose securities are listed on a national securities exchange or are designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; and

- whose stockholders are not required to accept in exchange for their stock anything other than (a) stock in another corporation listed on a national securities exchange or an interdealer quotation system by the NASD or (b) cash in lieu of fractional shares.

    Due to the following factors, stockholders of broadcast.com will not have appraisal rights with respect to the merger:

-  broadcast.com common stock is traded on The Nasdaq National Market;

- broadcast.com stockholders are being offered stock of Yahoo!, which is also traded on The Nasdaq National Market; and

- broadcast.com stockholders are being offered cash in lieu of fractional shares.

    Delaware law does not provide appraisal rights to stockholders of a corporation, such as Yahoo!, that issues shares in connection with a merger but is not itself a constituent corporation in the merger.

DELISTING AND DEREGISTRATION OF BROADCAST.COM COMMON STOCK

    If the merger is consummated, broadcast.com common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

LISTING OF YAHOO! COMMON STOCK TO BE ISSUED IN THE MERGER

    It is a condition to the consummation of the merger that the shares of Yahoo! common stock to be issued in the merger and the shares of Yahoo! common stock to be reserved for issuance in connection with the assumption of outstanding broadcast.com stock options be approved for listing on The Nasdaq National Market.

RESTRICTION ON RESALES OF YAHOO! COMMON STOCK

    The Yahoo! common stock to be issued in the merger will have been registered under the Securities Act, thereby allowing such shares to be freely traded without restriction by all former holders of broadcast.com common stock who are not "affiliates" of broadcast.com at the time of the special meeting and who do not become "affiliates" of Yahoo! after the merger. Persons who may be deemed to be affiliates of Yahoo! or broadcast.com generally include individuals or entities that control, are controlled by or are under common control with, such party and may include certain officers and directors of Yahoo! and broadcast.com, as well as significant stockholders.

    Shares of Yahoo! common stock received by those stockholders of broadcast.com who are deemed to be affiliates of broadcast.com may be resold without additional registration under the Securities Act only in the manner permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires broadcast.com to use commercially reasonable efforts to cause its affiliates to enter into agreements not to make any public sale of any Yahoo! common stock received in the merger, except in compliance with the Securities Act and the rules and regulations thereunder.

    This document does not cover resales of Yahoo! common stock received by any person who may be deemed to be an affiliate of Yahoo! or broadcast.com.

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
                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF BROADCAST.COM ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

THE MERGER

    Following the approval and adoption of the merger agreement by the stockholders of broadcast.com and the satisfaction or waiver of the other conditions to the merger, broadcast.com will merge into a wholly-owned subsidiary of Yahoo!, and broadcast.com will continue as the surviving corporation as a wholly-owned subsidiary of Yahoo!.

THE EFFECTIVE TIME

    As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Delaware Secretary of State. The parties anticipate that this will occur in July 1999.

DIRECTORS AND OFFICERS OF BROADCAST.COM AFTER THE MERGER

    At the effective time, the directors of Yahoo!'s merger subsidiary will become the new directors of broadcast.com, and the officers of Yahoo!'s merger subsidiary will become the new officers of broadcast.com.

CONVERSION OF SHARES IN THE MERGER

    At the effective time, each share of broadcast.com common stock will be automatically canceled and converted into the right to receive 0.7722 shares of Yahoo! common stock, except that shares of broadcast.com common stock held immediately prior to the effective time by broadcast.com, Yahoo! or any wholly-owned subsidiary of broadcast.com or Yahoo! will be canceled. In addition, the exchange ratio will be further adjusted to reflect the effect of any stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to either Yahoo! common stock or broadcast.com common stock that may occur on or after the date of this proxy statement/prospectus.

BROADCAST.COM'S STOCK OPTION AND STOCK PURCHASE PLANS

    At the effective time, each outstanding option to purchase shares of broadcast.com common stock under broadcast.com's 1998 Stock Option Plan, broadcast.com's 1996 Stock Option Plan and broadcast.com's 1996 Non-Employee Directors Stock Option Plan will be assumed by Yahoo! regardless of whether they are exercisable. Each broadcast.com stock option that is assumed by Yahoo! will continue to have, and be subject to, the same terms and conditions that were applicable to the option immediately prior to the effective time, except that:

- each broadcast.com stock option will be exercisable for shares of Yahoo! common stock, and the number of shares of Yahoo! common stock issuable upon exercise of any given option will be determined by multiplying 0.7722 by the number of shares of broadcast.com common stock underlying such option, rounded down to the nearest whole number; and

- the per share exercise price of any given option will be determined by dividing the exercise price of the option immediately prior to the effective time by 0.7722, rounded up to the nearest whole cent.

    The parties intend for the broadcast.com stock options assumed by Yahoo! to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, to the extent the stock options qualified as incentive stock options prior to the effective time.

    Immediately prior to the effective time, any outstanding purchase rights under broadcast.com's 1998 Employee Stock Purchase Plan will automatically be exercised and paid for through accumulated payroll deductions. This

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
will allow participants to purchase shares of broadcast.com common stock under the plan prior to the effective time. This shortened purchase period will expire immediately following the new purchase date, and the plan will terminate immediately prior to the effective time.

    Yahoo! has agreed to file a registration statement on Form S-8 for the shares of Yahoo! common stock issuable with respect to the assumed broadcast.com stock options within 30 days after the effective time, and Yahoo! intends to maintain the effectiveness of the registration statement for so long as any broadcast.com stock options or other rights remain outstanding.

THE EXCHANGE AGENT

    Promptly after the effective time, Yahoo! is required to deposit with a bank or trust company certificates representing the shares of Yahoo! common stock to be exchanged for shares of broadcast.com common stock, and cash to pay for fractional shares and any dividends or distributions to which holders of broadcast.com common stock may be entitled to receive under the merger agreement.

PROCEDURES FOR EXCHANGING STOCK CERTIFICATES

    Promptly after the effective time, Yahoo! will cause the exchange agent to mail to the holders of record of broadcast.com stock certificates (1) a letter of transmittal and (2) instructions on how to surrender broadcast.com stock certificates in exchange for certificates representing shares of Yahoo! common stock, cash for fractional shares and cash for any dividends or other distributions that they may be entitled to receive under the merger agreement. HOLDERS OF BROADCAST.COM COMMON STOCK SHOULD NOT SURRENDER THEIR BROADCAST.COM STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

    Upon surrendering their broadcast.com stock certificates to the exchange agent for cancellation, together with the letter of transmittal and any other documents required by the exchange agent, the holders of broadcast.com stock certificates will be entitled to receive a certificate representing that number of whole shares of Yahoo! common stock which that holder has the right to receive, cash for fractional shares of Yahoo! common stock and cash for any dividends or other distributions to which the holder is entitled. Until surrendered to the exchange agent, outstanding broadcast.com stock certificates will be deemed from and after the effective time to evidence (1) only the right to receive the number of full shares of Yahoo! common stock into which the shares of broadcast.com common stock have converted and (2) the right to receive an amount in cash for any fractional shares and any dividends or distributions payable under the merger agreement.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

    Until each broadcast.com stockholder surrenders his broadcast.com stock certificate in exchange for a Yahoo! stock certificate, that stockholder will not receive any dividends or other distributions declared or made by Yahoo! after the effective time of the merger. However, once that stockholder surrenders his or her broadcast.com stock certificate to the exchange agent, he or she will receive (1) a Yahoo! stock certificate, (2) cash as payment for fractional shares and (3) cash, without interest, as payment for any dividends or other distributions declared or made by Yahoo! after the effective time of the merger.

NO FRACTIONAL SHARES

    No fractional shares of Yahoo! common stock will be issued because of the merger. Instead, each broadcast.com stockholder who would be entitled to a fractional share of Yahoo! common stock will receive cash. The amount of cash to be received by such broadcast.com stockholder will be determined by multiplying the fraction of such share that such stockholder would have received by the average closing sale price of one share of Yahoo! common stock over the five trading days immediately prior to the effective time of the merger.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement, broadcast.com made a number of representations and

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
warranties in favor of Yahoo! that relate to a number of matters, including:

-  broadcast.com's due organization and good standing;

- broadcast.com's capital structure and rights or obligations relating to broadcast.com's capital stock;

- the authorization, execution, delivery and enforceability of the merger agreement;

- the absence of conflict with or violation of any agreement, law, or charter or bylaw provision and the absence of the need for filings, consents, approvals or actions in order to consummate the merger;

-  documents filed with the Commission;

-  the accuracy of information supplied by broadcast.com;

- the absence of certain material changes, events, litigation or investigations;

-  the filing of tax returns and the payment of taxes;

- broadcast.com's title to, or valid leasehold interests in, material properties and assets;

-  the disclosure of material contracts;

-  broadcast.com's compliance with laws;

-  broadcast.com's employee benefit plans and labor relations;

-  environmental matters;

-  change of control payments to officers and directors of broadcast.com;

- broadcast.com's ownership of or right to use, and non-infringement of others' rights to, intellectual property;

-  approval of the merger by broadcast.com's board;

-  the payment of broker's or advisor's fees;

-  affiliates;

-  anti-takeover provisions under Delaware law;

-  the receipt of a fairness opinion from Morgan Stanley & Co. Incorporated; and

-  pooling of interests accounting treatment for the merger.

    The merger agreement also includes representations and warranties made by Yahoo! in favor of broadcast.com that relate to a number of matters, including the following:

-  Yahoo!'s due organization and good standing;

-  Yahoo!'s capital structure;

- the authorization, execution, delivery, and enforceability of the merger agreement;

- the absence of conflict with or violation of any agreement, law, or charter or bylaw provision and the absence of the need for filings, consents, approvals or actions in order to consummate the merger;

-  documents filed with the Commission;

-  the accuracy of information supplied by Yahoo!;

-  the absence of material changes or events;

-  the absence of material litigation or investigations;

-  affiliates;

-  pooling of interests accounting treatment for the merger; and

-  the valid issuance of Yahoo! common stock in the merger.

    The representations and warranties of broadcast.com and Yahoo! will terminate at the effective time.

CONDUCT OF BUSINESS OF BROADCAST.COM PENDING THE MERGER

    Broadcast.com has agreed that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time, it will carry on its business in the usual, regular and ordinary course. Broadcast.com is required to preserve intact its current business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, licensors, licensees and others having business dealings with it. Broadcast.com has also agreed that, prior to the

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
effective time or the termination of the merger agreement, without Yahoo!'s consent, it will not:

- waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options or authorize cash payments in exchange for options;

- grant severance or termination pay to any officer or employee, except pursuant to written agreements already in effect or policies already existing on the date of the merger agreement, or adopt any new severance plan;

- transfer, license, extend, amend or modify in any material respect any rights to its intellectual property, other than non-exclusive licenses in the ordinary course of business;

- declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities;

- purchase, redeem or otherwise acquire any shares of capital stock of broadcast.com or its subsidiaries, except repurchases of an employee's unvested shares in connection with such employee's termination of employment;

- issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock other than pursuant to the exercise of stock options or pursuant to broadcast.com's 1998 Employee Stock Purchase Plan;

- cause, permit or propose any amendments to its certificate of incorporation, bylaws or other charter documents or similar governing instruments of any of its subsidiaries;

- acquire, merge or consolidate with any business or corporation, or otherwise acquire any material assets or enter into any material joint ventures, strategic partnerships or alliances;

- sell, lease, license, encumber or otherwise dispose of any material properties or assets;

- incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of broadcast.com;

- adopt or amend any employee benefit plan or enter into any employment contract or collective bargaining agreement other than offer letters and agreements entered into in the ordinary course of business with employees who are terminable "at will";

- pay any special bonus or remuneration to any director or employee or increase the salaries or wage rates or fringe benefits of its directors, officers, employees or consultants other than in the ordinary course of business;

- modify, amend or terminate any material contract or agreement or waive, release or assign any material rights or claims under any material contract or agreement;

- enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts which may not be canceled without penalty by broadcast.com upon 45 days or less notice or which include over $50,000 in payments by or to broadcast.com;

- revalue any of its assets or make any change in accounting methods, principles or practices;

- interfere with Yahoo!'s ability to account for the merger as a pooling of interests;

-  fail to make timely filings with the Commission; or

- engage in any action with the intent to adversely impact any of the transactions contemplated by the merger agreement.

CONDUCT OF BUSINESS OF YAHOO! PENDING THE MERGER

    Yahoo! has agreed that, during the period from the date of the merger agreement until the

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earlier of the termination of the merger agreement or the effective time, it will not:

- cause, permit or propose any amendments to its articles of incorporation or bylaws or other charter documents in a manner that would have an adverse impact on broadcast.com stockholders, except for Yahoo!'s reincorporation in another jurisdiction;

- take any action that would be reasonably likely to interfere with Yahoo!'s ability to account for the merger as a pooling of interests; or

-  fail to make timely filings with the Commission.

    All of broadcast.com's and Yahoo!'s covenants will terminate at the effective time, except those that by their terms survive the effective time.

NO SOLICITATION

    The merger agreement provides that broadcast.com will not authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to:

-  solicit or induce the making or announcement of any acquisition proposal;

- participate in any discussions regarding, or furnish to any person any nonpublic information with respect to, or otherwise facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal;

- engage in discussions with any person with respect to any acquisition proposal;

-  approve or recommend any acquisition proposal; or

- enter into any letter of intent or similar document or any contract, agreement or commitment relating to any acquisition proposal.

    However, prior to the approval of the merger agreement by the broadcast.com stockholders, the merger agreement does not prohibit broadcast.com from furnishing nonpublic information to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a more favorable offer submitted by such person or group if:

-  broadcast.com has not violated any of the restrictions set forth above;

- broadcast.com's board concludes that the action is required to comply with its fiduciary obligations to broadcast.com's stockholders;

- prior to furnishing any nonpublic information to, or entering into discussions with, any person or group, broadcast.com (1) gives Yahoo! written notice of the identity of the person or group and broadcast.com's intention to furnish nonpublic information to, or enter into discussions with, the person or group and (2) broadcast.com receives from the person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of such nonpublic information; and

- contemporaneously with furnishing any nonpublic information to any person or group, broadcast.com furnishes the same nonpublic information to Yahoo!.

    In addition, broadcast.com has agreed to provide Yahoo! with prior written notice of any meeting of broadcast.com's board of directors at which the board is expected to recommend a more favorable offer to its stockholders.

    The merger agreement defines an "acquisition proposal" as any bona fide offer or proposal relating to any transaction, other than the transactions contemplated by the merger agreement, involving:

- any acquisition or purchase from broadcast.com of more than a 30% interest in the total outstanding voting securities of broadcast.com or any of its subsidiaries;

- any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 30% or more of the total outstanding voting securities of broadcast.com or any of its subsidiaries;

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-  any merger, consolidation, business combination or similar transaction involving broadcast.com pursuant to which the stockholders of broadcast.com immediately preceding such transaction hold less than 70% of the equity interest in the surviving entity after such transaction;

- any sale, lease, exchange, transfer, license other than in the ordinary course of business, acquisition or disposition of more than 50% of the assets of broadcast.com; or

-  any liquidation or dissolution of broadcast.com.

    Broadcast.com has agreed to promptly advise Yahoo! of any request for nonpublic information or any inquiry which broadcast.com believes would lead to an acquisition proposal, the material terms and conditions of the acquisition proposal and the identity of the person or group making the request, acquisition proposal or inquiry.

DIRECTOR AND OFFICER INDEMNIFICATION

    From and after the effective time of the merger, Yahoo! will cause the surviving corporation to fulfill and honor broadcast.com's obligations under any indemnification agreements with its directors and officers that existed as of the effective time of the merger and any indemnification provisions under broadcast.com's organizational documents that were in effect on the date of the merger agreement.

    The certificate of incorporation and bylaws of broadcast.com following the merger will contain provisions relating to exculpation and indemnification that are at least as favorable to the indemnified directors and officers as those contained in broadcast.com's organizational documents that were in effect on the date of the merger agreement. These indemnification provisions will not be amended, repealed or otherwise modified for six years after the effective time of the merger if such modification would adversely affect the rights of individuals who were directors, officers, employees or agents of broadcast.com immediately prior to the effective time of the merger, unless such modification is required by law.

    For three years after the effective time of the merger, Yahoo! will cause the surviving corporation to use its commercially reasonable efforts to maintain directors' and officers' liability insurance covering those persons who are currently covered by broadcast.com's directors' and officers' liability insurance policy, on comparable terms to such policy. However, neither Yahoo! nor the surviving corporation will be required to expend more than 150% of the annual premium currently paid by broadcast.com for such coverage.

YAHOO! STOCK OPTION

    Broadcast.com has granted Yahoo! an irrevocable option to purchase up to 7,333,300 shares of broadcast.com common stock at a cash exercise price of $130.02 per share. Based on the number of broadcast.com shares outstanding on March 31, 1999, as represented by broadcast.com in the merger agreement, the option may be exercisable for approximately 19.9% of broadcast.com's outstanding shares, or approximately 16.6% of the broadcast.com shares on a fully diluted basis after giving effect to exercise of the option. The option was granted to Yahoo! for no additional consideration. Yahoo! may exercise this option, in whole or in part, at any time from the day on which one of the triggering events described below occurs or the day on which the merger agreement is terminated by either broadcast.com or Yahoo! because the required approval of broadcast.com's stockholders was not obtained. Yahoo!'s right to exercise the stock option terminates on the earlier of (1) the effective time or (2) 270 days after the termination of the merger agreement.

    Under the merger agreement, a "triggering event" has occurred if:

- broadcast.com's board withdraws, amends or modifies in a manner adverse to Yahoo! its recommendation in favor of the adoption and approval of the merger;

- broadcast.com's board fails to reaffirm its recommendation in favor of the approval of the merger within 15 days after Yahoo! requests that such recommendation be reaffirmed at any time following the public announcement of an acquisition proposal;

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-  broadcast.com's board approves or publicly recommends any other acquisition proposal;

- broadcast.com enters into any letter of intent, agreement or commitment accepting any other acquisition proposal;

- a tender or exchange offer relating to securities of broadcast.com in excess of 50% of its outstanding voting securities is commenced by a person unaffiliated with Yahoo!, and broadcast.com sends to its stockholders a statement that broadcast.com recommends acceptance of the tender or exchange offer; or

- broadcast.com intentionally breaches its obligations under the "no solicitation" section of the merger agreement.

    Yahoo! may purchase shares of broadcast.com common stock pursuant to its stock option only if, at the time of purchase, all of the following conditions are satisfied:

- Yahoo! is not in material breach of its obligations under the merger agreement;

- no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the shares of broadcast.com common stock issued by any federal or state court is in effect; and

- any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act has expired or terminated.

    If a change in broadcast.com's capital stock dilutes or changes Yahoo!'s rights under the merger agreement, the number and kind of shares of broadcast.com common stock subject to the stock option and the purchase price per share will be adjusted so that, upon exercise of the stock option, Yahoo! will receive the number and class of shares of broadcast.com common stock that Yahoo! would have received if the option had been exercised immediately prior to such event.

    At any time after the date on which the option becomes exercisable, Yahoo! may, upon two business days' notice to broadcast.com, surrender all or a part of the stock option to broadcast.com, in which event broadcast.com will pay to Yahoo!, on the day of each such surrender, an amount in cash per share of broadcast.com common stock equal to (1) the closing sale price of broadcast.com common stock on The Nasdaq National Market on the date of surrender over (2) the exercise price. Upon exercise of its right to surrender its stock option or any portion thereof and the receipt by Yahoo! of cash as set forth in this document, all rights of Yahoo! to purchase shares of broadcast.com common stock with respect to the portion of the stock option surrendered will be terminated.

CONDITIONS TO THE MERGER

    The obligations of Yahoo! and broadcast.com to effect the merger are subject to the satisfaction of the following conditions:

-  broadcast.com stockholders approve the merger;

- the Commission declares the registration statement filed by Yahoo! on Form S-4 effective and no stop order suspending the effectiveness of the registration statement has been issued and no proceeding for that purpose, and no similar proceeding in respect of this proxy statement/prospectus has been initiated or threatened in writing by the Commission;

- no governmental entity enacts, issues, promulgates, enforces or enters any statute, rule, regulation, executive order, decree, injunction or other order and which makes the merger illegal or otherwise prohibits consummation of the merger;

- all waiting periods under the Hart-Scott-Rodino Act relating to the merger expire or terminate early and all material foreign antitrust approvals required to be obtained prior to the merger are obtained;

- Yahoo! and broadcast.com receive written opinions from tax counsel to the effect that the merger will constitute a reorganization within the meaning of
   Section 368(a) of the Internal Revenue Code and the opinions have not been withdrawn;

- Yahoo! receives letters from PricewaterhouseCoopers LLP stating its concurrence with the conclusions of Yahoo!'s management and broadcast.com's management as to the appropriateness of pooling of interest accounting for the merger, but broadcast.com will be deemed to have waived this condition if broadcast.com or any of its stockholders, employees or affiliates is the proximate cause of Yahoo!'s inability to account for the merger as a pooling of interests; and

- the shares of Yahoo! common stock to be issued in the merger are approved for listing on The Nasdaq National Market.

    In addition, the obligation of broadcast.com to consummate and effect the merger is subject to the satisfaction of the following conditions, any of which may be waived by broadcast.com:

- the representations and warranties of Yahoo! contained in the merger agreement (a) were true and correct in all material respects as of the date of the merger agreement and (b) are true and correct on and as of the closing date of the merger as if made on such date, except for:

      - in each case, or in the aggregate, any items that are not true but do not constitute a material adverse effect on Yahoo!;

      - representations and warranties that address matters only as of a particular date which are to have been true and correct as of such date or do not constitute a material adverse effect on Yahoo!; and

      - changes contemplated by the merger agreement.

- all agreements and covenants required by the merger agreement to be performed or complied with by Yahoo! have been performed or complied with in all material aspects.

    Further, the obligation of Yahoo! to consummate and effect the merger is subject to the satisfaction of the following conditions, any of which may be waived by Yahoo!:

- the representations and warranties of broadcast.com contained in the merger agreement (a) were true and correct in all material respects as of the date of the merger agreement, and (b) are true and correct on and as of the closing date as if made on and as of the closing date except for:

      - in each case, or in the aggregate, any items that are not true but do not constitute a material adverse effect on broadcast.com;

      - representations and warranties that address matters only as of a particular date which are to have been true and correct as of such date or do not constitute a material adverse effect on broadcast.com; and

      - changes contemplated by the merger agreement.

- all agreements and covenants required by the merger agreement to be performed or complied with by broadcast.com have been performed or complied with in all material respects, and Yahoo! receives a certificate to such effect signed on behalf of broadcast.com by the Chief Executive Officer and the Chief Financial Officer of broadcast.com; and

- each affiliate of broadcast.com enters into an agreement with Yahoo! pursuant to which such affiliate agrees to restrict (a) its transfer of Yahoo! stock that it receives in the merger and (b) its ability to take actions which would adversely affect Yahoo!'s ability to account for the merger as a pooling of interests transaction.

    If any material condition is waived, Yahoo! and broadcast.com will amend this document and resolicit the vote of broadcast.com stockholders.

TERMINATION

    The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the requisite approval of the stockholders of broadcast.com has been obtained:

- by mutual consent authorized by the boards of directors of both Yahoo! and broadcast.com;

- by either broadcast.com or Yahoo! if the merger is not consummated by October 31, 1999, but if any party has been a principal cause of the failure of the merger to occur by such date and the act or failure to act constitutes a breach by that party, that party may not terminate the agreement;

- by either broadcast.com or Yahoo! if a governmental entity issues an order, decree or ruling or takes any other action which permanently restrains, enjoins or otherwise prohibits the merger;

- by either broadcast.com or Yahoo! if the required approval of broadcast.com stockholders is not obtained, although the right to terminate the merger agreement will not be available to broadcast.com if the failure to obtain stockholder approval was caused by broadcast.com's action or failure to act, and the action or failure to act constitutes a material breach of the merger agreement by broadcast.com;

-  by Yahoo! if any triggering event occurs;

- by broadcast.com, upon Yahoo!'s breach of any representation, warranty, covenant or agreement as set forth in the merger agreement, or if any representation or warranty of Yahoo! becomes untrue, in either case such that Yahoo! is unable to satisfy certain conditions to the completion of the merger; however, Yahoo! is entitled to a 20-day cure period provided that such cure will be completed on or prior to October 31, 1999, and that broadcast.com may not terminate the merger agreement if it materially breaches the merger agreement; or

- by Yahoo!, upon broadcast.com's breach of any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of broadcast.com becomes untrue, in either case such that broadcast.com is unable to satisfy certain conditions to the completion of the merger; however, broadcast.com is entitled to a 20-day cure period provided that such cure will be completed on or prior to October 31, 1999, and that Yahoo! may not terminate the merger agreement if it materially breaches the merger agreement.

TERMINATION FEE AND EXPENSES

    Except as set forth below, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses, whether or not the merger is consummated. However, Yahoo! and broadcast.com will share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of this proxy statement/ prospectus and the registration statement filed by Yahoo! on Form S-4 and any amendments or supplements to such documents.

    If Yahoo! terminates the merger agreement because a triggering event has occurred, broadcast.com must, within one day after the date of such termination, pay Yahoo! a termination fee of $135 million.

    If either Yahoo! or broadcast.com terminates the merger agreement because the required broadcast.com stockholder vote is not obtained and, prior to the vote of broadcast.com stockholders at the special meeting, an alternative acquisition proposal was publicly announced, broadcast.com must, within one day after the date of such termination, pay Yahoo! an amount equal to Yahoo!'s documented expenses incurred in connection with the merger. Furthermore, if within 270 days following such termination broadcast.com enters into a definitive agreement with respect to another acquisition transaction or consummates an acquisition transaction with a third party, broadcast.com must pay Yahoo! the $135 million termination fee.

    For purposes of this section only, an acquisition transaction is defined as:

- an acquisition of more than a 50% interest in broadcast.com's outstanding voting securities;

- any tender or exchange offer that would result in any person or group beneficially owning 50% or more of broadcast.com's outstanding voting securities;

- any merger, consolidation, or business combination in which the stockholders of broadcast.com immediately prior to the transaction hold less than 50% of the equity interest in the surviving entity;

- any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of broadcast.com; or

-  any liquidation or dissolution of broadcast.com.

    The total proceeds that Yahoo! shall be permitted to realize with respect to the fees described above and the stock option granted to Yahoo! may not exceed $165 million. If Yahoo!'s total proceeds exceeds such amount, then Yahoo! must, at its sole election,

- reduce the number of shares of broadcast.com common stock subject to Yahoo!'s stock option;

- deliver shares of broadcast.com common stock received upon an exercise of the Yahoo! stock option to broadcast.com for cancellation;

-  pay cash to broadcast.com; or

- do any combination of the above so that Yahoo!'s actual realized total proceeds do not exceed $165 million.

Yahoo's "total proceeds" means the aggregate, before taxes, of:

- any amount received pursuant to broadcast.com's repurchase of the Yahoo! stock option;

- any amount received pursuant to broadcast.com's repurchase of the shares of broadcast.com common stock from Yahoo!;

- any net cash received by Yahoo! from the sale to any third party of shares of broadcast.com common stock received by Yahoo! through any exercise of the Yahoo! stock option;

- any amounts received upon transfer to any third party of the Yahoo! stock option or any portion of the option;

- any equivalent amounts received with respect to adjustments made to the Yahoo! stock option because of changes in broadcast.com common stock; and

-  the termination fee actually paid by broadcast.com.

    Payment of the fees described above will not be in lieu of damages incurred in the event of a willful or intentional breach of the merger agreement.

AMENDMENT; WAIVER

    Subject to applicable law, the merger agreement may be amended by the parties at any time by execution of a written instrument signed on behalf of Yahoo! and broadcast.com. At any time prior to the effective time of the merger, any party may, to the extent legally allowed:

- extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

- waive any inaccuracies in the representations and warranties made to such party as contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

- waive compliance with any of the agreements or conditions for the benefit of such party as contained in the merger agreement.

                VOTING, AFFILIATE AND NONCOMPETITION AGREEMENTS

VOTING AGREEMENT

    Concurrently with the execution of the merger agreement, Motorola, Inc., Todd R. Wagner and Mark Cuban, who collectively own 45.0% of the outstanding common stock of broadcast.com, entered into a voting agreement with Yahoo! whereby they agreed to:

- appear, or cause their respective holders of record to appear, at any meeting of the stockholders of broadcast.com held for the purpose of voting on the merger; and

- vote, or cause their respective holders of record to vote, all of the shares of broadcast.com common stock owned, controlled by or subsequently acquired by them in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement.

    In addition, with respect to all shares owned of record and all shares acquired by the signing stockholders at any time prior to the effective time of the merger, the signing stockholders have appointed Yahoo! as their irrevocable proxy and lawful attorney to demand that the Secretary of broadcast.com call a special meeting of the stockholders of broadcast.com for the purpose of considering any action related to the merger and to vote each of their shares as their proxy in favor of the merger. The voting agreement terminates upon the earlier of the termination of the merger agreement or the effective time of the merger.

    The voting agreement also prohibits the signing stockholders from soliciting additional acquisition proposals from third parties on behalf of broadcast.com or from engaging in any discussions with third parties regarding any acquisition proposal. This prohibition continues for so long as the voting agreement remains effective.

BROADCAST.COM AFFILIATE AGREEMENTS

    Concurrently with or following the execution of the merger agreement, Motorola, Inc., Todd R. Wagner, Mark Cuban, Jack A. Riggs, Kevin W. Parke, Steven D. Leeke and Joseph W. Autem entered into affiliate agreements with Yahoo! in which they agreed to restrict their transfers of any Yahoo! common stock they receive in the merger and to refrain from taking actions which would adversely affect Yahoo!'s ability to account for the merger as a pooling of interests transaction. Specifically, each of the broadcast.com affiliate agreements provide, among other things, that the affiliate will not sell, transfer or otherwise dispose of the Yahoo! common stock issued to such affiliate in connection with the merger other than:

- in compliance with Rule 145 of the Securities Act and the pooling of interests rules;

- if the sale, transfer or other disposition is done as part of an effective registration statement under the Securities Act; or

- if an authorized representative of the Commission has rendered written advice that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take action, with respect to the proposed sale, transfer or other disposition, and a copy of the Commission's written advice is provided to Yahoo!.

    Each of the broadcast.com affiliate agreements also generally provides that, pursuant to Commission Staff Bulletin No. 65, the affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put equivalent position or enter into any similar transaction which is intended to, or has the effect of, reducing its risk relative to (1) any shares of broadcast.com common stock, except pursuant to and in connection with the consummation of the merger, or (2) any shares of Yahoo! common stock received by the affiliate in the merger or upon exercise of options assumed by Yahoo! in connection with the merger until the earlier of (a) Yahoo!'s public announcement of financial results covering at least 30 days of combined operations of Yahoo! and broadcast.com or (b) the merger agreement's termination.

YAHOO! AFFILIATE AGREEMENTS

    Yahoo! has agreed to use commercially reasonable efforts to deliver, as promptly as practicable following the date of the merger agreement, from each Yahoo! affiliate, an executed affiliate agreement, which will be in full force and effect as of the effective time of the merger.

    The Yahoo! affiliate agreements provide that, pursuant to Commission Staff Bulletin No. 65, such affiliate will not sell, exchange, transfer, pledge, distribute, or otherwise dispose of or grant any option, establish any "short" or put equivalent position with respect to or enter into any similar transaction which is intended to, or has the effect of, reducing its risk relative to any Yahoo! common stock until the earlier of (1) Yahoo!'s public announcement of financial results covering at least 30 days of combined operations of Yahoo! and broadcast.com or (2) the merger agreement's termination.

NONCOMPETITION AGREEMENTS

    Concurrently with the execution of the merger agreement, and as a condition and inducement to Yahoo!'s willingness to enter into the merger agreement, Todd
R. Wagner, the Chief Executive Officer of broadcast.com, and Mark Cuban, the Chairman and President of broadcast.com, entered into noncompetition agreements with Yahoo!. Under the noncompetition agreements, Messrs. Wagner and Cuban agreed not to compete with Yahoo! in any business that is engaged in aggregating, broadcasting or distributing audio and video programming over the Internet for three years following the merger or one year following termination of their employment with broadcast.com, whichever is earlier. In addition, Messrs. Wagner and Cuban agreed not to solicit employees or customers of broadcast.com to leave or terminate their relationship with Yahoo! during the period covered by the agreement. It is a condition to the merger that the noncompetition agreements be in full force and effect at the effective time.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    On March 31, 1999, Yahoo! Inc. ("Yahoo!") entered into an agreement to merge with broadcast.com inc. ("broadcast.com") in a transaction to be accounted for as a pooling of interests. Under the terms of the agreement, each issued and outstanding common share of broadcast.com will be exchanged for 0.7722 shares of Yahoo! common stock. Additionally, Yahoo! will convert approximately 6,888,000 broadcast.com stock options into approximately 5,319,000 Yahoo! stock options.

    During May 1999, Yahoo! completed the acquisitions of GeoCities, Encompass and Online Anywhere in transactions to be accounted for as poolings of interests. Under the terms of these agreements Yahoo! exchanged approximately 0.6768, 0.1217 and 0.0438 shares of Yahoo! common stock for each issued and outstanding share of GeoCities, Encompass and Online Anywhere common stock on an as-if-converted basis, respectively. Additionally, Yahoo! converted approximately 8,432,451, 914,101 and 1,997,875 GeoCities, Encompass and Online Anywhere stock options into approximately 5,707,083, 111,237 and 87,525 options to purchase Yahoo! common stock, respectively. The historical supplementary consolidated financial information has been restated to reflect the acquisitions, on a pooling of interests basis, as if the acquired entities were wholly-owned subsidiaries of Yahoo! since inception. During the year ended December 31, 1998, Yahoo! acquired Viaweb Inc. ("Viaweb") and Starseed, Inc. ("Starseed"), respectively, in transactions accounted for as purchases (referred to herein as the "Acquired Entities"). The aggregate purchase price of the Acquired Entities was approximately $73,400,000. (See Yahoo! historical supplementary consolidated financial statements incorporated by reference in this document.)

    The following unaudited pro forma condensed combined financial statements present the effect of the proposed merger between Yahoo! and broadcast.com to be accounted for as pooling of interests. The unaudited pro forma condensed combined balance sheet presents the combined financial position of Yahoo! and broadcast.com as of March 31, 1999 assuming that the proposed mergers had occurred as of that date. Such pro forma information is based upon the historical supplementary consolidated balance sheet data of Yahoo! and the historical consolidated balance sheet data of broadcast.com as of that date. The unaudited pro forma condensed combined statements of operations give effect to the proposed merger of Yahoo! and broadcast.com by combining the supplementary results of operations of Yahoo! for the three months ended March 31, 1999 and 1998 and for each of the three years ended December 31, 1998, with the results of operations of broadcast.com for the same respective periods, on a pooling of interests basis. The consolidated financial statements of broadcast.com, included herein, have been adjusted to conform to the income statement presentation of Yahoo!. Additionally, the unaudited pro forma condensed combined statements of operations reflect the acquisition by Yahoo! of the Acquired Entities as if such acquisitions had occurred on January 1, 1998.

    The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future.

    Yahoo! and broadcast.com estimate that they will incur direct transaction costs of approximately $22 million in connection with the proposed merger of Yahoo! with broadcast.com which will be charged to operations in the quarter in which the merger is consummated. Additionally, Yahoo! estimates that it will incur direct transaction costs of approximately $68 million in connection with the completed acquisitions of GeoCities, Encompass and Online Anywhere during the second quarter of 1999. These amounts are preliminary estimates and are therefore subject to change. There can be no assurance that Yahoo! will not incur additional charges in subsequent quarters to reflect costs associated with the proposed mergers.

    These unaudited pro forma condensed combined financial statements should be read in conjunction with the audited historical supplementary consolidated financial statements and notes thereto of Yahoo! and the audited historical consolidated financial statements of broadcast.com and other financial information pertaining to Yahoo! and broadcast.com including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" incorporated by reference or included herein.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1999
                                 (IN THOUSANDS)

                                                           SUPPLEMENTARY                    YAHOO!/BROADCAST.COM
                                                             HISTORICAL     HISTORICAL            PRO FORMA
                                                           --------------  -------------  -------------------------
                                                               YAHOO!      BROADCAST.COM  ADJUSTMENTS    COMBINED
                                                           --------------  -------------  ------------  -----------
                                                      ASSETS

Current assets:
  Cash and cash equivalents..............................    $  218,282      $  46,260    $      --      $ 264,542
  Short-term investments in marketable securities........       292,983             --           --        292,983
  Accounts receivable, net...............................        33,689          6,569           --         40,258
  Other current assets...................................        12,258          1,512           --         13,770
                                                           --------------  -------------  ------------  -----------
    Total current assets.................................       557,212         54,341           --        611,553

Long-term investments in marketable securities...........       151,274          2,964      (54,959)(B)     99,279
Property and equipment, net..............................        31,978          7,713           --         39,691
Other assets.............................................       113,379          3,604           --        116,983
                                                           --------------  -------------  ------------  -----------

    Total assets.........................................    $  853,843      $  68,622    $ (54,959)     $ 867,506
                                                           --------------  -------------  ------------  -----------
                                                           --------------  -------------  ------------  -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.......................................    $   11,325      $   1,201    $      --      $  12,526
  Accrued expenses and other current liabilities.........        56,472          3,045       22,000(D)     149,517
                                                                                             68,000(F)
  Deferred revenue.......................................        47,732            991           --         48,723
                                                           --------------  -------------  ------------  -----------
    Total current liabilities............................       115,529          5,237       90,000        210,766

Other long-term obligations..............................        10,717          1,858           --         12,575

Stockholders' equity:
  Common stock and other.................................       733,725         92,262      (21,185)(B)    804,802
  Accumulated deficit....................................       (40,154)       (30,735)     (22,000)(D)   (160,889)
                                                                                            (68,000)(F)
  Accumulated other comprehensive income.................        34,026             --      (33,774)(B)        252
                                                           --------------  -------------  ------------  -----------
    Total stockholders' equity...........................       727,597         61,527     (144,959)       644,165
                                                           --------------  -------------  ------------  -----------

    Total liabilities and stockholders' equity...........    $  853,843      $  68,622    $ (54,959)     $ 867,506
                                                           --------------  -------------  ------------  -----------
                                                           --------------  -------------  ------------  -----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                SUPPLEMENTARY                     YAHOO!/BROADCAST.COM
                                 HISTORICAL      HISTORICAL     -------------------------
                                -------------   -------------                   PRO FORMA
                                   YAHOO!       BROADCAST.COM    ADJUSTMENTS    COMBINED
                                -------------   -------------   -------------   ---------
Net revenues..................    $ 94,266        $ 10,288        $  (200)(A)   $104,354
Cost of revenues..............      14,879           5,884                        20,763
                                -------------   -------------   -------------   ---------
  Gross profit................      79,387           4,404           (200)        83,591
                                -------------   -------------   -------------   ---------
Operating expenses:
  Sales and marketing.........      38,232           5,205           (200)(A)     43,237
  Product development.........      12,434           1,337             --         13,771
  General and
    administrative............       6,802           1,800                         8,602
  Amortization of
    intangibles...............       3,203              35             --          3,238
  Other -- non-recurring
    costs.....................       9,775             462             --         10,237
                                -------------   -------------   -------------   ---------
    Total operating
      expenses................      70,446           8,839           (200)        79,085
                                -------------   -------------   -------------   ---------
Income (loss) from
  operations..................       8,941          (4,435)            --          4,506
Net interest income (expense)
  and other...................       7,210             588             --          7,798
                                -------------   -------------   -------------   ---------
Income (loss) before income
  taxes.......................      16,151          (3,847)            --         12,304
Provision for income taxes....      10,508              --             --         10,508
                                -------------   -------------   -------------   ---------
Net income (loss).............    $  5,643        $ (3,847)       $    --       $  1,796
                                -------------   -------------   -------------   ---------
                                -------------   -------------   -------------   ---------
Net income (loss) per share --
  basic.......................    $   0.03        $  (0.11)                     $   0.01
                                -------------   -------------                   ---------
                                -------------   -------------                   ---------
Net income (loss) per share --
  diluted.....................    $   0.02        $  (0.11)                     $   0.01
                                -------------   -------------                   ---------
                                -------------   -------------                   ---------
Shares used in per share
  calculation -- basic........     224,045          36,392                       252,024
                                -------------   -------------                   ---------
                                -------------   -------------                   ---------
Shares used in per share
  calculation -- diluted......     264,860          36,392                       297,463
                                -------------   -------------                   ---------
                                -------------   -------------                   ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         SUPPLEMENTARY                               YAHOO!/BROADCAST.COM
                                                          HISTORICAL      HISTORICAL                -----------------------
                                                         -------------   -------------   ACQUIRED                 PRO FORMA
                                                            YAHOO!       BROADCAST.COM   ENTITIES   ADJUSTMENTS   COMBINED
                                                         -------------   -------------   --------   -----------   ---------
Net revenues...........................................    $ 32,863        $  4,523       $  327      $  (362)(A) $ 37,351
Cost of revenues.......................................       5,890           2,738           45        1,547(E)    10,220
                                                         -------------   -------------   --------   -----------   ---------
  Gross profit.........................................      26,973           1,785          282       (1,909)      27,131
                                                         -------------   -------------   --------   -----------   ---------
Operating expenses:
  Sales and marketing..................................      19,075           3,003          413         (362)(A)   22,129
  Product development..................................       5,722             993          454           --        7,169
  General and administrative...........................       3,451             654          159        2,868(E)     7,132
  Amortization of intangibles..........................          --              15           --           --           15
                                                         -------------   -------------   --------   -----------   ---------
    Total operating expenses...........................      28,248           4,665        1,026        2,506       36,445
                                                         -------------   -------------   --------   -----------   ---------
Loss from operations...................................      (1,275)         (2,880)        (744)      (4,415)      (9,314)
Net interest income (expense) and other................       1,924             242          (98)          --        2,068
                                                         -------------   -------------   --------   -----------   ---------
Income (loss) before income taxes......................         649          (2,638)        (842)      (4,415)      (7,246)
Provision for income taxes.............................       1,071              --           --           --        1,071
                                                         -------------   -------------   --------   -----------   ---------
Net loss...............................................        (422)         (2,638)        (842)      (4,415)      (8,317)
Accretion of mandatory redeemable convertible preferred
  stock................................................         598              --           --           --          598
                                                         -------------   -------------   --------   -----------   ---------
Net loss applicable to common stockholders.............    $ (1,020)       $ (2,638)      $ (842)     $(4,415)    $ (8,915)
                                                         -------------   -------------   --------   -----------   ---------
                                                         -------------   -------------   --------   -----------   ---------
Net loss per share -- basic and diluted................    $  (0.01)       $  (0.09)                              $  (0.05)
                                                         -------------   -------------                            ---------
                                                         -------------   -------------                            ---------
Shares used in per share calculation -- basic and
  diluted..............................................     174,924          29,847                                197,849
                                                         -------------   -------------                            ---------
                                                         -------------   -------------                            ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                SUPPLEMENTARY                               YAHOO!/BROADCAST.COM
                                 HISTORICAL      HISTORICAL                -----------------------
                                -------------   -------------   ACQUIRED                 PRO FORMA
                                   YAHOO!       BROADCAST.COM   ENTITIES   ADJUSTMENTS   COMBINED
                                -------------   -------------   --------   -----------   ---------
Net revenues..................    $223,078        $ 24,270      $   729     $ (2,508)(A) $245,569
Cost of revenues..............      36,578          16,697          143        3,173(C)    56,591
                                -------------   -------------   --------   -----------   ---------
  Gross profit................     186,500           7,573          586       (5,681)     188,978
                                -------------   -------------   --------   -----------   ---------
Operating expenses:
  Sales and marketing.........     111,214          15,520        1,053       (2,508)(A)  125,279
  Product development.........      28,717           3,450        1,416           --       33,583
  General and
    administrative............      20,777           4,165          565           --       25,507
  Amortization of
    intangibles...............       2,628              89           --        8,779(C)    11,496
  Other -- non-recurring
    costs.....................      19,700           1,534           --           --       21,234
                                -------------   -------------   --------   -----------   ---------
    Total operating
      expenses................     183,036          24,758        3,034        6,271      217,099
                                -------------   -------------   --------   -----------   ---------
Income (loss) from
  operations..................       3,464         (17,185)      (2,448)     (11,952)     (28,121)
Net interest income (expense)
  and other...................      17,149           1,725         (281)          --       18,593
                                -------------   -------------   --------   -----------   ---------
Income (loss) before income
  taxes.......................      20,613         (15,460)      (2,729)     (11,952)      (9,528)
Provision for income taxes....      17,827              --           --           --       17,827
                                -------------   -------------   --------   -----------   ---------
Net income (loss).............       2,786         (15,460)      (2,729)     (11,952)     (27,355)
Accretion of mandatory
  redeemable convertible
  preferred stock.............       1,396              --           --           --        1,396
                                -------------   -------------   --------   -----------   ---------
Net income (loss) applicable
  to common stockholders......    $  1,390        $(15,460)     $(2,729)    $(11,952)    $(28,751)
                                -------------   -------------   --------   -----------   ---------
                                -------------   -------------   --------   -----------   ---------
Net income (loss) per share --
  basic.......................    $   0.01        $  (0.47)                              $  (0.13)
                                -------------   -------------                            ---------
                                -------------   -------------                            ---------
Net income (loss) per share --
  diluted.....................    $   0.01        $  (0.47)                              $  (0.13)
                                -------------   -------------                            ---------
                                -------------   -------------                            ---------
Shares used in per share
  calculation -- basic........     194,790          32,811                                220,004
                                -------------   -------------                            ---------
                                -------------   -------------                            ---------
Shares used in per share
  calculation -- diluted......     238,287          32,811                                220,004
                                -------------   -------------                            ---------
                                -------------   -------------                            ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               YAHOO!/BROADCAST.COM
                                          SUPPLEMENTARY                             PRO FORMA
                                          HISTORICAL     HISTORICAL     ----------------------------------
                                          ----------   --------------                           PRO FORMA
                                            YAHOO!     BROADCAST.COM       ADJUSTMENTS           COMBINED
                                          ----------   --------------   -----------------       ----------
Net revenues............................  $  75,129      $   9,179        $    (200)(A)         $  84,108
Cost of revenues........................     14,708          5,781               --                20,489
                                          ----------   --------------         -----             ----------
  Gross profit..........................     60,421          3,398             (200)               63,619
                                          ----------   --------------         -----             ----------

Operating expenses:
  Sales and marketing...................     52,083          6,323             (200)(A)            58,206
  Product development...................     14,140          1,674                                 15,814
  General and administrative............     11,118          2,298               --                13,416
  Other -- non-recurring costs..........     25,095             --               --                25,095
                                          ----------   --------------         -----             ----------
    Total operating expenses............    102,436         10,295             (200)              112,531
                                          ----------   --------------         -----             ----------

Loss from operations....................    (42,015)        (6,897)              --               (48,912)
Net interest income (expense) and
  other.................................      5,440            139               --                 5,579
                                          ----------   --------------         -----             ----------
Loss before income taxes................    (36,575)        (6,758)              --               (43,333)

Provision for income taxes..............         --             43               --                    43
                                          ----------   --------------         -----             ----------

Net loss................................    (36,575)        (6,801)              --               (43,376)
Accretion of mandatory redeemable
  convertible preferred stock...........        832             --               --                   832
                                          ----------   --------------         -----             ----------
Net loss applicable to common
  stockholders..........................  $ (37,407)     $  (6,801)       $      --             $ (44,208)
                                          ----------   --------------         -----             ----------
                                          ----------   --------------         -----             ----------

Net loss per share -- basic and
  diluted...............................  $   (0.21)     $   (0.28)                             $   (0.23)
                                          ----------   --------------                           ----------
                                          ----------   --------------                           ----------

Shares used in per share calculation --
  basic and diluted.....................    177,110         24,196                                195,794
                                          ----------   --------------                           ----------
                                          ----------   --------------                           ----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          SUPPLEMENTARY                      YAHOO!/BROADCAST.COM
                                            HISTORICAL     HISTORICAL             PRO FORMA
                                          --------------  -------------  ----------------------------
                                              YAHOO!      BROADCAST.COM    ADJUSTMENTS     COMBINED
                                          --------------  -------------  ---------------  -----------
Net revenues............................    $   21,804      $   2,049       $     (60)(A)  $  23,793
Cost of revenues........................         5,510          1,777              --          7,287
                                          --------------  -------------           ---     -----------
  Gross profit..........................        16,294            272             (60)        16,506
                                          --------------  -------------           ---     -----------
Operating expenses:
  Sales and marketing...................        16,932          1,769             (60)(A)     18,641
  Product development...................         6,175            749              --          6,924
  General and administrative............         7,086            798              --          7,884
                                          --------------  -------------           ---     -----------
    Total operating expenses............        30,193          3,316             (60)        33,449
                                          --------------  -------------           ---     -----------
Loss from operations....................       (13,899)        (3,044)             --        (16,943)
Net interest income (expense) and
  other.................................         4,466             72              --          4,538
                                          --------------  -------------           ---     -----------
Loss before income taxes................        (9,433)        (2,972)             --        (12,405)
Provision for income taxes..............            --             25              --             25
                                          --------------  -------------           ---     -----------
Net loss................................        (9,433)        (2,997)             --        (12,430)
Accretion of mandatory redeemable
  convertible preferred stock...........           105             --              --            105
                                          --------------  -------------           ---     -----------
Net loss applicable to common
  stockholders..........................    $   (9,538)     $  (2,997)      $      --      $ (12,535)
                                          --------------  -------------           ---     -----------
                                          --------------  -------------           ---     -----------
Net loss per share -- basic and
  diluted...............................    $    (0.06)     $   (0.15)                     $   (0.07)
                                          --------------  -------------                   -----------
                                          --------------  -------------                   -----------
Shares used in per share calculation --
  basic and diluted.....................       159,071         19,754                        174,325
                                          --------------  -------------                   -----------
                                          --------------  -------------                   -----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1

    The unaudited pro forma condensed combined financial statements of Yahoo! and broadcast.com give retroactive effect to the proposed merger of Yahoo! and broadcast.com, which is being accounted for as a pooling of interests and, as a result, the unaudited pro forma condensed combined balance sheet and statements of operations are presented as if Yahoo! and broadcast.com had been combined for all periods presented. The accompanying unaudited pro forma condensed combined statements of operations give effect to the acquisition by Yahoo! of Viaweb and Starseed on June 10, 1998 and December 4, 1998, respectively, as if such acquisitions occurred on January 1, 1998. For pro forma purposes, Starseed's results of operations for the year ended September 30, 1998 were used to approximate the results of operations for the period January 1, 1998 through December 4, 1998. During May 1999, Yahoo! completed the acquisition of GeoCities, Encompass and Online Anywhere in transactions accounted for as poolings of interests. As such the Yahoo! historical financial information reflects the combined financial position and results of operations as if Yahoo!, GeoCities, Encompass and Online Anywhere were combined since inception.

    The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical supplementary consolidated financial statements and related notes of Yahoo! and the historical consolidated financial statements of broadcast.com incorporated by reference or included elsewhere in this document. Certain amounts from the broadcast.com historical consolidated financial statements have been reclassified to conform with Yahoo! historical classifications.

    All share numbers in these unaudited pro forma condensed combined financial statements for all periods presented have been adjusted to reflect the Yahoo! 2-for-1 stock splits that occurred in February 1999 and August 1998, the Yahoo! 3-for-2 stock split that occurred in September 1997, the broadcast.com 2-for-1 stock split that occurred in February 1999, and the broadcast.com 60-for-1 stock split that occurred in April 1997.

NOTE 2

    Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computations if their effect is anti-dilutive. Pro forma net income (loss) per share is computed by adding Yahoo! historical weighted average shares outstanding to broadcast.com historical weighted average shares outstanding converted to give effect to the exchange ratio of 0.7722. Broadcast.com converted weighted average shares outstanding do not include Yahoo!'s investment in broadcast.com of 159,000 common shares.

NOTE 3

    The provision for income taxes does not reflect the benefit of broadcast.com's consolidated net losses due to certain limitations and uncertainty surrounding realization.

NOTE 4

    The following pro forma adjustments have been made to the historical financial statements of Yahoo! and broadcast.com. These adjustments are based upon preliminary estimates and assumptions made by management for purposes of preparing the unaudited pro forma condensed combined financial statements:

A. To record the elimination of the effects of transactions during 1998 and the three months ended March 31, 1999 between Yahoo! and broadcast.com pursuant to a one-year advertising and promotion agreement. To record the elimination of the effects of certain advertising insertion orders between Yahoo! and broadcast.com during the years ended December 31, 1997 and 1996.

B. To record the elimination of Yahoo!'s common stock investment in broadcast.com of $54,959,000 at March 31, 1999. These amounts include unrealized gains of $33,774,000, net of tax of $19,835,000, which was recorded as a separate component of stockholders' equity. The related tax effects have been eliminated as a reduction to additional paid-in capital as it results in an increase in the valuation allowance on deferred tax assets generated from the exercise of stock options.

C. As Viaweb and Starseed were acquired in June and December 1998, respectively, the supplementary historical consolidated financial statements of Yahoo! for the year ended December 31, 1998 include $5,711,000 of amortization expense related to purchased technology and other intangible assets acquired in these transactions. These adjustments record additional amortization expenses of $3,173,000 related to purchased technology and $8,779,000 related other intangible assets, to reflect the acquisitions of Viaweb and Starseed as if they had occurred on January 1, 1998. For additional information concerning purchased technology and other intangible assets, see the notes to the Yahoo! historical supplementary consolidated financial statements incorporated by reference in this document.

D. To record the accrual of estimated costs resulting from the proposed merger of Yahoo! and broadcast.com. It is anticipated that Yahoo! will incur charges to operations related to the proposed merger with broadcast.com, currently estimated to be $22 million, principally in the quarter in which the proposed merger is consummated. These charges include direct transaction costs including estimated investment banking and financial advisory fees of approximately $14 million and other estimated merger related expenses totaling $8 million consisting of professional services ($3.2 million); severance costs which relate to termination of certain employees with redundant job functions in certain functional areas ($1.3 million); securities registration fees ($2.5 million); and other merger related expenses ($1.0 million). The estimated charge is reflected in the unaudited pro forma condensed combined balance sheet data, but is not reflected in the unaudited pro forma condensed combined statement of operations data. This charge is a preliminary estimate and is subject to change.

E. As Viaweb and Starseed were acquired in June and December 1998, respectively, the supplementary historical consolidated financial statements of Yahoo! for the three months ended March 31, 1998 do not include amortization expense related to purchased technology and other intangible assets acquired in these transactions. These adjustments record amortization expenses of $1,547,000 related to purchased technology and $2,868,000 related to other intangible assets, to reflect the acquisitions of Viaweb and Starseed as if they had occurred on January 1, 1998. For additional information concerning purchased technology and other intangible assets, see the notes to the Yahoo! historical supplementary consolidated financial statements incorporated by reference in this document.

F. To record the accrual of estimated costs resulting from the merger of Yahoo! with GeoCities, Encompass and Online Anywhere. It is anticipated that Yahoo! will incur charges to operations related to these mergers, currently estimated to be $68 million, principally in the second quarter of

    1999. These charges include direct transaction costs including estimated investment banking and financial advisory fees of approximately $44 million and other estimated merger related expenses totaling $24 million consisting of professional services; severance costs which relate to termination of certain employees with redundant job functions in substantially all functional areas; closing costs of certain duplicate and redundant operating and sales facilities which are expected to be closed within 30 to 90 days of consummation of the merger as well as the write-off of certain related fixed assets and leasehold improvements associated with the severance and closure activities; termination fees related to contracts which provide certain services to GeoCities which are redundant to certain pre-existing Yahoo! services; and other merger related expenses. The estimated charge is reflected in the unaudited pro forma condensed combined balance sheet data, but is not reflected in the unaudited pro forma condensed combined statement of operations data. This charge is a preliminary estimate and is subject to change.

                       DESCRIPTION OF YAHOO! COMMON STOCK

    Yahoo! is authorized to issue up to 900,000,000 shares of common stock, par value $0.001 per share. Holders of shares of Yahoo! common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Yahoo! common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Yahoo! board of directors out of funds legally available therefor. Upon liquidation or dissolution of Yahoo!, the holders of Yahoo! common stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of Yahoo! preferred stock, if any. Holders of Yahoo! common stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the Yahoo! common stock. As of May 31, 1999, there were approximately 228,126,833 shares of Yahoo! common stock outstanding, held by approximately 4,500 holders of record.

    In addition, Yahoo! is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share, in one or more series as determined by the Yahoo! board of directors. No shares of Yahoo! preferred stock are currently issued or outstanding. The Yahoo! board of directors may, without further action by the stockholders of Yahoo!, issue a series of Yahoo! preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. The rights of the holders of Yahoo! common stock will be subject to, and may be adversely affected by, the rights of the holders of any Yahoo! preferred stock issued by Yahoo! in the future.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                         BROADCAST.COM COMMON STOCK AND
                              YAHOO! COMMON STOCK

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF BROADCAST.COM COMMON STOCK AND YAHOO! COMMON STOCK. WHILE WE BELIEVE THAT THIS DESCRIPTION COVERS THE MATERIAL DIFFERENCES BETWEEN THE TWO, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE DIFFERENCES BETWEEN BEING A STOCKHOLDER OF BROADCAST.COM AND BEING A STOCKHOLDER OF YAHOO!.

    As a stockholder of broadcast.com, your rights are governed by broadcast.com's restated certificate of incorporation, as currently in effect, and broadcast.com's amended and restated bylaws. After completion of the merger, you will become a stockholder of Yahoo!. As a Yahoo! stockholder, your rights will be governed by Yahoo!'s certificate of incorporation and Yahoo!'s bylaws. We are each incorporated under the laws of the State of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the merger.

CLASSES OF COMMON STOCK OF BROADCAST.COM AND YAHOO!

    We each have one class of common stock issued and outstanding. Holders of Yahoo! common stock and holders of broadcast.com common stock are each entitled to one vote for each share held. Neither of our certificates of incorporation permits our respective stockholders to cumulate votes at any election of directors.

CLASSIFIED BOARD OF DIRECTORS

    Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Broadcast.com has one class of directors, with each director elected for a term of one year, but effective at the first annual meeting following broadcast.com's initial public offering, broadcast.com's board of directors shall be divided into three classes, as nearly equal in size as possible, with one class being elected annually and with each director elected for a term of three years. As of the date of this proxy statement/prospectus, broadcast.com has not held its first annual meeting following its initial public offering and will not hold its first annual meeting before the close of the merger.

    Yahoo! has one class of directors, and Yahoo!'s certificate of incorporation does not provide for a classified board of directors. Yahoo!'s directors are elected for a term of one year.

NUMBER OF DIRECTORS

    Broadcast.com's board of directors currently consists of five directors, and broadcast.com's bylaws provide that the number of directors shall be not less than one and not more than ten, as determined by the board. In addition, broadcast.com's certificate of incorporation provides that during any period when holders of preferred stock may be entitled to elect a specified number of directors, the number of directors will be increased by that number of directors. Currently, broadcast.com does not have any outstanding preferred stock.

    Yahoo!'s board of directors currently consists of six directors. The number of directors on Yahoo!'s board is fixed by a bylaw or amendment to the bylaws duly adopted by the board of directors.

REMOVAL OF DIRECTORS

    Directors of broadcast.com may be removed (1) for "cause" by the affirmative vote of the holders of 67% of the total outstanding shares entitled to elect directors or (2) by the affirmative vote of the holders of a simple majority of the total outstanding shares entitled to elect directors at a special meeting of stockholders called for such purpose. "Cause" is not defined in either broadcast.com's certificate of incorporation or its bylaws.

    Yahoo!'s bylaws provide that any director of Yahoo!, or the entire Yahoo! board, may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Any newly created directorships or vacancies in either of our boards of directors, resulting from any increase in the number of authorized directors, may be filled by the vote of a majority of the remaining members of such board of directors, even though less than a quorum, or in the case of Yahoo!, by a sole remaining director, subject to the rights of holders of any outstanding series of preferred stock. No decreases in the number of directors in Yahoo!'s board of directors may shorten the term of any director then in office.

LIMITS ON STOCKHOLDER ACTION BY WRITTEN CONSENT

    Both broadcast.com stockholders and Yahoo! stockholders may take action only at annual or special meetings of stockholders, and they may not take action by written consent.

ABILITY TO CALL SPECIAL MEETINGS

    Special meetings of broadcast.com stockholders may be called at any time by broadcast.com's board of directors or by the chief executive officer.

    Special meetings of Yahoo! stockholders may be called at any time by Yahoo!'s board of directors, by the chairman of the board or by the president.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

    The broadcast.com bylaws allow stockholders to nominate candidates for election to broadcast.com's board of directors at annual stockholder meetings and to propose business to be brought before annual stockholder meetings. Nominations and proposals may only be made by a stockholder who has given timely written notice to the Secretary of broadcast.com before the annual meeting.

    To be timely, notices for stockholder nominations or proposals must be delivered to the Secretary of broadcast.com no less than 120 days before the date of the proxy statement sent to stockholders in connection with the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year, or if the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, then the notice must be received by broadcast.com within a reasonable time before the solicitation is made.

    A stockholder's notice for the nomination of directors must set forth certain information, including all of the following:

- the name and address of, and the class and number of shares beneficially owned by, the stockholder who intends to make the nomination and any other stockholders known by the stockholder to support the nomination;

- the name, age, business address, residence address and principal occupation of, and the class and number of shares beneficially owned by the nominee; and

- any other information relating to the nominee that is required to be included in a proxy statement filed pursuant to the proxy rules of the Commission.

    Stockholder nominees will be eligible for election as directors only if they are nominated in accordance with the procedures set forth in broadcast.com's bylaws.

    A stockholder's notice regarding a proposal must set forth as to each matter the stockholder proposes to bring before the annual meeting the following information:

- a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

- the name and address of, and the class and number of shares beneficially owned by, the stockholder proposing such business and any other stockholders known by the stockholder to support the proposal; and

-  any financial interest of the stockholder in such business.

    Broadcast.com's board of directors may reject any nomination or proposal of business made by a stockholder unless it is made on a timely basis and in accordance with the advance notice procedures set forth in broadcast.com's bylaws. If the board of directors determines that the information provided in the stockholder's notice does not satisfy the information requirements set forth in the bylaws, the Secretary of broadcast.com will notify the stockholder of the deficiency, and the stockholder will have an opportunity to cure the deficiency within five days.

    The Yahoo! bylaws also allow stockholders to nominate candidates for election to Yahoo!'s board of directors at any annual or special stockholder meeting at which the board of directors has determined that directors will be elected. In addition, the bylaws allow stockholders to propose business to be brought before any annual stockholder meeting. However, nominations and proposals may only be made by a stockholder who has given timely written notice to the Secretary of Yahoo! before the annual or special stockholder meeting.

    Under Yahoo!'s bylaws, to be timely, notice of stockholder proposals to be made at an annual stockholder meeting must be received by the Secretary of Yahoo! no less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting of stockholders. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year's annual stockholder meeting, notice will be timely if delivered no earlier than the 90th day before the annual meeting and not later than the 60th day before the annual meeting or the 10th day following the day on which the meeting is first publicly announced.

    In addition, for nominations by stockholders to be timely, the nominations must be mailed and received at Yahoo!'s principal executive offices no less than 60 days and no more than 90 days before the meeting. If, however, stockholders are given less than 60 days prior notice of the meeting, then to be timely, nominations must be received no later than the tenth day following the date on which notice was first mailed to stockholders or publicly disclosed.

    A stockholder's notice to Yahoo! must set forth all of the following:

-  the name, age, business address and residence of any nominations;

- all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or reelection as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

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
- a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed; and

- the stockholder's name and address as they appear on Yahoo!'s books and the class and number of shares of Yahoo! which are beneficially owned by the stockholder.

    Stockholder nominations and proposals will not be brought before any Yahoo! stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Yahoo!'s stockholder advance notice procedures.

    The chairman of the Yahoo! stockholder meeting will have the power to determine whether the nomination or proposal was made by the stockholder in accordance with the advance notice procedures set forth in Yahoo!'s bylaws. If the chairman determines that the nomination or proposal is not in compliance with Yahoo!'s advance notice procedures, the chairman may declare that the defective proposal or nomination shall be disregarded.

PREFERRED STOCK

    Both of our certificates of incorporation provide that our boards of directors are authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

    Broadcast.com's certificate of incorporation provides that the affirmative vote of the holders of at least 67% of the outstanding shares of capital stock of broadcast.com entitled to vote in the election of directors, voting together as a single class, will be required to amend, repeal or modify any provision of broadcast.com's certificate of incorporation which deal with the following:

-  the powers and authority expressly conferred upon the board of directors;

-  the manner in which the number of directors is fixed;

- the creation and maintenance of a classified board of directors, including the filling of vacancies and the allocation of directors among classes;

-  the election of directors by holders of preferred stock;

-  the removal of directors from office; and

- the manner in which the provisions of the certificate of incorporation dealing with the above may be amended, repealed or modified.

    Yahoo!'s certificate of incorporation contains no provisions requiring a vote greater than that required by Delaware law to amend its certificate of incorporation.

AMENDMENT OF BYLAWS

    Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the

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board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power.

    Broadcast.com's certificate of incorporation expressly authorizes the board of directors to make, repeal, alter, amend and rescind broadcast.com's bylaws. In addition, broadcast.com's bylaws provide that any bylaw may be made, altered, amended or repealed by the board of directors upon the vote of a majority of directors then in office. Any of broadcast.com's bylaws made or altered by the stockholders may be altered or repealed by either the board of the directors or the stockholders.

    Yahoo!'s certificate of incorporation authorizes the board of directors to make, alter or repeal Yahoo!'s bylaws.

STATE ANTI-TAKEOVER STATUTES

    We are both subject to Section 203 of the Delaware General Corporation Law, which, under certain circumstances, may make it more difficult for "Interested Stockholders," as defined in Section 203, to effect various business combinations with either of us for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our respective certificates of incorporation and bylaws do not exclude us from the restrictions imposed under
Section 203.

LIMITATION OF LIABILITY OF DIRECTORS

    The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Our respective certificates of incorporation include such a provision to the maximum extent permitted by law.

    While these provisions provide directors with protection from awards for monetary damages for breaches of their fiduciary duties, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his fiduciary duty.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

    Broadcast.com's bylaws and Yahoo!'s certificate of incorporation and bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of either of us as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, and held harmless by each of us to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by each of us are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, our respective certificates of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, each of us is authorized to purchase and maintain insurance on behalf of its directors and officers.

    Additionally, each of us may pay expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the

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final disposition of that action, suit or proceeding. However, such payment will be made only if we receive an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us, as authorized by our respective certificates of incorporation and bylaws.

STOCKHOLDER RIGHTS PLAN

    Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights. Neither broadcast.com nor Yahoo! have entered into stockholder rights agreements.

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                          INFORMATION REGARDING YAHOO!

    The following is a brief description of the business of Yahoo!. Additional information regarding Yahoo! is contained in its filings with the Commission. For information on how you can obtain copies of such filings, please see the section entitled "Where You Can Find More Information" on page 116 of this proxy statement/prospectus.

    Yahoo! is a global Internet media company that offers a branded network of comprehensive information, communication and shopping services to millions of users daily. As the first online navigational guide to the web, www.yahoo.com is a leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. Under the Yahoo! brand, Yahoo! provides broadcast media, personal communications and direct services. In March 1999, Internet users viewed an average of 235 million Web pages per day in Yahoo!-branded properties.

    Yahoo! makes its properties available without charge to users and generates revenue primarily through the sale of advertising. Advertising on Yahoo! properties is sold through an internal advertising sales force. During the first quarter of 1999, approximately 2,125 advertisers purchased advertising on Yahoo! properties.

    Yahoo!'s principal executive offices are located at 3420 Central Expressway, Santa Clara, California 95051, and its telephone number is (408) 731-3300.

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                      INFORMATION REGARDING BROADCAST.COM
                           BUSINESS OF BROADCAST.COM

INTRODUCTION

    Broadcast.com inc. is the leading aggregator and broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" hundreds of live and on-demand audio and video programs over the Internet and intranets. Broadcast.com's Web sites offer a large and comprehensive selection of live and on-demand audio and video programming, including sports, talk and music radio, television, business events, full-length CDs, news, video, commentary and full-length audio-books. Broadcast.com broadcasts on the Internet 24 hours a day seven days a week, and its programming includes more than 410 radio stations and networks, 50 television stations and cable networks and game broadcasts and other programming for over 450 college and professional sports teams. Broadcast.com licenses such programming from content providers, in most cases under exclusive, multi-year agreements. Broadcast.com's Business Services Group provides cost-effective Internet and intranet broadcasting services to businesses and other organizations. These business services include the turnkey production of press conferences, earnings conference calls, investor conferences, trade shows, stockholder meetings, product introductions, training sessions, distance learning seminars, customized corporate TV channels and media events. Broadcast.com also derives revenues from the sale of advertising on its Web sites, including gateway ads with guaranteed click-thrus, channel and event sponsorships and traditional banner ads. In March 1999, broadcast.com's Web sites served a daily average of over 1.1 million unique users, ranking broadcast.com's sites #14 among all sites on the Internet according to Media Metrix. In July 1998, broadcast.com completed its initial public offering, raising approximately $43.2 million after expenses. During November 1998, broadcast.com acquired Simple Network Communications, Inc., a premier provider of Web hosting services, to expand into Internet broadcasting services for consumers and small businesses. In March 1999, broadcast.com acquired Net Roadshow, Inc., the leading provider of Internet initial public offering roadshows, in order to quickly expand into Internet broadcasting for the financial services market.

    Broadcast.com believes it has accomplished numerous Internet achievements since its initial live broadcast in September 1995, including the Internet broadcast of the first live commercial radio station, first live sporting event, first live corporate quarterly earnings call and first live stockholders' meeting. Broadcast.com's early entrance into the Internet broadcasting market enabled broadcast.com to establish strong brand recognition for its broadcasts and services and to form relationships with a diverse range of content providers. Broadcast.com currently offers content from a variety of sources including radio and television, college and professional sports teams and leagues, production and film studios and record labels. Broadcast.com has broadcast over 25,000 live events, such as the last four NFL Super Bowls, the NCAA Basketball Tournament, the Stanley Cup Playoffs, the entire 1998-99 season for all 27 NHL teams, game broadcasts for over 350 college teams, the Internet premiere of the movie "CASABLANCA," an exclusive Internet-only Webcast with Paul McCartney, the 1998 World Champion New York Yankees Ticker Tape Parade, the launch of the Space Shuttle with Astronaut John Glenn and the Victoria's Secret Fashion Show. Broadcast.com has also amassed over 75,000 hours of on-demand broadcast programming, including over 3,000 full-length music CDs, sports programming, talk radio and business and media events. Broadcast.com's business services customers include 3Com, AutoDesk, Bell South, Harvard University, Business Week, Dell, E! Online, Epson, IBM, Intel, Oracle, Prudential, Tandem, Tenet Health Systems, Texaco, Trilogy and more than 850 other organizations.

INDUSTRY BACKGROUND

    The Internet has grown rapidly in recent years, spurred by developments such as easy-to-use Web browsers, the availability of inexpensive multimedia PCs and Internet access, the adoption of more

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robust network architectures and the emergence of compelling Web-based content and commerce applications. The broad acceptance of the Internet Protocol standard has also led to the emergence of intranets and the development of a wide range of non-PC devices that enable users to access the Internet and intranets.

    Much of the Internet's rapid evolution towards becoming a mass medium can be attributed to the accelerated pace of technological innovation, which has expanded the Web's capabilities and improved users' experiences. Most notably, the Internet has evolved from a mass of static, text-oriented Web pages and email services to a much richer environment, capable of delivering graphical, interactive and multimedia content. Prior to the development of streaming media technologies, users could not play back audio and video clips until the content was downloaded in its entirety. As a result, live Internet broadcasts were not possible and archived clips were cumbersome to download and use. The development of streaming media products by companies such as Microsoft and RealNetworks enabled the simultaneous transmission and playback of continuous "streams" of audio and video content over the Internet and intranets. These technologies have evolved to deliver audio and video over widely used 28.8 kilobits per second narrow bandwidth modems, yet can scale in quality to take advantage of higher speed access provided by xDSL, cable modems and other emerging broadband technologies.

    Broadcasting audio and video content over the Internet offers certain opportunities that are not generally available from traditional media. Currently available analog technology and government regulations limit the ability of radio and television stations to broadcast beyond certain geographic areas. Radios and televisions are not widely used in office buildings and other workplaces, where Internet access has become commonplace. Traditional business communication tools such as audio conferencing and videoconferencing can be costly, non-targeted and inconvenient. In addition, traditional broadcasters are limited in their ability to measure or identify in real time the listeners or viewers of a program. By using the Internet, streaming media content can be targeted to a geographically dispersed audience of customers, suppliers, employees and stockholders at relatively low costs. Internet users can interact with the broadcast content by responding to online surveys, voting in polls and obtaining additional information. In addition, Internet broadcasters can provide highly specific information about a program's audience to content providers, advertisers and users of Internet business services. The convergence of the Internet's capabilities and attributes has accelerated its acceptance as a business tool, leading to rapidly growing economic opportunities in Web-based advertising and business service offerings.

    Broadcast.com believes that several challenges must be overcome to realize cost-effective Internet broadcasting: aggregating diverse and compelling content, scaling Internet broadcasts from small to large audiences, deploying new transmission and streaming technologies in a timely manner and providing multimedia advertisements and services. In order to aggregate content, Internet broadcasters must rapidly identify and secure licensing opportunities by demonstrating to content providers broad based distribution and the ability to deliver associated traffic. Successful Internet broadcasters serving a large number of simultaneous users around the clock also need to design, develop and integrate complex network elements, including scalable bandwidth, streaming licenses, equipment and technical expertise. The rapid evolution of streaming media technologies requires Internet broadcasters to support multiple vendors, an investment few companies have made. Broadcast.com believes, therefore, that a successful Internet broadcaster must develop a well-branded, highly-trafficked Web portal and destination which offers compelling content, a network capable of streaming audio and video programming to large audiences 24 hours a day seven days a week and an organization that can deliver quality broadcasting services to advertisers, businesses and content providers.

THE BROADCAST.COM SOLUTION

    Broadcast.com believes it has established a significant brand for its broadcasts and services on the Internet due to its breadth of content, network infrastructure, audience size and distribution

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capabilities. In addition, broadcast.com's Web sites provide an attractive platform for advertisers seeking to target specific users with rich, compelling advertising solutions. Key elements of the broadcast.com solution include:

LARGE AGGREGATION OF STREAMING MEDIA CONTENT

    Broadcast.com's Web sites offer a large and comprehensive selection of live and on-demand audio and video programming on the Internet, including sports, talk and music radio, television, business events, full-length CDs, news, commentary and audio-books. Broadcast.com currently owns Internet broadcasting rights for more than 410 radio stations and networks, 50 television stations and cable networks and over 450 college and professional sports teams. Broadcast.com has also amassed over 75,000 hours of on-demand broadcast programming, including over 3,000 full-length music CDs, sports programming, talk radio and business and media events. Broadcast content providers include Capitol Records, Granite Broadcasting, Learfield Communications, Major League Baseball, the NHL, Trimark Pictures and Turner Broadcasting System, Inc. Broadcast.com believes that its content aggregation has established WWW.BROADCAST.COM as a leading destination for Internet users seeking streaming media content and also for multimedia content providers and advertisers seeking to reach large online audiences. This leading position, combined with broadcast.com's broadcast networking capabilities and experience in establishing content relationships, further enables broadcast.com to attract compelling programming.

LEADING PROVIDER OF INTERNET AND INTRANET BUSINESS SERVICES BROADCASTS

    Broadcast.com leverages its network infrastructure and expertise by providing Internet and intranet broadcasting and distribution services to businesses and other organizations. Broadcast.com's business services enable customers to conduct cost-effective Internet or intranet broadcasts of live and on-demand business and educational programming, including press conferences, quarterly earnings conference calls, investor conferences, trade shows, stockholder meetings, product introductions, training sessions, distance learning seminars, customized corporate TV channels and media events, tailored to each such customer's needs. Broadcast.com believes that these services differentiate its content and broaden its revenue base. Broadcast.com's business services customers include 3Com, AutoDesk, Bell South, Harvard University, Business Week, Dell, E! Online, Epson, IBM, Intel, Oracle, Prudential, Tandem, Tenet Health Systems, Texaco, Trilogy and more than 850 other organizations.

LEADING INTERNET BROADCAST NETWORK INFRASTRUCTURE

    Broadcast.com's network infrastructure and expertise permits broadcast.com to stream hundreds of live and on-demand audio and video programs over the Internet to hundreds of thousands of users. Broadcast.com's distribution network can support over 650 simultaneous live events and includes over 1,000 multimedia servers that support multiple streaming technologies. These servers are linked through direct 45 and 155 megabits per second connections to major Internet backbone providers including AT&T, BBN, Cable & Wireless, MCI WorldCom and Sprint Corporation which, in turn, connect to over 80% of the downstream Internet service providers. Broadcast.com believes that direct connections to the major backbone providers help to enhance the end-user experience by avoiding the congestion of public peering points which can cause transmission delays or packet loss. Broadcast.com believes that its broadcast network infrastructure provides it with the flexibility to implement new software, hardware and system developments without incurring substantial redesign costs or down time. Broadcast.com also continues to deploy its multicast network which is designed to provide streaming media content to hundreds of thousands of users simultaneously through one-to-many Internet connections.

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BRANDED DISTRIBUTION

    Broadcast.com believes it has established a leading brand for streaming media content through its Web sites, which have been ranked by Media Metrix as among the Internet's top 20 most frequently visited destinations. Broadcast.com drives traffic to its sites and enhances brand awareness through strategic relationships with key Internet companies. Broadcast.com has established increased visibility among Internet users through its relationships with Yahoo!, RealNetworks, Microsoft, SOFTBANK (broadcast.com japan), and The Nasdaq Stock Market, among others.

DIFFERENTIATED, INTERACTIVE MULTIMEDIA ADVERTISING

    Broadcast.com offers exclusive and comprehensive audio and video programming that can be targeted to specific audiences and demographics. Additionally, unlike Web sites that offer only text-based banner ads, broadcast.com offers multimedia packages incorporating custom audio and video applications such as gateway ads with guaranteed click-thrus and channel and event sponsorships, as well as its new in-stream ads and in-player banner ads. Broadcast.com also provides advertisers with the opportunity to bundle Web and traditional media advertising because of commercial spots it receives from its radio and television station content providers.

STRATEGY

    Broadcast.com's objective is to enhance its leadership position in Internet broadcasting by aggregating comprehensive audio and video programming, preferably on an exclusive basis, and providing services enabling the delivery of a broad range of streaming media content over the Internet. Key elements of broadcast.com's strategy include the following:

ENHANCE AND EXPAND EXCLUSIVE CONTENT OFFERINGS

    Broadcast.com seeks to provide the most comprehensive audio and video programming on the Internet. To this end, broadcast.com's objective is to acquire exclusive, long-term Internet broadcast rights to streaming media content provided by radio and television stations, networks and ownership groups, college and professional sports teams and leagues, production and film studios, record labels and other content providers.

FURTHER PENETRATE THE BUSINESS SERVICES MARKET

    Broadcast.com's broadcast services enable businesses, consumers and other organizations to improve communication with, and the dissemination of information to, customers, suppliers, employees and the investment community. Broadcast.com believes that its network infrastructure, the local and global reach of the Internet and the integration of multicasting within corporate intranets provides business services customers with lower transmission costs than conventional broadcast and communications systems and enables these customers to access both large and small target audiences. Broadcast.com intends to continue to rapidly expand and optimize its turnkey broadcasting solutions to continue to enhance the broadcast experience for its business services customers. Broadcast.com has also recently established a consulting group whose primary focus is to multicast-enable corporate intranets and to assist customers with real-time internal corporate communications.

EXPAND INTERNET BUSINESS-TO-BUSINESS SALES FORCE

    Broadcast.com continues to expand its dedicated, experienced Internet sales force in order to increase its presence across the business services and advertising markets. Broadcast.com currently employs over 100 salespeople dedicated to further differentiating broadcast.com as a leading provider of Internet broadcasting solutions. Broadcast.com has also implemented a three-week training program, broadcast.com University, to train and equip incoming salespeople on the latest developments in

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Internet broadcasting and advertising solutions. Broadcast.com is expanding its sales team and added directors and account executives in strategic regions across the United States to continue delivering personalized service and acquire new customers across a variety of vertical markets, including the automotive, distance learning, financial services and healthcare industries.

EXPAND NETWORK INFRASTRUCTURE

    Broadcast.com intends to expand its network infrastructure through the acquisition and deployment of additional network equipment, bandwidth and broadcast scaling technologies. As part of its network expansion strategy, broadcast.com is deploying its multicast network which is designed to provide streaming media content to hundreds of thousands of users simultaneously through one-to-many Internet connections. Broadcast.com has entered into agreements with over 45 Internet service providers and UUNET, now a part of MCI WorldCom, and is building the first large-scale commercial multicast network, which provides broadcast.com with access to over 500,000 dial-up multicast ports. Broadcast.com has developed software to more efficiently handle the broadcast of hundreds of simultaneous live events and developed proprietary software to handle broadcast blackouts, remote monitoring and remote server access. Although streaming video over the Internet does not currently offer broadcast television equivalent quality to a broad base of users, broadcast.com believes that the quality of and demand for Internet video broadcasts will continue to improve as broadband Internet access technologies such as xDSL and cable modems become more commonly available. Further, broadcast.com believes that video is an important and essential element in the future of Internet broadcasting. Accordingly, the broadcast.com network is video enabled and supports multiple leading video streaming technologies including RealNetworks' RealPlayer G2 and Microsoft's Windows Media Player.

CAPTURE AND DEVELOP EMERGING REVENUE OPPORTUNITIES

    Broadcast.com intends to capture strategic revenue growth opportunities as user demand increases and technological developments become more widely adopted. Such opportunities are expected to include pay-per-listen/view applications, fee-based sharing of broadcast.com's exclusive content on other Web sites, insertion of commercials within programming, electronic commerce opportunities, business services consulting and broadcasting for consumers and small businesses.

PROGRAMMING

    Broadcast.com's Web sites offer a large and comprehensive selection of live and on-demand audio and video programming, live continuous broadcasts of over 410 radio stations and networks, 50 television stations and cable networks, game broadcasts of more than 450 college and professional sports teams and over 75,000 hours of on-demand programming, including over 3,000 full-length music CDs, sports programming, talk radio and business and media events. The WWW.BROADCAST.COM Web site is organized into content channels. The following is a description of certain elements of broadcast.com's programming, illustrating the breadth and depth of its content.

SPORTS

    Broadcast.com believes that it provides the most comprehensive live and on-demand broadcasting of sporting events on the Internet. Broadcast.com's early entrance into Internet broadcasting has allowed it to establish relationships with a broad range of sports teams and leagues. Broadcast.com has the Internet broadcasting rights for certain sporting events, including football and basketball in most cases, for over 150 colleges and universities participating in NCAA Division IA athletics, over 95% of which are on an exclusive basis. In addition, broadcast.com is the exclusive streaming media partner for all of the 27 NHL teams and broadcasts on behalf of Major League Baseball most of MLB's regular season and playoff games. Broadcast.com has handled the Internet broadcast for the last four Super

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Bowls and the NCAA Basketball Tournament, as well as the 1998 World Champion New
York Yankees Ticker Tape Parade. PGA TOUR and broadcast.com provide Internet audiences with a variety of golf programming, including live reports hourly from each PGA TOUR stop on Thursdays and Fridays, PGA TOUR Radio, which includes live Saturday and Sunday stroke coverage from most tour events, and video highlights each Sunday night of the final round of each tour stop.

    In the case of special events, broadcast.com often broadcasts programming complementary to television broadcasts, such as stadium announcer press box feeds and full-length post-game press conferences with players and coaches, in lieu of, or in addition to, game broadcasts. Broadcast.com typically archives game broadcasts until the next game is played so users can access sporting events they may have missed. In addition, a "Great Games" section contains archives of a wide variety of classic match-ups for fans to access at any time. Broadcast.com's sports programming includes video programming as well, including arrangements with the NHL, PGA TOUR, Major League Baseball and numerous colleges and universities.

    The following table illustrates the breadth of the sports content broadcast.com is currently broadcasting, or has broadcast.

                        BROADCAST.COM SPORTS PROGRAMMING

NATIONAL HOCKEY LEAGUE
Anaheim Mighty Ducks
Boston Bruins
Buffalo Sabres
Calgary Flames
Carolina Hurricanes
Chicago Blackhawks
Colorado Avalanche
Dallas Stars
Detroit Red Wings
Edmonton Oilers
Florida Panthers
Los Angeles Kings
Montreal Canadiens
Nashville Predators
New Jersey Devils
New York Islanders
New York Rangers
Ottawa Senators
Philadelphia Flyers
Phoenix Coyotes
Pittsburgh Penguins
San Jose Sharks
St. Louis Blues
Tampa Bay Lightning
Toronto Maple Leafs
Vancouver Canucks
Washington Capitals
MAJOR LEAGUE BASEBALL
Anaheim Angels
Arizona Diamondbacks
Baltimore Orioles
Chicago White Sox
Cincinnati Reds
Cleveland Indians
Houston Astros
New York Mets
New York Yankees
Oakland Athletics
Philadelphia Phillies
San Diego Padres
San Francisco Giants
St. Louis Cardinals
Texas Rangers
GOLF
PGA TOUR
PGA of America
Senior Tour
USGA
Nike Tour
MAJOR LEAGUE SOCCER
Chicago Fire
Colorado Rapids
Columbus Crew
D.C. United
NY/NJ Metrostars
Dallas Burn
Kansas City Wizards
Los Angeles Galaxy
Miami Fusion F.C.
New England Revolution
San Jose Clash
Tampa Bay Mutiny
AUTO RACING
Selected In-car radio and events:
ARCA
CART
Indy Racing League
Motoworld "Supecross"
NASCAR Winston Cup
NASCAR Busch Series
NHRA
Performance Racing Network
Professional SportsCar Racing
Toyota Atlantic
PRO FOOTBALL
1997 and 1998 NFL Training
  Camp
Arena Football
Canadian Football League
1997 Grey Cup (CFL)
NFL Europe -- Audio and Video
NFL pre- and post-game
  coverage
Super Bowls XXX, XXXI,
  XXXII and XXXIII
HORSE RACING
Belmont Stakes
Kentucky Derby
Preakness Stakes
Breeder's Cup
Capitol Racing
Fair Grounds
Gulfstream
Churchill Downs
Keeneland
Lone Star Park Racing
Meadowlands
Monmouth
New York Racing Association
Oaklawn
Santa Anita
PRO BASKETBALL
NBA Championship Press
  Conferences
NBA Draft
1997 Continental Basketball
Association Finals and
  All-Star Game
"The Game" on Showtime

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                             OTHER SPORTS COVERAGE

Boston Marathon
HBO World Championship
  Boxing
Minor League Baseball
Minor League Hockey
NBC 1996 Atlanta
  Olympics Interviews
Tour de France
U.S. Open Tennis
United States Olympic
  Committee Press
  Conferences
Wimbledon
World Golf Village Opening
  Ceremonies

                         NCAA COLLEGES AND UNIVERSITIES

Air Force Academy Falcons
Alabama Crimson Tide
Alaska-Fairbanks Nanooks
Albion College Britons
Alcorn State Braves
Appalachian State Mountaineers
Arizona State Sun Devils
Arizona Wildcats
Arkansas Little Rock Trojans
Arkansas Razorbacks
Arkansas State Indians
Ball State Cardinals
Baylor Bears
Boise State Broncos
Boston University Terriers
Brigham Young Cougars
Bucknell Bison
Butler Bulldogs
Cal State Fullerton Titans
Cal-Berkeley Bears
Central Florida Golden Knights
Central Michigan Chipawas
Clemson Tigers
Colorado Buffaloes
Connecticut Huskies
Cornell Big Red
Dayton Flyers
Denver Pioneers
Duke Blue Devils
East Carolina Pirates
Eastern Kentucky Colonels
Florida Gators
Florida State Seminoles
Fresno State Bulldogs
George Washington Colonials
Georgetown Hoyas
Georgia Bulldogs
Georgia Southern Eagles
Georgia Tech Yellow Jackets
Harvard Crimson
Southern Miss. Golden Eagles
St. Bonaventure Bonnies
St. John's Red Storm
St. Joseph's Hawks
St. Louis Billikens
Hawaii Rainbows
Houston Cougars
Idaho Vandals
Illinois State Redbirds
Illinois-Chicago Flames
Indiana Hoosiers
Iowa Hawkeyes
Iowa State Cyclones
Jacksonville Dolphins
James Madison Dukes
Kansas Jayhawks
Kansas State Wildcats
Kentucky Wildcats
Lamar Cardinals
Lehigh Mountain Hawks
Long Beach State 49ers
Louisiana State Tigers
Louisiana Tech Bulldogs
Louisville Cardinals
Marquette Golden Eagles
Marshall Thundering Herd
Maryland Terrapins
Massachusetts Minutemen
Memphis Tigers
Merrimack Warriors
Miami (Florida) Hurricanes
Miami (Ohio) Redhawks
Michigan State Spartans
Mississippi Rebels
Mississippi State Bulldogs
Missouri Tigers
Mount St. Mary's Mountaineers
Naval Academy Midshipmen
UNC Tar Heels
UNC-Charlotte 49ers
Nebraska Cornhuskers
New Hampshire Wildcats
New Mexico Lobos
North Carolina St. Wolfpack
North Texas Eagles
Northern Arizona Lumberjacks
Notre Dame Fighting Irish
Ohio Bobcats
Oklahoma Sooners
Oklahoma State Cowboys
Old Dominion Monarchs
Oregon Ducks
Oregon State Beavers
Penn State Nittany Lions
Pepperdine Waves
Pittsburgh Panthers
Portland State Vikings
Princeton Tigers
Purdue Boilermakers
Radford Highlanders
Rhode Island Rams
Rice Owls
Richmond Spiders
Rutgers Scarlet Knights
Samford Bulldogs
San Diego State Aztecs
San Francisco Dons
San Jose State Spartans
SE Louisiana Lions
Seton Hall Pirates
Siena College Saints
SMU Mustangs
South Carolina Gamecocks
South Dakota Coyotes
South Florida Bulls
Southeastern Louisiana Lions
St. Mary's Rattlers
Stanford Cardinal
Stephen F. Austin Lumberjacks
SW Louisiana Cajuns
Syracuse Orangemen
TCU Horned Frogs
Tennessee Volunteers
Texas A&M Aggies
Texas Longhorns
Texas Tech Red Raiders
Texas-El Paso Miners
Toledo Rockets
Trinity Tigers
Tulane Green Wave
Tulsa Hurricanes
UAB Blazers
UCLA Bruins
UC-Santa Barbara Gauchos
UNLV Rebels
USC Trojans
Utah Utes
VA Commonwealth Rams
Vanderbilt Commodores
Villanova Wildcats
Virginia Cavaliers
Virginia Tech Hokies
Wake Forest Demon Deacons
Washington Huskies
Washington State Cougars
West Virginia Mountaineers
Western Kentucky Hilltoppers
Western Michigan Broncos
Wichita State Shockers
William and Mary Tribe
Wisconsin Badgers
Wisconsin Eau Claire Blugolds
Wisconsin-LaCrosse Eagles
Wright State Raiders
Wyoming Cowboys
Yale Bulldogs
Youngstown State Penguins

RADIO

    Broadcast.com is the leading Internet broadcaster of radio programming and has rights to broadcast more than 410 stations based in over 120 cities, in most cases under exclusive multi-year agreements. Broadcast.com's relationships with radio stations and networks provide it with content from 18 of the nation's top 20 radio markets. Broadcast.com has benefited from its ability to license radio content from ownership groups, including a group of over 40 stations which are a part of Clear Channel Communications, a group of 72 stations which are a part of Capstar Broadcasting Corporation

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and the 23-station Susquehanna Radio Corp. family. Broadcast.com's radio programming spans all formats, from talk shows and news programs to country music and classic rock. Broadcast.com's audience benefits from the ability to receive local radio programming in-office and from outside the listener's geographic area, allowing users to select from hundreds of stations and dozens of formats. Broadcast.com is the exclusive provider of Internet broadcasts from popular top-rated nationally syndicated hosts Rush Limbaugh, Dr. Laura Schlessinger, Art Bell and Jim Rome. Broadcast.com also archives thousands of hours of selected talk radio programming so users can listen to their favorite shows and hosts when they are unable to listen to the live broadcast.

TELEVISION

    Broadcast.com continues to expand its content aggregation strategy into television programming. Broadcast.com currently has video Internet broadcasting rights for selected programming for 50 stations, cable networks and national networks. Broadcast.com recently reached an agreement with three ABC owned and operated stations, WABC New York, WPVI Philadelphia and KTRK Houston, to exclusively broadcast their local programming. Broadcast.com's relationships with television stations and networks provide it with content from eight of the nation's top ten television markets. Broadcast.com provides archives of newscasts so users can access the latest information on breaking news 24 hours a day seven days a week from their home or office. Broadcast.com believes that the continued emergence of broadband Internet access technologies has the potential to increase the demand for and quality of Internet-delivered video content, possibly leading to a convergence of the Internet and television.

BUSINESS

    Broadcast.com is a leading aggregator of audio and video business-related content. In addition to the thousands of hours of events and special programming offered live and on demand from broadcast.com's business services customers, broadcast.com has also aggregated content from other sources to provide a complete business content channel, which offers video interviews and features from CNBC/Dow Jones Business Video and other business programming from broadcast.com's selection of radio and television content providers. Broadcast.com has broadcast quarterly earnings conference calls from such diverse companies as Yahoo!, Millenium Chemical and Texaco; product launches from Asymetrix, Dell and Sybase, Inc.; and keynote speeches from industry leaders such as Intel's Andy Grove, Hewlett Packard's Lewis Platt and Microsoft's Bill Gates. In addition, broadcast.com is working with companies to develop customized Internet-only corporate TV broadcasts, such as the monthly "Breakfast with Dell" series, which features Dell executives speaking on topics of interest to its customers, and IBM's "Webinar" series, with topics ranging from "Knowledge Based Marketing in the Next Century" to "Data Management: The Six Universals." Broadcast.com's Interactive Group provides supplemental data and management services to accompany Internet broadcasts, such as proprietary database registration services and real-time audience measurement.

VIDEO

    Broadcast.com provides Internet broadcasting services to entertainment and media companies, film studios, broadcast networks and other content providers. Content providers utilize broadcast.com's distribution network, technology, services, Web site promotions, email newsletter and sizable audience base to deliver and drive traffic to high profile events. Broadcast.com recently broadcast all of the live and on-demand Webcasts of the 1999 Academy Awards coverage in conjunction with ABC.com, including red-carpet arrivals and backstage interviews in their entirety. In addition, broadcast.com recently announced an agreement with Trimark Pictures under which it is licensing Trimark's library of films for distribution over the Internet. Broadcast.com and Trimark will also work together to broadcast first run movies, previews and live premieres and to distribute movies on the Internet under a variety

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of new revenue models including pay-per-view, electronic commerce, integrated advertising, personalized marketing and user interactive content. The broadcast.com Video Channel now showcases over 9,500 hours of on-demand video, streamed at bandwidths ranging from 56 kbps to 300 kbps.

MUSIC

    Through the broadcast.com Jukebox, broadcast.com believes it offers the largest selection of full-length CDs available for listening on demand over the Internet, currently numbering over 3,000 titles. Broadcast.com has entered into agreements with over 200 record labels to broadcast all or some of their CDs in their entirety. Capitol Records and broadcast.com recently launched "CapitolBroadcasts," a co-branded music channel hosted on the broadcast.com Web site, showcasing audio and video programming from Capitol Records and its family of labels. Music fans can listen to and watch their favorite Capitol artists and compilations, full-length songs and videos from individual artists and soundtracks and live events from premier Capitol artists, including CD "Listening Parties" and live cybercasts. To expand its Jukebox selections, broadcast.com intends to continue to form relationships with leading record companies. Current customer feedback indicates that listeners use the broadcast.com Jukebox as a way to sample new music and, in turn, purchase CDs that they enjoy. Accordingly, broadcast.com believes that its Jukebox will provide an attractive platform for record labels and musicians to promote and sell their recordings over the Internet through broadcast.com. Broadcast.com has also broadcast numerous exclusive, high-profile concerts and events featuring leading musicians and groups such as Paul McCartney, Willie Nelson, Jewel and Rod Stewart, as well as concerts as a part of A&E's "Live By Request" series, featuring Phil Collins and Tony Bennett.

OTHER PROGRAMMING

    Broadcast.com has aggregated thousands of hours of live and on-demand content in several other channels, providing broadcast.com users with a comprehensive selection of streaming media programming on broadcast.com's Web sites. An illustrative list follows:

CHANNEL                                                                 EXAMPLES
----------------------------------------------------  --------------------------------------------
AudioBooks..........................................  Over 500 full length audio-books including:
                                                      Charles Dickens's "A Tale of Two Cities"
                                                      Jane Austen's "Pride and Prejudice"

Education...........................................  PBS The Business Channel
                                                      Harris Methodist Continuing Education
                                                      Seminars
                                                      Rutgers University

News................................................  BBC World Service
                                                      CNN Audioselect
                                                      Court TV

Entertainment.......................................  Paul McCartney Internet-only Webcast
                                                      "CASABLANCA"
                                                      1999 Academy Awards Coverage

Special Interest....................................  Rush Limbaugh
                                                      Dr. Laura Schlessinger
                                                      Art Bell

Spiritual...........................................  The 700 Club
                                                      "Love Worth Finding" with Adrian Rogers
                                                      Reunion Church with Richard Ellis

Technology..........................................  CNET Radio
                                                      IBM Netfinity Worldcast
                                                      Y2K: The Press and Preventing Panic

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BUSINESS SERVICES

    Broadcast.com's Business Services Group provides cost-effective Internet and intranet broadcasting services to businesses and other organizations. These business services include turnkey production of press conferences, earnings conference calls, investor conferences, tradeshows, stockholder meetings, product introductions, training sessions, distance learning seminars, customized corporate TV channels and media events. Since January 1997, broadcast.com has broadcast over 3,200 business services events for customers such as 3Com, AutoDesk, Bell South, Harvard University, Business Week, Dell, E! Online, Epson, IBM, Intel, Oracle, Prudential, Tandem, Tenet Health Systems, Texaco, Trilogy and more than 850 other organizations.

    Broadcast.com's broadcast services enable these businesses and other organizations to improve communication with, and the dissemination of information to, customers, suppliers, employees and the investment community by:

COST-EFFECTIVELY REACHING THE IN-OFFICE USER

    The proliferation of multimedia-enabled networked personal computers and other Internet-attached devices in the workplace has created the opportunity for businesses to use the Internet and intranets to cost-effectively broadcast streaming media communications to both large and small targeted audiences. Broadcast.com is able to broadcast events to users who can view and listen to such broadcasts uninterrupted while continuing to perform other tasks on their computers. Broadcast.com has recently established a consulting group whose primary focus is to multicast-enable corporate intranets and to assist customers with real-time internal corporate communications. For example, broadcast.com was an integral team member in a Motorola company-wide broadcast to 30,000 of their worldwide employees, providing rapid dissemination of new company directives. Using Internet Protocol Multicast and broadcast.com consulting and support, this event cost Motorola a fraction of what they spent the previous year to reach the same audience through satellite delivery to all of its worldwide locations.

DELIVERING TURNKEY BROADCASTING SOLUTIONS

    Broadcast.com delivers turnkey Internet broadcasting solutions by providing analysis, telecommunications and, if necessary, on-site equipment and personnel to its business services customers. Based on the expertise gained from broadcasting more than 3,200 business services and over 25,000 total live events, broadcast.com is able to determine the most effective way to capture the broadcast feed, whether by satellite, coupler or on-site with a team of its engineers. Once captured, the broadcast feed is then integrated with other content such as Powerpoint presentations and computer demonstration screens. Potential Internet congestion is bypassed by using a private point-to-point connection to broadcast.com's broadcast center. The broadcast is then digitally distributed to the Internet audience via broadcast.com's multicast distribution network, or, if desired, restricted to a limited audience utilizing password-protected access or player authentication. In addition, broadcast.com can determine the total number of devices receiving a broadcast, the length of time such devices are receiving the broadcast and the quality of the broadcast.

    Broadcast.com's broadcast of the Victoria's Secret Fashion Show in February 1999 exemplifies how Internet broadcasting has emerged as a new medium for companies to interact with consumers, collect valuable customer data and ultimately drive sales of their products. Broadcast.com received a company record 2 million unique users to its Web site on the day of the event and generated sales of Victoria's Secret merchandise with the attention that was received from the high profile Web event.

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INNOVATIVELY ENHANCING THE BROADCAST EXPERIENCE

    Broadcast.com has established the broadcast.com Interactive Group in order to provide business services clients a turnkey, complete end-to-end solution, based on their needs and objectives, that reaches far beyond the delivery of the media stream. Creative design and application development solutions are utilized in order to create compelling content and engage the user. User profiles are created, which provide the basis for broadcast.com's proprietary application suite. Applications include the ability to control slide presentations, conduct user surveys and audience polls, administer distance learning tests, solicit and answer questions from users and take roll of online users. Information is collected and logged to each user's profile, providing clients with important user information in real time to help them better interact with and serve their users. A selection of companies that have utilized these turnkey solutions include Dell, Cisco Systems and Sprint.

    The depth and breadth of broadcast.com's experience and expertise includes numerous other business services events. An illustrative selection includes:

BUSINESS AND FINANCIAL SHOWS
Calico Technology Seminar Series
CNBC/Dow Jones Business Video news updates
Executive Talk
Money Talk
Radio Wall Street
Tiger Investments: After Hours Trading
Wall Street Review
DISTANCE LEARNING
Cato Institute
Columbia Basin
Darton University
Johns Hopkins Medicine Rounds
Krieble Institute USA
Quality Learning Services
University of Texas
EARNINGS ANNOUNCEMENTS/INVESTOR RELATIONS
America Online
AT&T
Dell
General Motors
Nike
Texaco
Texas Instruments
KEYNOTE SPEECHES
3Com: Eric Benhamou
Dell Computer: Michael Dell
Hewlett Packard: CEO Lewis Platt
IBM: John Brisbane
Intel: CEO Dr. Andrew Grove
Microsoft: Bill Gates
Tandem: Patrick Smyth
PRODUCT LAUNCHES
Ameritech: Clearpath Wireless Launch
Asymetrix: Cool Tools
Bell & Howell: Scanner Division
Mercedes Benz
Microsoft Internet Explorer Launch
Silicon Graphics Workstation Launch
Victoria's Secret
PUBLIC RELATIONS
AOL/Netscape merger announcement
Chicago Tribune's George Lazarus
Communications Week: Meet the Editor
Fox News Media Coffee
Getting Ready for ORYX
MSNBC: Meet the Editors
The New York Financial Writers' Association
SEMINARS
Calico eSeminar
Dell: Breakfast With Dell
Harvard Seminar on Internet Society
IBM Webinars
Price Waterhouse LLP Technology Forecast
SAS Institute: Data Mining Forum
Sprint "Community of One" Webcast
TRADE SHOWS/CONFERENCES
COMDEX
Internet World
MacWorld Expo
National Association of Broadcasters
National Investor Relations Institute
NetWorld + Interop
PC Expo

SALES AND MARKETING

    Broadcast.com sells business services and advertising through its direct sales force and through reseller arrangements. Broadcast.com currently maintains distinct sales departments for both of these revenue sources; however, both departments work together to sell integrated packages. In addition, broadcast.com maintains a marketing and public relations department to promote the broadcast.com brand and its services.

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BUSINESS SERVICES

    To date, broadcast.com has focused its business services marketing efforts on larger companies in varied industries. Based on the success of these direct sales efforts, broadcast.com believes that it can successfully market its services to medium-sized and smaller businesses as well. Broadcast.com's recent acquisition of Simple Network Communications allows it to expand into Internet broadcasting services for the consumer and small business market. Broadcast.com and SimpleNet are working together to introduce self-service audio and video streaming to existing customers of SimpleNet's Web hosting service. Users will be able to create and broadcast their own personalized audio and video programming, including Internet-only radio and television shows, business presentations and home movies, that will be accessible within minutes of setting up their service.

    Broadcast.com is constantly expanding its Internet sales force and is aggressively attacking vertical market opportunities. Broadcast.com seeks to expand its business services customer base and broadcast offerings by targeting industries and businesses that are early adopters of technological advancement. Broadcast.com's recent acquisition of Net Roadshow accelerates the expansion of broadcast.com's Internet broadcasting services to newly public companies by leveraging Net Roadshow's existing relationships with leading investment banking institutions. Broadcast.com is acquiring new customers by entering a variety of vertical markets, including the automotive, distance learning, financial services and healthcare industries.

    Broadcast.com also utilizes reseller arrangements, whereby partners have the right to sell broadcast.com business services packages to their established customer base. World Color, a leader in the printing industry, provides broadcast.com with direct access to World Color's extensive client base of companies in the publishing and retail industries. Medialink, a leader in providing video and audio production, satellite distribution and press release services, also provides broadcast.com with an additional channel to market its turnkey Internet broadcasting solutions.

ADVERTISING

    Broadcast.com's wide variety of content offers the ability to sell advertising packages targeted to specific audiences and demographics. Additionally, unlike Web sites that offer only text-based banner advertisements, broadcast.com offers multimedia packages incorporating custom audio and video applications such as gateway ads with guaranteed click-thrus and channel and event sponsorships, as well as its new in-stream ads and in-player banner ads.

        GATEWAY ADS WITH GUARANTEED CLICK-THRUS. Broadcast.com provides advertisers the opportunity to incorporate gateway ads into their Internet advertising packages. Gateway ads are audio or video clips that are inserted at the lead of selected programming, lasting from 15 to 30 seconds, that play prior to the audio or video content that has been selected by the user. A guaranteed click-thru is a pop-down browser window that automatically launches at the beginning of the gateway ad displaying an advertiser's Web site or other targeted information. Gateway ads are also available without guaranteed click-thrus. Broadcast.com currently sells these advertisements at a higher cost per thousand than traditional banner ads because of their unique nature. Advertisers that have purchased gateway ads with guaranteed click-thrus include 3Com, Amazon.com and First USA.

        CHANNEL AND EVENT SPONSORSHIPS. Broadcast.com offers advertisers the ability to sponsor one or more of its programming channels or events, enabling advertisers to brand entire sections of broadcast.com's Web sites. A channel or event sponsorship can involve the rotating and permanent placement of buttons, logos, Web site links, integrated gateway ads and mention on the broadcast.com home page, channel home page and email newsletter (which has over 425,000 current subscribers in over 175 countries). These sponsorships may also include promotional advertisements utilizing broadcast.com's radio and television spot inventory. Event sponsorships

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    have been purchased by companies such as Pepsi, Intel and Microsoft.
    Broadcast.com typically sells these packages on a channel-by-channel or event-by-event basis.

        IN-STREAM ADS AND IN-PLAYER BANNER ADS. As streaming media technology advances, broadcast.com continues to capitalize on new opportunities to differentiate its advertising solutions. Broadcast.com has introduced in-stream ads, which are advertisements within the Internet feed of programming, similar to a broadcast network. Another new application is the in-player banner ad, available on the RealNetworks RealPlayer G2. While listening to a radio station or CD, the user is delivered a rotating selection of video images and scrolling text, all linked directly to advertisers' Web sites, which, in effect, turn the player into a browser. This allows the advertiser to follow consumers wherever they may go on the broadcast.com Web site. These new applications have just been introduced and sell at a higher cost per thousand due to their unique and effective nature.

    As compensation for broadcasting radio and television station feeds, broadcast.com receives on-air inventory of radio and, in certain instances, television ad spots or direct cash payments. Broadcast.com sells the majority of these advertising spots to traditional radio and television advertisers. As of December 31, 1998, broadcast.com had over 3,500 radio spots per week available for sale.

MARKETING

    Broadcast.com's marketing efforts are aimed at promoting the broadcast.com brand and broadcast.com's audio and video programming and business services. Broadcast.com utilizes both traditional and innovative media vehicles for marketing and promotional purposes, including radio, television and print advertisements, as well as marketing arrangements with other leading Web sites, gateway ads with guaranteed click-thrus and in-player banner ads on broadcast.com's Web sites and email newsletters.

        RADIO AND TELEVISION. Broadcast.com's radio and television content providers typically grant broadcast.com a certain amount of commercial spot inventory. The commercial spots that broadcast.com receives as part of its radio and television hosting activities can be used by broadcast.com for promotion of broadcast.com's programming and services. Radio and television stations also extend brand awareness for broadcast.com through required on-air mentions during their broadcasts.

        PRINT AND OTHER MEDIA. In exchange for Internet broadcasts of sporting events, colleges and universities provide advertising space for broadcast.com in various campus publications including gameday programs, newsletters and alumni magazines. Broadcast.com has also received advertising space in the official NCAA Basketball Tournament Final Four program and several major NCAA football bowl game programs. In addition, broadcast.com has received signage space at numerous college and university sporting events. Stadium public address announcements during some sporting events also extend broadcast.com's brand awareness. Broadcast.com has placed advertisements in targeted trade magazines, including AudioFile, Broadcasting and Cable and Meeting Planners International, and major daily papers such as the Chicago Tribune and USA Today.

        ONLINE MARKETING. Broadcast.com exchanges banner ads with other high traffic and targeted Web sites such as Yahoo!, FinancialWeb.com, AllCampus.com, CBS SportsLine, CNET and Lycos. Broadcast.com uses these opportunities to highlight its high profile live events and drive traffic to revenue generating channels. The banner ads are also used to promote business services customers' events in order to attract larger audiences. Broadcast.com extends brand awareness on the Internet by requiring that its logo and distinctive "listen/view button" be placed prominently on the Web pages of broadcast partners. Additionally, broadcast.com works with a growing number of search engines and live events guides that feature broadcast.com content and events, such as Microsoft's

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    Web Events, Yahoo! NetEvents, Yack.com, NetGuide.com, Infobeat.com, Excite,
    Infoseek and Go2Net.

        GATEWAY ADS, IN-PLAYER BANNER ADS AND EMAIL NEWSLETTERS. Broadcast.com utilizes media rich audio/video gateway ads and in-player banner ads to promote upcoming broadcast.com content offerings. Broadcast.com also distributes free semi-weekly email newsletters to over 425,000 registered subscribers in 175 countries which highlight events and programs for the upcoming week. In addition to its main newsletter highlighting programming from the entire site, broadcast.com distributes sports-focused, business-focused and music-focused newsletters and is developing additional specialty newsletters targeted to those interested in particular programming channels. In addition, broadcast.com utilizes the newsletter distribution list to alert users, especially daytime office users, to major breaking news stories that are being broadcast on broadcast.com's Web sites.

STRATEGIC RELATIONSHIPS

    Broadcast.com has entered into strategic relationships with content providers and other key companies in order to continue building on broadcast.com's competitive advantages. Broadcast.com believes that licensing content from third parties is preferable to creating content because such licensed content has existing demand and is self-replenishing. Key relationships include A.H. Belo Corporation, BBC World Service, Capitol Records, CNN, Granite Broadcasting, Host Communications, Learfield Communications, the NHL, Major League Baseball, Susquehanna Radio Corp., Trimark Pictures, a group of over 40 radio stations now part of Clear Channel Communications and a group of 72 radio stations now a part of Capstar Broadcasting Corporation.

    Broadcast.com leverages its content aggregation and Internet broadcast network through strategic relationships with key companies to increase traffic and brand awareness. During 1998, broadcast.com and Yahoo! established a co-branded area on the Yahoo! Web site at sports.yahoo.com to make available broadcast.com's programming and to provide a link to listen/view pages on the www.broadcast.com Web site. Broadcast.com also has an agreement with RealNetworks which provides for the placement of a link on the drop-down menu item for RealNetworks' RealPlayer G2 and RealPlayer Plus G2 streaming products to broadcast.com's home page and five key channels on broadcast.com's Web sites. Broadcast.com believes that RealNetworks' streaming products have been downloaded more than 50 million times. In addition, Microsoft has selected broadcast.com as a high-level promotional and content partner for its Web Events programming guide, showcasing the breadth of content and variety of radio stations that broadcast.com offers to users of the Windows Media Player, including high-bandwidth content. Microsoft has also provided premier placement and links to more than 100 broadcast.com radio stations from its Windows Radio Toolbar, which is integrated into every version of Internet Explorer 5.0.

    Broadcast.com has established two key partnerships which it believes will enable it to extend the reach and distribution of its Internet broadcasting services to new markets. In January 1999, broadcast.com and SOFTBANK formed a joint venture to launch broadcast.com japan, which will aggregate and broadcast Japanese language-based audio and video programming to Internet users, and which will also sell broadcast.com's Internet and intranet broadcasting services to business customers in Japan. In addition, the joint venture will have access to broadcast.com's vast archive of English language-based programming, including sports events, music CDs and videos. In December 1998, The Nasdaq Stock Market and broadcast.com partnered to provide Internet broadcasting services for quarterly earnings conference calls in a pilot program. Broadcast.com believes that Nasdaq's selection of broadcast.com as the exclusive broadcaster of earnings calls over the Internet for Nasdaq-100-Registered Trademark- entities will accelerate the adoption of Internet broadcasting as a medium for investor relations and corporate communications and that this partnership opens a new avenue for broadcast.com to sell its turnkey broadcasting services to these companies.

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NETWORK

    In order to support hundreds of thousands of simultaneous streaming media users on the Internet, broadcast.com has developed and implemented an extensive streaming media aggregation and distribution network designed to ensure the broadcast quality of the content received from broadcasters and distributed to users.

AGGREGATION

    Broadcast.com aggregates content from broadcasters through satellite feeds and direct network connections from content providers to its broadcast center where it is monitored for broadcast quality and encoded for delivery over the Internet. The satellite receiving system is currently comprised of 25 satellite dishes which can receive hundreds of simultaneous feeds from traditional broadcasts and live events. Broadcast.com also receives radio and television signals over a private frame relay network. This private network is designed to efficiently and securely feed content directly from broadcasters to broadcast.com's headquarters, thus avoiding the congestion of public and private peering points on the Internet which can cause transmission delays or packet loss. Broadcast.com believes that the use of a private aggregation network enables broadcast.com to better control the broadcast quality of the content it receives.

DISTRIBUTION

    Currently, broadcast.com employs both unicasting (one user per company originated stream) and multicasting (many users per company originated stream) technologies to distribute streaming media content to users over the Internet. Broadcast.com's unicast network can provide content to tens of thousands of simultaneous users through over 1,000 multimedia servers which support multiple streaming technologies. These servers are linked through direct 45 mps and 155 mps connections to major Internet backbone providers including AT&T, BBN, Cable & Wireless, MCI WorldCom and Sprint which, in turn, connect to over 80% of the downstream Internet service providers. Broadcast.com believes that direct connections to these major backbone providers enhance the user experience by avoiding the congestion of public and private peering points which can cause transmission delays or packet loss.

    Although broadcast.com anticipates that unicasting will remain essential for archived and on-demand applications, it believes that multicasting, or similar scaling technology, is essential to the future of large-scale Internet broadcasting to mass audiences. Currently, broadcast.com is deploying its multicast network which is designed to provide streaming media content to hundreds of thousands of users simultaneously through one-to-many Internet connections. Broadcast.com has entered into agreements with over 45 Internet service providers and UUNET and is building the first large-scale commercial multicast network, which provides broadcast.com with access to over 500,000 dial-up multicast ports.

COMPETITION

    The market for Internet broadcasting and services is highly competitive and broadcast.com expects that competition will continue to intensify. Broadcast.com competes with:

       - other Web sites, Internet portals and Internet broadcasters to acquire and provide content to attract users;

       - videoconferencing companies, audio conferencing companies and Internet business services broadcasters;

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       - online services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets; and

       - local radio and television stations and national radio and television networks for sales of advertising spots.

There can be no assurance that broadcast.com will be able to compete successfully or that the competitive pressures faced by broadcast.com, including those described below, will not adversely affect broadcast.com's business.

    Competition among Web sites that provide compelling content, including streaming media content, is intense and is expected to increase significantly in the future. Broadcast.com competes against a variety of businesses that provide content through one or more mediums, such as print, radio, television, cable television and the Internet. Traditional media companies have not established a significant streaming media presence on the Internet and may expend resources to establish a more significant presence in the future. These companies possess significantly greater brand recognition and financial, technical, marketing and other resources than broadcast.com. Broadcast.com competes generally with other content providers for the time and attention of users and for advertising revenues. To compete successfully, broadcast.com must license and then provide sufficiently compelling and popular content to generate users, support advertising intended to reach such users and attract business and other organizations seeking Internet broadcasting and distribution services. Broadcast.com competes with other Internet broadcasters and Web sites to acquire Internet broadcasting rights to compelling content. Broadcast.com believes that the principal competitive factors in attracting Internet users include the quality of service and the relevance, timeliness, depth and breadth of content and services offered. In the market for Internet distribution of radio and television broadcasts, broadcast.com competes with Internet service providers, radio and television stations and networks that originate their own Internet broadcasts. RealNetworks' Real Broadcast Network and INTERVU Inc. deliver audio and video broadcasts over the Internet. In the area of sports content, broadcast.com competes with ESPN.com. Broadcast.com also competes for the time and attention of Internet users with thousands of Web sites operated by businesses and other organizations, individuals, governmental agencies and educational institutions. For example, many Web sites provide a collection of links to other Web sites with streaming media content. Broadcast.com expects competition to intensify and the number of competitors to increase significantly in the future. In addition, as broadcast.com expands the scope of its content and services, it will compete directly with a greater number of Web sites and other media companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for broadcast.com to anticipate which companies are likely to offer competitive services in the future.

    Broadcast.com competes with videoconferencing and teleconferencing companies, along with companies that provide Internet broadcasting services to businesses and other organizations. Principal competitive factors include price, transmission quality, transmission speed, reliability of service, ease of access, ease of use, customer support, brand recognition and operating experience. Broadcast.com's current and potential competitors may have significantly greater financial, technical and marketing resources, longer operating histories and greater brand recognition. Traditional videoconferencing and teleconferencing may allow for a more interactive user experience. As prices for videoconferencing systems decrease and transmission quality increases, the installed base of videoconferencing systems may increase. Companies that provide media streaming software may also enter the market for Internet broadcast services. If media streaming technology and backbone bandwidth becomes more readily available to companies at low prices, broadcast.com's customers may decide to broadcast their own programming. In particular, local exchange carriers, Internet service providers and other data communication service providers may compete in the future with a portion of or all of broadcast.com's business services as technological advancements facilitate the ability of these providers to offer

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effectively these services. There can be no assurance that broadcast.com will be able to compete successfully against current or future competitors for Internet broadcast services.

    Broadcast.com also competes with online services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets. Broadcast.com believes that the principal competitive factors for attracting advertisers include the number of users accessing broadcast.com's Web sites, the demographics of broadcast.com's users, broadcast.com's ability to deliver focused advertising and interactivity through its Web sites and the overall cost-effectiveness and value of advertising offered by broadcast.com. There is intense competition for the sale of advertising on high-traffic Web sites, which has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, making it difficult to project levels of Internet advertising that will be realized generally or by any specific company. Any competition for advertisers among present and future Web sites, as well as competition with other traditional media for advertising placements, could result in significant price competition. Broadcast.com believes that both the number of companies selling Web-based advertising and the available inventory of advertising space have recently increased substantially. Accordingly, broadcast.com may face increased pricing pressure for the sale of advertisements. Reduction in broadcast.com's Web advertising revenues would adversely affect broadcast.com's business.

    Broadcast.com competes for traditional media advertising sales with national radio and television networks, as well as local radio and television stations. Local radio and television content providers and national radio and television networks may have larger and more established sales organizations than broadcast.com. These companies may have greater name recognition and more established relationships with advertisers and advertising agencies than broadcast.com. Such competitors may be able to undertake more extensive marketing campaigns, obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory. Broadcast.com's traditional media advertising sales efforts depend on broadcast.com's ability to obtain an inventory of ad spots across the top radio and television markets. If broadcast.com is unable to obtain such inventory, it could adversely affect broadcast.com's business.

GOVERNMENTAL REGULATION

    Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues such as privacy, pricing, sales taxes and the characteristics and quality of Internet services. It is possible that governments will enact legislation that may be applicable to broadcast.com in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is unsettled. The majority of such laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues presented by the Internet and related technologies. Any such export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase broadcast.com's cost of doing business or increase broadcast.com's legal exposure, which could adversely affect broadcast.com's business.

    On October 28, 1998, Congress enacted the Digital Millennium Copyright Act. This Act permits statutory licenses for the performance of sound recordings and for the making of ephemeral recordings to facilitate transmissions. Under these statutory licenses, broadcast.com will be required to pay licensing fees for its performance of sound recordings in original and archived programming and through retransmissions of radio broadcasts. The Act does not specify the rate and terms of the statutory licenses, which will be determined either through voluntary inter-industry negotiations or arbitration.

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    By distributing content over the Internet, broadcast.com also faces potential liability for claims based on the nature and content of the materials that it distributes, including claims for defamation, negligence or copyright, patent or trademark infringement, which claims have been brought, and sometimes successfully litigated, against Internet companies. While the current law generally states that entities like broadcast.com which provide interactive computer services will not be treated as the publisher or speaker with respect to third party content they distribute, the scope of the law's definition and limitations on liability have not been widely tested in court. Accordingly, broadcast.com may be subject to such claims. To protect itself from such claims, broadcast.com maintains media liability insurance as well as general liability insurance. In addition, under broadcast.com's agreements with content providers, such content providers generally represent that they have the rights to distribute and transmit their programming on the Internet and, in most cases, are required to indemnify broadcast.com for liability based on a breach of such representations and warranties. These indemnification arrangements and broadcast.com's media and general liability insurance may not cover all potential claims of this type or may not be adequate to indemnify broadcast.com for any liability that may be imposed. Any liability that is not covered by indemnification or insurance or is in excess of indemnification or insurance coverage could adversely affect broadcast.com's business.

INTELLECTUAL PROPERTY

    Broadcast.com regards its copyrights, trademarks, trade secrets and similar intellectual property as important to its success and relies on a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with its employees and with third parties to establish and protect its proprietary rights. There can be no assurance that these steps will be adequate, that broadcast.com will be able to secure trademark registrations for all of its marks in the United States or other countries or that third parties will not infringe upon or misappropriate broadcast.com's copyrights, trademarks, service marks and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate destination of broadcast.com's broadcasts. In the future, litigation may be necessary to enforce and protect broadcast.com's trade secrets, copyrights and other intellectual property rights.

    Broadcast.com may also be subject to litigation to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If third parties hold trademark, copyright or patent rights that conflict with the business of broadcast.com, then broadcast.com may be forced to litigate infringement claims that could result in substantial costs to broadcast.com. In addition, if broadcast.com were unsuccessful in defending such a claim, its business could be adversely affected. Lawsuits alleging patent infringement were filed against broadcast.com and RealNetworks on or about August 25, 1998 and against broadcast.com and Microsoft on or about December 29, 1998, which lawsuits have been consolidated into one action. Broadcast.com intends to vigorously defend against the action and seek its early dismissal. If third parties prepare and file applications in the United States that claim trademarks used or registered by broadcast.com, broadcast.com may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs to broadcast.com. An adverse outcome in litigation or privity proceedings could require broadcast.com to license disputed rights from third parties or to cease using such rights. Any litigation regarding broadcast.com's proprietary rights could be costly and divert management's attention, result in the loss of some of broadcast.com's proprietary rights, require broadcast.com to seek licenses from third parties and prevent broadcast.com from selling its services. In addition, to the extent that broadcast.com licenses a substantial portion of its content from third parties, its exposure to copyright infringement actions may increase because broadcast.com must rely upon such third parties for information as to the origin and ownership of such licensed content. Broadcast.com generally obtains representations as to the origins and ownership of such

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licensed content and generally obtains indemnification to cover any breach of any such representations; however, there can be no assurance that such representations will be accurate or given or that such indemnification will adequately protect broadcast.com.

    In December 1997, in anticipation of the change in broadcast.com's name from AudioNet, Inc. to broadcast.com, broadcast.com filed an application for a United States trademark registration for "broadcast.com." There can be no assurance that broadcast.com will be able to secure such a registered trademark. Broadcast.com intends to pursue the registration of its trademarks based upon anticipated use internationally. There can be no assurance that broadcast.com will be able to secure adequate protection for these trademarks in foreign countries. Many countries have a "first-to-file" trademark registration system and thus broadcast.com may be prevented from registering its marks in certain countries if third parties have previously filed applications to register or have registered the same or similar marks. It is possible that competitors of broadcast.com or others will adopt service names similar to broadcast.com's, thereby impeding broadcast.com's ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trademark or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term broadcast.com.

    As part of its confidentiality procedures, broadcast.com generally enters into agreements with its employees and consultants and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by broadcast.com will prevent misappropriation of its proprietary information or that agreements entered into for that purpose would be enforceable. Notwithstanding the precautions taken by broadcast.com, it might be possible for a third party to copy or otherwise obtain and use broadcast.com's proprietary information without authorization. The laws of some countries may afford broadcast.com little or no effective protection of its intellectual property.

EMPLOYEES

    As of May 31, 1999, broadcast.com had 320 full-time employees. None of broadcast.com's employees are subject to a collective bargaining agreement and broadcast.com believes that its relations with its employees are good.

PROPERTIES

    Broadcast.com's executive offices are located in Dallas, Texas in a 28,000 square foot facility that broadcast.com leases at a current monthly rent of $3,920. The lease agreement terminates on February 1, 2002. Broadcast.com has an option to extend the lease agreement for three additional five-year terms. Broadcast.com also leases a 10,000 square foot facility adjacent to broadcast.com's headquarters at a current monthly rent of $4,783. The lease agreement terminates on February 1, 2002. In addition, broadcast.com leases an office in New York, New York at a current monthly rent of $6,033. This lease expires on January 31, 2001. Broadcast.com's wholly-owned subsidiary, SimpleNet, leases an office in San Diego, California at a current monthly rent of $20,208. The lease agreement terminates on March 31, 2005. Broadcast.com also leases various small sales offices throughout the country on a short-term basis. Broadcast.com does not own any real estate.

LEGAL PROCEEDINGS

    On or about August 25, 1998, Venson M. Shaw and Steven M. Shaw filed a lawsuit against broadcast.com and RealNetworks in the United States District Court for the Northern District of Texas Dallas Division, and on or about December 29, 1998, the plaintiffs filed a lawsuit against broadcast.com and Microsoft in the same District. The two lawsuits have been consolidated into one action. In both claims in the consolidated action, the plaintiffs allege that broadcast.com's use of streaming media

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software products and services directed to media delivery systems infringes on the plaintiffs' patent. The plaintiffs are seeking to enjoin broadcast.com, RealNetworks and Microsoft from further alleged infringement of their patents and an unspecified amount of monetary damages. Although no assurance can be given as to the outcome of the lawsuit, broadcast.com believes that the allegations in the action are without merit and intends to vigorously defend against the action and seek its early dismissal. In addition, broadcast.com believes it is entitled to be indemnified under the terms of its license agreements with RealNetworks and Microsoft for the claims raised by the plaintiffs. No assurances, however, can be given as to the availability of such indemnification at this time or the results of such proceeding.

    From time to time broadcast.com has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of third party trademarks and other intellectual property rights by broadcast.com and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Broadcast.com is not aware of any legal proceedings or claims that broadcast.com believes will, individually or in the aggregate, adversely affect broadcast.com's business.

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            BROADCAST.COM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of broadcast.com should be read in conjunction with the consolidated financial statements and the related notes to such financial statements included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Broadcast.com's actual results may differ from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this proxy statement/prospectus.

OVERVIEW

    From broadcast.com's inception on May 19, 1995 through December 31, 1995, broadcast.com had no revenues and its operating activities consisted primarily of investing in necessary network infrastructure and in the initial planning and development of its Web sites and operations.

    During 1996, broadcast.com generated revenues from business services and advertising. Broadcast.com engaged in operating activities primarily as follows:

    - it continued to develop the network infrastructure required for large-scale streaming media broadcasts;

    -  it continued to enhance its Web sites; and

    -  it opened a sales office in New York.

    During 1997, broadcast.com significantly increased revenues from business services and advertising. In addition, broadcast.com began generating revenues from the sale of ad spots received from radio stations in exchange for broadcasting their programming over the Internet. Broadcast.com engaged in operating activities primarily as follows:

    -  it continued to expand its network infrastructure;

    -  it moved to a 28,000 square foot facility in Dallas, Texas;

    -  it continued to enhance its Web sites; and

    - it added qualified personnel for sales, marketing, operations and general and administrative.

    In 1998, broadcast.com added television ad spot sales to its advertising revenues. Broadcast.com engaged in operating activities primarily as follows:

    -  it continued to enhance its Web sites;

    -  it expanded its customer and user base;

    -  it hired regional sales managers and vice presidents;

    - it expanded its sales force into Los Angeles, San Francisco, Houston, Austin, Seattle, Toronto and Washington, D.C.;

    -  it continued to expand its network infrastructure; and

    - it continued to expend significant resources as it further aggregated content by obtaining Internet broadcasting rights to audio and video programming.

    In November 1998, broadcast.com acquired Simple Network Communications ("SimpleNet"), a provider of inexpensive Web site hosting services to consumers and small businesses. Under the terms of the acquisition, which was accounted for as a pooling of interests, broadcast.com exchanged 821,618

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shares of its common stock for all of SimpleNet's outstanding common stock. The consolidated financial statements for the three years ended December 31, 1998 and the accompanying notes reflect broadcast.com's financial position and results of operations as if SimpleNet was a wholly-owned subsidiary of broadcast.com since inception.

    Thus far in 1999, broadcast.com engaged in operating activities primarily as follows:

    -  it continued to enhance its Web sites;

    -  it expanded its customer and user base;

    -  it expanded its sales force into Chicago and Detroit;

    -  it continued to expand its network infrastructure; and

    - it continued to expend significant resources as it further aggregated content by obtaining Internet broadcasting rights to audio and video programming.

    In March 1999, broadcast.com acquired Net Roadshow, an Internet provider of initial public offerings and other financial roadshow services. Under the terms of the acquisition, which was accounted for as a pooling of interests, broadcast.com exchanged 929,094 shares of its common stock for all of Net Roadshow's outstanding common stock. The consolidated financial statements for the three years ended December 31, 1998 and the accompanying notes reflect broadcast.com's financial position and results of operations as if Net Roadshow was a wholly-owned subsidiary of broadcast.com since inception.

    Sales of business services and advertising are the main sources of broadcast.com's revenues. Included in business services revenues are fees for broadcasting live and on-demand events as well as hosting services. Also included are the cash payments broadcast.com receives from radio and television stations in exchange for broadcasting their programming over the Internet. Broadcast.com recognizes business services revenues in the month in which it is to perform the service, provided that it has no significant obligations remaining and collection of the resulting receivable is probable. Broadcast.com derives advertising revenues by selling gateway ads with guaranteed click-thrus, channel and event sponsorships and multimedia and traditional banner ads, as well as by selling ad spots received from radio and television stations in exchange for broadcasting their programming over the Internet and by selling prepaid advertising. Broadcast.com recognizes advertising revenues in the period in which it displays the advertisement on one of its Web pages, except for sponsorship sales, which it recognizes ratably over the term of the sponsorship, provided that it has no significant obligations remaining and collection of the resulting receivable is probable.

    Broadcast.com has incurred significant losses since inception and, as of March 31, 1999, had an accumulated deficit of approximately $30.7 million. Broadcast.com believes that its success will depend largely on its ability to extend its leadership position as a leading source for streaming media programming and business services on the Web. Accordingly, broadcast.com intends to invest heavily in order to:

    -  enhance its sales and marketing;

    -  acquire content; and

    -  continue its development of its network infrastructure.

    Broadcast.com expects to continue to incur substantial operating losses for the foreseeable future.

    In view of the rapidly evolving nature of its business and its limited operating history, broadcast.com believes that period-to-period comparisons of its revenues and operating results, including operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performance. Although broadcast.com has

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experienced sequential quarterly growth in revenues, broadcast.com does not believe that its historical growth rates are necessarily sustainable or indicative of future growth.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 AND 1998 AND YEARS ENDED DECEMBER 31, 1998 AND
  DECEMBER 31, 1997

REVENUES

THREE MONTHS ENDED MARCH 31, 1999 AND 1998.

    Broadcast.com's total revenues increased $5.8 million, or 127.5%, to $10.3 million from $4.5 million, for the three months ended March 31, 1999 and 1998, respectively.

    BUSINESS SERVICES. Broadcast.com's business services revenues increased $4.3 million, to $7.1 million from $2.8 million, for the three months ended March 31, 1999 and 1998, respectively. Business services revenues represented 69.2% of total revenues for the three months ended March 31, 1999 and 61.9% of total revenues for the three months ended March 31, 1998. The increase in business services revenues was due primarily to (i) an increase in the number of broadcasted business services events to 660 events from 368 events in the three months ended March 31, 1999 and 1998, respectively, and (ii) an increase in the number of customer Web sites hosted by SimpleNet.

    ADVERTISING. Broadcast.com's advertising revenues increased $1.4 million, to $3.2 million from $1.7 million for the three months ended March 31, 1999 and 1998, respectively. Advertising revenues represented 30.8% of total revenues for the three months ended March 31, 1999 and 38.1% of total revenues for the three months ended March 31, 1998. Broadcast.com's bartered Web advertising revenues increased $327,000, to $607,000 from $280,000, for the three months ended March 31, 1999 and 1998, respectively. The increase in advertising revenues was due primarily to an increase in the number of sponsorships sold as well as increases in the number of ads sold to existing and new advertisers on broadcast.com's Web sites.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997.

    Broadcast.com's total revenues increased $15.1 million, or 164.4%, to $24.3 million in 1998 from $9.2 million in 1997.

    BUSINESS SERVICES. Broadcast.com's business services revenues increased $10.5 million, to $15.9 million in 1998 from $5.4 million in 1997. Business services revenues represented 65.3% of total revenues in 1998 and 58.5% of total revenues in 1997. The increase in business services revenues was due primarily to (i) an increase in the number of broadcasted business services events to 1,780 events in 1998 from 742 events in 1997 and (ii) an increase in the number of customer Web sites hosted by SimpleNet.

    ADVERTISING. Broadcast.com's advertising revenues increased $4.6 million, to $8.4 million in 1998 from $3.8 million in 1997. Advertising revenues represented 34.7% of total revenues in 1998 and 41.5% of total revenues in 1997. Broadcast.com's bartered Web advertising revenues increased $153,000, or 15.0%, to $1.2 million in 1998 from $1.0 million in 1997, and represented 4.8% of total revenues in 1998 and 11.1% of total revenues in 1997. The increase in advertising revenues was due primarily to an increase in ads broadcast.com sold to existing and new advertisers on its Web sites, including gateway ads, which it began selling in the first quarter of 1997, and increased sales of ad spots it acquired by licensing additional radio and television stations.

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OPERATING EXPENSES

    PRODUCTION COSTS.

THREE MONTHS ENDED MARCH 31, 1999 AND 1998.

    Broadcast.com's production costs increased $257,000, to $1.5 million from $1.3 million, for the three months ended March 31, 1999 and 1998, respectively. These expenses increased primarily due to the increased number of business services events. These increases were partially offset by a decrease in the amount of expenses related to prepaid advertising credits, as broadcast.com had no such expenses in the first three months of 1999. Excluding both the revenues and expenses associated with bartered Web advertising transactions, production costs decreased to 9.6% of total revenues for the three months ended March 31, 1999 from 23.6% of total revenues for the three months ended March 31, 1998.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997.

    Broadcast.com's production costs increased $1.7 million, or 55.2%, to $4.7 million in 1998 from $3.0 million in 1997. These expenses increased primarily because of increased production costs necessitated as broadcast.com broadcasted additional business services events; increased royalty license fees; increased expenses associated with sales of prepaid advertising credits; and increased bartered Web advertising expenses. Excluding both the revenues and expenses associated with bartered Web advertising transactions, production costs decreased to 15.1% of total revenues in 1998 from 24.4% of total revenues in 1997.

    OPERATING AND DEVELOPMENT.

THREE MONTHS ENDED MARCH 31, 1999 AND 1998.

    Broadcast.com's operating and development expenses increased $2.7 million, to $5.4 million from $2.7 million, for the three months ended March 31, 1999 and 1998, respectively. The increase was due primarily to expenditures for (i) data communications as user traffic increased; (ii) operations personnel to handle additional broadcasts of its additional live events and content; and (iii) content license fees in order to acquire additional content. As its user traffic increases and the number of business services events it produces increases, broadcast.com expects these expenditures to increase.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997.

    Broadcast.com's operating and development expenses increased $9.7 million, to $15.2 million in 1998 from $5.5 million in 1997. The increase was due primarily to expenditures broadcast.com made for (i) data communications as user traffic increased, (ii) operations personnel to handle additional broadcasts of its additional content, (iii) software license fees as its network infrastructure expanded and (iv) content license fees in order to acquire additional content.

    SALES AND MARKETING.

THREE MONTHS ENDED MARCH 31, 1999 AND 1998.

    Broadcast.com's sales and marketing expenses increased $2.1 million, to $4.0 million from $1.9 million, for the three months ended March 31, 1999 and 1998, respectively. The increase was due primarily to growth in its sales force.

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YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997.

    Broadcast.com's sales and marketing expenses increased $7.7 million, to $11.9 million in 1998 from $4.2 million in 1997. The increase was due primarily to growth in broadcast.com's sales force and marketing staff and increased advertising expenses.

    GENERAL AND ADMINISTRATIVE.

THREE MONTHS ENDED MARCH 31, 1999 AND 1998.

    Broadcast.com's general and administrative expenses increased $1.2 million, to $2.0 million from $857,000, for the three months ended March 31, 1999 and 1998, respectively. The increase was due primarily to increases in expenses necessary to support broadcast.com's growth such as increased professional fees, increased personnel expenses and increased building expenses.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997.

    Broadcast.com's general and administrative expenses increased $2.8 million, to $4.8 million in 1998 from $1.9 million in 1997. The increase was due primarily to increases in expenses necessary to support broadcast.com's growth such as increased personnel expenses, increased professional fees and increased building expenses.

    DEPRECIATION AND AMORTIZATION.

THREE MONTHS ENDED MARCH 31, 1999 AND 1998.

    Broadcast.com's depreciation and amortization expenses increased $655,000, to $1.3 million from $663,000, for the three months ended March 31, 1999 and 1998, respectively. These expenses increased primarily because broadcast.com added property and equipment as it expanded its network infrastructure, incurred leasehold improvement costs and purchased equipment necessary to support the growth in its personnel.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997.

    Broadcast.com's depreciation and amortization expenses increased $2.0 million, to $3.4 million in 1998 from $1.4 million in 1997. These expenses increased primarily because broadcast.com added property and equipment as it expanded its network infrastructure, incurred leasehold improvement costs and purchased equipment necessary to support the growth in its personnel.

    OTHER NON-RECURRING EXPENSES.

THREE MONTHS ENDED MARCH 31, 1999 AND 1998.

    In the three months ended March 31, 1999, broadcast.com incurred $462,000 of non-recurring expenses related to its merger with Net Roadshow. These costs consisted primarily of legal and accounting fees and certain other expenses directly related to the merger.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997.

    In 1998, broadcast.com incurred $1.5 million in merger costs related to its acquisition of SimpleNet. These costs consisted primarily of legal and accounting fees, underwriting commissions and other expenses directly related to the acquisition.

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    INTEREST AND OTHER INCOME.

THREE MONTHS ENDED MARCH 31, 1999 AND 1998.

    Broadcast.com's interest and other income, increased to $589,000 from $275,000 for the three months ended March 31, 1999 and 1998, respectively. The increase was due primarily to interest broadcast.com earned from the investment of higher cash and cash equivalent balances which were derived from sales of common stock in December 1997 and broadcast.com's initial public offering in July 1998.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997.

    Interest and other income increased approximately $1.7 million, to $1.9 million in 1998 from $213,000 in 1997. The increase was due primarily to interest broadcast.com earned from the investment of higher cash and cash equivalent balances, which were derived from sales of common stock in December 1997 and broadcast.com's initial public offering in July 1998.

    INTEREST EXPENSE.

THREE MONTHS ENDED MARCH 31, 1999 AND 1998.

    Broadcast.com's interest expense decreased to $1,000 in the three months ended March 31, 1999 from $33,000 in the three months ended March 31, 1998. The decrease was due to interest related to capital leases oustanding during the first quarter of 1998, which were paid off in December 1998.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997.

    Broadcast.com's interest expense increased $126,000, to $200,000 in 1998 from $74,000 in 1997. The increase was due to interest related to additional capital leases broadcast.com entered into during 1998, which were paid off in December 1998.

    PROVISION FOR INCOME TAXES.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997.

    Provision for income taxes was $0 in 1998 compared to $43,000 in 1997 as broadcast.com's subsidiary incurred taxable income during 1997.

YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

REVENUES

    Broadcast.com's total revenues increased $7.1 million, or 348.0%, to $9.2 million in 1997 from $2.1 million in 1996.

    BUSINESS SERVICES. Broadcast.com's business services revenues increased $4.4 million, to $5.4 million in 1997 from $958,000 in 1996. Business services revenues represented 58.5% of total revenues in 1997 and 46.8% of total revenues in 1996. The increase in business services revenues was due primarily to (i) an increase in the number of business services events broadcast.com broadcast to 742 events in 1997 from 238 events in 1996 and (ii) an increase in the number of customer Web sites hosted by SimpleNet.

    ADVERTISING. Broadcast.com's advertising revenues increased $2.7 million, to $3.8 million in 1997 from $1.1 million in 1996. Advertising revenues represented 41.5% of total revenues in 1997 and 53.2% of total revenues in 1996. Broadcast.com's bartered Web advertising revenues increased $379,000, or 59.4%, to $1.0 million in 1997 from $638,000 in 1996, and represented 11.1% of total revenues in 1997 and 31.1% of total revenues in 1996. The increase in advertising revenues was due primarily to an increase in ads broadcast.com sold to existing and new advertisers on its Web sites, including gateway ads, which it began selling in the first quarter of 1997, and increased sales of ad spots it acquired by licensing additional radio and television stations.

OPERATING EXPENSES

    PRODUCTION COSTS. Broadcast.com's production costs increased $1.7 million, or 131.0%, to $3.0 million in 1997 from $1.3 million in 1996. These expenses increased primarily because of increases in sales of prepaid advertising credits, bartered Web advertising expenses and production and personnel costs required to broadcast additional business services events. Excluding both the revenues and expenses associated with bartered Web advertising transactions, production costs decreased to 24.4% of total revenues in 1997 from 47.0% of total revenues in 1996.

    OPERATING AND DEVELOPMENT. Broadcast.com's operating and development expenses increased $3.9 million, to $5.5 million in 1997 from $1.6 million in 1996. The increase primarily resulted from expenditures broadcast.com made for
(i) data communications as user traffic increased, (ii) operations personnel to handle additional broadcasts it made of additional content and (iii) content license fees in order to acquire additional content.

    SALES AND MARKETING. Broadcast.com's sales and marketing expenses increased $3.4 million, to $4.2 million in 1997 from $768,000 in 1996. The increase was due primarily to growth in broadcast.com's sales force and marketing staff.

    GENERAL AND ADMINISTRATIVE. Broadcast.com's general and administrative expenses increased $1.1 million, to $1.9 million in 1997 from $841,000 in 1996. These expenses increased because of increases in expenses necessary to support broadcast.com's growth such as personnel expenses, professional fees and building expenses.

    DEPRECIATION AND AMORTIZATION. Broadcast.com's depreciation and amortization expenses increased $857,000, to $1.4 million in 1997 from $562,000 in 1996. These expenses increased primarily because broadcast.com added property and equipment as it expanded its network infrastructure, incurred leasehold improvement costs and purchased equipment necessary to support the growth in personnel.

INTEREST AND OTHER INCOME

    Interest and other income increased $137,000, to $213,000 in 1997 from $76,000 in 1996 due to interest earned on higher cash and cash equivalent balances.

INTEREST EXPENSE

    Broadcast.com's interest expense increased $70,000, to $74,000 in 1997 from $4,000 in 1996. The increase was due to interest related to additional capital leases broadcast.com entered into during 1997.

PROVISION FOR INCOME TAXES

    Provision for income taxes was $43,000 in 1997 compared to $25,000 in 1996 as broadcast.com's subsidiary had higher taxable income in 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, broadcast.com has financed its operations primarily through sales of common stock and warrants. Net proceeds from these sales from inception to March 31, 1999 have totaled approximately $87.6 million. At March 31, 1999, broadcast.com's principal source of liquidity was approximately $46.3 million of cash and cash equivalents. In April 1998, broadcast.com entered into an operating lease facility which provides for up to $2.5 million for equipment leasing, of which it has utilized approximately $814,000 as of March 31, 1999.

    Broadcast.com used net cash in its operating activities equaling $4.3 million and $1.1 million in the three months ended March 31, 1999 and 1998, respectively, and $10.8 million in 1998; $6.0 million in 1997; and $4.2 million in 1996. The net cash broadcast.com used in operating activities, for the three months ended March 31, 1999 and 1998 and for the two years ended December 31, 1998, was primarily attributable to net operating losses and increases in accounts receivable, offset in part by increases in accounts payable and accrued liabilities. For the year ended December 31, 1996, net cash used in operating activities was primarily attributable to net losses, increases in accounts receivable and prepaid expenses, and decreases in accounts payable, offset by increases in accrued liabilities.

    Broadcast.com used net cash in its investing activities equaling $2.8 million and $1.3 million in the three months ended March 31, 1999 and 1998, respectively, and $6.1 million in 1998; $3.2 million in 1997; and $1.4 million in 1996. The net cash broadcast.com used in its investing activities was related primarily to purchases of property and equipment and other intangible assets.

    Broadcast.com's financing activities provided net cash equaling $3.5 million and $3.6 million in the three months ended March 31, 1999 and 1998, respectively, and $45.4 million in 1998; $26.0 million in 1997; and $10.0 million in 1996. The net cash provided by broadcast.com's financing activities resulted primarily from sales of common stock and exercises of common stock options offset by payments on capital lease obligations.

    Broadcast.com believes that current cash and cash equivalents will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for the next twelve months. However, it may need to raise additional funds through public or private financings or other arrangements. Broadcast.com can make no assurance that it will be able to obtain such additional financings, if needed, on terms attractive to it, if at all. Failure to raise capital when needed could adversely affect broadcast.com's business. If broadcast.com raises additional funds through the issuance of equity securities, then current broadcast.com stockholders would have their percentages of ownership of broadcast.com reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of common stock.

    On April 1, 1999, broadcast.com announced that it had reached an agreement to be acquired by Yahoo! Inc. ("Yahoo!"). Under the terms of the agreement, broadcast.com's stockholders will receive 0.7722 share of Yahoo! common stock for each share of broadcast.com common stock. Assuming satisfaction of certain conditions, including regulatory approval and receipt of the requisite stockholder approval, the proposed merger is expected to be consummated in the third quarter of 1999. Completion of the proposed merger is expected to enhance broadcast.com's ability to finance its growth as cash flow and capital markets access of the combined companies will be greater than prior to the proposed merger. In the event that the proposed merger with Yahoo! is not consummated, broadcast.com believes it will have sufficient resources to fund its planned capital growth and operating requirements.

YEAR 2000 COMPUTER SYSTEMS AND SOFTWARE PRODUCTS READINESS

    Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations causing disruptions to its operations.

    With the assistance of an independent consultant, broadcast.com has evaluated the Year 2000 readiness of the hardware and software utilized in its operations, including non-information technology operations, such as building security, voice mail and other systems. Broadcast.com's evaluation included:

    -  the identification of internally utilized products;

    -  checking of products' Year 2000 readiness; and

    -  assessment of repair or replacement.

    Based on this assessment, broadcast.com has determined that there are no material Year 2000 issues within its systems and services. A plan addressing the issues which were identified has been formulated, with implementation scheduled to be completed by the end of 1999.

    Since third parties developed and currently support many of the systems that broadcast.com uses, a significant part of this effort will be to ensure that these third-party systems are Year 2000 ready. Broadcast.com plans to confirm this readiness through a combination of the representation by these third parties of their products' Year 2000 readiness, as well as specific testing of these systems. The failure of systems maintained by third parties to be Year 2000 ready could cause broadcast.com to incur significant expense to remedy any problems, reduce its revenues from such third parties or otherwise seriously damage its business. A significant Year 2000-related disruption of the network services or equipment that third-party vendors provide to broadcast.com could also cause its users to consider seeking alternate providers or cause an unmanageable burden on its technical support.

    In addition, broadcast.com relies upon various governmental agencies, utility companies, telecommunications service companies, delivery service companies and other service providers. There is no assurance that such parties will not suffer a year 2000 business disruption, which could adversely affect broadcast.com's ability to conduct its business.

    Broadcast.com's failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, some of its normal business activities or operations.

NET OPERATING LOSS CARRYFORWARDS

    As of December 31, 1998, broadcast.com had available net operating loss carryforwards totaling approximately $28.3 million, which expire beginning in 2011. Under the Tax Reform Act of 1986, use of net operating loss carryforwards may be subject to limitations triggered by ownership changes which may have occurred or could occur in the future or limitations imposed by the separate return limitation year rules.

                      BROADCAST.COM SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain ownership information with respect to the beneficial ownership of broadcast.com's common stock as of May 31, 1999 (except as otherwise noted) by (a) each person who is known by broadcast.com to own beneficially more than 5% of its common stock; (b) each director of broadcast.com; (c) each executive officer; and (d) all directors and executive officers of broadcast.com as a group.

    Unless otherwise indicated, and subject to community property laws where applicable, each of the stockholders named in the following table has sole voting and investment power with respect to the shares shown as beneficially owned by it. A person is deemed to be the beneficial owner of securities which can be acquired by such person within 60 days from May 31, 1999 upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options which are held by such person and which are exercisable within 60 days from May 31, 1999 have been exercised; options which held by any other person and which are exercisable within 60 days from May 31, 1999 are not assumed to have been exercised.

                                                        AMOUNT AND NATURE OF         PERCENTAGE OF COMMON STOCK
NAME OF BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP             BENEFICIALLY OWNED
--------------------------------------------------  ----------------------------  ---------------------------------
Mark Cuban .......................................             9,450,080(1)                        25.3%
  c/o broadcast.com inc.
  2914 Taylor Street
  Dallas, Texas 75226

Todd R. Wagner ...................................             5,104,160(2)                        13.7
  c/o broadcast.com inc.
  2914 Taylor Street
  Dallas, Texas 75226

Motorola, Inc. ...................................             2,743,712(3)                         7.4
  1303 E. Algonquin Road
  Schaumburg, Illinois 60196

Amerindo Investment Advisors Inc. ................             2,659,500(4)                         7.2
  (California)
  One Embarcadero Center, Suite 2300
  San Francisco, California 94111

Alberto W. Vilar .................................             2,659,500(4)                         7.2
  c/o One Embarcadero Center, Suite 2300
  San Francisco, California 94111

Gary A. Tanaka ...................................             2,659,500(4)                         7.2
  c/o One Embarcadero Center, Suite 2300
  San Francisco, California 94111

Amerindo Investment Advisors Inc. ................             2,631,000(4)                         7.1
  (Panama)
  c/o Edificio Sucre, Calle 48 Este, Bella Vista,
  Apartado 6277
  Panama 5, Panama

Jack A. Riggs ....................................                61,667(5)                           *
  c/o broadcast.com inc.
  2914 Taylor Street
  Dallas, Texas 75226

                                                        AMOUNT AND NATURE OF         PERCENTAGE OF COMMON STOCK
NAME OF BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP             BENEFICIALLY OWNED
--------------------------------------------------  ----------------------------  ---------------------------------
Joseph W. Autem ..................................                42,890(6)                           *
  c/o broadcast.com inc.
  2914 Taylor Street
  Dallas, Texas 75226

Steven D. Leeke ..................................                 8,700(7)                           *
  c/o Motorola, Inc.
  1303 E. Algonquin Road
  Schaumburg, Illinois 60196

Kevin W. Parke ...................................                 5,147(8)                           *
  c/o broadcast.com inc.
  2914 Taylor Street
  Dallas, Texas 75226

All directors and executive officers as a ........            14,629,754(9)                        38.8
  group (6 persons)

------------------------

*   Less than one percent of broadcast.com's common stock.

(1) Includes an aggregate of 345,600 shares of common stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of May 31, 1999. Mr. Cuban is required to vote his shares to ensure representation of Motorola on the board of directors.

(2) Includes an aggregate of 282,960 shares of common stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of May 31, 1999. Mr. Wagner is required to vote his shares to ensure representation of Motorola on the board of directors.

(3) Includes 8,700 shares which represent shares of common stock issuable to Mr. Leeke pursuant to options that are currently exercisable or are exercisable within 60 days of May 31, 1999 which, pursuant to an agreement between Motorola and Mr. Leeke, may only be exercised at the sole direction of and for the sole benefit of Motorola.

(4) Based solely on information filed with the Securities and Exchange Commission. Messrs. Vilar and Tanaka are the sole shareholders and directors of Amerindo Investment Advisors Inc., a California corporation and Amerindo Investment Advisors, Inc., a Panama corporation. Mr. Vilar, Mr. Tanaka, Amerindo Investment Advisors (California) and Amerindo Investment Advisors (Panama) individually and collectively disclaim beneficial ownership of any common stock of broadcast.com and disaffirm membership in any group under Rule 13d-5 of the Securities Exchange Act of 1934.

(5) Includes an aggregate of 61,667 shares of common stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of May 31, 1999.

(6) Includes an aggregate of 7,500 shares of common stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of May 31, 1999.

(7) Includes an aggregate of 8,700 shares of common stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of May 31, 1999. Pursuant to an agreement between Mr. Leeke and Motorola, Mr. Leeke can exercise his options at the sole direction of, and for the sole benefit of, Motorola. Mr. Leeke disclaims beneficial ownership of any shares of common stock beneficially owned by Motorola.

(8) Includes an aggregate of 3,800 shares of common stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of May 31, 1999.

(9) Includes an aggregate of 702,727 shares of common stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of May 31, 1999.

                   DESCRIPTION OF BROADCAST.COM CAPITAL STOCK

    As of the date of this document, the authorized capital stock of broadcast.com consists of 60,000,000 shares of common stock, $0.01 par value and 5,000,000 shares of preferred stock, $0.01 par value. The following description of broadcast.com's capital stock is only a summary and may be more completely understood by reading broadcast.com's certificate of incorporation and bylaws and the provisions of applicable Delaware law.

COMMON STOCK

    As of May 24, 1999, there were 37,040,155 shares of common stock outstanding and held of record by 200 stockholders.

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and the certificate of incorporation provides that they do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of broadcast.com, the holders of common stock are entitled to receive ratably the net assets of broadcast.com available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which broadcast.com may designate and issue in the future without further stockholder approval. No shares of preferred stock are currently outstanding.

PREFERRED STOCK

    The board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. Broadcast.com has no present plan to issue any shares of preferred stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for broadcast.com common stock is ChaseMellon Shareholder Services LLC. Its telephone number is (800) 635-9270.

                          FUTURE STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Exchange Act, broadcast.com stockholders may present proper proposals for inclusion in broadcast.com's proxy statement and for consideration at its 1999 annual meeting of stockholders, in the event the merger has not been consummated prior thereto, by submitting such proposals to broadcast.com in a timely manner. In order to be so included for the 1999 annual meeting stockholder proposals must be received by broadcast.com within a reasonable time before the meeting, and must otherwise comply with the requirements of Rule 14a-8.

                                    EXPERTS

    The consolidated financial statements and supplementary consolidated financial statements of Yahoo! Inc., as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated in this document by reference to the Annual Report on Form 10-K of Yahoo! Inc., as amended on April 29, 1999, for the year ended December 31, 1998 and the Current Report on Form 8-K dated June 2, 1999, as amended on June 8, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of broadcast.com inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in this document, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the shares of Yahoo! common stock offered hereby and certain tax matters with respect to the merger will be passed upon for Yahoo! by Venture Law Group, A Professional Corporation, Menlo Park, California. Certain tax matters with respect to the merger will be passed upon for broadcast.com by Gibson Dunn & Crutcher LLP, New York, New York. Sean P. Griffiths, a partner of Gibson, Dunn & Crutcher LLP, currently owns 30,400 shares of broadcast.com common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

    Yahoo! and broadcast.com file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by either company at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Yahoo!'s and broadcast.com's Commission filings are also available to the public from commercial document retrieval services and at the Web site maintained by the Commission at http://www.sec.gov.

    Yahoo! filed a registration statement to register the Yahoo! common stock to be issued to broadcast.com stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Yahoo! in addition to being a proxy statement for the meeting of broadcast.com stockholders. As allowed by the Commission's rules, this proxy statement/ prospectus does not contain all the information you can find in the Yahoo! registration statement or the exhibits to the registration statement.

    The Commission allows Yahoo! to "incorporate by reference" information into this proxy statement/prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the Commission. The information of Yahoo! incorporated by reference is deemed to be part of this proxy statement/prospectus, except for information superseded by information in (or incorporated by reference in) this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the Commission. The following documents contain important information about Yahoo! and its finances and are hereby incorporated by reference:

    1. Yahoo!'s Annual Report on Form 10-K for the year ended December 31, 1998 (as amended on April 29, 1999);

    2.  Yahoo!'s Quarterly Report on Form 10-Q dated May 17, 1999;

    3.  Yahoo!'s Current Report on Form 8-K dated January 13, 1999;

    4.  Yahoo!'s Current Report on Form 8-K dated January 29, 1999;

    5. Yahoo!'s Current Report on Form 8-K dated April 5, 1999 (as amended on April 19, 1999);

    6.  Yahoo!'s Current Report on Form 8-K dated April 8, 1999;

    7. Yahoo!'s Current Report on Form 8-K dated June 2, 1999 (as amended on June 8, 1999);

    8. The description of Yahoo!'s common stock set forth in its Registration Statement on Form 8-A, filed with the Commission on March 12, 1996.

    Yahoo! is also incorporating by reference additional documents that it may file with the Commission pursuant to the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting.

    Yahoo! has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Yahoo!, and broadcast.com has supplied all information contained in this proxy statement/prospectus relating to broadcast.com.

    If you are a stockholder of Yahoo! you may have been sent some of the documents incorporated by reference, but you can obtain any of them through Yahoo! or the Commission. Documents incorporated by reference are available from Yahoo! without charge, excluding any exhibits which are not specifically incorporated by reference as exhibits in this proxy statement/prospectus. Broadcast.com stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Yahoo! Inc.                         broadcast.com inc.
3420 Central Expressway             2914 Taylor Street
Santa Clara, California 95051       Dallas, Texas 75226
Attention: Investor Relations       Attention: Investor Relations
(408) 731-3300                      (214) 748-6660
WEB SITE: HTTP://WWW.YAHOO.COM      WEB SITE: HTTP://WWW.BROADCAST.COM

    If you would like to request documents from either company, please do so by July 10, 1999 (ten days prior to the special meeting), to receive them before the special meeting.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE APPROVAL OF THE MERGER AGREEMENT. NEITHER YAHOO! NOR BROADCAST.COM HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED JUNE 16, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO BROADCAST.COM STOCKHOLDERS NOR THE ISSUANCE OF YAHOO! COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
BROADCAST.COM INC. CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants..........................................................................        F-2

Consolidated Balance Sheets................................................................................        F-3

Consolidated Statements of Operations......................................................................        F-4

Consolidated Statements of Stockholders' Equity (Deficit)..................................................        F-5

Consolidated Statements of Cash Flows......................................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of broadcast.com inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of broadcast.com inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Dallas, Texas
January 27, 1999,
except as to the pooling of interests with Net Roadshow, Inc. and Note 3 which are as of March 15, 1999 and Note 11 which is as of April 1, 1999

                               BROADCAST.COM INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                DECEMBER 31,
                                                                MARCH 31,   --------------------
                                                                  1999        1998       1997
                                                               -----------  ---------  ---------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..................................   $  46,260   $  49,828  $  21,350
  Accounts receivable, net of allowance of $303 (unaudited),
    $239 and $76, respectively...............................       6,569       4,447      2,007
  Prepaid expenses...........................................       1,512         429      1,995
                                                               -----------  ---------  ---------
    Total current assets.....................................      54,341      54,704     25,352
Property and equipment, net..................................       7,713       6,786      4,075
Intangible assets, net.......................................       1,366         850        127
Other........................................................       5,202         253        131
                                                               -----------  ---------  ---------
    Total assets.............................................   $  68,622   $  62,593  $  29,685
                                                               -----------  ---------  ---------
                                                               -----------  ---------  ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................   $   1,201   $   1,033  $     947
  Accrued liabilities........................................       3,045       1,954        664
  Deferred revenue...........................................         991       1,135        355
  Capital lease obligations, current portion.................          --          --        382
                                                               -----------  ---------  ---------
    Total current liabilities................................       5,237       4,122      2,348

Capital lease obligations, less current portion..............          --          --        372
Notes payable................................................       1,858          60         60

Commitments and contingencies (NOTE 6)
Stockholders' equity:
  Preferred stock, 5,000,000 shares authorized, par $.01,
    none issued and outstanding..............................          --          --         --
  Common stock, 60,000,000 shares authorized, par $.0l,
    36,851,149 (unaudited), 35,953,906 and 28,795,650 shares
    issued and outstanding, respectively.....................         261         252        180
  Additional paid-in capital.................................      92,062      84,379     36,746
  Common stock subscribed....................................          --          --         45
  Deferred compensation......................................         (61)       (156)        --
  Accumulated deficit........................................     (30,735)    (26,064)   (10,066)
                                                               -----------  ---------  ---------
    Total stockholders' equity...............................      61,527      58,411     26,905
                                                               -----------  ---------  ---------
    Total liabilities and stockholders' equity...............   $  68,622   $  62,593  $  29,685
                                                               -----------  ---------  ---------
                                                               -----------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                               BROADCAST.COM INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                    THREE MONTHS ENDED MARCH
                                                               31,               YEAR ENDED DECEMBER 31,
                                                    -------------------------   --------------------------
                                                       1999          1998         1998     1997     1996
                                                    -----------   -----------   --------  -------  -------
                                                    (UNAUDITED)   (UNAUDITED)
Revenues:
  Business services...............................    $ 7,124       $ 2,798     $ 15,851  $ 5,368  $   958
  Advertising.....................................      3,164         1,725        8,419    3,811    1,091
                                                    -----------   -----------   --------  -------  -------
    Total revenues................................     10,288         4,523       24,270    9,179    2,049

Operating expenses:
  Productions costs...............................      1,537         1,280        4,664    3,005    1,301
  Operating and development.......................      5,384         2,699       15,211    5,510    1,621
  Sales and marketing.............................      4,012         1,904       11,920    4,208      768
  General and administration......................      2,010           857        4,752    1,934      841
  Depreciation and amortization...................      1,318           663        3,374    1,419      562
  Other non-recurring expenses....................        462            --        1,534       --       --
                                                    -----------   -----------   --------  -------  -------
    Total operating expenses......................     14,723         7,403       41,455   16,076    5,093
                                                    -----------   -----------   --------  -------  -------
    Net operating loss............................     (4,435)       (2,880)     (17,185)  (6,897)  (3,044)
Interest and other income.........................        589           275        1,925      213       76
Interest expense..................................         (1)          (33)        (200)     (74)      (4)
                                                    -----------   -----------   --------  -------  -------
    Loss before income taxes provision............     (3,847)       (2,638)     (15,460)  (6,758)  (2,972)
Provision for income taxes........................         --            --           --       43       25
                                                    -----------   -----------   --------  -------  -------
    Net loss......................................    $(3,847)      $(2,638)    $(15,460) $(6,801) $(2,997)
                                                    -----------   -----------   --------  -------  -------
                                                    -----------   -----------   --------  -------  -------
Basic and diluted net loss per share..............    $ (0.11)      $ (0.09)    $  (0.47) $ (0.28) $ (0.15)
                                                    -----------   -----------   --------  -------  -------
                                                    -----------   -----------   --------  -------  -------
Shares used in the net loss per share
  calculations....................................     36,392        29,847       32,811   24,196   19,754
                                                    -----------   -----------   --------  -------  -------
                                                    -----------   -----------   --------  -------  -------

  The accompanying notes are an integral part of these consolidated financial statements.

                               BROADCAST.COM INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                                                          TOTAL
                                         COMMON STOCK       ADDITIONAL                                                 STOCKHOLDERS'
                                    ----------------------    PAID-IN    COMMON STOCK      DEFERRED      ACCUMULATED      EQUITY
                                     SHARES      AMOUNTS      CAPITAL     SUBSCRIBED     COMPENSATION      DEFICIT      (DEFICIT)
                                    ---------  -----------  -----------  -------------  ---------------  ------------  ------------
Balance at December 31, 1995......     12,060   $      13    $      40     $      --       $      --      $     (268)   $     (215)
Issuance of Common Stock..........     11,005         110       10,703            --              --              --        10,813
Net loss..........................         --          --           --            --              --          (2,997)       (2,997)
                                    ---------       -----   -----------          ---           -----     ------------  ------------
Balance at December 31, 1996......     23,065         123       10,743            --              --          (3,265)        7,601
Issuance of Common Stock..........      5,731          57       25,283            --              --              --        25,340
Common Stock subscribed...........         --          --           --            45              --              --            45
Issuance of warrants..............         --          --          720            --              --              --           720
Net loss..........................         --          --           --            --              --          (6,801)       (6,801)
                                    ---------       -----   -----------          ---           -----     ------------  ------------
Balance at December 31, 1997......     28,796         180       36,746            45              --         (10,066)       26,905
Issuance of Common Stock..........      1,692          17        3,866           (45)             --              --         3,838
Exercise of stock option and
  warrants........................         91           1          322            --              --              --           323
Issuance of compensatory stock
  agreements......................         --          --          257            --            (156)             --           101
Issuance of stock in public
  offering net....................      5,375          54       43,188            --              --              --        43,242
Distribution to Stockholders......         --          --           --            --              --            (538)         (538)
Net loss..........................         --          --           --            --              --         (15,460)      (15,460)
                                    ---------       -----   -----------          ---           -----     ------------  ------------
Balance at December 31, 1998......     35,954         252       84,379            --            (156)        (26,064)       58,411
Exercise of stock options
  (unaudited).....................        851           9        3,489            --              --              --         3,498
Issuance of Common Stock
  (unaudited).....................         46          --        3,387            --              --              --         3,387
Recognition of non-cash
  compensation expenses
  (unaudited).....................         --          --           --            --              95              --            95
Undistributed earnings related to
  business acquisition
  (unaudited).....................         --          --          807            --              --            (807)           --
Distribution to Stockholders
  (unaudited).....................         --          --           --            --              --             (17)          (17)
Net loss (unaudited)..............         --          --           --            --              --          (3,847)       (3,847)
                                    ---------       -----   -----------          ---           -----     ------------  ------------
Balance at March 31, 1999
  (unaudited).....................     36,851   $     261    $  92,062     $      --       $     (61)     $  (30,735)   $   61,527
                                    ---------       -----   -----------          ---           -----     ------------  ------------
                                    ---------       -----   -----------          ---           -----     ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                               BROADCAST.COM INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                               THREE MONTHS ENDED
                                                   MARCH 31,              YEAR ENDED DECEMBER 31,
                                            ------------------------  -------------------------------
                                               1999         1998        1998       1997       1996
                                            -----------  -----------  ---------  ---------  ---------
                                            (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net loss................................   $  (3,847)   $  (2,638)  $ (15,460) $  (6,801) $  (2,997)
  Adjustments to reconcile net loss to net
    cash from operating activities:
    Depreciation..........................       1,234          648       3,288      1,350        506
    Amortization..........................          84           15          86         69         56
    Recognition of deferred compensation
      expense.............................          --           --         101         45         --
    Non cash compensation expense.........          95           --          --         --         --
    Provision for doubtful accounts.......         181           89         482         86         84
    Changes in operating assets and
      liabilities.........................
      Accounts receivable.................      (2,304)        (750)     (2,922)    (1,686)      (491)
      Prepaid expenses....................        (843)         510       1,566       (227)    (1,695)
      Other assets........................          22         (446)       (122)      (112)        (8)
      Accounts payable....................         168          831          86        816       (175)
      Accrued liabilities.................       1,091          607       1,290        175        491
      Deferred revenue....................        (144)          10         781        297         57
                                            -----------  -----------  ---------  ---------  ---------
      Net cash used in operating
        activities........................      (4,263)      (1,124)    (10,824)    (5,988)    (4,172)
                                            -----------  -----------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of business and other
    intangible assets.....................        (600)         (80)       (875)        --         --
  Purchases of property and equipment.....      (2,161)      (1,210)     (5,241)    (3,197)    (1,415)
                                            -----------  -----------  ---------  ---------  ---------
      Net cash used in investing
        activities........................      (2,761)      (1,290)     (6,116)    (3,197)    (1,415)
                                            -----------  -----------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from common stock issuances....          --        3,851      47,080     25,340     10,049
  Proceeds from exercise of warrants and
    options...............................       3,473           --         323        720         --
  Proceeds from notes payable.............          --           --         750         --         --
  Payment on notes payable................          --           --        (750)        --         --
  Payments on capital lease obligations...          --         (218)     (1,447)      (161)        --
  Payments on stockholder loan............          --           --          --         (7)       (25)
  Proceeds from stockholder loan..........          --           --          --         60          4
  Distribution to shareholders............         (17)          --        (538)        --         --
  Purchase of treasury stock..............          --           --          --         --       (160)
  Proceeds from sale of treasury stock....          --           --          --         --        160
                                            -----------  -----------  ---------  ---------  ---------
      Net cash provided by financing
        activities........................       3,456        3,633      45,418     25,952     10,028
                                            -----------  -----------  ---------  ---------  ---------
Net increase in cash and cash
  equivalents.............................      (3,568)       1,219      28,478     16,767      4,441
Cash and cash equivalents at beginning of
  period..................................      49,828       21,350      21,350      4,583        142
                                            -----------  -----------  ---------  ---------  ---------
Cash and cash equivalents at end of
  period..................................   $  46,260    $  22,569   $  49,828  $  21,350  $   4,583
                                            -----------  -----------  ---------  ---------  ---------
                                            -----------  -----------  ---------  ---------  ---------

           (See disclosure of noncash transactions in Note 2 and 11)
  The accompanying notes are an integral part of these consolidated financial statements.

                               BROADCAST.COM INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS

    Cameron Audio Networks, Inc. ("Cameron") was incorporated and filed its Articles of Incorporation (the "Articles") with the Secretary of State of Texas on May 19, 1995. On May 15, 1996, Cameron purchased the rights to the name AudioNet and subsequently filed a Certificate of Incorporation to form AudioNet, Inc. ("AudioNet"), a new entity, in the state of Delaware, on September 19, 1996. On November 1, 1996, Cameron and AudioNet filed a Certificate of Merger, effectively a stock-for-stock merger, whereby Cameron merged with and into AudioNet, with AudioNet continuing as the surviving entity. Each share of Common Stock of Cameron was converted to one share of Common Stock of AudioNet, and Cameron ceased to exist at the date of such merger. Effective as of the date of the merger, the Common Stock of the Company was changed from no par value to par value of $0.01. The financial statements have been retroactively restated to reflect this reincorporation, except for the original issuance of founders' shares. Effective May 1998, the Company changed its name to broadcast.com inc. ("broadcast.com" or the "Company").

    In March 1999, a newly formed subsidiary of the Company merged with Net Roadshow, Inc., a provider of Internet initial public offerings and other financial roadshow services. All financial results include the Merger, which was accounted for as a pooling of interests (see Note 4).

    In November 1998, a newly formed subsidiary of the Company merged with Simple Network Communications, Inc. ("SimpleNet"), a provider of inexpensive web-site hosting services to consumers and small businesses. All financial results include the Merger, which was accounted for as a pooling of interests (see Note 4).

    The Company aggregates content and is a broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" live and on-demand audio and video content on the Internet. The Company offers a comprehensive selection of live and on-demand audio and video programming on the Internet, including sports, talk and music radio, television, business events, full-length music CDs, news, commentary and full-length audio-books. The Company broadcasts on the Internet 24 hours a day seven days a week, and its programming includes radio stations, television stations and cable networks and game broadcasts and other programming for college and professional sports teams. The Company licenses such programming from content providers, in most cases under exclusive, multi-year agreements. The Company's Business Services Group also provides Internet and intranet broadcasting services to businesses and other organizations. These business services include turnkey production of press conferences, earnings conference calls, stockholder meetings, product introductions, training sessions, distance learning telecourses and media events.

2.  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in the consolidation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements

                               BROADCAST.COM INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUES

    The Company generates revenues through business services and advertising. Services paid for in advance are recorded as deferred revenue.

    BUSINESS SERVICES. In 1998, 1997 and 1996, the Company derived 65%, 58% and 47%, respectively, of revenues from business services. Included in business services revenues are fees for broadcasting live and on-demand events as well as hosting services. Also included are the cash payments the Company receives from radio and television stations in exchange for the Company broadcasting their programming over the Internet. Business services revenues are recognized in the month in which the service is performed, provided that no significant Company obligations remain and collection of the resulting receivable is probable.

    ADVERTISING. In 1998, 1997 and 1996, the Company derived 35%, 42% and 53%, respectively, of its revenues from the sale of advertisements. Included in advertising revenues are fees for Web advertising and also the sale of ad spots received from radio and television stations in exchange for the Company broadcasting their programming over the Internet. Bartered Web advertising revenues are derived from transactions in which the Company trades advertising on its Web sites in exchange for advertisements on the Web sites of other companies. Bartered Web advertising revenues are recognized at the fair market value of consideration received or provided, whichever is lower. If a barter agreement extends over the end of any accounting period, an asset and a liability are each recorded related to the fair value of the prepaid advertising expense and for advertisement obligations remaining at such period end. Because historically all bartered Web advertising agreements have been for periods not exceeding 30 days, all bartered Web advertising revenues are offset by an equal amount of bartered Web advertising expense in production costs. Bartered Web advertising revenues, which were $1.2 million in 1998, $1.0 million in 1997 and $638,000 in 1996, represented 14%, 27% and 59% of advertising revenues, or 5%, 11% and 31% of total revenues in 1998, 1997 and 1996, respectively. The corresponding expenses recorded for bartered Web advertising were $1.2 million, $1.0 million and $638,000 in 1998, 1997 and 1996, respectively. Advertising revenues are recognized in the period in which the advertisement is displayed on one of the Company's Web pages, except for sponsorship sales, which are recognized ratably over the term of the sponsorship, provided that no significant Company obligations remain and collection of the resulting receivable is probable. The duration of the Company's advertising commitments has generally ranged from one week to one year.

    In 1998 and 1997, no customer accounted for more than 10% of revenues. In 1996, two customers of the Company each accounted for 10% of revenues, one of which is currently a stockholder.

PRODUCTION COSTS

    Production costs consist primarily of event production costs, bartered Web advertising expenses, expenses from the sale of prepaid advertising credits, direct personnel expenses associated with event production and performance license fees.

                               BROADCAST.COM INC.

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
OPERATING AND DEVELOPMENT EXPENSES

    Operating and development expenses consist primarily of data communications expenses, personnel expenses associated with broadcasting, software and content license fees, operating supplies and overhead.

SALES AND MARKETING EXPENSES

    Sales and marketing expenses consist primarily of personnel expenses associated with the sale of the Company's business services and advertising, marketing of the Company's Web sites, related travel expenses and overhead.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses consist primarily of administrative personnel expenses, professional fees, expenditures for applicable facilities costs and overhead.

NET LOSS PER SHARE

    Basic net loss per share has been computed in accordance with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE, ("FAS 128") using the weighted average number of common shares outstanding. The provisions and disclosure requirements for FAS 128 were required to be adopted for interim and annual periods ending after December 15, 1997, with restatement of EPS for all prior periods.

    Diluted net loss per share gives effect to all dilutive potential common shares that were outstanding during the period. The Company had a net loss for all periods presented herein; therefore, none of the options and warrants outstanding during each of the periods presented, as discussed in Note 8, were included in the computations of diluted earnings per share because they were antidilutive. See Note 8 for a list of options and warrants outstanding at December 31, 1998, 1997 and 1996 that were excluded from the diluted EPS computation because they were antidilutive.

CASH EQUIVALENTS

    The Company considers investments with original maturity dates of 90 days or less to be cash equivalents. The carrying values of these investments are approximately equal to their fair market values at the end of the year.

ADVERTISING EXPENSES

    Advertising expenses are either charged to operations when incurred or purchased in advance and capitalized for future use or sale and expensed as the advertising credits are used or sold. The cost of advertising used by the Company is charged to operations while the cost of advertising sold to customers is included in production costs.

PREPAID EXPENSES

    In December 1997, the Company entered into an agreement with Yahoo! Inc. ("Yahoo!"), an existing stockholder, to integrate their services and conduct certain joint marketing activities. Amounts

                               BROADCAST.COM INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) paid under this agreement for prepaid advertising credits are capitalized and expensed as the advertising credits are utilized. Amounts paid under this agreement for the use, reproduction and display of the broadcast.com brand, page views received from Yahoo! for banner advertising, sponsorships and promotions for the Company are capitalized and expensed ratably over the term of the agreement, which terminated on January 31, 1999.

    In conjunction with a stock transaction with Premiere Radio Networks, Inc. ("Premiere"), the Company entered into an agreement in November 1996 to pay Premiere $2,000,000 in exchange for an equal value of advertising credits. The Company is required to utilize a minimum of $250,000 in each twelve-month period over a maximum of four years. The asset has been and will continue to be expensed in the period the advertising credits are utilized (see Advertising expenses). In 1998, 1997 and 1996, the Company utilized approximately $935,000, $780,000 and $285,000, respectively, in advertising credits.

    Prepaid advertising credits that will be utilized within the next twelve months are classified as current assets.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and is depreciated over its estimated useful life, ranging from one to five years. The Company provides for depreciation of assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Prior to 1996, capitalized software costs were being amortized over three years. However, in 1996, the Company changed the estimated life of all capitalized software costs to one year. The effect of this change was to increase the net loss during 1996 by approximately $240,000, or $0.01 per share. Leasehold improvements are amortized over the life of the lease using the straight-line method. Expenditures for maintenance and repairs are charged to operations in the period they are incurred.

    Long-lived assets held and used by the Company, or to be disposed of, are reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between net book value of the assets and the estimated fair value of the related assets. Based on its most recent analysis, the Company believes that no impairment of long-lived assets existed at December 31, 1998.

INTANGIBLE ASSETS

    Intangible assets consist of certain transmission and digital programming distribution rights acquired under license agreements that are accounted for as a purchase of rights by the Company, as well as the excess of costs over net assets acquired and certain non-compete agreements related to the Merger. Assets and related liabilities associated with license agreements are reported at cost when the license period begins and the program material is available for distribution. Intangible assets are reported at the lower of unamortized cost or estimated net realizable value based on management's expectation of the assets' usefulness and are amortized on a straight-line basis over the asset's estimated useful life.

                               BROADCAST.COM INC.

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In January 1996, the Company entered into an agreement to purchase a license from Universal Sports in exchange for 780,120 shares of Common Stock. The license provides the Company with the right to broadcast several college and university sports programs over the Internet. The license is stated at an historical cost of $195,000, less accumulated amortization of approximately $117,000 and $78,000 at December 31, 1998 and 1997, respectively, and is being amortized on a straight-line basis over a five-year period.

FINANCIAL INSTRUMENTS

    As of December 31, 1998 and 1997, the fair values of the Company's accounts receivable and accounts payable and accrued liabilities approximate the related carrying values.

ACCRUED LIABILITIES

    At December 31, 1998, accrued liabilities included approximately $429,000 in software license fees, approximately $412,000 in content license fees and approximately $300,000 in sales commissions payable.

    At December 31, 1997, accrued liabilities included approximately $368,000 in software license fees.

INCOME TAXES

    The Company presents income taxes pursuant to Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("FAS 109"). FAS 109 uses an asset and liability approach to account for income taxes, wherein deferred taxes are provided for book and tax basis differences for assets and liabilities. In the event differences between the financial reporting basis and the tax basis of the Company's assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such assets is required. A valuation allowance is provided for a portion or all of the deferred tax assets when there is sufficient uncertainty regarding the Company's ability to recognize the benefits of the assets in future years.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("FAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair market value of the Company's Common Stock at the date of grant over the amount the employee must pay to acquire the stock. Pro forma disclosure of net loss based on the provisions of FAS 123 is discussed in Note 8.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("FAS 133"), was issued and is effective for fiscal years beginning after June 15, 1999. FAS 133 requires that all derivative instruments be recorded on the balance sheet

                               BROADCAST.COM INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company believes that adoption of the standard will not have a material impact on the Company's consolidated results of operations or financial position.

    In April 1998, Statement of Position 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"), was issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up and organization costs and requires that these costs be expensed as incurred. The Company believes that the adoption of this standard will not have a material impact on the Company's consolidated results of operations or financial position.

    In March 1998, Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP 98-1"), was issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidelines for companies to capitalize or expense costs incurred to develop or obtain internal use software. The Company believes that the adoption of this standard will not have a material impact on the Company's consolidated results of operations or financial position.

    In June 1997, Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("FAS 131"), was issued and was adopted by the Company in the first quarter of fiscal 1998. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. As the Company operates and management monitors the results in only one operating segment, there are no additional disclosure requirements involved with the Company's adoption of this Statement.

    In June 1997, Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("FAS 130"), was issued and was adopted by the Company in the first quarter of fiscal 1998. This Statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses). Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Such items may include foreign currency translation adjustments, unrealized gains/losses from investing and hedging activities, and other transactions. As the Company has no components of other comprehensive income for the years ended December 31, 1998, 1997 and 1996, there are no disclosure requirements currently required in the Company's financial statements as a result of the adoption of this statement.

RECLASSIFICATIONS

    Certain reclassifications have been made for consistent presentation.

UNAUDITED INTERIM RESULTS

    The accompanying balance sheet as of March 31, 1999, the statements of operations and of cash flows for the three months ended March 31, 1999 and 1998 and the statement of stockholders' equity (deficit) for the three months ended March 31, 1999 are unaudited.

                               BROADCAST.COM INC.

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these periods. The data disclosed in notes to the financial statements for these periods are unaudited.

3.  STOCK SPLITS

    A two-for-one split of the Company's Common Stock was effected in the form of a stock dividend in February 1999. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the two-for-one stock split.

    A sixty-for-one split of the Company's Common Stock was effected in the form of a stock dividend in April 1997. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the sixty-for-one stock split.

4.  BUSINESS COMBINATIONS

    In March 1999, a newly formed subsidiary of the Company merged with Net Roadshow, Inc., a provider of Internet initial public offerings and other financial roadshow services, by exchanging 929,094 shares of its Common Stock for all of the common stock of Net Roadshow. Stockholders of Net Roadshow received 92.218 shares of the Company's Common Stock for each share of Net Roadshow common stock in the merger, which has been accounted for as a pooling of interests. All data presented in the accompanying financial statements has been restated to reflect the merger. There were no material transactions between the Company and Net Roadshow prior to the combination, and immaterial adjustments were recorded to conform Net Roadshow's accounting policies to those of the Company (see Note 11).

    In November 1998, a wholly owned subsidiary of the Company merged with SimpleNet by exchanging 821,618 shares of the Company's Common Stock for all of the common stock of SimpleNet. Stockholders of SimpleNet received 398.457 shares of the Company's Common Stock for each share of SimpleNet common stock in the merger, which has been accounted for as a pooling of interests. All data presented in the accompanying financial statements has been restated to reflect the merger. There were no material transactions between the Company and SimpleNet prior to the combination, and immaterial adjustments were recorded to conform SimpleNet's accounting policies to those of the Company. Merger related costs of $1,534,000 related primarily to legal and accounting fees, underwriting commissions and certain other expenses related directly to the Merger were recorded as a result of the transaction.

                               BROADCAST.COM INC.

4.  BUSINESS COMBINATIONS (CONTINUED)
    The following information presents certain statement of operations data of the separate companies (in thousands):

                                          THREE MONTHS ENDED
                                              MARCH 31,            YEAR ENDED DECEMBER 31,
                                         --------------------  --------------------------------
                                           1999       1998        1998       1997       1996
                                         ---------  ---------  ----------  ---------  ---------
                                             (UNAUDITED)
Revenues
    Broadcast.com......................  $   9,077  $   3,175  $   17,654  $   6,856  $   1,756
    SimpleNet..........................         --      1,018       4,718      2,293        293
    Net Roadshow.......................      1,211        330       1,898         30         --
                                         ---------  ---------  ----------  ---------  ---------
        Combined.......................  $  10,288  $   4,523  $   24,270  $   9,179  $   2,049
                                         ---------  ---------  ----------  ---------  ---------
                                         ---------  ---------  ----------  ---------  ---------
Net income (loss)
    Broadcast.com......................  $  (4,538) $  (2,723) $  (14,290) $  (6,474) $  (2,989)
    SimpleNet..........................         --        (98)     (2,154)      (194)        (8)
    Net Roadshow.......................        691        183         984       (133)        --
                                         ---------  ---------  ----------  ---------  ---------
        Combined.......................  $  (3,847) $  (2,638) $  (15,460) $  (6,801) $  (2,997)
                                         ---------  ---------  ----------  ---------  ---------
                                         ---------  ---------  ----------  ---------  ---------

    On April 1, 1998, the Company purchased certain Web site design and development assets from CreateTech, Inc. ("CreateTech assets") for an aggregate purchase price of $400,000. The acquisition was accounted for as a purchase, whereby the excess purchase price over the net assets acquired has been recorded based upon the fair market values of assets acquired and liabilities assumed. The approximate fair value of property and equipment acquired at the date of acquisition was $65,000. The excess purchase price over the net assets acquired is being amortized on a straight-line basis over a ten-year period. Accumulated amortization totaled $25,000 at December 31, 1998. The Company's consolidated statements of operations include the results of the operations of the CreateTech assets since April 1, 1998. The operations of the CreateTech assets are not significant to the Company's operations.

5.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                                     DECEMBER 31,
                                                                 --------------------
                                                                   1998       1997
                                                                 ---------  ---------
Computer hardware..............................................  $   8,453  $   4,342
Computer software..............................................        935        588
Furniture and equipment........................................        702        232
Leasehold improvements.........................................      1,660        792
                                                                 ---------  ---------
                                                                    11,750      5,954
Accumulated depreciation.......................................     (4,964)    (1,879)
                                                                 ---------  ---------
                                                                 $   6,786  $   4,075
                                                                 ---------  ---------
                                                                 ---------  ---------

                               BROADCAST.COM INC.

5.  PROPERTY AND EQUIPMENT (CONTINUED)
    Computer software represents software purchased from outside vendors for internal use and is being amortized over one year. Assets under capital leases totaling $914,000 at December 31, 1997 were purchased by the Company in 1998.

6.  COMMITMENTS AND CONTINGENCIES

    A summary of future minimum lease payments under operating leases for buildings and equipment as of December 31, 1998 is as follows (in thousands):

FISCAL YEAR ENDING DECEMBER 31,
---------------------------------------------------------------------
1999.................................................................  $     996
2000.................................................................        634
2001.................................................................        396
2002.................................................................        318
2003 and thereafter..................................................        748
                                                                       ---------
    Total............................................................  $   3,092
                                                                       ---------
                                                                       ---------

    Rental expense of approximately $544,000, $262,000 and $28,000 was incurred during 1998, 1997 and 1996, respectively.

    In December 1997, the Company entered into an agreement with Yahoo! to integrate their services and conduct certain joint marketing activities. In December 1997, the Company paid Yahoo! $1,000,000, representing a prepaid advertising credit (see Note 2). The Company agreed to pay Yahoo! an additional $1,500,000 in 1998, pursuant to which Yahoo! agreed to promote broadcast.com programming on its Web site. The Company has paid all amounts due and the agreement terminated on January 31, 1999.

    In December 1997, the Company entered into a line of credit, which provides for borrowings of up to $2,500,000 for working capital needs and equipment purchases. The Company's right to make borrowings under the line of credit can be terminated by the lender upon the occurrence of a default by the Company, including an uncured failure to pay principal or interest due under the facility, certain breaches of the representations and warranties made by the Company in connection with the establishment of the line of credit, and certain insolvency events of the Company. The Company is obligated to pay monthly interest on amounts outstanding under the line of credit, but no commitment fee is payable by the Company with respect to unaccessed funding capacity. The agreement expired in 1998.

    Pursuant to an agreement with Capitol Radio Network, Inc. ("Capitol"), the Company is obligated to purchase a minimum of $75,000 of advertising spots from Capitol each year during the term of the agreement which began in February 1997 and which expires on December 31, 2000.

    From time to time, the Company is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property rights. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position, results of operations or cash flows.

                               BROADCAST.COM INC.

7.  INCOME TAXES

    The components of income tax expense for the years ended December 31, 1998, 1997, and 1996 are (in thousands):

                                                               1998        1997        1996
                                                             ---------    -----        -----
Current:
    Federal................................................         --   $      34   $      18
    State..................................................         --           9           7
                                                             ---------         ---         ---
                                                                    --          43          25
Deferred:
    Federal................................................         --          --          --
    State..................................................         --          --          --
                                                             ---------         ---         ---
Provision for income taxes.................................         --   $      43   $      25
                                                             ---------         ---         ---
                                                             ---------         ---         ---

    Deferred taxes are provided for those items reported in different periods for income tax and financial reporting purposes. The net deferred tax asset has been fully reserved because of uncertainty regarding the Company's ability to recognize the benefit of the asset in future years. Included in the deferred tax asset and valuation allowance is approximately $172,000 resulting from the exercise of stock warrants which will be credited to additional paid-in-capital when realized. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below (in thousands):

                                                                              DECEMBER 31,
                                                                          ---------------------
                                                                             1998       1997
                                                                          ----------  ---------
Deferred tax assets:
    Net operating loss carryforwards....................................  $   10,451  $   3,797
    Intangible amortization.............................................          59         35
    Depreciation........................................................         438        124
    Deferred revenue....................................................         161        101
    Other...............................................................          46         12
                                                                          ----------  ---------
    Gross deferred tax assets...........................................      11,155      4,069

Deferred tax liabilities:
    Accrual to cash adjustment..........................................         576        368
    Capital leases......................................................         320          1
                                                                          ----------  ---------
Net deferred tax assets.................................................      10,259      3,700
Valuation allowance.....................................................     (10,259)    (3,700)
                                                                          ----------  ---------
Deferred tax balance....................................................  $       --  $      --
                                                                          ----------  ---------
                                                                          ----------  ---------

                               BROADCAST.COM INC.

7.  INCOME TAXES (CONTINUED)
    The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

                                                                                        1998         1997         1996
                                                                                        -----        -----        -----
Federal tax benefit at statutory rate..............................................         (34)%        (34)%        (34)%
State taxes, net of federal benefit................................................          (3)%         (4)%         (4)%
Adjustment due to increase in valuation allowance..................................          37%          39%          39%
                                                                                             --           --           --
Provision for income taxes.........................................................          --%           1%           1%

    As of December 31, 1998, the Company has available net operating loss carryforwards totaling approximately $28,270,000 which expire beginning in 2011. Utilization of net operating loss carryforwards may be limited by ownership changes which may have occurred or could occur in the future and by the separate return limitation year ("SRLY") rules.

    Net Roadshow was taxed as an S corporation for all periods presented, therefore all income taxes were paid by the stockholders individually. Accordingly, no provision or liability has been made in the financial statements for Net Roadshow; however, an amount sufficient to cover the stockholders' tax liabilities on the Company's taxable income was paid out in the form of distributions to stockholders. The pro-forma adjustments for a provision for income taxes would have been $0 for all periods presented.

8.  STOCK PLANS

    The Company's 1998 Stock Option Plan for employees and consultants was approved by the Board of Directors in August 1997 and approved by the stockholders of the Company in June 1998, and, as amended, authorizes the grant of up to 5,600,000 shares of the Company's Common Stock in the form of incentive stock options ("ISOs") and nonqualified stock options ("NSOs"). The plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Options typically expire 10 years from the date of grant, and become exercisable in installments of 20% per year commencing one year from the date of grant, or over such other vesting period determined by the Committee. Compensation expense is recorded and amortized over the options' vesting period for options granted to consultants. The amount of compensation expense is calculated based on the fair value of the options determined using the Black-Scholes Option Pricing Model. Shares issued for such options come from the Company's authorized but unissued or reacquired Common Stock.

    The Company's 1996 Stock Option Plan for employees and consultants was approved by the Board of Directors and stockholders of the Company in April 1996 and authorizes the grant of up to 2,880,000 shares of the Company's Common Stock in the form of ISOs and NSOs. The plan is administered by the Committee. Options typically expire 10 years from the date of grant, and under Committee policy become exercisable in installments of 20% per year commencing one year from the date of grant, or over such other vesting period determined by the Committee. Shares issued for such options come from the Company's authorized but unissued or reacquired Common Stock. Effective August 19, 1997, the Company discontinued the 1996 Stock Option Plan.

    The Company's 1996 Stock Option Plan for Non-Employee Directors, which was approved by the Board of Directors and the stockholders in April 1996, authorizes the grant of up to 300,000 shares of the Company's Common Stock in the form of ISOs and NSOs. The plan is administered by the

                               BROADCAST.COM INC.

8.  STOCK PLANS (CONTINUED)
Committee. Options typically expire 10 years from the date of grant, and under Committee policy become exercisable in installments of 50% per year commencing one year from the date of grant, or over such other vesting period determined by the Committee. Shares issued for such options come from the Company's authorized but unissued or reacquired Common Stock. During 1998, the Company granted to non-employee directors options to purchase 30,000 shares of Common Stock at an exercise price of $4.95 per share and options to purchase 34,800 shares of Common Stock at an exercise price of $9.00 per share. During 1996, the Company granted to a non-employee director an option to purchase 30,000 shares of Common Stock at an exercise price of $0.54 per share. At December 31, 1998 and December 31, 1997, 79,800 and 30,000, respectively, of these options were outstanding.

    If compensation cost for the Company's stock option plans had been determined based on the fair value at the grant date for awards issued in 1998, 1997 and 1996 consistent with the provisions of FAS 123, then the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                            1998       1997       1996
                                                                         ----------  ---------  ---------
Net loss--as reported (in thousands)...................................  $  (15,460) $  (6,801) $  (2,997)
Net loss--pro forma (in thousands).....................................     (17,335)    (7,004)    (3,034)
Basic and diluted net loss per share--as reported......................       (0.47)     (0.28)     (0.15)
Basic and diluted net loss per share--pro forma........................       (0.53)     (0.29)     (0.15)

    The weighted average fair value at date of grant for options granted during 1998, 1997 and 1996 was $20.82, $1.08 and $0.43 per option, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used:

                                                                     1998        1997        1996
                                                                  ----------  ----------  ----------
Dividend yield..................................................          --          --          --
Expected volatility.............................................        80.2%         --          --
Risk-free rate of return........................................         4.9%        5.9%        6.2%
Expected life...................................................   3.0 years   3.0 years   3.0 years
Expected forfeiture rate........................................        15.0%       15.0%         --

                               BROADCAST.COM INC.

8.  STOCK PLANS (CONTINUED)
    The following table summarizes activity under the Company's stock option plans during the years ended December 31, 1998 1997 and 1996:

                                                                                            WEIGHTED
                                                                                             AVERAGE
                                                                             EXERCISE       EXERCISE
                                                                OPTIONS        PRICE          PRICE
                                                               ----------  -------------  -------------
Outstanding at December 31, 1995.............................          --
    Granted..................................................   1,416,614  $  0.54- 9.00    $    1.57
                                                               ----------
Outstanding at December 31, 1996.............................   1,416,614     0.54- 9.00         1.57
    Granted..................................................   2,554,132     3.40- 8.05         3.41
    Forfeited................................................    (174,080)    1.35- 3.40         3.14
                                                               ----------
Outstanding at December 31, 1997.............................   3,796,666     0.54- 9.00         2.74
    Granted..................................................   4,084,568     4.71-38.13        19.44
    Exercised................................................     (59,364)    1.35- 4.95         3.65
    Forfeited................................................    (312,754)    0.54-25.75         3.88
                                                               ----------
Outstanding at December 31, 1998.............................   7,509,116     0.54-38.13        11.77
                                                               ----------
                                                               ----------
Options exercisable at December 31, 1998.....................   1,304,606  $  0.54-27.88    $    3.14

    The following table summarizes information about stock options outstanding as of December 31, 1998:

                              WEIGHTED AVERAGE
                   NUMBER        REMAINING        NUMBER
EXERCISE PRICES  OUTSTANDING  CONTRACTUAL LIFE  EXERCISABLE
---------------  -----------  ----------------  -----------
   $    0.54         15,000      7.4 years          15,000
        1.35      1,280,800      7.4 years         505,360
        1.67         12,000      7.9 years           4,800
        3.40      2,184,880      8.5 years         542,394
        4.03          6,240      8.0 years           1,248
        4.71        858,122      9.3 years          73,722
        4.95        463,000      9.4 years         103,000
        8.05          6,240      8.0 years           1,248
        9.00        176,134      9.1 years          47,834
       20.22         65,000      9.7 years               0
       20.97         55,000      9.8 years               0
       25.75        107,500      9.8 years               0
       27.88      1,981,200      9.9 years          10,000
       38.13         32,000      10.0 years              0
       38.82        266,000      10.0 years              0

    In addition to the option activity described above, in September 1996, the Company issued a warrant to purchase 31,920 shares of Common Stock at an exercise price of $3.40 per share, which was subsequently exercised in July 1998. In February and December 1997, the Company issued 294,240 and 318,472 warrants, respectively, for the purchase of Common Stock to two participants in private placement offerings at exercise prices of $3.40 and $4.71, respectively (see Note 9).

                               BROADCAST.COM INC.

8.  STOCK PLANS (CONTINUED)
    During May 1998, the Company's Board of Directors adopted the 1998 Employee Stock Purchase Plan (the Plan). Under the Plan, eligible employees may purchase shares of the Company's Common Stock at a discount through voluntary monthly payroll deductions with a maximum contribution being 10% of an eligible employee's salary, beginning in August 1998. Semi-annually, on February 15 and August 15, participant account balances are used to purchase shares at the lesser of 85 percent of the fair market value of the Common Stock on either the first or last day of the subscription period.

    The Company sponsors a defined contribution plan covering substantially all employees; the plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code. The Company did not make matching contributions to the plan in 1998, 1997 or 1996.

9.  STOCKHOLDERS' EQUITY

    The Company completed an initial public offering in July 1998. The Company's Registration Statement on Form S-1 with respect to the initial public offering was declared effective on July 16, 1998, and the Company's stock began trading on the Nasdaq National Market under the symbol BCST on July 17, 1998. The Company sold 5,375,000 shares of Common Stock at a per share price of $9.00. Net proceeds to the Company, after deduction of the underwriting discount and related expenses, were approximately $43.2 million. A selling shareholder also sold 375,000 shares at a per share price of $9.00. Net proceeds to the shareholder after deduction of the underwriting discount was approximately $3.1 million. The Company did not receive any proceeds from the sale of shares by the selling shareholder.

    The Company granted to certain owners of Common Stock preemptive rights that expired immediately prior to the Company's initial public offering.

    In March 1998, the Company issued 814,332 shares of Common Stock to new and existing stockholders for $3,835,504 or $4.71 per share.

    In December 1997, the Company issued 4,591,570 shares of Common Stock for $21,626,294 or $4.71 per share to new and existing stockholders, including Motorola, Intel and Yahoo! In connection with these transactions, the two largest stockholders agreed to vote their shares so as to elect a second nominee of Motorola to the Board of Directors and the Company issued a warrant to Yahoo! for approximately $600,000 representing the right to purchase 318,472 shares of the Company's Common Stock at a strike price of $4.71 per share or $1,500,000. The warrant is exercisable immediately and expires on December 30, 2000.

    Between September 1996 and May 1997, the Company issued a total of 3,741,360 shares of Common Stock to new and existing stockholders, including Motorola and Intel, for approximately $3.40 per share or $12,712,830. In connection with Motorola's investment in September 1996, the two largest stockholders agreed to vote their shares so as to elect a nominee of Motorola to the Board of Directors. In February 1997, the Company issued a warrant to Intel for $120,000 representing the right to acquire 294,240 shares of the Company's Common Stock at a price of $3.40 per share, or $1,000,416. Under the terms of the warrant, the right to acquire 117,720 shares is exercisable immediately and expires on February 23, 2004. However, the right to acquire the remaining 176,520 shares of the Company's Common Stock at $3.40 per share did not vest and expired on June 30, 1998. In addition,

                               BROADCAST.COM INC.

9.  STOCKHOLDERS' EQUITY (CONTINUED)
an underwriting fee related to certain of these transactions totaling approximately $365,000 was recorded as a reduction in additional paid-in capital.

    In July 1996, the Company repurchased 240,000 shares of Common Stock from Cameron for $0.67 per share or $160,000 and subsequently resold these shares to new and existing stockholders for $0.67 per share.

    In June 1996, the Company issued 998,160 shares of Common Stock to new and existing stockholders for $536,012 or approximately $0.54 per share.

    Between January and March 1996, the Company issued a total of 6,561,120 shares of Common Stock to new and existing stockholders of the Company for $0.25 per share or $1,640,280.

10.  RELATED PARTY TRANSACTIONS

    A stockholder of the Company loaned the Company $60,120 during 1997. No interest accrued in 1997. The note was formalized in 1998 and accrues interest at 7%. The note and related interest is due on December 31, 1999. The note was settled in stock in conjunction with the merger with Net Roadshow (see Note 4).

    The Company and Motorola, a stockholder of the Company, entered into a Negotiation Rights Agreement in September 1996 pursuant to which the Company agreed to offer Motorola a non-exclusive license to certain of its technologies as well as certain rights of notice and first negotiation with Motorola regarding licenses that the Company proposes to grant to other parties. In connection with this agreement, the Company, Motorola, and the two largest stockholders entered into a stockholders agreement pursuant to which Motorola was granted representation rights on the Company's Board of Directors and certain tag-along rights with respect to certain sales of shares by the two largest stockholders after the date of the Offering. Motorola is also a customer of the Company, to which the Company provides business services. These relationships with Motorola have generated revenues for the Company of $406,000 and $10,000 for the twelve months ending December 31, 1998 and 1997, respectively.

11.  SUBSEQUENT EVENTS

    On March 31, 1999 the Company entered into a definitive agreement to be acquired by Yahoo!. Under the terms of the agreement, Yahoo! will issue 0.7722 of a share of Yahoo! common stock for each share of the Company's Common Stock. In addition, all outstanding options of the Company will be converted into Yahoo! options. The acquisition, which will be accounted for as a pooling of interests and is subject to certain conditions, including regulatory approval and approval by the Company's shareholders, is expected to be completed in the third quarter of 1999.

    In March 1999, a newly formed subsidiary of the Company merged with Net Roadshow, Inc., a provider of Internet initial public offerings and other financial roadshow services (see Note 4).

    In February 1999, the Company announced an agreement with Trimark Holdings, Inc. in which the Company will license Trimark's library of films for distribution over the Internet. Under the terms of the agreement, Trimark will exchange 412,363 of its common stock and the rights to broadcast its films for 45,858 of the Company's Common Stock. The amount by which the fair value of the Company's common stock issued exceeded the fair value of the Trimark common stock received was capitalized as

                               BROADCAST.COM INC.

11.  SUBSEQUENT EVENTS (CONTINUED)
an intangible asset to be amortized over the length of the agreement. The Trimark common stock is being accounted for under Statement of Financial Accounting Standards No. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES."

    In January 1999, the Company and Softbank Corp., Japan's largest distributor of software and computer technology publications, announced plans to form a joint venture to launch broadcast.com japan. The new company will aggregate and broadcast Japanese language-based audio and video programming to Internet users, and will also sell the Company's Internet and intranet broadcasting services to business customers in Japan. The joint venture will be accounted for using the equity method of accounting as the Company owns 40% of the joint venture. The Company's investment was funded by a note payable to Softbank Corp.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                  YAHOO! INC.
                            ALAMO ACQUISITION CORP.
                                      AND
                               BROADCAST.COM INC.
                           DATED AS OF MARCH 31, 1999

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
ARTICLE I  THE MERGER...................................................................................           A-1
     1.1   The Merger......................................................................................        A-1
     1.2   Effective Time; Closing.........................................................................        A-2
     1.3   Effect of the Merger............................................................................        A-2
     1.4   Certificate of Incorporation; Bylaws............................................................        A-2
     1.5   Directors and Officers..........................................................................        A-2
     1.6   Effect on Capital Stock.........................................................................        A-2
     1.7   Surrender of Certificates.......................................................................        A-3
     1.8   No Further Ownership Rights in Broadcast.com Common Stock.......................................        A-4
     1.9   Lost, Stolen or Destroyed Certificates..........................................................        A-4
     1.10  Tax and Accounting Consequences.................................................................        A-5
     1.11  Taking of Necessary Action; Further Action......................................................        A-5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY...................................................           A-5
     2.1   Organization of Broadcast.com...................................................................        A-5
     2.2   Broadcast.com Capital Structure.................................................................        A-5
     2.3   Obligations With Respect to Capital Stock.......................................................        A-6
     2.4   Authority.......................................................................................        A-7
     2.5   SEC Filings; Broadcast.com Financial Statements.................................................        A-8
     2.6   Absence of Certain Changes or Events............................................................        A-8
     2.7   Taxes...........................................................................................        A-9
     2.8   Title to Properties; Absence of Liens and Encumbrances..........................................       A-10
     2.9   Intellectual Property...........................................................................       A-11
     2.10  Compliance with Laws; Permits; Restrictions.....................................................       A-13
     2.11  Litigation......................................................................................       A-13
     2.12  Employee Benefit Plans..........................................................................       A-13
     2.13  Environmental Matters...........................................................................       A-16
     2.14  Agreements, Contracts and Commitments...........................................................       A-17
     2.15  Pooling of Interests............................................................................       A-18
     2.16  Change of Control Payments......................................................................       A-18
     2.17  Statements; Proxy Statement/Prospectus..........................................................       A-18
     2.18  Board Approval..................................................................................       A-19
     2.19  Brokers' and Finders' Fees......................................................................       A-19
     2.20  Fairness Opinion................................................................................       A-19
     2.21  Affiliates......................................................................................       A-19
     2.22  Section 203 Not Applicable......................................................................       A-19

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF YAHOO! AND MERGER SUB....................................
                                                                                                                  A-19
     3.1   Organization of Yahoo! and Merger Sub...........................................................       A-19
     3.2   Yahoo! and Merger Sub Capital Structure.........................................................       A-19
     3.3   Authority.......................................................................................       A-20
     3.4   SEC Filings; Yahoo! Financial Statements........................................................       A-20
     3.5   Absence of Certain Changes or Events............................................................       A-21
     3.6   Proxy Statement/Prospectus......................................................................       A-21
     3.7   Litigation......................................................................................       A-21
     3.8   Pooling of Interests............................................................................       A-21
     3.9   Affiliates......................................................................................       A-22
     3.10  Valid Issuance..................................................................................       A-22

                                                                                                               PAGE
                                                                                                             ---------
ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME.........................................................          A-22
     4.1   Conduct of Business by Broadcast.com............................................................       A-22
     4.2   Conduct of Business by Yahoo!...................................................................       A-24

ARTICLE V  ADDITIONAL AGREEMENTS........................................................................          A-24
     5.1   Proxy Statement/Prospectus; Registration Statement; Other Filings...............................       A-24
     5.2   Meeting of Broadcast.com Stockholders...........................................................       A-24
     5.3   Confidentiality; Access to Information..........................................................       A-26
     5.4   No Solicitation.................................................................................       A-26
     5.5   Public Disclosure...............................................................................       A-28
     5.6   Reasonable Efforts; Notification................................................................       A-28
     5.7   Third Party Consents............................................................................       A-29
     5.8   Stock Options and ESPP..........................................................................       A-29
     5.9   Form S-8........................................................................................       A-30
     5.10  Indemnification.................................................................................       A-30
     5.11  Nasdaq Listing..................................................................................       A-30
     5.12  Affiliate Agreements............................................................................       A-30
     5.13  Company Stock Option............................................................................       A-31
     5.14  Letter of Broadcast.com's Accountants...........................................................       A-33

ARTICLE VI  CONDITIONS TO THE MERGER....................................................................          A-34
     6.1   Conditions to Obligations of Each Party to Effect the Merger....................................       A-34
     6.2   Additional Conditions to Obligations of Broadcast.com...........................................       A-34
     6.3   Additional Conditions to the Obligations of Yahoo! and Merger Sub...............................       A-35

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER..........................................................          A-36
     7.1   Termination.....................................................................................       A-36
     7.2   Notice of Termination Effect of Termination.....................................................       A-37
     7.3   Fees and Expenses...............................................................................       A-37
     7.4   Amendment.......................................................................................       A-38
     7.5   Extension; Waiver...............................................................................       A-38

ARTICLE VIII  GENERAL PROVISIONS........................................................................          A-39
     8.1   Non-Survival of Representations and Warranties..................................................       A-39
     8.2   Notices.........................................................................................       A-39
     8.3   Interpretation; Certain Defined Terms...........................................................       A-40
     8.4   Counterparts....................................................................................       A-40
     8.5   Entire Agreement; Third Party Beneficiaries.....................................................       A-40
     8.6   Severability....................................................................................       A-41
     8.7   Other Remedies; Specific Performance............................................................       A-41
     8.8   Governing Law...................................................................................       A-41
     8.9   Rules of Construction...........................................................................       A-41
     8.10  Assignment......................................................................................       A-41
     8.11  Waiver of Jury Trial............................................................................       A-41

                               INDEX OF EXHIBITS

Exhibit A  Form of Broadcast.com Voting Agreement

Exhibit B  Form of Broadcast.com Affiliate Agreement

Exhibit C  Form of Noncompetition Agreement

Exhibit D  Form of Yahoo! Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER is made and entered into as of March 31, 1999 (this "AGREEMENT"), among Yahoo! Inc., a California corporation ("YAHOO!"), Alamo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Yahoo! ("MERGER SUB"), and broadcast.com inc., a Delaware corporation ("BROADCAST.COM").

                                    RECITALS

    A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Yahoo!, Merger Sub and broadcast.com intend to enter into a business combination transaction.

    B. The Board of Directors of broadcast.com (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of broadcast.com and advisable and fair to, and in the best interests of, broadcast.com and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of broadcast.com adopt and approve this Agreement and approve the Merger.

    C. The Board of Directors of Yahoo! (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Yahoo! and advisable and fair to, and in the best interests of, Yahoo! and its shareholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

    D. Concurrently with the execution of this Agreement, and as a condition and inducement to Yahoo!'s willingness to enter into this Agreement, certain stockholders of broadcast.com are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A (the "BROADCAST.COM VOTING AGREEMENTS") and certain persons or entities who may be deemed to be affiliates of broadcast.com are entering into Affiliate Agreements in substantially the form attached hereto as EXHIBIT B (the "BROADCAST.COM AFFILIATE AGREEMENTS").

    E. In addition, concurrently with the execution of this Agreement, and as a condition and inducement to Yahoo!'s willingness to enter into this Agreement, Mark Cuban and Todd R. Wagner are entering into Noncompetition Agreements in substantially the form attached hereto as EXHIBIT C (the "NONCOMPETITION AGREEMENTS").

    F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

    G. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

    NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into broadcast.com (the "MERGER"), the separate corporate existence of Merger Sub shall cease and broadcast.com shall continue as the surviving corporation. Broadcast.com as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

    1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by broadcast.com and Yahoo! and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the offices of Venture Law Group, 2800 Sand Hill Road, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of broadcast.com and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of broadcast.com and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

    (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is broadcast.com inc."

    (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial corporate officers of the Surviving Corporation shall be the corporate officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

    1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, broadcast.com or the holders of any of the following securities:

        (a) CONVERSION OF BROADCAST.COM COMMON STOCK. Each share of common stock, par value $0.01 per share, of broadcast.com ("BROADCAST.COM COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of broadcast.com Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(d) and (e)) into the right to receive
    0.7722 of a share (the "EXCHANGE RATIO") of common stock, par value $0.00017 per share, of Yahoo! ("YAHOO! COMMON STOCK") upon surrender of the certificate representing such share of broadcast.com Common Stock in the manner provided in Section 1.7.

        (b) CANCELLATION OF BROADCAST.COM-OWNED AND YAHOO!-OWNED STOCK. Each share of broadcast.com Common Stock held by broadcast.com or owned by Merger Sub, Yahoo! or any direct or indirect wholly owned subsidiary of broadcast.com or of Yahoo! immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) CAPITAL STOCK OF MERGER SUB. Each share of common stock, $0.0l par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of the common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (d) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Yahoo! Common Stock or broadcast.com Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Yahoo! Common Stock or broadcast.com Common Stock occurring on or after the date hereof and prior to the Effective Time.

        (e) FRACTIONAL SHARES. No fraction of a share of Yahoo! Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of broadcast.com Common Stock who would otherwise be entitled to a fraction of a share of Yahoo! Common Stock (after aggregating all fractional shares of Yahoo! Common Stock that otherwise would be received by such holder) shall receive from Yahoo! an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing sale price of one share of Yahoo! Common Stock for the five (5) most recent days that Yahoo! Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq Stock Market.

    1.7  SURRENDER OF CERTIFICATES.

    (a) EXCHANGE AGENT. Yahoo! shall select a bank or trust company reasonably acceptable to broadcast.com to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

    (b) YAHOO! TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Yahoo! shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Yahoo! Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of broadcast.com Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions to which holders of shares of broadcast.com Common Stock may be entitled pursuant to Section 1.7(d).

    (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Yahoo! shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of broadcast.com Common Stock, whose shares were converted into shares of Yahoo! Common Stock pursuant to Section 1.6 (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Yahoo! may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Yahoo! Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Yahoo!, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Yahoo! Common Stock into which their shares of broadcast.com Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding

Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Yahoo! Common Stock into which such shares of broadcast.com Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Yahoo! Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Yahoo! Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Yahoo! Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such shares of Yahoo! Common Stock.

    (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Yahoo! Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Yahoo! or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Yahoo! Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Yahoo! or any agent designated by it that such tax has been paid or is not payable.

    (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Yahoo!, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Yahoo! Common Stock or broadcast.com Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8 NO FURTHER OWNERSHIP RIGHTS IN BROADCAST.COM COMMON STOCK. All shares of Yahoo! Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of broadcast.com Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of broadcast.com Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Yahoo! Common Stock into which the shares of broadcast.com Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that Yahoo! may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Yahoo! Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum and with customary provisions as it may reasonably direct as indemnity against any claim that may be made against Yahoo!, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10  TAX AND ACCOUNTING CONSEQUENCES.

    (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

    (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

    1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of broadcast.com and Merger Sub, the officers and directors of broadcast.com and Merger Sub will take all such lawful and necessary action. Yahoo! shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Broadcast.com represents and warrants to Yahoo! and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by broadcast.com to Yahoo! dated as of the date hereof and certified by a duly authorized officer of broadcast.com (the "BROADCAST.COM DISCLOSURE LETTER"), as follows:

    2.1  ORGANIZATION OF BROADCAST.COM.

    (a) Broadcast.com and each of its subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to broadcast.com, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

    (b) Broadcast.com has delivered to Yahoo! a true and complete list of all of broadcast.com's subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and broadcast.com's equity interest therein. Except as set forth on such list, neither broadcast.com nor any of its subsidiaries owns any equity interest in any corporation, partnership or joint venture arrangement or other business entity that is material to broadcast.com.

    (c) Broadcast.com has delivered or made available to Yahoo! a true and correct copy of the Certificate of Incorporation and Bylaws of broadcast.com and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither broadcast.com nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

    2.2 BROADCAST.COM CAPITAL STRUCTURE. The authorized capital stock of broadcast.com consists of 60,000,000 shares of Common Stock, par value $0.01 per share, of which there were 36,851,149 shares issued and outstanding as of March 31, 1999 (none of which were held by broadcast.com in its treasury), and 5,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are issued or outstanding. All outstanding shares of broadcast.com Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of broadcast.com or any agreement or document to which broadcast.com is a party or by which it is bound. As of March 31, 1999, broadcast.com had reserved an aggregate of (i) 5,187,296 shares of broadcast.com Common Stock for issuance pursuant to broadcast.com's 1998 Stock Option Plan, (ii) 2,438,074 shares of broadcast.com Common Stock for issuance pursuant to broadcast.com's 1996 Stock Option Plan, and (iii) 277,500 shares of broadcast.com Common Stock for issuance pursuant to broadcast.com's 1996 Non-Employee Directors Stock Option Plan. As of March 31, 1999, there were options outstanding to purchase an aggregate of (u) 5,121,108 shares of broadcast.com Common Stock pursuant to broadcast.com's 1998 Stock Option Plan, (v) 1,834,600 shares of broadcast.com Common Stock pursuant to broadcast.com's 1996 Stock Option Plan, and (w) 57,300 shares of broadcast.com Common Stock pursuant to broadcast.com's 1996 Non-Employee Directors Stock Option Plan. Broadcast.com's 1998 Stock Option Plan, broadcast.com's 1996 Stock Option Plan and broadcast.com's 1996 Non-Employee Directors Stock Option Plan are collectively referred to in this Agreement as the "BROADCAST.COM STOCK OPTION PLANS." There are warrants outstanding to purchase 436,192 shares of broadcast.com Common Stock. As of March 31, 1999, broadcast.com had reserved an aggregate of 494,849 shares of broadcast.com Common Stock for issuance pursuant to broadcast.com's 1998 Employee Stock Purchase Plan (the "ESPP"). All shares of broadcast.com Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The broadcast.com Disclosure Letter lists for each person who held options or warrants to acquire shares of broadcast.com Common Stock as of March 31, 1999, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant had vested at such date, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any.

    2.3  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of broadcast.com equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities broadcast.com owns free and clear of all claims and encumbrances, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of broadcast.com, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which broadcast.com or any of its subsidiaries is a party or by which it is bound obligating broadcast.com or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of broadcast.com or any of its subsidiaries or obligating broadcast.com or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which broadcast.com is a party or by which it is bound with respect to any equity security of any class of broadcast.com or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of broadcast.com will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

    2.4  AUTHORITY.

    (a) Broadcast.com has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of broadcast.com, subject only to the approval and adoption of this Agreement and the approval of the Merger by broadcast.com's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of broadcast.com Common Stock is sufficient for broadcast.com's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by broadcast.com and, assuming the due execution and delivery by Yahoo! and Merger Sub, constitutes a valid and binding obligation of broadcast.com, enforceable against broadcast.com in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by broadcast.com does not, and the performance of this Agreement by broadcast.com will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of broadcast.com or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by broadcast.com's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to broadcast.com or any of its subsidiaries or by which broadcast.com or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair broadcast.com's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of broadcast.com or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation, in each case that is material to broadcast.com, to which broadcast.com or any of its subsidiaries is a party or by which broadcast.com or any of its subsidiaries or its or any of their respective assets are bound or affected. The broadcast.com Disclosure Letter lists all consents, waivers and approvals under any of broadcast.com's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a loss of benefits to broadcast.com, Yahoo! or the Surviving Corporation as a result of the Merger that would be reasonably likely to result in a Material Adverse Effect (as defined in Section 8.3(c)) with respect to broadcast.com, Yahoo! or the Surviving Corporation.

    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by broadcast.com in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to broadcast.com or Yahoo! or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

    2.5  SEC FILINGS; BROADCAST.COM FINANCIAL STATEMENTS.

    (a) Broadcast.com has filed all forms, reports and documents required to be filed by broadcast.com with the SEC since July 16, 1998, and has made available to Yahoo! such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that broadcast.com may file subsequent to the date hereof) are referred to herein as the "BROADCAST.COM SEC REPORTS." As of their respective dates, the broadcast.com SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such broadcast.com SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of broadcast.com's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the broadcast.com SEC Reports (the "BROADCAST.COM FINANCIALS"), including each broadcast.com SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of broadcast.com and its subsidiaries as at the respective dates thereof and the consolidated results of broadcast.com's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of broadcast.com contained in broadcast.com SEC Reports as of December 31, 1998 is hereinafter referred to as the "BROADCAST.COM BALANCE SHEET." Except as disclosed in the broadcast.com Financials, since the date of the broadcast.com Balance Sheet neither broadcast.com nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of broadcast.com and its subsidiaries taken as a whole, except for liabilities incurred since the date of the broadcast.com Balance Sheet in the ordinary course of business consistent with past practices and liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

    (c) Broadcast.com has heretofore furnished to Yahoo! a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by broadcast.com with the SEC pursuant to the Securities Act or the Exchange Act.

    2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the broadcast.com Balance Sheet there has not been: (i) any Material Adverse Effect with respect to broadcast.com and its subsidiaries, taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of broadcast.com's capital stock, or any purchase, redemption or other acquisition by broadcast.com of any of broadcast.com's capital stock or any other securities of broadcast.com or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) any split, combination or reclassification of any of broadcast.com's capital stock, (iv) any granting by broadcast.com or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers, directors or managers or employees who earn more than $100,000 per year, or any payment by broadcast.com or any of its subsidiaries of any bonus to any of their officers, directors or managers or employees who earn more than $100,000 per year, or any granting by broadcast.com or any of its subsidiaries of any increase in severance or termination pay or any entry by broadcast.com or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving broadcast.com of the nature contemplated hereby, (v) any material change or alteration in the policy of broadcast.com relating to the granting of stock options to its employees and consultants, (vi) entry by broadcast.com or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement or which either is not terminable by broadcast.com or its subsidiaries, as the case may be, without penalty upon no more than 45 days' prior notice or provides for payments by or to broadcast.com or its subsidiaries in an amount in excess of $50,000 over the term of the agreement, (vii) any material change by broadcast.com in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by broadcast.com of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business.

    2.7  TAXES.

    (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b)  TAX RETURNS AND AUDITS.

    (i) Broadcast.com and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by or on behalf of broadcast.com and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and broadcast.com and each of its subsidiaries have paid (where required by law or otherwise accrued) all Taxes shown to be due on such Returns.

    (ii) Broadcast.com and each of its subsidiaries have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

   (iii) There is no material Tax deficiency outstanding, proposed or assessed against broadcast.com or any of its subsidiaries, nor has broadcast.com or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.

    (iv) No audit or other examination of any Return of broadcast.com or any of its subsidiaries by any Tax authority is presently in progress, nor has broadcast.com or any of its subsidiaries been notified of any request for such an audit or other examination.

    (v) No adjustment of Tax relating to any Returns filed by broadcast.com or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to broadcast.com or any of its subsidiaries or any representative thereof.

    (vi) Neither broadcast.com nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the broadcast.com Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to broadcast.com, other than any liability for unpaid Taxes that may have accrued since the date of the broadcast.com Balance Sheet in connection with the operation of the business of broadcast.com and its subsidiaries in the ordinary course.

   (vii) There is no contract, agreement, plan or arrangement to which broadcast.com is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of broadcast.com or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  (viii) Neither broadcast.com nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by broadcast.com.

    (ix) Neither broadcast.com nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

    (x) Except as may be required as a result of the Merger, broadcast.com and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

    (xi) Broadcast.com has made available to Yahoo! or its legal or accounting representatives copies of all foreign, federal and state income tax and all state sales and use tax Returns for broadcast.com and each of its subsidiaries filed for all periods since its inception.

   (xii) There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "LIENS") on the assets of broadcast.com or any of its subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

    2.8  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

    (a) Broadcast.com owns no real property interests. The broadcast.com Disclosure Letter lists all real property leases to which broadcast.com is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against broadcast.com in an amount greater than $50,000.

    (b) Broadcast.com has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the broadcast.com Financials and except for Liens for Taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

    2.9 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

       "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing;
       (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

       "BROADCAST.COM INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, broadcast.com or one of its subsidiaries.

       "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

       "BROADCAST.COM REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, broadcast.com or one of its subsidiaries.

        (a) No broadcast.com Intellectual Property or product or service of broadcast.com is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation of any Governmental Entity restricting (other than such restrictions that are contained in the instrument by which broadcast.com acquired such broadcast.com Intellectual Property) in any manner the use, transfer, or licensing thereof by broadcast.com, or which may affect the validity, use or enforceability of such broadcast.com Intellectual Property, which in any such case would be reasonably likely to have a Material Adverse Effect on broadcast.com.

        (b) Each material item of broadcast.com Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on broadcast.com.

        (c) Broadcast.com or one of its subsidiaries owns and has good and exclusive title to, or has license sufficient for the conduct of its business as currently conducted to, each material item of broadcast.com Intellectual Property used in connection with the conduct of its business as currently conducted free and clear of any lien or encumbrance (excluding licenses and related restrictions); and broadcast.com or one of its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with and material to the operation or conduct of the business of broadcast.com and its subsidiaries, including the sale of any products or the provision of any services by broadcast.com and its subsidiaries.

        (d) Broadcast.com or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are broadcast.com products or which broadcast.com otherwise expressly purports to own.

        (e) To the extent that any material Intellectual Property has been developed or created by a third party for broadcast.com or any of its subsidiaries, broadcast.com or its subsidiaries, as the case may be, has a written agreement with such third party with respect thereto and broadcast.com or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license sufficient for the conduct of its business as currently conducted to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

        (f) The broadcast.com Disclosure Letter lists all material contracts, licenses and agreements to which broadcast.com is a party (i) with respect to broadcast.com Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to broadcast.com.

        (g) All material contracts, licenses and agreements relating to the broadcast.com Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements in accordance with its terms, the effect of which would have a Material Adverse Effect on broadcast.com. Broadcast.com is in material compliance with, and has not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of broadcast.com, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of broadcast.com's rights under such contracts, licenses and agreements to the same extent broadcast.com would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which broadcast.com would otherwise be required to pay.

        (h) The operation of the business of broadcast.com as such business currently is conducted, including broadcast.com's design, development, marketing and sale of the products or services of broadcast.com (including with respect to products currently under development) has not, does not and will not infringe or misappropriate in any material manner the Intellectual Property of any third party or, to the knowledge of broadcast.com, constitute unfair competition or trade practices under the laws of any jurisdiction.

        (i) Broadcast.com has not received written notice from any third party, and to the knowledge of broadcast.com, no other pending overt threat from any third party, that the operation of the business of broadcast.com or any act, product or service of broadcast.com, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (j) To the knowledge of broadcast.com, no person has or is infringing or misappropriating any broadcast.com Intellectual Property.

        (k) Broadcast.com and its subsidiaries have taken reasonable steps to protect broadcast.com's and its subsidiaries' rights in broadcast.com's and such subsidiaries' confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to broadcast.com or such subsidiaries, and, without limiting the foregoing, broadcast.com and its subsidiaries have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to Yahoo!, and except under confidentiality obligations, there has been not disclosure by broadcast.com or one of its subsidiaries of any such trade secrets or confidential information.

    2.10  COMPLIANCE WITH LAWS; PERMITS; RESTRICTIONS.

    (a) Neither broadcast.com nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to broadcast.com or any of its subsidiaries or by which broadcast.com or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which broadcast.com or any of its subsidiaries is a party or by which broadcast.com or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not be reasonably likely to result in a Material Adverse Effect on broadcast.com. No investigation or review by any Governmental Entity is pending or, to broadcast.com's knowledge, has been threatened in a writing delivered to broadcast.com against broadcast.com or any of its subsidiaries, nor, to broadcast.com's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of broadcast.com or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon broadcast.com or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of broadcast.com or any of its subsidiaries, any acquisition of material property by broadcast.com or any of its subsidiaries or the conduct of business by broadcast.com as currently conducted.

    (b) Broadcast.com and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of broadcast.com as currently conducted (collectively, the "BROADCAST.COM PERMITS"). Broadcast.com and its subsidiaries are in compliance in all material respects with the terms of the broadcast.com Permits.

    2.11 LITIGATION. There are no claims, suits, actions or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of broadcast.com, threatened against broadcast.com or any of its subsidiaries, before any Governmental Entity or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on broadcast.com or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to broadcast.com the legal right of broadcast.com to design, offer or sell any of its services in the present manner or style thereof.

    2.12  EMPLOYEE BENEFIT PLANS.

    (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

        (i) "AFFILIATE" shall mean any other person or entity under common control with broadcast.com within the meaning of Section 414(b), (c), (m) or
    (o) of the Code and the regulations issued thereunder;

        (ii) "BROADCAST.COM EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by broadcast.com or any Affiliate for the benefit of any Employee and pursuant to which broadcast.com or any Affiliate has any material liability;

       (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

        (iv) "DOL" shall mean the Department of Labor;

        (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of broadcast.com or any Affiliate;

        (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between broadcast.com or any Affiliate and any Employee or consultant;

       (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

      (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

        (ix) "IRS" shall mean the Internal Revenue Service;

        (x) "MULTIEMPLOYER PLAN" shall mean any "PENSION PLAN" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

        (xi) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

       (xii) "PENSION PLAN" shall mean each broadcast.com Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

    (b) SCHEDULE. The broadcast.com Disclosure Letter contains an accurate and complete list of each broadcast.com Employee Plan and each Employee Agreement. Broadcast.com does not have any intention or commitment to establish any new broadcast.com Employee Plan, to modify any broadcast.com Employee Plan or Employee Agreement (except to the extent required by law or to conform any such broadcast.com Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Yahoo! in writing, or as required by this Agreement), or to adopt any broadcast.com Employee Plan or Employee Agreement, nor does it have any commitment to do any of the foregoing. The broadcast.com Disclosure Letter also contains a list of all broadcast.com employees as of the date hereof, each such person's date of hire and each such person's annual compensation.

    (c) DOCUMENTS. Broadcast.com has provided or made available to Yahoo!: (i) correct and complete copies of all material documents embodying to each broadcast.com Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each broadcast.com Employee Plan;
(iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each broadcast.com Employee Plan or related trust; (iv) if the broadcast.com Employee Plan is funded, the most recent annual and periodic accounting of broadcast.com Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each broadcast.com Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to broadcast.com Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any broadcast.com Employee Plan; (vii) all material written agreements and contracts relating to each broadcast.com Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any broadcast.com Employee Plan and any proposed broadcast.com Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to broadcast.com; and (ix) all registration statements and prospectuses prepared in connection with each broadcast.com Employee Plan.

    (d) EMPLOYEE PLAN COMPLIANCE. (i) Broadcast.com has performed in all material respects all obligations required to be performed by it under, is not in default or violation of; and has no knowledge of any material default or violation by any other party to each broadcast.com Employee Plan, and each broadcast.com Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each broadcast.com Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any broadcast.com Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of broadcast.com, threatened or reasonably anticipated (other than routine claims for benefits) against any broadcast.com Employee Plan or against the assets of any broadcast.com Employee Plan; (v) each broadcast.com Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Yahoo!, broadcast.com or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of broadcast.com, threatened by the IRS or DOL with respect to any broadcast.com Employee Plan; and (vii) neither broadcast.com nor any Affiliate is subject to any penalty or tax with respect to any broadcast.com Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

    (e) PENSION PLANS. Broadcast.com does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

    (f) MULTIEMPLOYER PLANS. At no time has broadcast.com contributed to or been requested to contribute to any Multiemployer Plan.

    (g) NO POST-EMPLOYMENT OBLIGATIONS. No broadcast.com Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and broadcast.com has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

    (h) COBRA; FMLA. Neither broadcast.com nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

    (i)  EFFECT OF TRANSACTION.

    (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any broadcast.com Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

    (ii) No payment or benefit which will or may be made by broadcast.com or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

    (j) EMPLOYMENT MATTERS. Broadcast.com: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable in any material respect for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to broadcast.com's knowledge, threatened or reasonably anticipated claims or actions against broadcast.com under any worker's compensation policy or long-term disability policy which would be reasonably likely to have a Material Adverse Effect on broadcast.com. To broadcast.com's knowledge, no Employee of broadcast.com has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by broadcast.com and disclosing to broadcast.com or using trade secrets or proprietary information of any other person or entity.

    (k) LABOR. No work stoppage or labor strike against broadcast.com is pending, or to broadcast.com's knowledge, threatened or reasonably anticipated. Broadcast.com does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of broadcast.com, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to broadcast.com. Neither broadcast.com nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Broadcast.com is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by broadcast.com.

    (l) INTERNATIONAL EMPLOYEE PLAN. No Employee Plan has been adopted or maintained by broadcast.com, whether informally or formally, for the benefit of Employees outside the United States.

    2.13  ENVIRONMENTAL MATTERS.

    (a) HAZARDOUS MATERIAL. Except as would not result in material liability to broadcast.com, no underground storage tanks and no amount of any substance that has been designated by any

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Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of broadcast.com or any of its subsidiaries or any affiliate of broadcast.com, or, to broadcast.com's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that broadcast.com or any of its subsidiaries has at any time owned, operated, occupied or leased.

    (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not result in a material liability to broadcast.com (in any individual case or in the aggregate)
(i) neither broadcast.com nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law, and (ii) neither broadcast.com nor any of its subsidiaries has disposed of; transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

    (c) PERMITS. Broadcast.com and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "BROADCAST.COM ENVIRONMENTAL PERMITS") material to and necessary for the conduct of broadcast.com's and its subsidiaries' Hazardous Material Activities and other businesses of broadcast.com and its subsidiaries as such activities and businesses are currently being conducted.

    2.14 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as otherwise set forth in the broadcast.com Disclosure Letter, neither broadcast.com nor any of its subsidiaries is a party to or is bound by:

        (a) any employment agreement, contract or commitment with any employee or member of broadcast.com's Board of Directors, other than those that are terminable by broadcast.com or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit broadcast.com's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

        (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c) any agreement of indemnification outside the ordinary course of broadcast.com's business or any guaranty;

        (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of broadcast.com or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

        (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by broadcast.com or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which broadcast.com has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than broadcast.com's subsidiaries;

        (f) any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement to which broadcast.com or one of its subsidiaries is a party which may not be canceled by broadcast.com or its subsidiaries, as the case may be, without penalty in excess of $50,000 upon notice of 45 days or less or which provides for payments by or to broadcast.com or its subsidiaries in an amount in excess of $50,000 over the term of the agreement;

        (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology; or

        (h) any other agreement, contract or commitment currently in effect that is material to broadcast.com's business as presently conducted.

    Neither broadcast.com nor any of its subsidiaries, nor to broadcast.com's knowledge any other party to a broadcast.com Contract (as defined below), is in breach, violation or default under, and neither broadcast.com nor any of its subsidiaries has received written notice (or to its knowledge, any other form of notice) that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which broadcast.com or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the broadcast.com Disclosure Letter pursuant to clauses (a) through (h) above or pursuant to Section 2.9 hereof (any such agreement, contract or commitment, a "BROADCAST.COM CONTRACT") in such a manner as would permit any other party to cancel or terminate any such broadcast.com Contract or seek damages or other remedies the effect of which would have a Material Adverse Effect on broadcast.com.

    2.15 POOLING OF INTERESTS. To the knowledge of broadcast.com, based on consultation with its independent accountants, neither broadcast.com nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Yahoo!'s ability to account for the Merger as a pooling of interests.

    2.16 CHANGE OF CONTROL PAYMENTS. The broadcast.com Disclosure Letter sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of broadcast.com as a result of or in connection with the Merger.

    2.17 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by broadcast.com for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by broadcast.com for inclusion in the proxy statement/prospectus to be sent to the stockholders of broadcast.com in connection with the meeting of broadcast.com's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "BROADCAST.COM STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/PROSPECTUS") shall not, on the date the Proxy Statement/Prospectus is first mailed to broadcast.com's stockholders or at the time of the broadcast.com Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the broadcast.com Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to broadcast.com or any of its affiliates, officers or directors should be discovered by broadcast.com which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, broadcast.com shall promptly inform Yahoo!. Notwithstanding the foregoing, broadcast.com makes no representation or warranty with respect to any information supplied by Yahoo! or Merger Sub which is contained in any of the foregoing documents.

    2.18 BOARD APPROVAL. The Board of Directors of broadcast.com has, as of the date of this Agreement, determined (i) that the Merger is advisable and fair to, and in the best interests of broadcast.com and its stockholders and (ii) to recommend that the stockholders of broadcast.com approve and adopt this Agreement and approve the Merger.

    2.19 BROKERS' AND FINDERS' FEES. Except for fees payable to Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), broadcast.com has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of the Morgan Stanley engagement letter with broadcast.com has been previously provided to Yahoo!.

    2.20 FAIRNESS OPINION. Broadcast.com's Board of Directors has received an opinion from Morgan Stanley as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to broadcast.com's stockholders (other than Yahoo! and its affiliates).

    2.21 AFFILIATES. Set forth on the broadcast.com Disclosure Letter is a list of those persons who may be deemed to be, in broadcast.com's reasonable judgment, affiliates of broadcast.com within the meaning of Rule 145 promulgated under the Securities Act (each a "BROADCAST.COM AFFILIATE").

    2.22 SECTION 203 NOT APPLICABLE. The Board of Directors of broadcast.com has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF YAHOO! AND MERGER SUB

    Yahoo! and Merger Sub represent and warrant to broadcast.com, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by Yahoo! to broadcast.com dated as of the date hereof and certified by a duly authorized officer of Yahoo! (the "YAHOO! DISCLOSURE LETTER"), as follows:

    3.1  ORGANIZATION OF YAHOO! AND MERGER SUB.

    (a) Each of Yahoo! and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Yahoo!, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

    (b) Yahoo! has delivered or made available to broadcast.com a true and correct copy of the Certificate of Incorporation and Bylaws of Yahoo!, each as amended to date, and each such instrument is in full force and effect. Neither Yahoo! nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

    3.2 YAHOO! AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of Yahoo! consists of 225,000,000 shares of Yahoo! Common Stock, of which there were 202,926,761 shares issued and outstanding as of March 31, 1999, and 10,000,000 shares of Preferred Stock, none of which are issued and outstanding. All outstanding shares of Yahoo! Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Yahoo! or any agreement or document to which Yahoo! is a party or by

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which it is bound. As of March 31, 1999, there were options outstanding to purchase an aggregate of 50,823,743 shares of Yahoo! Common Stock under Yahoo!'s stock option plans. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Yahoo!. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

    3.3  AUTHORITY.

    (a) Each of Yahoo! and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Yahoo! and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Yahoo! and Merger Sub and, assuming the due authorization, execution and delivery by broadcast.com, constitutes the valid and binding obligation of Yahoo! and Merger Sub, enforceable against Yahoo! and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Yahoo! and Merger Sub does not, and the performance of this Agreement by each of Yahoo! and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Yahoo! or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Yahoo! or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Yahoo!'s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of a material lien or encumbrance on any of the material properties or assets of Yahoo! or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to Yahoo!, to which Yahoo! or Merger Sub is a party or by which Yahoo! or Merger Sub or any of their respective properties are bound or affected.

    (b) No consent, approval, order or authorization of; or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Yahoo! or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act,
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Yahoo! or broadcast.com or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

    3.4  SEC FILINGS; YAHOO! FINANCIAL STATEMENTS.

    (a) Yahoo! has filed all forms, reports and documents required to be filed by Yahoo! with the SEC since January 1, 1997, and has made available to broadcast.com such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Yahoo! may file subsequent to the date hereof) are referred to herein as the "YAHOO! SEC REPORTS." As of their respective dates, the Yahoo! SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Yahoo! SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Yahoo!'s subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Yahoo! SEC Reports (the "YAHOO! FINANCIALS"), including any Yahoo! SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Yahoo! and its subsidiaries as at the respective dates thereof and the consolidated results of Yahoo!'s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Yahoo! contained in Yahoo! SEC Reports as of December 31, 1998 is hereinafter referred to as the "YAHOO! BALANCE SHEET."

    (c) Yahoo! has heretofore furnished to broadcast.com a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Yahoo! with the SEC pursuant to the Securities Act or the Exchange Act.

    3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Yahoo! Balance Sheet there has not been any Material Adverse Effect with respect to Yahoo! and its subsidiaries, taken as a whole.

    3.6 PROXY STATEMENT/PROSPECTUS. The information supplied by Yahoo! for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Yahoo! for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to broadcast.com's stockholders or at the time of the broadcast.com Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the broadcast.com Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Yahoo! or any of its affiliates, officers or directors should be discovered by Yahoo! which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Yahoo! shall promptly inform broadcast.com. Notwithstanding the foregoing, Yahoo! makes no representation or warranty with respect to any information supplied by broadcast.com which is contained in any of the foregoing documents.

    3.7 LITIGATION. There are no claims, suits, actions or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of Yahoo!, threatened against, relating to or affecting Yahoo! or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

    3.8 POOLING OF INTERESTS. To the knowledge of Yahoo!, based on consultation with its independent accountants, neither Yahoo! nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Yahoo!'s ability to account for the Merger as a pooling of interests.

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    3.9  AFFILIATES.  Set forth on the Yahoo! Disclosure Letter is a list of those persons who may be deemed to be, in Yahoo!'s reasonable judgment, affiliates of Yahoo! within the meaning of Rule 145 promulgated under the Securities Act (each a "YAHOO! AFFILIATE").

    3.10 VALID ISSUANCE. The Yahoo! Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS BY BROADCAST.COM. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, broadcast.com and each of its subsidiaries shall, except to the extent that Yahoo! shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

    In addition, except as permitted by the terms of this Agreement, without the prior written consent of Yahoo!, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, broadcast.com shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Yahoo!, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the broadcast.com Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of broadcast.com or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of broadcast.com

    Common Stock pursuant to the exercise of stock options or warrants therefor, and (ii) shares of broadcast.com Common Stock issuable to participants in the ESPP consistent with the terms thereof;

        (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of broadcast.com or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of broadcast.com;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of broadcast.com, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

        (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice;

        (l) Modify, amend or terminate any material contract or agreement to which broadcast.com or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

        (m) Enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which may not be canceled without penalty by broadcast.com or its subsidiaries upon notice of 45 days or less or which provide for payments by or to broadcast.com or its subsidiaries in an amount in excess of $50,000 over the term of the Agreement;

        (n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (o) Take any action, or omit to take any action, that would be reasonably likely to interfere with Yahoo!'s ability to account for the Merger as a pooling of interests, whether or not otherwise permitted by the provisions of this Article IV;

        (p) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

        (q) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

        (r) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (q) above.

    4.2 CONDUCT OF BUSINESS BY YAHOO!. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, without the prior written consent of broadcast.com, Yahoo! shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Cause, permit or propose any amendments to its Articles of Incorporation or Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries) in a manner that would have an adverse impact on broadcast.com's stockholders; PROVIDED that the foregoing shall not restrict the ability of Yahoo! to reincorporate in another jurisdiction prior to the termination of this Agreement or the Effective Time;

        (b) Take any action that would be reasonably likely to interfere with Yahoo!'s ability to account for the Merger as a pooling of interests, whether or not otherwise permitted by this Article IV; or

        (c) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS. As promptly as practicable after the execution of this Agreement, broadcast.com and Yahoo! will prepare, and file with the SEC, the Proxy Statement/Prospectus and Yahoo! will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of broadcast.com and Yahoo! will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and broadcast.com will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of broadcast.com and Yahoo! will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of broadcast.com and Yahoo! will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of broadcast.com and Yahoo! will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/ Prospectus, the Registration Statement or any Other Filing, broadcast.com or Yahoo!, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of broadcast.com, such amendment or supplement.

    5.2  MEETING OF BROADCAST.COM STOCKHOLDERS.

    (a) Promptly after the date hereof, broadcast.com will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the broadcast.com Stockholders' Meeting to be held as promptly as practicable after the declaration of effectiveness of the

Registration Statement, for the purpose of voting upon this Agreement and the Merger. Broadcast.com will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASD or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, broadcast.com may adjourn or postpone broadcast.com Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to broadcast.com's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which broadcast.com Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of broadcast.com Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the broadcast.com's Stockholders' Meeting. Broadcast.com shall ensure that the broadcast.com Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by broadcast.com in connection with the broadcast.com Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the NASD and all other applicable legal requirements. Broadcast.com's obligation to call, give notice of, convene and hold the broadcast.com Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to broadcast.com of any Acquisition Proposal (as defined in Section 5.4(a)), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of broadcast.com with respect to the Merger.

    (b) Subject to Section 5.2(c): (i) the Board of Directors of broadcast.com shall recommend that broadcast.com's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the broadcast.com Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of broadcast.com has recommended that broadcast.com's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the broadcast.com Stockholders' Meeting; and (iii) neither the Board of Directors of broadcast.com nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Yahoo!, the recommendation of the Board of Directors of broadcast.com that broadcast.com's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

    (c) Nothing in this Agreement shall prevent the Board of Directors of broadcast.com from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below), or an offer reasonably believed by the Board of Directors of broadcast.com to be a Superior Offer, is made to broadcast.com and is not withdrawn, (ii) neither broadcast.com nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4, and (iii) the Board of Directors of broadcast.com or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of broadcast.com or any committee thereof to comply with its obligations to broadcast.com's stockholders under applicable law. Nothing contained in this Section 5.2(c) shall limit broadcast.com's obligation to hold and convene the broadcast.com Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of broadcast.com shall have been withdrawn, amended or modified). For purposes of this Agreement ("SUPERIOR OFFER") shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving broadcast.com pursuant to which the stockholders of broadcast.com immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by broadcast.com of assets representing in excess of 50% of the fair market value of broadcast.com's business immediately prior to such sale, or
(iii) the
acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by broadcast.com), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of broadcast.com, on terms that the Board of Directors of broadcast.com determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable, or is reasonably likely to be more favorable, to broadcast.com stockholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of broadcast.com's Board of Directors to be obtained by such third party on a timely basis.

    5.3  CONFIDENTIALITY; ACCESS TO INFORMATION.

    (a) The parties acknowledge that broadcast.com and Yahoo! have previously executed a Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

    (b) Broadcast.com will afford Yahoo! and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of broadcast.com during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of broadcast.com, as Yahoo! may reasonably request. Yahoo! will afford broadcast.com and its representatives reasonable access to information concerning Yahoo!'s business that broadcast.com may reasonably request in order to permit, and solely for the purpose of permitting, broadcast.com to confirm the accuracy of the representations and warranties made by Yahoo! in Article III. No information or knowledge obtained by Yahoo! or broadcast.com in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4  NO SOLICITATION.

    (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, broadcast.com and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions,
(iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that prior to the approval of this Agreement by the required broadcast.com stockholder vote, this Section 5.4(a) shall not prohibit broadcast.com from furnishing nonpublic information regarding broadcast.com and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither broadcast.com nor any representative of broadcast.com and its subsidiaries shall have violated any of the restrictions set forth in this
Section 5.4, (2) the Board of Directors of broadcast.com concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of broadcast.com to comply with its fiduciary obligations to broadcast.com's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, broadcast.com gives Yahoo! written notice of the identity of such person or group and of broadcast.com's intention to furnish nonpublic information to, or enter into discussions with, such person or group and broadcast.com receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of broadcast.com, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, broadcast.com furnishes such nonpublic information to Yahoo! (to the extent such nonpublic information has not been previously furnished by broadcast.com to Yahoo!); PROVIDED, FURTHER, that nothing herein shall prevent the Board of Directors of broadcast.com from taking, and disclosing to broadcast.com's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Broadcast.com and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of broadcast.com or any of its subsidiaries or any investment banker, attorney or other advisor or representative of broadcast.com or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by broadcast.com. In addition to the foregoing, broadcast.com shall provide Yahoo! with at least two (2) business days or forty-eight (48) hours prior written notice of a meeting of broadcast.com's Board of Directors at which broadcast.com's Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of the documentation relating to such Superior Offer that exists at such time.

    For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any bona fide offer or proposal (other than an offer or proposal by Yahoo!) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from broadcast.com by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 30% interest in the total outstanding voting securities of broadcast.com or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 30% or more of the total outstanding voting securities of broadcast.com or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving broadcast.com pursuant to which the stockholders of broadcast.com immediately preceding such transaction hold less than 70% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of broadcast.com; or (C) any liquidation or dissolution of broadcast.com.

    (b) In addition to the obligations of broadcast.com set forth in paragraph
(a) of this Section 5.4, broadcast.com as promptly as practicable shall advise Yahoo! orally and in writing of any request for non-public information which broadcast.com reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which broadcast.com reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Broadcast.com will keep Yahoo! informed in all material respects of any material amendments or proposed amendments to any such Acquisition Proposal.

    5.5 PUBLIC DISCLOSURE. Yahoo! and broadcast.com will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

    5.6  REASONABLE EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, broadcast.com and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Yahoo! or any of its affiliates to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Yahoo!, any of its affiliates or broadcast.com or the holding separate of the shares of broadcast.com Common Stock or imposing or seeking to impose any limitation on the ability of Yahoo! or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of broadcast.com Common Stock.

    (b) Broadcast.com shall give prompt notice to Yahoo! of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of broadcast.com to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    (c) Yahoo! shall give prompt notice to broadcast.com of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Yahoo! or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Yahoo! and broadcast.com will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

    5.8  STOCK OPTIONS AND ESPP.

    (a) At the Effective Time, each outstanding option to purchase shares of broadcast.com Common Stock (each a "BROADCAST.COM STOCK OPTION") under the broadcast.com Stock Option Plans, whether or not exercisable, will be assumed by Yahoo!. Each broadcast.com Stock Option so assumed by Yahoo! under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable broadcast.com Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each broadcast.com Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Yahoo! Common Stock equal to the product of the number of shares of broadcast.com Common Stock that were issuable upon exercise of such broadcast.com Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Yahoo! Common Stock and (ii) the per share exercise price for the shares of Yahoo! Common Stock issuable upon exercise of such assumed broadcast.com Stock Option will be equal to the quotient determined by dividing the exercise price per share of broadcast.com Common Stock at which such broadcast.com Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

    (b) It is intended that broadcast.com Stock Options assumed by Yahoo! shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent broadcast.com Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

    (c) Broadcast.com shall take all actions necessary pursuant to the terms of the ESPP in order to accelerate the exercise date of the offering period under such plan which includes the Effective Time (the "CURRENT OFFERING PERIOD") such that a new exercise date for such offering period shall occur prior to the Effective Time and shares shall be purchased by ESPP participants prior to the Effective Time. The Current Offering Period shall expire immediately following such new exercise date, and the ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new exercise date, broadcast.com shall take no action, pursuant to the terms of the ESPP, to commence any new offering period.

    (d) Broadcast.com shall take all necessary action to cause any 401(k) plan sponsored or maintained by broadcast.com to be terminated one day prior to the Closing Date.

    (e) Prior to the Effective Time, broadcast.com agrees to make such modifications to broadcast.com's 1996 Non-Employee Directors Stock Option Plan (relating to exercise of options following termination of service with broadcast.com) as shall be reasonably requested by Yahoo! in order to permit the business combination contemplated by the Merger to be accounted for as a pooling of interests.

    (f) The Board of Directors of Yahoo! shall, to the extent permitted by applicable law, take or cause to be taken all actions necessary to obtain approval in the form required by Rule 16b-3 of the Exchange Act so that, with respect to persons who will or may become officers or directors of Yahoo!, the transactions relating to the Merger that may be considered acquisitions under such Rule for such persons will be exempt from Section 16 of the Exchange Act.

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
    5.9 FORM S-8. Yahoo! agrees to file a registration statement on Form S-8 for the shares of Yahoo! Common Stock issuable with respect to assumed broadcast.com Stock Options as soon as is reasonably practicable after the Effective Time, and in any event within 30 days after the Effective Time, and intends to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

    5.10  INDEMNIFICATION.

    (a) From and after the Effective Time, Yahoo! will cause the Surviving Corporation to fulfill and honor in all respects the obligations of broadcast.com pursuant to any indemnification agreements between broadcast.com and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under broadcast.com's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of broadcast.com as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of broadcast.com, unless such modification is required by law.

    (b) For a period of three years after the Effective Time, Yahoo! will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by broadcast.com's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of broadcast.com; PROVIDED, HOWEVER, that in no event will Yahoo! or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by broadcast.com for such coverage (or such coverage as is available for such 150% of such annual premium).

    (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit broadcast.com, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Yahoo!, and shall be enforceable by the indemnified parties.

    5.11 NASDAQ LISTING. Yahoo! agrees to authorize for listing on the Nasdaq Stock Market the shares of Yahoo! Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance

    5.12 AFFILIATE AGREEMENTS. In addition to those broadcast.com Affiliate Agreements executed and delivered to Yahoo! concurrently with the execution of this Agreement, broadcast.com will use its commercially reasonable efforts to deliver or cause to be delivered to Yahoo!, as promptly as practicable on or following the date hereof, from each additional broadcast.com Affiliate an executed broadcast.com Affiliate Agreement, each of which will be in full force and effect as of the Effective Time. Yahoo! will use its commercially reasonable efforts to deliver or cause to be delivered, as promptly as practicable following the date hereof, from each Yahoo! Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT D (the "YAHOO! AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. Yahoo! will be entitled to place appropriate legends on the certificates evidencing any Yahoo! Common Stock to be received by a broadcast.com Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Yahoo! Common Stock, consistent with the terms of the broadcast.com Affiliate Agreement.

    5.13  COMPANY STOCK OPTION.

    (a) GRANT OF BROADCAST.COM STOCK OPTION. Subject to the terms of Section 7.3(d), broadcast.com hereby grants to Yahoo! an irrevocable option (the "BROADCAST.COM STOCK OPTION") to purchase for $130.02 per share (the "EXERCISE PRICE") in cash up to 7,333,300 shares of broadcast.com Common Stock.

    (b) TERM OF BROADCAST.COM STOCK OPTION. Yahoo! may exercise the broadcast.com Stock Option, in whole or in part, at any time or from time to time on the date (the "EXERCISE COMMENCEMENT DATE") and from the time contemporaneously with the time at which a Triggering Event (as such term is defined in Section 7.1) shall have occurred or on which this Agreement shall be terminated in the circumstances contemplated by Section 7.1(d), until the day (the "OPTION TERMINATION DATE") which is the earlier of (i) the Effective Time or (ii) 270 days after the termination of this Agreement.

    (c) CONDITIONS TO PURCHASE. Yahoo! may purchase shares of broadcast.com Common Stock pursuant to the broadcast.com Stock Option only if all of the following conditions are satisfied: (i) Yahoo! is not at the time of purchase in material breach of its obligations under this Agreement, (ii) no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the shares of broadcast.com Common Stock issued by any federal or state court of competent jurisdiction in the United States is in effect at such time, and (iii) any applicable waiting period under the HSR Act shall have expired or been terminated at or prior to such time.

    (d) EXERCISE OF STOCK OPTION. If Yahoo! wishes to exercise the broadcast.com Stock Option, it shall do so by giving broadcast.com notice to such effect, specifying the number of Shares to be purchased and a place and date not earlier than one business day nor later than ten business days from the date such notice is given for the closing of the purchase. If any such closing cannot be consummated on the date specified by Yahoo! in its notice of election to exercise the broadcast.com Stock Option because any condition to the purchase of shares of broadcast.com Common Stock has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the date for such closing shall be on such date within five days following the satisfaction of all such conditions and the cessation of all such restrictions as Yahoo! may specify. Yahoo! represents and warrants to broadcast.com that any shares of broadcast.com Common Stock acquired upon exercise of the broadcast.com Stock Option will be acquired for Yahoo!'s own account, and will not be, and the broadcast.com Stock Option is not being, acquired by Yahoo! with a view to the distribution thereof in violation of any applicable provision of the Securities Act. Yahoo! has such knowledge and experience in business and financial matters as to be capable of utilizing the information which is available to Yahoo! to evaluate the merits and risks of an investment by Yahoo! in the broadcast.com Common Stock and Yahoo! is able to bear the economic risks of any investment in the broadcast.com Common Stock which Yahoo! may acquire upon exercise of the broadcast.com Stock Option.

    (e) PAYMENT AND DELIVERY OF SHARES. At any closing in connection with the broadcast.com Stock Option, (i) Yahoo! shall make payment to broadcast.com of the aggregate purchase price for the shares of broadcast.com Common Stock to be purchased by delivery to broadcast.com of a certified, cashier's or bank check payable to the order of broadcast.com or, if mutually agreed, by wire transfer of funds to an account designated by broadcast.com, and (ii) broadcast.com shall deliver to Yahoo! a certificate or certificates representing the shares so purchased, registered in the name of Yahoo! or its designee. Certificates for broadcast.com Common Stock delivered at any closing may be endorsed with a restrictive legend that shall read substantially as follows: "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and broadcast.com, a copy of which agreement is on file at the principal office of broadcast.com, and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of the aforementioned agreement will be mailed to the holder without charge promptly after receipt by broadcast.com of a written request therefor." In addition, the certificates shall bear any other legend as may be required by applicable law.

    (f) CERTAIN ADJUSTMENTS. In the event of any change in broadcast.com's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of broadcast.com which would have the effect of diluting or changing Yahoo!'s rights hereunder, the number and kind of shares of broadcast.com Common Stock subject to the broadcast.com Stock Option and the purchase price per Share (but not the total purchase price) shall be appropriately and equitably adjusted so that Yahoo! shall receive upon exercise of the broadcast.com Stock Option the number and class of shares of broadcast.com Common Stock or other securities or property that Yahoo! would have received in respect of the shares purchasable upon exercise of the broadcast.com Stock Option if the broadcast.com Stock Option had been exercised immediately prior to such event.

    (g) SURRENDER RIGHT. At any time or from time to time after the Exercise Commencement Date and prior to the Option Termination Date, Yahoo! may, at its election, upon two business days' notice to broadcast.com, surrender all or a part of the broadcast.com Stock Option to broadcast.com, in which event broadcast.com shall pay to Yahoo!, on the day of each such surrender and in consideration thereof, against tender by Yahoo! of an instrument evidencing such surrender, an amount in cash per share of broadcast.com Common Stock the rights to which are surrendered equal to (i) the closing sale price of the broadcast.com's Common Stock on the Nasdaq Stock Market on the date of surrender (or the closing price as reported by any other applicable securities exchange if not listed on the Nasdaq Stock Market), or if not actively traded, the fair market value as determined by investment bankers chosen by Yahoo! over (ii) the Exercise Price. Upon exercise of its right to surrender the broadcast.com
Stock Option or any portion thereof and the receipt by Yahoo! of cash pursuant to this Section 5.13(g), any and all rights of Yahoo! to purchase shares of broadcast.com Common Stock with respect to the portion of the broadcast.com Stock Option surrendered pursuant to this Section shall be terminated.

    (h)  LISTING AND RESERVATION OF SHARES; NOTIFICATION OF RECORD DATES.

    (i) Promptly after the date hereof, and from time to time thereafter if necessary, broadcast.com will apply to list all of the shares of broadcast.com Common Stock subject to the broadcast.com Stock Option on the Nasdaq Stock Market and will use its best efforts to obtain approval of such listing as soon as practicable.

    (ii) Broadcast.com has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver shares of broadcast.com Common Stock upon the exercise of the broadcast.com Stock Option terminates, will have reserved for issuance, upon any exercise of the broadcast.com Stock Option, the number of shares of broadcast.com Common Stock subject to the broadcast.com Stock Option (less the number of shares previously issued upon any partial exercise of the broadcast.com Stock Option or as to which the broadcast.com Stock Option may no longer be exercised).

   (iii) Broadcast.com shall give Yahoo! at least ten days' prior written notice before setting the record date for determining the holders of record of shares of broadcast.com Common Stock entitled to notice of, or to vote on, any matter, to receive any dividend or distribution or to participate in any rights offering or other matter, or to receive any other benefit or right, with respect to shares of broadcast.com Common Stock.

    (i)  REGISTRATION OF THE SHARES.

    (i) If Yahoo! requests broadcast.com in writing to register under the Securities Act any of the shares of broadcast.com Common Stock owned by Yahoo!, broadcast.com will use its best efforts to cause the offering of the shares so specified in such request to be registered as soon as practicable so

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
as to permit the sale or other distribution by Yahoo! of the shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Yahoo!'s request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the shares of broadcast.com Common Stock by Yahoo! in the manner specified by Yahoo! in its request. Broadcast.com shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence. Upon written notice to Yahoo!, broadcast.com may postpone effecting a registration pursuant to this
Section 5.13 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed) if (1) an investment banking firm of recognized national standing shall advise broadcast.com and Yahoo! in writing that effecting the registration would materially and adversely affect an offering of securities of broadcast.com the preparation of which had then been commenced, or
(2) broadcast.com is in possession of material non-public information the disclosure of which during the period specified in such notice broadcast.com believes, in its reasonable judgment, would not be in the best interests of broadcast.com. The obligations of broadcast.com under this Section 5.13(i)(i) shall terminate at such time as Yahoo! may sell all shares of broadcast.com Common Stock without restriction under Rule 144 (k).

    (ii) Broadcast.com shall notify Yahoo! in writing not less than ten days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8) with respect to any shares of broadcast.com Common Stock of broadcast.com's intention so to file. If Yahoo! wishes to have any portion of its shares of broadcast.com Common Stock included in such registration statement, it shall advise broadcast.com in writing to that effect within two business days following receipt of such notice, and broadcast.com will thereupon include the number of shares of broadcast.com Common Stock indicated by Yahoo! under such Registration Statement. If such registration involves an underwritten public offering and the managing underwriter shall advise broadcast.com and Yahoo! that in its view the number of shares of broadcast.com Common Stock requested to be included in such registration (including any securities which broadcast.com proposes to be included) exceeds the largest number of shares which can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the "MAXIMUM OFFERING SIZE"), broadcast.com will include in such registration, up to the Maximum Offering Size, first, all securities proposed to be registered by broadcast.com, and second, shares of broadcast.com Common Stock requested to be registered by Yahoo!.

   (iii) Broadcast.com shall pay all fees and expenses in connection with any registration pursuant to this Section 5.13 other than underwriting discounts and commissions to brokers or dealers and shall indemnify Yahoo!, its officers, directors, agents, other controlling persons and any underwriters retained by Yahoo! in connection with such sale of such shares of broadcast.com Common Stock in the customary way, and agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Yahoo!, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Yahoo! or its underwriters to broadcast.com. Yahoo! and its underwriters, respectively, shall indemnify broadcast.com to the same extent with respect to information furnished in writing to broadcast.com by Yahoo! and such underwriters.

    5.14 LETTER OF BROADCAST.COM'S ACCOUNTANTS. Broadcast.com shall use all reasonable efforts to cause to be delivered to Yahoo! a letter of PricewaterhouseCoopers LLP, dated no more than two (2) business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Yahoo!), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) BROADCAST.COM STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of broadcast.com.

        (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

        (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (d) TAX OPINIONS. Yahoo! and broadcast.com shall each have received written opinions from their respective tax counsel (Venture Law Group, A Professional Corporation, and Gibson, Dunn & Crutcher LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either Yahoo! or broadcast.com does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) NASDAQ LISTING. The shares of Yahoo! Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market.

        (f) OPINION OF ACCOUNTANTS. Yahoo! shall have received letters from PricewaterhouseCoopers LLP, dated within two (2) business days prior to the Effective Time, regarding that firm's concurrence with Yahoo!'s management's and broadcast.com's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement; provided, however, that this condition shall be deemed waived by broadcast.com in the event that any action taken by, or omitted to be taken by, broadcast.com or any of its stockholders, employees or affiliates shall have been the proximate cause of the inability of Yahoo! to account for the Merger as a pooling of interests.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BROADCAST.COM. The obligation of broadcast.com to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by broadcast.com:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Yahoo! and Merger Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Yahoo! and Merger Sub, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Yahoo! and Merger Sub as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties for purposes of clause (ii), (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Yahoo! Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Broadcast.com shall have received a certificate with respect to the foregoing signed on behalf of Yahoo! by an authorized officer of Yahoo!.

        (b) AGREEMENTS AND COVENANTS. Yahoo! and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and broadcast.com shall have received a certificate to such effect signed on behalf of Yahoo! by an authorized officer of Yahoo!.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF YAHOO! AND MERGER SUB. The obligations of Yahoo! and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Yahoo!:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of broadcast.com contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on broadcast.com, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on broadcast.com as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the broadcast.com Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Yahoo! shall have received a certificate with respect to the foregoing signed on behalf of broadcast.com by an authorized officer of broadcast.com.

        (b) AGREEMENTS AND COVENANTS. Broadcast.com shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Yahoo! shall have received a certificate to such effect signed on behalf of broadcast.com by the Chief Executive Officer and the Chief Financial Officer of broadcast.com.

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
        (c) AFFILIATE AGREEMENTS. Each of the broadcast.com Affiliates shall have entered into the broadcast.com Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

        (d) NONCOMPETITION AGREEMENTS. Each of the Noncompetition Agreements entered into concurrently with the execution of this Agreement shall remain in full force and effect.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of broadcast.com or Yahoo!:

        (a) by mutual written consent duly authorized by the Boards of Directors of Yahoo! and broadcast.com;

        (b) by either broadcast.com or Yahoo! if the Merger shall not have been consummated by October 31, 1999, for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach by such party of this Agreement;

        (c) by either broadcast.com or Yahoo! if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d) by either broadcast.com or Yahoo! if the required approval of the stockholders of broadcast.com contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of broadcast.com stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to broadcast.com where the failure to obtain broadcast.com stockholder approval shall have been caused by the action or failure to act of broadcast.com and such action or failure to act constitutes a breach by broadcast.com of this Agreement);

        (e) by Yahoo! if a Triggering Event (as defined below) shall have occurred.

        (f) by broadcast.com, upon a breach of any representation, warranty, covenant or agreement on the part of Yahoo! set forth in this Agreement, or if any representation or warranty of Yahoo! shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in Yahoo!'s representations and warranties or breach by Yahoo! is curable by Yahoo! through the exercise of its commercially reasonable efforts, then broadcast.com may not terminate this Agreement under this Section 7.1(f) for twenty (20) days after delivery of written notice from broadcast.com to Yahoo! of such breach, provided Yahoo! continues to exercise commercially reasonable efforts to cure such breach (it being understood that broadcast.com may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Yahoo! is cured during such 20-day period and PROVIDED that such cure shall be completed on or prior to October 31, 1999); or

        (g) by Yahoo!, upon a breach of any representation, warranty, covenant or agreement on the part of broadcast.com set forth in this Agreement, or if any representation or warranty of broadcast.com shall have become untrue, in either case such that the conditions set forth in

    Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in broadcast.com's representations and warranties or breach by broadcast.com is curable by broadcast.com through the exercise of its commercially reasonable efforts, then Yahoo! may not terminate this Agreement under this Section 7.1(g) for twenty (20) days after delivery of written notice from Yahoo! to broadcast.com of such breach, provided broadcast.com continues to exercise commercially reasonable efforts to cure such breach (it being understood that Yahoo! may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement or if such breach by broadcast.com is cured during such 20-day period and PROVIDED that such cure shall be completed on or prior to October 31, 1999).

        For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of broadcast.com or any committee thereof having authority to bind the Board shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Yahoo! its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) broadcast.com shall have failed to include in the Proxy Statement/ Prospectus the recommendation of the Board of Directors of broadcast.com in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of broadcast.com fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 15 business days after Yahoo! requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of broadcast.com or any committee thereof having authority to bind the Board shall have approved or publicly recommended any Acquisition Proposal; (v) broadcast.com shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of broadcast.com in excess of 50% of its outstanding voting securities shall have been commenced by a person unaffiliated with Yahoo! and broadcast.com shall have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act a statement disclosing that broadcast.com recommends acceptance of such tender or exchange offer; or (vii) broadcast.com shall have intentionally breached its obligations under Section 5.4.

    7.2 NOTICE OF TERMINATION EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability hereunder on the part of broadcast.com, Yahoo!, Merger Sub or their respective officers or directors, except (i) as set forth in this Section 7.2,
Section 7.3 and Article VIII (Miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3  FEES AND EXPENSES.

    (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Yahoo! and broadcast.com shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) BROADCAST.COM PAYMENTS. In the event that this Agreement is terminated by Yahoo! pursuant to Section 7.1(e), broadcast.com shall promptly, but in no event later than one day after the date of such termination, pay Yahoo! a fee equal to $135,000,000 in immediately available funds (the "TERMINATION FEE"). In addition, in the event that this Agreement is terminated by Yahoo! or broadcast.com, as the case may be, pursuant to Section 7.1(d) and prior to the vote of broadcast.com stockholders at the broadcast.com Stockholders' Meeting an Acquisition Proposal shall have been publicly announced, broadcast.com shall promptly, but in no event later than one day after the date of such termination, pay Yahoo! a amount equal to Yahoo!'s documented expenses incurred in connection with the transactions contemplated by this Agreement, and furthermore, in the event that within 270 days following such termination broadcast.com shall enter into a definitive agreement with respect to an Acquisition Transaction (defined for this purpose to substitute "50%" for the references to "30%" and "70%" in the definition set forth in Section 5.4(a)) or shall consummate an Acquisition Transaction (defined for this purpose to substitute "50%" for the references to "30%" and "70%" in the definition set forth in Section 5.4(a)) with a third party, broadcast.com shall contemporaneously with such execution or consummation, as the case may be, pay Yahoo! a fee equal to the Termination Fee. broadcast.com acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Yahoo! would not enter into this Agreement; accordingly, if broadcast.com fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Yahoo! commences a suit which results in a judgment against broadcast.com for the amounts set forth in this Section 7.3(b), broadcast.com shall pay to Yahoo! its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

    (c) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of a willful or intentional breach of this Agreement.

    (d) Notwithstanding any provision of this Agreement to the contrary, the "Total Proceeds" (as hereinafter defined) that Yahoo! shall be permitted to realize in respect of the Termination Fee and the broadcast.com Stock Option shall not exceed $165,000,000. In the event Yahoo!'s Total Proceeds would exceed such amount, Yahoo! shall, at its sole election, (a) reduce the number of shares of broadcast.com Common Stock subject to the broadcast.com Stock Option, (b) deliver shares of broadcast.com Common Stock received upon an exercise of the broadcast.com Stock Option to broadcast.com for cancellation, (c) pay an amount of cash to broadcast.com, or (d) do any combination of the foregoing so that Yahoo!'s actual realized Total Proceeds shall not exceed $165,000,000. "TOTAL PROCEEDS" shall mean the aggregate (before taxes) of (i) any amount received pursuant to broadcast.com's repurchase of that broadcast.com Stock Option (or any portion thereof), (ii) any amount received pursuant to broadcast.com's repurchase of the shares of broadcast.com Common Stock (less the purchase price for such shares), (iii) any net cash received pursuant to the sale of shares of broadcast.com Common Stock received by Yahoo! in any exercise of the broadcast.com Stock Option to any third party (less the purchase price of such shares), (iv) any amounts received on transfer of the broadcast.com Stock Option or any portion thereof to a third party, (v) any equivalent amounts received with respect to the broadcast.com Stock Option adjusted pursuant to Section 5.13(f), and (vi) the Termination Fee actually paid.

    7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Yahoo!, Merger Sub and broadcast.com.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of broadcast.com, Yahoo! and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Yahoo! or Merger Sub, to:

            Yahoo! Inc.
           3420 Central Expressway
           Santa Clara, CA 95051
           Attention: Chief Executive Officer
           Telephone No.: (408) 731-3300
           Telecopy No.: (408) 731-3510

            with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

            Venture Law Group
           A Professional Corporation
           2800 Sand Hill Road
           Menlo Park, California 94025
           Attention: Steven J. Tonsfeldt
           Telephone No.: (650) 854-4488
           Telecopy No.: (650) 233-8386

        (b) if to broadcast.com, to:

            broadcast.com inc.
           2914 Taylor Street
           Dallas, TX 75226
           Attention: Chief Executive Officer
           Telephone No.: (214) 748-6660
           Telecopy No.: (214) 748-2470

            with a copy to:

            Gibson, Dunn & Crutcher LLP
           200 Park Avenue
           New York, New York 10166
           Attention: Sean P. Griffiths
           Telephone No.: (212) 351-4000
           Telecopy No.: (212) 351-4035

    8.3  INTERPRETATION; CERTAIN DEFINED TERMS.

    (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATIONS." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

    (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

    (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with a party hereto means any change, event, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such party and its subsidiaries taken as a whole, except (i) any continued or increased operating losses (provided that obligations of broadcast.com set forth in Section 4.1 are complied with) or (ii) to the extent that any such change, event or effect is attributable to or results from (w) the direct effect of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of broadcast.com, (x) changes in general economic conditions or changes affecting the industry generally in which such party operates, (y) changes in trading prices for such party's capital stock, or (z) stockholder class action litigation arising from allegations of a breach of fiduciary duty of the broadcast.com Board of Directors relating to this Agreement; PROVIDED, HOWEVER, that with respect to clause (ii)(w) of this sentence, broadcast.com shall bear the burden of proof in any proceeding with regard to establishing that any change, event, circumstance or effect is attributable to or results from the direct effect of the public announcement or pendency of the transactions contemplated hereby.

    (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, broadcast.com (including any limited liability broadcast.com or joint stock broadcast.com), firm or other enterprise, association, organization, entity or Governmental Entity.

    (e) For purposes of this Agreement, "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability broadcast.com, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the broadcast.com Disclosure Letter and the Yahoo! Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

    8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.11 WAIVER OF JURY TRIAL. EACH OF YAHOO!, BROADCAST.COM AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF YAHOO!, BROADCAST.COM OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          YAHOO! INC.
                                          By: /s/ TIMOTHY K. KOOGLE
                                             -----------------------------------
                                          Name: Timothy K. Koogle
                                               ---------------------------------
                                          Title: Chairman and Chief Executive
                                          Officer
                                               ---------------------------------

                                          ALAMO ACQUISITION CORP.
                                          By: /s/ TIMOTHY K. KOOGLE
                                             -----------------------------------
                                          Name: Timothy K. Koogle
                                               ---------------------------------
                                          Title: President
                                               ---------------------------------

                                          BROADCAST.COM INC.
                                          By: /s/ TODD WAGNER
                                             -----------------------------------
                                          Name: Todd Wagner
                                               ---------------------------------
                                          Title: Chief Executive Officer
                                               ---------------------------------

                     **** AGREEMENT AND PLAN OF MERGER ****

MORGAN STANLEY DEAN WITTER                                            APPENDIX B

                                                    2725 SAND HILL ROAD
                                                    BUILDING C - SUITE 200
                                                    MENLO PARK, CALIFORNIA 94025
                                                    (650) 234-5500

                                                    March 31, 1999

Board of Directors
broadcast.com inc.
2914 Taylor Street
Dallas, TX 75226

Members of the Board:

We understand that broadcast.com inc. ("broadcast.com"), Yahoo! Inc. ("Yahoo!") and Alamo Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of Yahoo!, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of March 31, 1999 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Merger Sub with and into broadcast.com. Pursuant to the Merger, broadcast.com will become a wholly-owned subsidiary of Yahoo! and each outstanding share of common stock, par value $0.01 per share (the "broadcast.com Common Stock") of broadcast.com, other than shares held in treasury or held by Yahoo! or any subsidiary of broadcast.com or Yahoo!, will be converted into the right to receive 0.7722 shares (the "Exchange Ratio") of common stock, par value $0.00017 per share (the "Yahoo! Common Stock") of Yahoo!. We further understand that Yahoo! has entered into an Agreement and Plan of Merger, dated as of January 27, 1999 (the "GeoCities Agreement"), with GeoCities, pursuant to which among other things, GeoCities will become a wholly-owned subsidiary of Yahoo!. We note that pursuant to the Merger Agreement the consummation of the Merger is not contingent upon Yahoo!'s consummation of its merger with Geocities. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of broadcast.com Common Stock.

For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of broadcast.com, Yahoo! and GeoCities, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning broadcast.com, Yahoo! and Geocities prepared by the managements of broadcast.com and Yahoo!, respectively;

   (iii) discussed the past and current operations and financial condition and the prospects of broadcast.com, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of broadcast.com;

    (iv) discussed the past and current operations and financial condition and the prospects of Yahoo! and GeoCities, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Yahoo!;

    (v) reviewed the pro forma impact of the Merger on the revenues and the earnings per share of Yahoo! and the revenues and the earnings of Yahoo! pro forma for the merger with GeoCities;

Board of Directors

March 31, 1999                                        MORGAN STANLEY DEAN WITTER

Page 2

    (vi) reviewed the reported prices and trading activity for the broadcast.com Common Stock and the Yahoo! Common Stock;

   (vii) compared the financial performance of broadcast.com and Yahoo! and the prices and trading activity of the broadcast.com Common Stock and the Yahoo! Common Stock with that of certain other comparable publicly-traded companies and their securities;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (ix) reviewed and discussed with the senior managements of broadcast.com and Yahoo! their strategic rationales for the Merger;

    (x) participated in discussions and negotiations among representatives of broadcast.com and Yahoo! and their financial and legal advisors;

    (xi) reviewed the Geocities Agreement;

   (xii) reviewed the draft Merger Agreement and certain related agreements; and

  (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data, including forecasts, and discussions relating to the strategic, financial and operational benefits, including synergies, anticipated from the Merger provided by broadcast.com and Yahoo!, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of broadcast.com, Yahoo! and GeoCities. We have relied upon the assessment by the managements of broadcast.com and Yahoo! of their ability to retain key employees of broadcast.com, Yahoo! and GeoCities. We have also relied upon, without independent verification, the assessment by the managements of broadcast.com and Yahoo! of the strategic and other benefits expected to result from the Merger. We have also relied upon, without independent verification, the assessment by the managements of broadcast.com and Yahoo! of broadcast.com's, Yahoo!'s and GeoCities' technologies and products, the timing and risks associated with the integration of broadcast.com, GeoCities and Yahoo and the validity of, and risks associated with, broadcast.com's, Yahoo!'s and GeoCities' existing and future products and technologies. We have not made any independent valuation or appraisal of the assets or liabilities or technology of broadcast.com, Yahoo! or GeoCities, nor have we been furnished with any such appraisals. In addition, we have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

As you know, Morgan Stanley was authorized by broadcast.com to solicit the interest of one additional party with respect to the acquisition of broadcast.com or any of its assets. We did not negotiate with any party, other than Yahoo!

Board of Directors

March 31, 1999                                        MORGAN STANLEY DEAN WITTER

Page 3

We have acted as financial advisor to the Board of Directors of broadcast.com in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services for broadcast.com and have received fees for the rendering of these services. In the ordinary course of our business we may actively trade the securities of broadcast.com, Yahoo! and GeoCities for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of broadcast.com and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by broadcast.com with the Securities and Exchange Commission in respect of the Merger. In addition, this opinion does not in any manner address the prices at which the Yahoo! Common Stock will actually trade at any time and we express no recommendation or opinion as to how the holders of broadcast.com Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of broadcast.com Common Stock.

                                Very truly yours.

                                MORGAN STANLEY & CO. INCORPORATED

                                By:             /s/ CHARLES R. CORY
                                     -----------------------------------------
                                                  Charles R. Cory
                                                 MANAGING DIRECTOR

                                      B-3